QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on May 10, 2007

Registration No. 333—

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORBITZ WORLDWIDE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	4700	20-5337455
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 W. Madison Street
Suite 1000
Chicago, Illinois 60661
(312) 894-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Karen A. Klein
Group Vice President-Legal
Orbitz Worldwide, Inc.
500 W. Madison Street
Suite 1000
Chicago, Illinois 60661
(312) 894-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Gregory A. Fernicola Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 (212) 735-3000 (212) 735-2000 (facsimile)	Eric J. Bock Executive Vice President and General Counsel Travelport Limited 400 Interpace Parkway, Bldg A Parsippany, New Jersey 07054 (973) 939-1000 (973) 939-1199 (facsimile)	Vincent J. Pisano Kirkland & Ellis LLP 153 East 53rd Street New York, NY 10022 (212) 446-4980 (212) 446-4900 (facsimile)

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common stock $0.01 par value per share	$750,000,000	$23,025

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

PROSPECTUS (Subject to completion)
Issued May 10, 2007

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                        Shares

Orbitz Worldwide, Inc. is offering            shares of its common stock. This is our initial public offering and no public market currently exists for our common stock. We anticipate that the initial public offering price per share will be between $            and $            per share.

We intend to list our common stock on a stock exchange.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 12.

Price $            Per Share

	Price to Public		Underwriting Discounts and Commissions		Proceeds to Company
Per Share		$		$		$
Total	$		$		$

We have granted the underwriters a 30-day option to purchase up to an aggregate of        additional shares of common stock on the same terms set forth above. See the section of this prospectus entitled "Underwriting."

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about                        , 2007.

Morgan Stanley	Goldman, Sachs & Co.	Lehman Brothers	JPMorgan

Credit Suisse	UBS Investment Bank

Thomas Weisel Partners LLC
Pacific Crest Securities
Piper Jaffray
Stifel Nicolaus

                        , 2007

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

        Through and including                        , 2007 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

        Orbitz, Orbitz Matrix, Flex Search, OrbitzTLC, OrbitzTLC Mobile Access, the Orbitz design, the stylized "O" design and other trademarks or service marks of Orbitz Worldwide appearing in this prospectus are the property of Orbitz Worldwide. This prospectus also contains additional trade names, trademarks and service marks belonging to us and to other companies. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

i

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" beginning on page 12, and the combined consolidated financial statements and related notes thereto included elsewhere in this prospectus, before making an investment decision.

        As used in this prospectus, unless otherwise stated or the context otherwise requires, references to we, us, our, the company, the successor and Orbitz Worldwide and similar references refer collectively to Orbitz Worldwide, Inc. and its subsidiaries, and references to "Orbitz" refer to Orbitz, Inc. an entity in the combined reporting group. Unless otherwise stated or the context otherwise requires, references to "Travelport" refer to Travelport Limited, the parent company of the Travelport group of companies, and its subsidiaries. In August 2006, Cendant's travel distribution businesses (including Orbitz Worldwide) were acquired by affiliates of The Blackstone Group and Technology Crossover Ventures, or TCV, which, together with One Equity Partners, we collectively refer to as Travelport's controlling holders, and were renamed Travelport, which we refer to as the Blackstone Acquisition. References in this prospectus to Cendant refer to Cendant Corporation prior to the Blackstone Acquisition. Cendant is now named Avis Budget Group, Inc. and we sometimes refer to it in this prospectus as "Avis Budget" following the Blackstone Acquisition.

ORBITZ WORLDWIDE, INC.

Overview

        We are a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. We own and operate a strong portfolio of consumer brands, that includes: Orbitz, CheapTickets, ebookers, HotelClub, RatesToGo and the Away Network and corporate travel brands, Orbitz for Business and Travelport for Business. We provide customers with access to a comprehensive set of travel products, including air, hotels, vacation packages, car rentals, cruises, travel insurance and destination services from over 80,000 suppliers worldwide.

        We provide compelling value propositions for both our customers and suppliers. For our customers, we offer access to comprehensive travel inventory from a broad base of suppliers. We employ customer-friendly features and innovative technologies, such as our proactive OrbitzTLC care offering and the industry's first Matrix display, to provide differentiated user experiences. In addition, we provide relevant travel-related content, such as user-generated travel reviews and Frommers' content, for our customers to research, plan and book travel. For our suppliers, we represent a cost-effective distribution channel that reaches millions of potential customers. Each of our brands has been positioned to target a defined customer segment, and collectively, our U.S. brands have a base of nearly 48 million registered users and more than 25 million unique visitors each month.

        We are a leader in air travel, the largest online travel segment. This offers us a significant opportunity to drive growth in non-air categories, specifically hotels and vacation packages that are customized by travelers, which we refer to as dynamic vacation packages. These categories offer significant growth potential and attractive revenue per transaction and are areas in which we are currently under-penetrated relative to our major online competitors. There are also substantial growth opportunities in fast growing regions outside of the U.S. for our strong international brands: ebookers, HotelClub and RatesToGo. Finally, we believe that we have a significant opportunity to improve our profitability by continuing to realize operating efficiencies from the global integration of our operations (similar to the success we achieved with the integration of Orbitz and CheapTickets in 2005), by sharing best practices across our global operations and by launching our common, scaleable global technology platform. We believe the organic growth opportunities inherent to us and to the overall marketplace, coupled with expected tangible operating improvements, position us well for strong profit growth.

        The strength of our brands, quality of our products and efficacy of our marketing programs have enabled us to become one of the largest online travel companies in the world, based on gross bookings. In 2006, we generated approximately $10 billion in gross bookings globally, including $8.7 billion in the U.S. We were also the fastest growing major online travel company in the U.S. in 2006 with domestic gross bookings growth of 38%. We generated $752 million of net revenue and $117 million of adjusted EBITDA in 2006. For a discussion of adjusted EDITDA, see the section below entitled "Summary Historical Combined Consolidated Financial and Other Data."

Our History

        Orbitz Worldwide, the online travel division of Travelport, was formed through the combination of Orbitz and the online travel assets of Cendant's travel distribution services division. Orbitz was originally formed by a group of leading U.S. airlines in 1999 to participate in the rapidly growing online travel industry. The airline investors in Orbitz consisted of American Airlines, Continental Airlines, Delta Air Lines, Northwest Airlines and United Air Lines. The Orbitz website was launched in 2001. In November 2004, Orbitz was acquired by Cendant and assumed responsibility for Cendant's domestic online travel business, which included CheapTickets, a leading online travel brand focused on the value-conscious traveler, and later Flairview Travel, which operates the international online hotel websites, HotelClub.com and RatesToGo.com. In February 2005, Cendant acquired ebookers, a leading international online travel brand with an online presence in 13 countries in Europe. Orbitz Worldwide now operates as one of three business units within Travelport. We employ over 1,600 employees in over 20 countries.

Industry Background

        The worldwide travel industry is a large and dynamic market. We believe that aggregate gross bookings in the global airline, hotel, vacation package, car rental and cruise industry were approximately $900 billion in 2005. Approximately 75% of global travel gross bookings are currently made in the U.S., Europe and the Asia Pacific region. According to the World Travel and Tourism Council, for the five year period between 2005 and 2010, total travel and tourism dollars spent in the Asia Pacific region, the U.S. and Europe are expected to grow annually 10%, 6% and 6%, respectively.

        Online travel is the largest e-commerce category and the fastest growing segment of the travel industry.    The emergence of the Internet as the most efficient way to book travel has revolutionized the way millions of people research and purchase travel and has led to the growth of online travel companies. In 2006, the online travel industry in the North American, European and Asia Pacific regions grew by 30% to approximately $196 billion in gross bookings and represented the single largest e-commerce category. With less than 30% of travel bookings in these regions made online today, the online travel industry is well positioned for significant, long-term growth. We believe the online travel industry is under-penetrated and will continue to grow significantly faster than the overall travel industry. According to PhoCusWright, an independent travel, tourism and hospitality research firm, the percentage of travel booked online in these regions is expected to reach 40% by 2008. This increase in penetration is expected to drive growth in online travel bookings, resulting in a 24% compound annual growth rate, or CAGR, from 2006 to 2008.

        The U.S. is the largest online travel marketplace and continues to experience strong growth.    The U.S. online travel marketplace totaled $116 billion in gross bookings in 2006, and is expected to grow at a CAGR of approximately 19% from 2006 to 2008. Growth in the U.S. will continue to be driven by an increase in the percentage of bookings made online, which is expected to grow from 47% in 2006 to 59% in 2008. According to PhoCusWright, online bookings of leisure air travel are expected to grow at a 17% CAGR from 2006 to 2008. In the U.S., the fastest-growing and most profitable online travel categories include vacation packages and hotels. PhoCusWright projects vacation packages (including dynamic packaging) and hotel bookings will both grow at a CAGR of 20% from 2006 through 2008.

        Growth in online travel is expected to be even stronger outside of the U.S.    In 2006, according to PhoCusWright, Europe and the Asia Pacific region experienced online travel growth of 41% and 34% to reach $57 billion and $23 billion in gross bookings, respectively. Growth in these regions will continue to be driven by the percentage of bookings made online, which is expected to grow from 17% in 2006 to 29% in 2008. This projected increase in online penetration is expected to result in overall gross bookings growth in excess of 30% for these two regions from 2006 through 2008.

Company Strengths

        We believe our success in becoming one of the world's leading online travel companies has been driven by the following competitive strengths:

        Strong global brands with industry-leading positions.    Our portfolio of widely-recognized online travel brands serves a broad range of travelers worldwide, including leisure and business travelers. Each brand has been positioned to target a defined customer segment, and collectively, our U.S. brands have a base of nearly 48 million registered users and more than 25 million unique visitors each month. Our brands are also among the leaders in their respective geographic regions. Our U.S. business, comprised of Orbitz, CheapTickets, Orbitz for Business and Travelport for Business, is the second largest online travel company and in 2006 was the fastest growing major online travel company in the U.S. based on gross bookings. Internationally, ebookers, HotelClub and RatesToGo hold strong positions in the fast-growing European and Asia Pacific regions.

        Technology leadership.    We have a strong track record in pioneering online travel technologies and innovations to provide superior customer experiences. Our easy-to-use, intuitive websites incorporate technology-enabled, user-friendly tools, such as the Orbitz Matrix display, that simplify and improve a customer's ability to book the right trip at the right price or create a dynamic package efficiently. We employ scalable search technologies that have allowed us to introduce consumer-friendly and innovative products. For example, our Flex Search technology allows customers to incorporate travel flexibility such as alternate travel dates, times and airports into their searches to find lower fares. We have also developed our OrbitzTLC proactive customer care platform, which sends permission-based alerts to a customer's email address or cell phone to notify him or her of situations that could affect travel plans or cause delays.

        Marketing and e-commerce expertise.    We believe our online and offline marketing techniques increase brand awareness, drive qualified traffic to our websites and improve the rate at which visitors become customers, while managing customer acquisition costs to deliver profitable growth. We believe we have a core competency in e-marketing. We design our online marketing strategies to be cost-effective by using efficient performance-based programs, such as paid search advertising, cost-per-click placements and affiliate marketing. We use broadcast advertising, such as television, radio and print, to highlight brand differentiation and emphasize to consumers our compelling product features. We believe our marketing efforts have been effective and contribute to an increase in our gross bookings.

        Breadth and diversity of our offering.    We provide our customers with access to a vast array of travel inventory and travel-related content to deliver a complete travel experience. We strive to continually grow and diversify our travel offering. Our U.S. websites provide access to products and services from hundreds of airlines, over 80,000 hotels, most major car rental brands and 70 cruise lines around the world. Our full service offering includes access to vacation packages, destination services and travel insurance. We also have valuable travel information integrated into our websites, such as user-generated travel reviews and Frommer's content, to help customers make travel decisions. To differentiate and personalize the experience, we designed and implemented a comprehensive customer care program that provides travel alerts and mobile access to flight status and hotel availability information 24 hours a day, 7 days a week.

        Strong growth potential.    We believe we are well positioned to capture significant growth by focusing on opportunities in our under-penetrated travel categories and geographies.

          Hotels and Dynamic Packaging:  Hotel and dynamic package bookings generate higher revenue per transaction than air bookings and are expected to outgrow other travel categories. Due to our historical focus on air travel, we are under-penetrated in these non-air categories relative to our peers. We believe we are well positioned to grow our hotel and dynamic packaging businesses given our leadership in air travel, strong brand recognition, opportunity to cross-sell non-air products, strength in hotel and dynamic packaging technologies, significant customer base, and broad travel supplier relationships.

          International:  We believe we are well positioned to grow our international brands and capture a share of the 32% annual growth that Europe and the Asia Pacific region are projected to deliver through 2008. Among the primary contributors to our growth will be our existing presence in these regions through our strong brands including ebookers, HotelClub and RatesToGo; our new global technology platform; and our ability to share best practices between our U.S. and international operations.

        Continued improvements in operating efficiencies.    In all aspects of our global business, we focus on cost efficiencies and continuously seek to improve the Orbitz low cost operating model. The integration of Orbitz and CheapTickets has streamlined our U.S. operations, saving tens of millions of dollars annually. We have also reduced support and fulfillment costs by automating certain tasks and moving various functions to low cost regions. We are in the process of completing our new global technology platform and expect to begin migrating the ebookers websites onto this platform in mid-2007. This platform is expected to drive significant cost savings as it will allow us to reduce development costs, streamline back office operations and efficiently deploy innovative features across our global brands.

        Highly experienced management team.    Our senior leadership team has an average tenure of over four years with us or our predecessor companies, including Steve Barnhart, President, Chief Executive Officer and Chief Financial Officer, and Mike Nelson, Chief Operating Officer. Other members of our management team include: Bahman Koohestani, Chief Information Officer, who was one of the early executives at Netscape Communications, and Randy Wagner, Chief Marketing Officer, who joined Orbitz Worldwide from McDonald's, where she was a senior member of the marketing team. Our Chairman, Jeff Clarke, who is President and Chief Executive Officer of Travelport, has 21 years of experience in the technology industry, including senior management positions with Hewlett-Packard, Compaq Computer Corporation and, most recently, CA, Inc. (formerly Computer Associates Inc.).

Company Strategy

        Our objective is to grow profitably while continuing to build our leadership position in the global online travel industry. The key elements of our strategy include:

        Capture global growth opportunities in non-air travel.    Our leadership in air travel provides us with a significant opportunity for continued growth in non-air travel categories, which can generate up to ten times higher revenue per transaction than air-only transactions. We have increased our penetration of the fast-growing hotel and dynamic packaging categories and expect to continue to increase our non-air revenue mix through a number of initiatives. For example, we encourage consumers to book non-air travel products during and after the air booking process through targeted marketing. By expanding our telesales team and enhancing our travel technologies, we are improving our ability to service and book complex itineraries and to provide a more flexible offering. Lastly, by improving and expanding our relationships with hotels and destination services providers, we are increasingly improving our ability to offer the best available inventory.

        Grow our business internationally.    Through our international brands, ebookers, HotelClub and RatesToGo, we believe we are well positioned for international growth. In 2006, our international businesses contributed 19% of our net revenue. Our geographic mix combined with strong international growth in the online travel industry represents a sizeable growth opportunity for us. As part of this growth plan, we are prioritizing ebookers as the first of our brands to migrate onto our new global technology platform. We expect the new platform will provide better user experiences, lead to continued strong growth in these regions and result in cost savings to us.

        Differentiate our brands through continued customer-centered innovation.    We believe our customer care innovations have created significant value for, and loyalty among, our customers while strengthening and differentiating our brands. We are actively branding these customer care innovations as OrbitzTLC. We will continue to innovate and launch leading customer-focused initiatives, such as OrbitzTLC Mobile Access and additional tools in 2007. We plan to differentiate CheapTickets by improving functionality to enhance the overall experience for value-conscious travelers.

        Invest in targeted content and community.    We are selectively investing in tools, products and partnerships to attract new customers by engaging them early in their travel decision-making processes and to retain existing customers by providing them with a forum to share their travel experiences. We are also expanding our offering to improve user experiences, increase retention of customers and encourage travelers to spend more time on our websites. Our enhanced offering includes useful content such as user-generated reviews, destination travel guides through the Away Network and targeted microsites, such as Gay, Family and Eco-Tourism. These initiatives, coupled with our large base of visitors with attractive demographics, provide additional advertising revenue potential for our business.

        Cultivate new strategic distribution channels and pursue targeted acquisitions.    We are seeking to gain access to new, fast-growing strategic distribution channels. We plan to continue to establish new white label booking relationships similar to our existing white label relationships under which we power websites, such as United Escapes for United Air Lines and the vacation package offerings of Yahoo! Inc. and Intercontinental Hotel Group. We are targeting partnerships with third parties to open new channels through which to generate bookings. We also plan to continue to build and invest in our corporate travel offering to capture the strong online growth in corporate travel bookings. Lastly, we may pursue targeted acquisitions that complement our product offering, provide access to new distribution channels, drive higher customer retention, strengthen our presence in Europe and the Asia Pacific region, or enhance our financial prospects.

Concurrent Debt Financing

        Concurrently with the consummation of this offering, we expect to enter into a $             million senior credit facility, of which we expect $           million to be drawn to remit to Travelport and $           million to be available for future borrowings by us.

Risk Factors

        Our business is subject to numerous risks, as more fully described in the section entitled "Risk Factors." We urge you to carefully consider all the information presented in the "Risk Factors" section of this prospectus beginning on page 12.

Additional Information

        Our principal executive offices are located at 500 W. Madison Street, Suite 1000, Chicago, IL 60661. The telephone number of our principal executive offices is (312) 894-5000, and we maintain a website at www.orbitz.com. Information contained on our website does not constitute a part of this prospectus.

THE OFFERING

Common stock	shares
Underwriters' option	shares
Common stock to be outstanding immediately after this offering	shares
Use of proceeds
We expect to receive net proceeds from this offering, after deducting offering expenses and underwriting discounts and commissions, of approximately $ million. We intend to remit the net proceeds from this offering to Travelport. We will not retain any proceeds from this offering.

Concurrently with the consummation of this offering, we expect to enter into a $ million senior credit facility of which we expect $ million to be drawn to remit to Travelport and $ million to be available for future borrowings by us.
For further information, see the section of this prospectus entitled "Use of Proceeds."
Risk factors	Please read the section entitled "Risk Factors" beginning on page 12 for a discussion of some of the factors you should carefully consider before deciding to invest in our common stock.

        We intend to list our common stock on a stock exchange to be determined.

        Unless we specifically state otherwise, the share information in this prospectus is as of            , 2007 and does not give effect to:

  •
  the underwriters' option to purchase additional shares of common stock; and

  •
  shares of our common stock issuable under our equity incentive plans.

SUMMARY HISTORICAL COMBINED CONSOLIDATED FINANCIAL AND OTHER DATA

        The combined consolidated statement of operations data for each of the years ended December 31, 2004, December 31, 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006 and the balance sheet data as of December 31, 2006 have been derived from our audited financial statements included elsewhere in this prospectus. The following tables contain summary unaudited pro forma as adjusted financial data. The summary unaudited pro forma as adjusted financial data have been derived by the application of pro forma and other adjustments to our historical financial statements to give effect to the Blackstone Acquisition, this offering, the concurrent debt financing and the use of the proceeds therefrom, in each case, as if each event had occurred as of January 1, 2006, in the case of the statements of operations and as of December 31, 2006, in the case of balance sheet.

        On August, 23, 2006, affiliates of The Blackstone Group and TCV created for the Blackstone Acquisition completed the acquisition of the Travelport businesses of Cendant, including the businesses which comprise the combined reporting group of Orbitz Worldwide. The balance sheet and statement of operations data as of December 31, 2006 and for the period August 23, 2006 through December 31, 2006 have been carved out of Travelport and include the financial condition, results of operations and cash flows for the combined reporting group of Orbitz Worldwide on a successor basis, which we refer to as the successor, reflecting the impact of the preliminary purchase price allocation. The balance sheet and statement of operations data for periods prior to August 23, 2006 have been carved out of Cendant and include the financial condition, results of operations and cash flows for the combined reporting group of Orbitz Worldwide on a predecessor basis, which we refer to as the predecessor. The predecessor basis reflects the carrying value of the combined reporting group of Orbitz Worldwide at Cendant's historical basis. Financial information for the successor and predecessor has been separated by a vertical line on the face of the statement of operations data to identify the different bases of accounting. Our combined consolidated financial statements include the financial condition, results of operations and cash flows of CheapTickets since October 2001, Flairview Travel since April 2004, Orbitz since November 2004 and ebookers since February 2005.

        Our historical combined consolidated financial statements do not reflect what our financial position, results of operations and cash flows would have been had we operated as a separate, standalone company without the shared resources of Cendant in the predecessor periods and Travelport in the successor period. Additionally, our historical financial position and results of operations are not necessarily indicative of our financial position or results of operations as of any future date or for any future period.

        You should read the following summary historical combined consolidated financial and other data in conjunction with the sections of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Consolidated Condensed Financial Information," "Selected Historical Combined Consolidated Financial and Other Data" and our historical combined consolidated financial statements and related notes included elsewhere in this prospectus.

	Predecessor			Successor	Combined(1)
	Year Ended December 31,		January 1, 2006 through August 22, 2006	August 23, 2006 through December 31, 2006		Pro Forma As Adjusted Year Ended December 31, 2006(2)
					Year Ended December 31, 2006
	2004	2005
	(in millions, except per share data)
Statements of Operations Data:
Net revenue	$244	$686	$510	$242	$752	$
Costs and expenses
Cost of revenue	43	101	75	38	113
Selling, general and administrative	217	517	379	201	580
Depreciation and amortization	32	78	37	18	55
Impairment of goodwill and intangible assets	10	400	122	—	122

Total operating expenses	302	1,096	613	257	870

Operating loss	(58)	(410)	(103)	(15)	(118)
Interest expense	2	22	18	9	27
Other income, net	—	2	1	—	1

Loss before income taxes	(60)	(430)	(120)	(24)	(144)
Provision (benefit) for income taxes	3	(42)	1	1	2

Net loss	$(63)	$(388)	$(121)	$(25)	$(146)	$

Earnings per share:
Net income per share:
Basic						$

Diluted						$

Weighted average shares outstanding:
Basic
Diluted
	As of December 31, 2006
	Actual	Pro Forma As Adjusted(4)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$28	$
Working capital (deficit)(5)	(283)
Total assets	2,061
Total long-term liabilities(3)	407
Total invested equity	1,267

(See footnotes on following page)

	Predecessor			Successor	Combined
	Year Ended December 31,
			January 1, 2006 through August 22, 2006	August 23, 2006 through December 31, 2006	Year Ended December 31, 2006
	2004	2005
	(in millions)
Other Data:
Gross bookings(6)	$1,987	$7,435	$6,832	$3,193	$10,025
Air gross bookings(7)	1,338	5,392	5,046	2,397	7,443
Non-air and other gross bookings(8)	649	2,043	1,786	796	2,582
Domestic gross bookings	1,782	6,334	5,986	2,762	8,748
International gross bookings	205	1,101	846	431	1,277
Net revenue	244	686	510	242	752
Air net revenue(9)	86	323	238	117	355
Non-air and other net revenue(10)	158	363	272	125	397
Domestic net revenue	216	542	411	200	611
International net revenue	28	144	99	42	141
EBITDA(11)					(62)
Adjusted EBITDA(11)					117

(1)
The combined results of the successor and the predecessor for the periods in 2006 and that of the predecessor in prior years are not necessarily comparable due to the change in basis of accounting resulting from the Blackstone Acquisition and the associated change in capital structure. The presentation of the 2006 results on this combined basis does not comply with generally accepted accounting principles in the U.S.; however, we believe that this provides useful information to assess the relative performance of the businesses in all periods presented in the financial statements on an ongoing basis. The captions included within our statements of operations that are materially impacted by the change in basis of accounting include net revenue, depreciation and amortization and impairment of goodwill and intangible assets. We have disclosed the impact of the change in basis of accounting for each of these captions in the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2)
On a pro forma as adjusted basis to give pro forma effect to the Blackstone Acquisition, this offering, the concurrent debt financing and the use of the proceeds therefrom, in each case, as if each event had occurred on January 1, 2006.

(3)
On January 26, 2007 and January 30, 2007, we became the obligor on two intercompany notes payable to affiliates of Travelport, in the aggregate principal amounts of approximately $25 million and $835 million, respectively, and recorded a $835 million reduction to net invested equity. The unpaid principal of these notes accrues interest at a fixed annual rate of 10.25% until the earlier of payment in full or the maturity date of February 19, 2014. These notes may be paid in whole or in part at any time at our option without penalty.

(4)
The amounts presented in the pro forma as adjusted combined balance sheet data are adjusted to reflect the issuance of         shares of our common stock in this offering, at an assumed initial offering price of $        per share, the midpoint of the range set forth on the cover of the prospectus and the use of the estimated net proceeds therefrom, after deducting underwriting discounts and commissions and estimated offering expenses, and the concurrent debt financing, and the use of the proceeds therefrom. See "Unaudited Pro Forma Combined Consolidated Condensed Financial Information."

(5)
Defined as current assets minus current liabilities.

(6)
Represents the total amount paid by a consumer for transactions booked under both the retail and merchant models at the time of booking.

(7)
Represents the total amount paid by a consumer for air transactions booked under both the retail and merchant models at the time of booking. Excludes gross bookings from the air component of dynamic packaging.

(8)
Represents the total amount paid by a consumer for hotel, vacation package, car rental, cruise and other transactions booked under both the retail and merchant models at the time of booking.

(9)
Comprises commissions and fees earned on air transactions under our retail model and merchant model. Excludes net revenue from the air component of dynamic packaging.

(10)
Comprises commissions and fees earned on hotel, vacation package, car rental and cruise transactions under our retail model and merchant model, as well as advertising revenue and fees and commissions earned from the sale of third party travel-related products on our websites, insurance, our affinity card and other services.

(11)
EBITDA, a performance measure used by management, is defined as net loss plus: interest expense, provision for income taxes and depreciation and amortization, as shown in the table below. Adjusted EBITDA represents EBITDA as adjusted for certain items as described in the table below.

  EBITDA and adjusted EBITDA, as presented on a combined basis for the year ended December 31, 2006, are not defined under U.S. generally-accepted accounting principles, and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly-titled measures of other companies.

  We use, and we believe investors benefit from the presentation of, EBITDA and adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA and adjusted EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance and cash flow because:

  •
  EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

  •
  investors commonly adjust EBITDA information to eliminate the effect of non-recurring items such as restructuring charges, as well as non-cash items such as impairment of goodwill and intangible assets and equity compensation, all of which vary widely from company to company and impact comparability.

        Our management uses adjusted EBITDA:

  •
  as a measure of operating performance to assist in comparing performance from period to period on a consistent basis;

  •
  as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and

  •
  as a performance evaluation metric off which to base executive and employee incentive compensation programs.

        The following table provides a reconciliation of net loss to EBITDA:

Combined Year Ended December 31, 2006
(in millions)
Net loss	$(146)
Interest expense	27
Provision for income taxes	2
Depreciation and amortization	55

EBITDA	$(62)

  EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA.

Combined Year Ended December 31, 2006
(in millions)
EBITDA	$(62)
Goodwill and intangible impairment expense(a)	122
Purchase accounting adjustments(b)	43
Corporate allocations and other direct corporate costs(c)	13
Global platform expense(d)	5
Stock-based compensation expense(e)	6
Restructuring and moving expenses(f)	7
Travelport corporate solutions adjustments(g)	(3)
Public company costs(h)	(14)

Adjusted EBITDA	$117

(a)
Represents the charge recorded for impairment of goodwill and intangible assets. The impairment is primarily related to a decline in ebookers' fair value relative to its carrying value, which was the result of poor operating performance occurring after the asset was acquired by Cendant.

(b)
Represents the purchase accounting adjustments made at the time of the Blackstone Acquisition in order to reflect the fair value of deferred revenue and accrued liabilities on the opening balance sheet date. These adjustments, which are non-recurring in nature, reduced deferred revenue and accrued liabilities and resulted in a reduction in revenue and operating income in the period August 23, 2006 through December 31, 2006.

(c)
Represents corporate allocations and direct costs for services performed on our behalf by Cendant or Travelport. After the completion of this offering, we will perform these services with either internal or outside resources, although we may utilize Travelport for certain services under the transition services agreement. Also includes $3 million of direct costs incurred by us on behalf of Travelport. We have included our estimate of the costs we expect to incur after the completion of this offering as described in footnote (h) below.

(d)
Represents costs associated with operating two technology platforms simultaneously as we invest in our new global technology platform. These development and duplicative technology expenses are expected to cease in 2008 following the migration of certain of our operations to the global technology platform.

(e)
Represents non-cash stock-based compensation expense.

(f)
Represents non-recurring costs incurred as part of our separation from Cendant and the cost of relocating our corporate offices.

(g)
Represents the difference in the historical amounts earned from Galileo by our corporate travel solutions business and the amount that would have been earned under our new arrangement with Galileo if such arrangement had been in place as of the beginning of the period presented.

(h)
Represents our estimate of the cash costs expected to be incurred for certain headquarters and public company costs after completion of this offering, including costs for services which were previously provided by Travelport or Cendant. These include tax, treasury, internal audit, board of director's costs, and similar items. Also included are costs for D&O insurance, audit, investor relations and other public company costs.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider and evaluate all the information in this prospectus, including the risks and uncertainties described below, before purchasing our common stock. If any of the following risks actually occur, our business, financial condition, operating results or cash flow could be materially and adversely affected and you might lose all or part of your investment in our common stock. Additional risks and uncertainties not presently known to us or not believed by us to be material may also negatively impact us.

Risks Relating to Our Business

Our revenue is derived from the travel industry and a prolonged substantial decrease in travel volume, particularly air travel, as well as other industry trends, could adversely affect us.

        Our revenue is derived from the worldwide travel industry. As a result, our revenue is directly related to the overall level of travel activity, particularly air travel volume, and is therefore significantly impacted by declines in or disruptions to travel in the U.S., Europe and the Asia Pacific region, which are our key regions, due to factors entirely outside of our control. Such factors include:

  •
  global security issues, political instability, acts or threats of terrorism, hostilities or war and other political issues that could adversely affect travel volume in our key regions;

  •
  epidemics or pandemics, such as the avian flu and SARS;

  •
  natural disasters, such as hurricanes and earthquakes;

  •
  general economic conditions, particularly to the extent that adverse conditions may cause a decline in travel volume;

  •
  the financial condition of travel suppliers, including the airline and hotel industry, and the impact of such financial condition on the cost and availability of air travel and hotel rooms;

  •
  changes to regulations governing the airline and travel industry;

  •
  fuel price escalation;

  •
  work stoppages or labor unrest at any of the major airlines or airports;

  •
  increased airport security that could reduce the convenience of air travel;

  •
  travelers' perception of the occurrence of travel related accidents, or of the scope, severity and timing of the other factors described above; and

  •
  changes in occupancy and room rates achieved by hotels.

        If there is a prolonged substantial decrease in travel volumes, particularly air travel, for these or any other reason, it would have an adverse impact on our business, financial condition and results of operations.

We rely on the value of our brands, and the costs of maintaining and enhancing our brand awareness are increasing.

        We believe that satisfying our customers and maintaining and expanding our brands, including Orbitz, CheapTickets, ebookers, Orbitz for Business, Travelport for Business, HotelClub, RatesToGo, and the Away Network, are important aspects of our efforts to attract and expand our customer and advertiser base. As our competitors spend increasingly more on marketing and advertising, we are required to spend more in order to maintain our brand recognition. In addition, we have spent considerable money and resources to date on the establishment and maintenance of our brands, and we will continue to spend money on, and devote resources to, advertising and marketing, as well as other brand building efforts, to preserve and enhance consumer awareness of our brands. We may not be able to successfully maintain or enhance consumer awareness of our brands, and, even if we are successful in our branding efforts, such efforts may not be cost-effective. If we are unable to maintain or enhance consumer awareness of our brands and generate demand in a cost-effective manner, it would have a material adverse effect on our business, financial condition and results of operations.

We are dependent upon third party systems and service providers, including Worldspan, and any disruption or adverse change in their businesses could have a material adverse effect on our business.

        We currently rely on certain third party computer systems, service providers and software companies, including the electronic central reservation systems and global distribution systems, or GDSs, of the airline, hotel and car rental industries. In particular, our businesses rely on third parties to:

  •
  conduct searches for airfares;

  •
  process hotel room transactions;

  •
  process credit card payments; and

  •
  provide computer infrastructure critical to our business.

        Any interruption in these third party services, failure to adapt to changes in technology in the travel industry or deterioration of performance could have a material adverse effect on us.

        In particular, we license our search technology from a third party. We have developed proprietary support services and software architecture that enables us to use this search technology in connection with our booking engine. These licenses may expire before the end of 2007 and we may not be able to renew them on a commercially reasonable basis or at all, which would have a material adverse effect on our business.

        Further, we currently utilize GDSs, including Worldspan, Galileo and Amadeus International, to process a significant portion of our travel bookings, and any interruption or deterioration in our GDS partners' products or services could prevent us from searching and booking airline and car rental reservations, which would have a material adverse effect on our business.

        Orbitz is currently involved in a lawsuit and other business disputes with Worldspan, its GDS for Orbitz.com. The legal action has resulted, and may in the future result, in substantial costs and diversion of resources and management attention. Resolution of this matter may not be available on acceptable terms or at all. Any failure to manage and resolve this difficult relationship with an important vendor, or any adverse outcome in the litigation, could cause us to incur significant damages and/or costs associated with fundamental changes to our products and operations. In addition, any resolution of our disputes with Worldspan might require us to accept ongoing terms less favorable than those available to our competitors in the marketplace and could impact our ability to compete or operate our business effectively.

        Our success is dependent on our ability to maintain relationships with our technology partners. In the event our arrangements with any of such third parties are terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms, which could result in significant additional cost or disruptions to our businesses. In addition, some of our agreements with third party service providers can be terminated by those parties on short notice and, in many cases, provide no recourse for service interruptions. Such an event could have a material adverse effect on our business, financial condition and results of operations.

We depend on our supplier relationships and adverse changes in these relationships or our inability to enter into new relationships could negatively affect our access to travel offerings and reduce our revenue.

        In addition to airlines, we rely significantly on our relationships with hotel and other travel suppliers. Adverse changes in any of these relationships, or the inability to enter into new relationships, could negatively impact the availability and competitiveness of travel products offered on our websites. Our arrangements with travel suppliers may not remain in effect on current or similar terms and the net impact of future pricing options may adversely impact our revenue. In addition, travel suppliers are increasingly focused on driving online demand to their own websites. Travel suppliers typically do not charge a service fee for booking products on their own websites, and as a result, their travel offerings may be more attractive to consumers.

        We are in continuous dialogue with our major hotel suppliers about the nature and extent of their participation in our various distribution channels. Improving economic conditions increase occupancy rates for hotel rooms, which may result in suppliers making fewer rooms available or reducing the amount we are able to earn in connection with hotel transactions. The significant reduction by any of our major suppliers in their business with our companies for a sustained period of time or their complete withdrawal could have a material adverse effect on our business, financial condition and results of operations.

        In addition, we currently depend on one of Travelport's other businesses, Gulliver's Travel Associates, or GTA, for access to hotel inventory in certain international regions. We intend to continue our relationship with GTA for a period of time after this offering as we establish our own direct relationships with hotel suppliers in these international regions. If we are unable to successfully establish direct relationships with hotel suppliers or to replace the GTA inventory in a timely manner or on comparable terms, we may not be able to operate our business effectively and our profitability may decline.

        Our arrangements with the airlines generally do not require the airlines to provide any specific quantity of airline tickets or to make tickets available for any particular route or at any particular price. The significant reduction on the part of any of our major suppliers of their participation in our system for a sustained period of time or their complete withdrawal could have a material adverse effect on our business, financial condition and results of operations. Moreover, the airline industry has experienced a shift in market share from full-service carriers to low-cost carriers that focus primarily on discount fares to leisure destinations and we expect this trend to continue. Some low-cost carriers, such as Southwest, have not historically distributed their tickets through us or other third-party intermediaries.

The travel industry is highly competitive, and we are subject to risks relating to competition that may adversely affect our performance, including adjustments to customer processing fees.

        Our businesses, which consist primarily of our travel websites, operate in the highly competitive travel industry. Our continued success depends, in large part, upon our ability to compete effectively against numerous competitors, some of which have significantly greater financial, marketing, personnel and other resources than we have. If we cannot compete effectively against our competitors, we may lose customers or be unable to acquire new customers, which would adversely affect our financial performance.

        Factors affecting the competitive success of our businesses include price, the availability of travel inventory, brand recognition, customer service, ease of use, fees charged to travelers, accessibility and reliability. We compete with online travel companies such as Expedia, Hotels.com and Hotwire, which are owned by Expedia, Inc.; Travelocity and lastminute.com, which are owned by Sabre Holdings Corporation; Priceline.com, including its international hotel business; and smaller regional operators.

        We also face competition from a number of large Internet companies and services that have expertise in developing online commerce and in facilitating Internet traffic, including Google, AOL and Yahoo!, the latter two of which partner with Travelocity to offer travel products and services directly to consumers. We may also compete with metasearch companies such as Kayak.com, Sidestep, Inc. and Yahoo! Farechase, which are companies that utilize their search technology to aggregate travel search results across supplier, online travel and other websites. We also compete with suppliers, such as airlines, hotel and car rental companies who distribute their products through their own websites. Suppliers who sell on their own websites typically do not charge a processing fee, and, in some instances, offer advantages such as bonus miles or loyalty points as an incentive to use their websites, which could make their offerings more attractive to consumers than offerings through third-party distributors like us. While our primary competitors also charge customer processing fees, we believe we are more dependent on such fees and we would be negatively impacted if competitive dynamics caused us to reduce or eliminate these fees. In the offline travel company category, our competitors include Liberty Travel Inc. and American Express Travel Related Services Company, Inc. Competition from these and other sources could have a material adverse effect on our business, financial condition and results of operations.

        Some of our competitors may be able to secure services and products from travel suppliers on more favorable terms. In addition, the introduction of new technologies and the expansion of existing technologies may increase competitive pressures. Increased competition may result in reduced operating margins, as well as loss of industry share and brand recognition. We may not be able to compete successfully against current and future competitors, which would have a material adverse effect on our business, financial condition and results of operations.

We rely on information technology to operate our businesses and maintain our competitiveness, and any failure to adapt to technological developments or industry trends could harm our business.

        We depend upon the use of sophisticated information technologies and systems, including technologies and systems utilized for reservations, communications, procurement and administrative systems. Certain of our businesses also utilize third-party fare search solutions and GDSs or other technologies. As our operations grow in both size and scope, we must continuously improve and upgrade our systems and infrastructure to offer an increasing number of customers enhanced products, services, features and functionality, while maintaining the reliability and integrity of our systems and infrastructure. Our future success also depends on our ability to adapt our services and infrastructure to meet rapidly evolving industry standards while continuing to improve the performance, features and reliability of our service in response to competitive service and product offerings and the changing demands of the marketplace. In particular, expanding our systems and infrastructure to meet any projected future increases in business volume will require us to commit substantial financial, operational and technical resources before those increases materialize, with no assurance that they actually will. Furthermore, our use of such technology could be challenged by claims that we have infringed upon the patents, copyrights or other intellectual property rights of others.

        One of our brands, ebookers, operates on systems that require a significant amount of manual processing, which has resulted in substantial costs for reporting and maintenance. If we are unable to improve its systems to address these concerns, we will continue to incur these excess costs and be unable to take advantage of efficiencies of scale. We are in the process of implementing a new enterprise resource planning system developed by Oracle throughout our businesses in order to improve our ability to report information accurately, reduce our reliance on manual processing, and enhance our ability to respond to market developments more quickly. Delays or difficulties in implementing the system may keep us from achieving the desired results in a timely manner, to the extent anticipated, or at all.

        In addition, we may not be able to maintain our existing systems, obtain new technologies and systems, or replace or introduce new technologies and systems as quickly as our competitors or in a cost-effective manner. Also, we may fail to achieve the benefits anticipated or required from any new technology or system, or we may be unable to devote financial resources to new technologies and systems in the future. If any of these events occur, our business could suffer.

System interruptions and the lack of redundancy may cause us to lose customers or business opportunities.

        Our inability to maintain and improve our information technology systems and infrastructure may result in system interruptions. For example, ebookers operates on systems that are less reliable than our U.S. systems and, as a result, is more likely to suffer from service slowdowns or outages. System interruptions and slow delivery times, unreliable service levels, prolonged or frequent service outages, or insufficient capacity may prevent us from efficiently providing services to our customers, which could result in our losing customers and revenue or incurring liabilities. In addition to the risks from inadequate maintenance or upgrading, our information technologies and systems are vulnerable to damage or interruption from various causes, including:

  •
  natural disasters, war and acts of terrorism;

  •
  power losses, computer systems failure, Internet and telecommunications or data network failures, operator error, losses and corruption of data, and similar events;

  •
  computer viruses, penetration by individuals seeking to disrupt operations or misappropriate information and other physical or electronic breaches of security; and

  •
  the failure of third party systems or services that we rely upon to maintain our own operations.

        We do not have backup systems for certain critical aspects of our operations, many other systems are not fully redundant and our disaster recovery planning may not be sufficient. In addition, we may have inadequate insurance coverage or insurance limits to compensate for losses from a major interruption, and remediation may be costly and have a material adverse effect on our operating results and financial condition. Any extended interruption in our technologies or systems could significantly curtail our ability to conduct our businesses and generate revenue.

We may not protect our technology effectively, which would allow competitors to duplicate our products and services. This could make it more difficult for us to compete with them.

        Our success and ability to compete depend, in part, upon our technology and other intellectual property, including our brands. Among our significant assets are our software and other proprietary information and intellectual property rights. We rely on a combination of copyright, trademark and patent laws, trade secrets, confidentiality procedures and contractual provisions to protect these assets. However, we have a limited number of patents and our software and related documentation are protected principally under trade secret and copyright laws, which afford only limited protection, and the laws of some jurisdictions provide less protection for our proprietary rights than the laws of the U.S. Unauthorized use and misuse of our intellectual property could have a material adverse effect on our business, financial condition and results of operations, and the legal remedies available to us may not adequately compensate us for the damages caused by unauthorized use.

        Additionally, prior to the completion of this offering, we will grant Travelport perpetual licenses to use certain of our intellectual property assets, including:

  •
  ebookers' booking, search and dynamic packaging technologies;

  •
  aspects of the "look and feel" of the Orbitz website;

  •
  one of our corporate online booking tools;

  •
  portions of the Neat Group's dynamic packaging technology; and

  •
  certain of the technology being developed as part of our new global technology platform, including back end supplier connectivity functionality and a corporate travel agency reseller product.

        Under this license, Travelport will also receive a perpetual license to use our supplier link technology (including related patents), without restriction on how it may be used by Travelport. The licenses generally include the right to create derivative works and other improvements, and certain of the licenses obligate us to provide ongoing maintenance and support obligations in connection with Travelport's use of these technologies. In certain circumstances, Travelport has the right to obtain the source code of these technologies. Although Travelport is prohibited from sublicensing these technologies (other than our supplier link technology and related patents) to any third party for competitive use, Travelport and its current and future affiliates are not restricted from using the technologies to compete with us. This could make it difficult for us to compete with Travelport and others in the industry and, as a result, could have a material adverse effect on our business, financial condition and results of operation. For additional information, see the section of this prospectus entitled "Arrangements Between Our Company and Related Parties—Master License Agreement."

        Further, intellectual property challenges have been increasingly brought against members of the travel industry. These legal actions have in the past and might in the future result in substantial costs and diversion of resources and management attention. In addition, we may need to take legal action in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, and these enforcement actions could result in the invalidation or other impairment of intellectual property rights we assert. For additional information, see the section of this prospectus entitled "Business—Legal Proceedings."

Our business could be negatively impacted by our inability to effectively launch our new global technology platform.

        We are in the process of completing our new global technology platform and expect to begin migrating ebookers' websites onto this platform in mid-2007. Our ability to achieve cost savings and economies of scale through migration of our various businesses to this global platform is important to our future success and growth. Any failure or delay in the launch of our global technology platform or migration of our various websites to the platform, or realization of less than anticipated cost savings, could have a material adverse effect on our business and financial performance.

Our business and financial performance could be negatively impacted by adverse tax events.

        New sales, use, occupancy or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time. Those enactments could adversely affect our domestic and international business operations, and our business and financial performance.

        Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. These events could require us to pay additional tax amounts on a prospective or retroactive basis, as well as require us to pay fines and/or penalties and interest for past amounts deemed to be due. In addition, our revenue may decline because we have to charge more for our products and services.

        Additionally, new, changed, modified or newly interpreted or applied tax laws could increase our compliance, operating and other costs, as well as the costs of our products or services. Further, these events could decrease the capital we have available to operate our business. Any or all of these events could adversely impact our business and financial performance.

        We and others in the online travel industry are currently subject to various occupancy tax-related lawsuits in numerous jurisdictions in the U.S. that are described in the section of this prospectus entitled "Business—Legal Proceedings." Other jurisdictions may be considering similar lawsuits. An adverse ruling in the existing occupancy tax cases could require us to pay tax retroactively and prospectively, and possibly penalties, interest or fines. The proliferation of new occupancy tax cases could result in substantial additional defense costs. These events could also adversely impact our business and financial performance.

We are involved in various legal proceedings and may experience unfavorable outcomes, which could harm us.

        We are involved in various legal proceedings, including, but not limited to, actions relating to intellectual property, in particular patent claims against us, tax matters, employment law and other negligence, breach of contract and fraud claims, some of which are described in this prospectus in the section entitled "Business—Legal Proceedings," that involve claims for substantial amounts of money or for other relief or that might necessitate changes to our business or operations. The defense of these actions may be both time consuming and expensive. If any of these legal proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations and could cause the market value of our common stock to decline.

We have identified a material weakness in our internal controls over financial reporting that, if not corrected, could result in material misstatements in our financial statements.

        We are not currently required to comply with Section 404 of the Sarbanes Oxley Act of 2002, and are therefore not required to make an assessment of the effectiveness of our internal controls over financial reporting for that purpose. However, in connection with the audit of our financial statements for the years ended December 31, 2004 and 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, our auditors and we have identified certain matters involving our internal control over financial reporting that constitute a material weakness under standards established by the Public Company Accounting Oversight Board ("PCAOB").

        The PCAOB defines a material weakness as a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of our annual or interim financial statement will not be presented or detected by our employees. A significant deficiency is defined as a control deficiency, or a combination of control deficiencies, that adversely affects the company's ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A deficiency in design exists when:

  •
  a control necessary to meet the control objective is missing; or

  •
  an existing control is not properly designed so that, even if the control operates as designed, the control objective is not always met.

        A deficiency in operation exists when a properly designed control does not operate as designed, or when the person performing the control does not possess the necessary authority or qualifications to perform the control effectively.

        The material weakness identified results from currently inadequate external reporting, technical accounting and tax staff, inadequate integrated financial systems and financial reporting and closing processes, and inadequate written policies and procedures. Specifically, the following items were identified:

  •
  we do not currently have a sufficient complement of external reporting, technical accounting or tax staff commensurate to support standalone external financial reporting under public company or SEC requirements;

  •
  we do not have a fully integrated financial consolidation and reporting system and as a result, extensive manual analysis, reconciliation and adjustments are required in order to produce financial statements for external reporting purposes; and

  •
  we have not completed a reevaluation and documentation of the policies and procedures used for external financial reporting, accounting and income tax purposes.

        We are in the process of implementing changes to strengthen our internal controls. Additional measures may be necessary and the measures we expect to take to improve our internal controls may not be sufficient to address the issues identified, to ensure that our internal controls are effective or to ensure that such material weakness or other material weaknesses would not result in a material misstatement of our annual or interim financial statements. In addition, other material weaknesses or significant deficiencies may be identified in the future. If we are unable to correct deficiencies in internal controls in a timely manner, our ability to record, process, summarize and report financial information accurately and within the time periods specified in the rules and forms of the SEC will be adversely affected. This failure could negatively affect the market price and trading liquidity of our common stock, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties, and generally materially and adversely impact our business and financial condition.

Our business could be negatively affected by changes in search engine algorithms and search engine relationships.

        We utilize Internet search engines, principally through the purchase of travel-related keywords and inclusion in metasearch results, to generate traffic to our websites. Search engines frequently update and change the logic which determines the placement and display of results of a user's search, such that the placement of links to our websites can be negatively affected. In a similar way, a significant amount of our business is directed to our own websites through our relationships with search engines, including metasearch companies, and our participation in pay-per-click advertising campaigns on Internet search engines whose pricing and operating dynamics can experience rapid change commercially, technically and competitively. If a major search engine changes its algorithms in a manner that negatively affects the search engine ranking of our brands or our third-party distribution partners or changes its pricing, operating or competitive dynamics in a negative manner, it could have a material adverse effect on our business, financial condition or results of operations. Some of our search engine relationships, including relationships with metasearch companies, include preferential terms. These relationships may not continue on favorable terms, or at all.

We are exposed to risks associated with online commerce security and credit card fraud.

        The secure transmission of confidential information over the Internet is essential in maintaining customer and supplier confidence in our services. Substantial or ongoing security breaches, whether instigated internally or externally on our system or other Internet based systems, could significantly harm our business. We currently require customers to guarantee their transactions with their credit card online. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology that we use to protect customer transaction data.

        We incur substantial expense to protect against and remedy security breaches and their consequences. However, our security measures may not prevent security breaches. A party (whether internal, external, an affiliate or unrelated third party) that is able to circumvent our security systems could steal proprietary information or cause significant interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Security breaches could also cause customers and potential customers to lose confidence in our security, which would have a negative effect on the demand for our products and services.

        Moreover, public perception concerning security and privacy on the Internet could adversely affect customers' willingness to use our websites. A publicized breach of security, even if it only affects other companies conducting business over the Internet, could inhibit the growth of the Internet and, therefore, our services as a means of conducting commercial transactions.

After the completion of this offering, Travelport's controlling holders will continue to control us and may have strategic interests that differ from ours or yours.

        Upon the consummation of this offering, Travelport will indirectly own    % of our outstanding common stock. In addition, investment funds associated with Travelport's controlling holders beneficially own all or substantially all of the outstanding voting interests of Travelport's ultimate parent company. As a result of this ownership, Travelport's controlling holders will be entitled to elect all or substantially all of our directors, to appoint new management and to determine the outcome of actions requiring the approval of the holders of our outstanding voting stock, including adopting most amendments to our certificate of incorporation and approving or rejecting proposed mergers or sales of all or substantially all of our assets, regardless of whether any such transactions are in your best interests. Through their control of the ultimate parent of Travelport, Travelport's controlling holders will indirectly control us and all of our subsidiaries upon the closing of this offering.

        The interests of Travelport's controlling holders may differ from yours in material respects. For example, Travelport's controlling holders and their affiliates are in the business of making investments in companies, and currently have, and may from time to time in the future acquire, interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. In addition, Travelport's controlling holders, either through Travelport, one of its subsidiaries or other unrelated entities, may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as investment funds associated with or designated by Travelport's controlling holders continue to indirectly own a significant amount of the outstanding shares of our common stock, even if such amount is less than 50%, Travelport's controlling holders will continue to be able to strongly influence or effectively control our decisions. You should consider that the interests of these holders may differ from yours in material respects.

Our certificate of incorporation and separation agreement with Travelport will limit our ability to engage in many transactions without the consent of Travelport.

        Our certificate of incorporation and separation agreement with Travelport will provide Travelport with a greater degree of control and influence in the operation of our business and the management of our affairs than is typically available to stockholders of a publicly-traded company. Certain of these controls relate to our status as a restricted subsidiary under Travelport's indentures because as a restricted subsidiary, our actions can cause a breach of the covenants under Travelport's indentures. Also, the agreements governing the indebtedness of Travelport restrict Travelport's ability to, among other things, permit us to incur indebtedness and will restrict our ability to apply the proceeds of any equity offering. Until Travelport ceases to beneficially own shares entitled to        % or more of the votes entitled to be cast by the holders of our then outstanding common stock, the prior consent of Travelport will be required for:

  •
  any consolidation or merger of us or any of our subsidiaries with any person, other than a subsidiary;

  •
  any sale, lease, exchange or other disposition or any acquisition by us, other than transactions between us and our subsidiaries, or any series of related dispositions or acquisitions, except for those for which we give Travelport at least    days prior written notice and which involve consideration not in excess of $    million, except (1) any disposition of cash equivalents or investment grade securities or obsolete or worn out equipment and (2) the lease, assignment or sublease of any real or personal property, in each case, in the ordinary course of business;

  •
  any change in our authorized capital stock or our creation of any class or series of capital stock;

  •
  the issuance or sale by us or one of our subsidiaries of any equity securities or equity derivative securities, except the issuance of equity securities by us or one of our subsidiaries to Travelport Limited or to another restricted subsidiary, including Travelport and its subsidiaries and except for

    issuance by us of equity securities to our management in an amount not to exceed $         million per year;

  •
  the amendment of various provisions of our certificate of incorporation and bylaws;

  •
  the declaration of dividends on any class of our capital stock;

  •
  the authorization of any series of preferred stock, except as part of a rights plan;

  •
  the creation, incurrence, assumption or guaranty by us or any of our subsidiaries of any indebtedness, except for (1) up to $    million of indebtedness at any one time outstanding under our credit agreement and (2) up to $    million of other indebtedness so long as we give Travelport at least    days prior written notice of the incurrence thereof;

  •
  the creation, existence or effectiveness of any consensual encumbrance or consensual restriction by us or any of our subsidiaries on (1) payment of dividends or other distributions, (2) payment of indebtedness, (3) the making of loans or advances and (4) the sale, lease or transfer of any properties or assets, in each case, to Travelport Limited or any of its restricted subsidiaries;

  •
  any change in the number of directors on our board of directors, the establishment of any committee of the board, the determination of the members of the board or any committee of the board, and the filling of newly created memberships and vacancies on the board or any committee of the board; and

  •
  any transactions with affiliates of Travelport involving aggregate payments or consideration in excess of $      million, except (1) transactions between or among Travelport or any of its restricted subsidiaries, including us and Travelport, (2) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors, employees or consultants of Travelport, any of its direct or indirect parent companies or any of its restricted subsidiaries, including us and Travelport, (3) any agreement as in effect on the date of the consummation of this offering; (4) investments by The Blackstone Group and certain of its affiliates in our or our subsidiaries securities so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

        These restrictions could prevent us from pursuing transactions or relationships that would otherwise be in the best interests of our stockholders. These restrictions could also limit stockholder value by preventing a change of control that you might consider favorable. For additional information on our status as a restricted subsidiary, see the section of the prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Travelport's Indenture Limitations Affecting Orbitz Worldwide."

We are a restricted subsidiary under the indentures governing some of Travelport's indebtedness which limit Travelport's ability to permit us to take certain actions.

        While we are not a party to Travelport's bond indentures, we are a restricted subsidiary of Travelport under the indentures which limit Travelport's ability to allow us to take certain actions while we are a majority-owned subsidiary of Travelport or otherwise consolidated in Travelport's financial statements. Among these restrictions are limitations on Travelport's ability to permit us to incur indebtedness, issue preferred stock, sell assets (including our equity interests), and enter into agreements such as credit facilities if such agreements limit our ability to pay dividends. For additional information, see the section in this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Travelport's Indenture Limitations Affecting Orbitz Worldwide."

We have a history of net operating losses and may incur losses in the future.

        Our net operating losses were $58 million, $410 million and $118 million for the years ended December 31, 2004 and 2005 and the combined twelve months ended December 31, 2006, respectively. In addition, under our business plan, we will continue to incur significant sales and marketing expenses as we expand our business. We may continue to incur net operating losses and may never be profitable in future periods.

We depend on the airline industry and may be adversely affected by changes in the financial condition of one or more of these airlines.

        We depend on a relatively small number of airlines for a significant portion of our revenue. Several major U.S. airlines (including Delta Air Lines and Northwest Airlines) have either filed for reorganization under the United States Bankruptcy Code, recently exited bankruptcy, discussed publicly the risks of bankruptcy or are struggling financially. If any of our suppliers currently in bankruptcy liquidates or does not emerge from bankruptcy, or another of our major suppliers declares bankruptcy and is similarly unable to recover, and we are unable to compensate for the loss by offering comparable travel options on comparable terms, our businesses would be adversely affected.

Government regulation could impose taxes or other burdens on us, which could increase our costs or decrease demand for our products.

        We rely upon generally available interpretations of tax laws and regulations in the states, countries and locales in which we operate and for which we provide travel inventory. We cannot be sure that these interpretations are accurate nor that the responsible taxing authority is in agreement with our views. The imposition of additional taxes could cause us to have to pay taxes that we currently do not collect or pay or increase the costs of our products or services to track and collect such taxes which would increase our costs of operations.

        Federal legislation imposing limitations on the ability of states to tax Internet based sales was enacted in 1998. The Internet Tax Freedom Act, which was extended by the Internet Tax Non-Discrimination Act, exempts specific types of sales transactions conducted over the Internet from multiple or discriminatory state and local taxation through November 1, 2007. If this legislation is not renewed upon expiration, state and local governments could impose additional taxes on Internet based sales and these taxes could decrease the demand for our products and increase our costs of operations.

We may not realize anticipated benefits from past and future acquisitions or have the ability to complete future acquisitions.

        In the past, we have pursued an active acquisition strategy as a means of strengthening our businesses and have sought to integrate acquisitions into our operations to achieve economies of scale. For example, in 2005, we completed the acquisition of ebookers. The success of any future acquisition strategy will continue to depend upon our ability to find suitable acquisition candidates on favorable terms and to finance and complete these transactions. In addition, upon completion of an acquisition, we may encounter a variety of difficulties including trouble integrating the acquired business into our operations, the possible defection of a significant number of employees, the loss in value of acquired intangibles, the diversion of management's attention and unanticipated problems or liabilities. These difficulties may adversely affect our ability to realize anticipated cost savings and revenue growth from our acquisitions. In addition, acquisitions may not be as accretive to our earnings as we expect or at all, and may negatively impact our results of operations through, among other things, the incurrence of debt to finance any acquisition, non-cash write-offs of goodwill or intangibles and increased amortization expenses in connection with intangible assets. For example, for the period from January 1, 2006 through August 22, 2006, the predecessor recorded a pre-tax non-cash goodwill and intangible asset impairment charge of $122 million, primarily relating to reduced return expectations at ebookers, of which $115 million reduced the value of goodwill and $7 million reduced the value of other intangible assets. Acquisition integration activities can also put further demands on management, which could negatively impact operating results.

Our businesses are highly regulated, and any failure to comply with such regulations or any changes in such regulations could adversely affect us.

        We operate in a highly regulated industry both in the U.S. and internationally. Our business, financial condition and results of operations could be adversely affected by unfavorable changes in or the enactment of new laws, rules and regulations applicable to us, which could decrease demand for our products and services, increase costs or subject us to additional liabilities. Moreover, regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, such regulatory authorities could prevent or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us if our practices were found not to comply with the then current regulatory or licensing requirements or any interpretation of such requirements by the regulatory authority. Our failure to comply with any of these requirements or interpretations could have a material adverse effect on our operations. In addition, the various regulatory regimes to which we are subject may conflict so that compliance with the regulatory requirements in one jurisdiction may create regulatory issues in another.

        Our business is subject to laws and regulations relating to our sales and marketing activities, including those prohibiting unfair and deceptive advertising or practices. Our travel services are subject to regulation and laws governing the offer and/or sale of travel products and services, including laws requiring us to register as a "seller of travel" in various jurisdictions and to comply with certain disclosure requirements. As a seller of air transportation products in the U.S., we are also subject to regulation by the Department of Transportation, which has authority to enforce economic regulations, and may assess civil penalties or challenge our operating authority.

        Our failure to comply with these laws and regulations may subject us to fines, penalties and potential criminal violations. Any changes to these laws or regulations or any new laws or regulations may make it more difficult for us to operate our businesses and may have a material adverse effect on our operations.

Our processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, differing views of personal privacy rights or security breaches.

        In the processing of our traveler transactions, we receive and store a large volume of personally identifiable information. This information is increasingly subject to legislation and regulations in numerous jurisdictions around the world. This government action is typically intended to protect the privacy and security of personal information that is collected, processed and transmitted in or from the governing jurisdiction.

        We could be adversely affected if domestic or international legislation or regulations are expanded to require changes in our business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business. For example, in the aftermath of the terrorist attacks of September 11, 2001 in the U.S., government agencies have been contemplating or developing initiatives to enhance national and aviation security, including the Transportation Security Administration's Computer Assisted Passenger Prescreening System, known as CAPPS II. These initiatives may result in conflicting legal requirements with respect to data handling.

        Travel businesses have also been subjected to investigations, lawsuits and adverse publicity due to allegedly improper disclosure of passenger information. As privacy and data protection have become more sensitive issues, we may also become exposed to potential liabilities as a result of differing views on the privacy of travel data. These and other privacy concerns, including security breaches, could adversely impact our business, financial condition and results of operations.

Our international operations are subject to additional risks not encountered when doing business in the U.S., and our exposure to these risks will increase as we expand our international operations.

        Our international operations involve risks that may not exist when doing business in the U.S. With employees in over 20 countries outside the U.S., we generated 19% of our net revenue for the year ended December 31, 2006 from our international operations. In order to achieve widespread acceptance in each country we enter, we must tailor our services to the unique customs and cultures of that country. Learning the customs and cultures of various countries, particularly with respect to travel patterns and practices, is a difficult task and our failure to do so could slow our growth in international markets.

        In addition, we are subject to certain risks as a result of having international operations, and from having operations in multiple countries generally, including:

  •
  delays in the development of the Internet as a broadcast, advertising and commerce medium in overseas markets;

  •
  difficulties in staffing and managing operations due to distance, time zones, language and cultural differences, including issues associated with establishing management systems infrastructure in various countries;

  •
  differences and unexpected changes in regulatory requirements and exposure to local economic conditions;

  •
  increased risk of piracy and limits on our ability to enforce our intellectual property rights;

  •
  preference of local populations for local providers;

  •
  restrictions on the withdrawal of non-U.S. investment and earnings, including potentially substantial tax liabilities if we repatriate any of the cash generated by our international operations back to the U.S.;

  •
  diminished ability to legally enforce our contractual rights;

  •
  currency exchange restrictions; and

  •
  withholding and other taxes on remittances and other payments by subsidiaries.

Third parties may claim that we have infringed on their intellectual property rights, which could expose us to substantial damages and restrict our operations.

        We have faced, are facing and in the future could face claims that we have infringed the patents, copyrights, trademarks or other intellectual property rights of others. For additional information, see the section of this prospectus entitled "Business—Legal Proceedings." In addition, we may be required to indemnify travel suppliers for claims made against them. Any claims against us or them could require us to spend significant time and money in litigation or pay damages. Such claims could also delay or prohibit the use of existing, or the release of new, products, services or processes, and the development of new intellectual property. We could be required to obtain licenses to the intellectual property that is the subject of the infringement claims, and resolution of these matters may not be available on acceptable terms or at all. Intellectual property claims against us could have a material adverse effect on our business, financial condition and results of operations, and such claims may result in a loss of intellectual property protections that relate to certain parts of our business.

Our ability to attract, train and retain executives and other qualified employees is crucial to our results of operations and future growth.

        We depend substantially on the continued services and performance of our key executives, senior management and skilled personnel, particularly our professionals with experience in our business and operations, including our information technology and systems. Any of these individuals may chose to terminate their employment with us at any time. The specialized skills we require are difficult and time-consuming to acquire and, as a result, such skills are in short supply. We expect that this shortage will continue. A lengthy period of time is required to hire and train replacement personnel when skilled personnel depart the company. An inability to hire, train and retain a sufficient number of qualified employees could materially hinder our business by, for example, delaying our ability to bring new products and services to market or impairing the success of our operations. Even if we are able to maintain our employee base, the resources needed to attract and retain such employees may adversely affect our profits, growth and operating margins.

Fluctuations in the exchange rate of the U.S. dollar and other foreign currencies may adversely impact our results of operations.

        While most of our revenue is denominated in U.S. dollars, a portion of our costs and revenue, is or will be denominated in other currencies, such as the pound sterling, the Euro and the Australian dollar. As a result, we face exposure to adverse movements in currency exchange rates. The results of our operations are exposed to foreign exchange rate fluctuations as the financial results of those operations are translated from local currency into U.S. dollars upon consolidation. If the U.S. dollar weakens against the local currency, the translation of these foreign-currency-denominated balances will result in increased net assets, net revenue, operating expenses, and net income or loss. Similarly, our net assets, net revenue, operating expenses, and net income or loss will decrease if the U.S. dollar strengthens against local currency. Additionally, transactions denominated in currencies other than the functional currency may result in gains and losses that may adversely impact our results of operations.

We expect to have significant ongoing business relationships with Travelport and if Travelport were to default on its indebtedness, Travelport's ability to perform under our agreements with it would be adversely affected.

        We expect to have significant ongoing business relationships with Travelport after the offering and Travelport has incurred a substantial amount of indebtedness. A breach of the covenants under Travelport's senior secured credit agreement or the indentures governing its notes could result in a default. Upon the occurrence of an event of default, all outstanding amounts under the senior secured credit agreement, the indentures, or both, could become immediately due and payable. In addition, the terms of Travelport's debt agreements do not fully prohibit the incurrence of additional indebtedness which may exacerbate the risk of default. Further, if the lenders under the senior secured credit agreement accelerate the repayment of borrowings, Travelport may not have sufficient assets to repay those amounts and the lenders may foreclose on the assets that Travelport has pledged as collateral under this agreement. If any of these events occur, Travelport's ability to perform its obligation under its agreements with us would be adversely affected.

Seasonal fluctuations in the travel industry could adversely affect us.

        Some of our businesses experience seasonal fluctuations, reflecting seasonal trends for the products and services we offer. These trends cause our revenue to be generally highest in the second and third calendar quarters of the year as travelers plan and book their spring and summer travel, and then flatten in the fourth and first calendar quarters of the year. Our results may also be affected by seasonal fluctuations in access to the inventory made available to us by our travel suppliers. For instance, during seasonal periods when demand is high, suppliers may impose blackouts for their inventory that prohibit us from selling their inventory during such periods. As a result, we may be required to borrow cash in order to fund operations or to meet debt service obligations during seasonal slowdowns or at other times. Our inability to finance our funding needs during a seasonal slowdown or at other times could have a material adverse effect on us.

Risks Relating to Becoming an Independent Public Company

Orbitz Worldwide has no operating history as an independent company and our historical combined consolidated financial information is not necessarily representative of the results we would have achieved as an independent company and may not be a reliable indicator of our future results.

        The historical combined consolidated financial information included in this prospectus does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as an independent company during the periods presented or those that we will achieve in the future, primarily as a result of the following factors:

  •
  Our businesses have been operated by Cendant and now Travelport as part of their broader corporate organizations, rather than as an independent company. Travelport or one of its affiliates have historically performed various corporate functions for us, including, but not limited to, tax administration, certain governance functions (including compliance with the Sarbanes Oxley Act of 2002 and internal audit) and external reporting. Our historical and combined consolidated results reflect allocations of corporate expenses from Travelport for these and similar functions. These allocations are less than the comparable expenses we believe we would have incurred had we operated as an independent company.

  •
  Currently, our businesses are integrated with the other businesses of Travelport. Historically, we have shared economies of scope and scale in costs, employees, vendor relationships and customer relationships, as well as pursued integrated strategies with Travelport and other businesses, including the GDS and wholesale travel businesses. We will enter into a transition services agreement and other agreements with Travelport; however, such temporary arrangements may not capture the benefits our businesses have enjoyed as a result of being integrated with the other businesses of Travelport. The loss of these benefits could have an adverse effect on our business, financial condition and results of operations following the completion of the offering.

  •
  Generally, our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of Travelport. Following the completion of this offering, Travelport will not be providing us with funds to finance our working capital or other cash requirements. Without the opportunity to obtain financing from Travelport, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements.

        Other significant changes may occur in our cost structure, management, financing and business operations as a result of the offering that we cannot predict and may have a material adverse effect on our business, financial condition and results of operations.

We may be unable to make the changes necessary to operate as an independent company on a timely or cost-effective basis, and we may experience increased costs after the offering or as a result of the offering.

        Travelport will be contractually obligated to provide to us only those services specified in the transition services agreement and the other agreements into which we intend to enter in connection with this offering. All services to be provided under the transition services agreement will be provided for a specified period of time, generally until December 31, 2007, with some exceptions. We may be unable to replace in a timely manner or on comparable terms the services or other benefits that Travelport previously provided to us that are not specified in the transition services agreement or the other agreements, or the services or benefits that are so specified upon the expiration of the periods for which they are to be provided under those agreements. Also, upon the expiration of the transition services agreement or such other agreements, many of the services that are covered in such agreements will be provided internally or by unaffiliated third parties, and we expect that in some instances, we will incur higher costs to obtain such services than we incurred under the terms of the agreements with Travelport. In addition, if Travelport does not continue to effectively perform the transition and other services called for under the transition services agreement and other agreements, we may not be able to operate our businesses effectively and our profitability may decline.

As an independent public company we expect to expend additional time and resources to comply with rules and regulations that do not currently apply to us, including rules related to internal controls over financial reporting, and failure to comply may lead investors to lose confidence in our financial information.

        As an independent public company, the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, as well as the rules of the stock exchange on which our common stock will be listed, will require us to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these public company obligations will increase our legal and financial compliance costs and place significant additional demands on our finance and accounting staff and on our financial, accounting and information systems.

        In particular, as a public company, our management will be required to conduct an annual evaluation of our internal controls over financial reporting and include a report of management on our internal controls in our annual reports on Form 10-K. In addition, we will be required to have our independent public accounting firm attest to and report on management's assessment of the effectiveness of our internal controls over financial reporting. Under current rules, we will be subject to these requirements beginning with our annual report on Form 10-K for our fiscal year ending December 31, 2008. If we are unable to conclude that we have effective internal controls over financial reporting or, if our independent auditors are unable to provide us with an attestation and an unqualified report as to the effectiveness of our internal controls over financial reporting, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

Actual or potential conflicts of interest may develop between our management and directors as well as the management and directors of Travelport.

        Because of their positions with Travelport or its subsidiaries, substantially all of our executive officers hold interests in the ultimate parent of Travelport. Following the offering, these officers will retain some of these interests. The individual holdings of these interests may be significant for some of them compared to their total assets. Even though our executive officers will be our employees upon completion of the offering, continued ownership by our officers of these interests creates, or, may create the appearance of, conflicts of interest when these officers are faced with decisions that could have different implications for Travelport than the decisions have for us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between Travelport and us regarding terms of the agreements governing the relationship between Travelport and us after this offering, including the transition services agreement, the master license agreement, the tax sharing agreement or any commercial agreements between the parties or their affiliates. Potential conflicts of interest could also arise if we enter into any other commercial arrangements with Travelport in the future.

        Mr. Jeff Clarke will serve as Chairman of our Board of Directors, while retaining his role as President, Chief Executive Officer and Director of Travelport. The fact that Mr. Clarke will hold a position with both Travelport and us could create, or appear to create, potential conflicts of interest for him when he faces decisions that may affect both Travelport and us. In addition, Mr. Paul C. Schorr IV, who is a senior managing director at The Blackstone Group, and Mr. William J.G. Griffith, who is a general partner of TCV, and who both currently serve on the board of directors of Travelport, will serve on our board of directors effective upon consummation of this offering. The fact that Mr. Schorr and Mr. Griffith will hold positions with their respective entities, Travelport and we could create, or appear to create, potential conflicts of interest when they face decisions that may affect two or more of these entities.

        Further, our certificate of incorporation will provide that no officer or director of Travelport who is also an officer or director of ours will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Travelport instead of us, or does not communicate information regarding a corporate opportunity to us because the officer or director has directed the corporate opportunity to Travelport. These provisions may have the effect of exacerbating the risk of conflicts of interest between Travelport and us because the provisions effectively shield an overlapping director/executive.

Risks Relating to Our Common Stock

There is no established trading market for our common stock, and the market price of our common stock may be highly volatile or may decline regardless of our operating performance.

        There has not been a public market for our common stock prior to this offering. A trading market for our common stock may not develop or become liquid. If you purchase shares of our common stock in this offering, you will pay a price that was not established in the public trading markets. The initial public offering price will be determined by negotiations between the underwriters and us. You may not be able to resell your shares above the initial public offering price and may suffer a loss on your investment.

        Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in the stock price may include, among other things:

  •
  actual or anticipated variations in quarterly operating results;

  •
  changes in financial estimates by us or by any securities analysts who might cover our stock;

  •
  conditions or trends in our industry;

  •
  changes in the market valuations of other travel service providers;

  •
  announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

  •
  announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

  •
  capital commitments;

  •
  additions or departures of key personnel; and

  •
  sales of our common stock, including sales of our common stock by our directors and officers or Travelport.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

        If you purchase common stock in this offering, you will experience immediate and substantial dilution insofar as the public offering price will be substantially greater than the tangible book value per share of our outstanding common stock after giving effect to this offering. For additional information, see the section of this prospectus entitled "Dilution." The exercise of options to be outstanding immediately following the closing of this offering and future equity issuances will result in further dilution to investors.

Future sales of our common stock may cause our stock price to decline.

        If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline. These sales might also make it more difficult for us to sell additional equity securities at a time and price that we deem appropriate. Based on        shares outstanding as of    , 2007, upon completion of this offering, we will have    shares of common stock outstanding. Of these outstanding shares, all of the shares of our common stock sold in this offering

will be freely tradable in the public market. The remaining    shares of our common stock will be restricted securities as defined in Rule 144 under the Securities Act.

        We and our directors and executive officers and Travelport have agreed that, subject to limited exceptions, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co., offer, sell or dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. However, Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

        Subject to the 180-day lock-up agreement, these    restricted securities may be sold into the public market in the future without registration under the Securities Act to the extent permitted under Rule 144.    shares will be available for sale 180 days after the date of this prospectus pursuant to Rule 144 subject to volume or other limits. In addition, commencing 180 days after the date of this prospectus, stockholders holding    outstanding shares of these restricted securities, will have registration rights which could allow those holders to sell their shares freely through a future registration statement filed under the Securities Act.

        In addition,    shares reserved for issuance pursuant to options or restricted stock units to be outstanding immediately following the closing of this offering and     shares available for grant under our equity incentive plans following the closing of this offering, if issued or granted, will become eligible for sale in the public market once permitted by provisions of various vesting agreements, lock-up agreements and Rule 144, as applicable. For additional information, see the section of this prospectus entitled "Shares Eligible for Future Sale."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may contain forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. We generally identify forward-looking statements by terminology such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of those words or other comparable words but the absence of these words does not necessarily mean that a statement is not forward-looking.

        Any forward-looking statements contained in this prospectus are based upon the historical performance of us and our subsidiaries and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled "Risk Factors" in this prospectus. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus.

        Unless required by law, we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC, after the date of this prospectus.

MARKET AND INDUSTRY DATA AND FORECASTS

        This prospectus includes market and industry data and forecasts that we have developed from independent research firms, such as PhoCusWright Inc., publicly-available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, neither we nor the underwriters have independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from our investors, partners, trade and business organizations and other contacts in the markets in which we operate and our management's understanding of industry conditions. Although we believe that such information is reliable, we have not had such information verified by any independent sources.

USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $            million from the sale of            shares of common stock in this offering at the assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover of this prospectus, after deducting underwriting commissions and discounts of $             million and estimated offering expenses of $     million. If the underwriters exercise in full their option to purchase            additional shares of common stock, then we estimate that our net proceeds from this offering will be approximately $             million. Concurrently with the consummation of this offering, we expect to enter into a $         million senior credit facility of which we expect $        to be drawn to remit to Travelport and $         million to be available for future borrowings by us.

        We intend to remit the net proceeds from this offering to Travelport. We will not retain any proceeds from this offering. Travelport intends to use such net proceeds to repay a portion of its senior credit facility under which affiliates of the underwriters are lenders.

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the midpoint of the range set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us from this offering by $            , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDEND POLICY

        We do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors, may require the consent of Travelport and will depend on a number of factors, including our financial condition, results of operations, capital requirements, restrictions contained in future financing instruments and other factors that our board of directors may deem relevant.

        Under Delaware law, dividends may be payable only out of surplus, which is our net assets minus our liabilities and our capital, or, if we have no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2006:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the following events, as if each event had occurred on December 31, 2006:

  •
  the sale of            shares of our common stock that we are offering at an assumed initial public offering price of $    per share, the midpoint of the range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses, and the use of the estimated net proceeds therefrom, as described in "Use of Proceeds;" and

  •
  the concurrent debt financing, as described in the section of this prospectus entitled "Prospectus Summary—Concurrent Debt Financing."

        You should read the following table in conjunction with our combined financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	As of December 31, 2006
	Actual	As Adjusted
	(dollars in millions)
Cash and cash equivalents(1)	$28	$

Total debt(2)	$—	$

Invested equity/Stockholders' equity:
Travelport's net investment	1,265
Common stock, per value $0.01 per share ( shares authorized, shares issued and shares outstanding, actual; shares authorized, shares issued and shares outstanding, as adjusted)	—
Additional paid-in capital	—
Accumulated other comprehensive income (loss)	2

Total invested equity	1,267
Stockholders' equity	—

Total capitalization	$1,267	$

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $     per share, the midpoint of the range set forth on the cover page of this prospectus, would result in an increase (decrease) in adjusted cash and cash equivalents, additional paid-in capital, total invested equity and total capitalization by $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. The as adjusted information is illustrative only, and following the completion of this offering, will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)
On January 26, 2007 and January 30, 2007, we became the obligor on two intercompany notes payable to affiliates of Travelport, in the aggregate principal amounts of approximately $25 million and $835 million, respectively, and recorded a $835 million reduction to net invested equity. The unpaid principal of these notes accrues interest at a fixed annual rate of 10.25% until the earlier of payment in full or the maturity date of February 19, 2014. These notes may be paid in whole or in part at any time at our option without penalty.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the net tangible book value per share attributable to the existing equity holder. Net tangible book value represents net book equity excluding intangible assets, if any.

        Our pro forma net tangible book value before completion of this offering as of December 31, 2006, after giving effect to the sale of             shares of our common stock, was $    million or $    per share.

        After giving effect to the sale of    shares of our common stock at an assumed initial public offering price of $    per share, which is the mid-point of the price range set forth on the cover page of this prospectus in this offering after deducting underwriting discounts and commissions, estimated offering expenses and other related transaction costs payable by us, our pro forma net tangible book value as of December 31, 2006 was $    million or $    per share.

        The following table illustrates the pro forma immediate increase in book value of $            per share for the existing equity holder and the immediate dilution of $     per share to new stockholders purchasing shares of our common stock in this offering, assuming the underwriters do not exercise their option to purchase additional shares of common stock.

Initial public offering price per share	$
Pro forma net tangible book value per share prior to this offering as of December 31, 2006	$
Increase in net tangible book value per share attributable to stockholders purchasing shares in this offering

Pro forma net tangible book value per share after this offering

Dilution to new stockholders per share	$

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, which is the mid-point of the price range set forth on the cover of this prospectus, would increase (decrease) our net tangible book value by $            million, our pro forma net tangible book value per share after this offering by $    per share, and the dilution to new investors in this offering by $    per share, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and offering expenses payable by us.

        The following table summarizes, on the same pro forma basis as of December 31, 2006, the differences between the existing equity holder and the new stockholders in this offering with respect to the number of shares purchased from us, the total consideration paid, and the average price per share paid before deducting the underwriting discount and estimated offering expenses.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percentage		Amount	Percentage
Existing equity holder			%	$		%	$
New investors

Total		100.0%			$100.0%

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) total

consideration paid by new investors in this offering and by all investors by $            million, and would increase (decrease) the average price per share paid by new investors by $            , assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and without deducting the estimated underwriting discounts and offering expenses payable by us in connection with this offering.

        If the underwriters' exercise their option to purchase additional shares of common stock in full, the pro forma net tangible book value per share as of December 31, 2006 would be approximately $    per share and the dilution in pro forma net tangible book value per share to new stockholders would be $    per share. Furthermore, the percentage of our shares held by existing equity owners would decrease to approximately    % and the percentage of our shares held by new stockholders would increase to approximately    %.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED FINANCIAL INFORMATION

        The following unaudited pro forma combined consolidated condensed financial information has been derived by the application of pro forma adjustments to our historical financial statements. In connection with the Blackstone Acquisition, all of our assets and liabilities were revised to reflect the fair values on the date of acquisition, based upon our allocation of the overall purchase price to the underlying net assets acquired. The historical combined consolidated financial statements present separately the financial position and results of operations on a successor and predecessor basis.

        Our historical financial statements and the related notes included elsewhere in this prospectus for the successor and predecessor have been separated by a vertical line on the face of the combined consolidated financial statements to identify the different bases of accounting. In addition, our historical combined consolidated results of operations and financial position may not be indicative of future performance and do not necessarily reflect what our combined results of operations and financial position would have been had we operated as a separate, standalone entity.

        The accompanying unaudited pro forma combined consolidated condensed statement of operations for the year ended December 31, 2006 is presented:

  •
  on an actual basis for the predecessor and successor periods;

  •
  on a combined basis summing the results for the 2006 predecessor and successor periods;

  •
  on a pro forma basis to give effect to the Blackstone Acquisition as if the acquisition had occurred on January 1, 2006; and

  •
  on a pro forma as adjusted basis to give effect to this offering, the concurrent debt financing, the remit of proceeds to Travelport and our estimate of incremental public company costs, which we refer to as the transactions, as if these transactions had occurred on January 1, 2006.

        The accompanying unaudited pro forma combined consolidated condensed balance sheet at December 31, 2006 is presented:

  •
  on an actual basis for the successor; and

  •
  on a pro forma as adjusted basis to give effect to the transactions, as if the transactions had occurred on December 31, 2006.

        The unaudited pro forma adjustments and the offering adjustments are based on available information and certain assumptions that we believe are reasonable and are described below in the accompanying notes.

        The unaudited pro forma combined consolidated condensed statement of operations and balance sheet should be read in conjunction with the sections of this prospectus entitled "Selected Historical Combined Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our historical combined consolidated financial statements and related notes thereto included elsewhere in this prospectus. The unaudited pro forma combined consolidated condensed statement of operations should not be considered indicative of actual results that would have been achieved had the transactions been consummated on the date indicated. Also, the unaudited pro forma combined consolidated condensed financial statements should not be viewed as indicative of our financial condition or results of operations as of any future dates or for any future period.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2006

	Predecessor January 1, 2006 to August 22, 2006	Successor August 23, 2006 to December 31, 2006	Combined
			Year Ended December 31, 2006	Pro forma Adjustments		Pro forma	Transaction Adjustments		Pro forma As Adjusted
	(dollars in millions, except per share data)
Net revenue	$510	$242	$752	$(20	)(a)	$732	$		$
Costs and expenses
Cost of revenue	75	38	113	—		113
Selling, general and administrative	379	201	580	—		580		(d)
Depreciation and amortization	37	18	55	(5	)(b)	50
Impairment of goodwill and intangible assets	122	—	122	(122	)(c)	—

Total operating expenses	613	257	870	(127)		743

Operating loss	(103)	(15)	(118)	107		(11)
Interest expense	18	9	27	—		27		(e)
Other income, net	1	—	1	—		1

Income (loss) before income taxes	(120)	(24)	(144)	107		(37)
Provision (benefit) for income taxes	1	1	2	(1	)(f)	1		(f)

Income (loss)	$(121)	$(25)	$(146)	$108		$(38)	$		$

Earnings per share:
Net income per share:
Basic									$

Diluted									$

Weighted average shares outstanding:
Basic
Diluted

(a)
Reflects an adjustment to decrease revenue by $20 million as a result of fair value adjustments in connection with the Blackstone Acquisition for deferred revenue of $18 million and the amortization of certain contracts with suppliers with terms considered below market of $2 million.

(b)
Reflects our estimates of the allocation of the overall Blackstone Acquisition purchase price to property and equipment, developed technology, customer contracts and relationships, vendor contracts and relationships, or other identifiable intangible assets, resulting in $5 million less depreciation and amortization expense.

(c)
Impairment of goodwill and intangible assets of $122 million is excluded as the goodwill and intangible assets would be stated at fair value at the beginning of the period and therefore an impairment would not exist in the period presented.

(d)
Reflects $             million in incremental costs we will incur in conjunction with doing business as a standalone company.

(e)
Reflects (1) the estimated interest expense of $           million on the $           million of debt to be borrowed concurrently with the consummation of this offering; and (2) $           million of amortization related to $           million of debt issuance costs associated with such debt. Pursuant to the terms of the debt agreement, the interest rate is      %.

Interest rate sensitivity:

A 1/8% change in interest rates would impact pro forma interest expense related to our proposed new indebtedness by approximately $        million.

(f)
Represents the tax effect of the pro forma adjustments of $1 million and of the transaction adjustments of $           million. The actual tax effect depends, among other factors, on the jurisdictions associated with borrowing and our ability to realize taxable income in those jurisdictions, as well as on the deferred tax consequences.

UNAUDITED PRO FORMA
COMBINED CONSOLIDATED CONDENSED BALANCE SHEET
AS OF DECEMBER 31, 2006

	December 31, 2006
	Orbitz Worldwide	Transaction Adjustments			Pro forma As Adjusted
	(in millions)
Assets
Cash	$28	$		(a),(b)	$
Other current assets	76		—

Total current assets	104
Goodwill	1,190
Trademarks and trade names	311
Other non-current assets	456			(a)

Total assets	$2,061	$			$

Liabilities and invested equity
Accrued expenses	234
Other current liabilities	153

Total current liabilities	387
Long-term debt	—			(a)		—
Other non-current liabilities	407

Total liabilities	794

Commitments and contingencies
Invested equity/stockholders' equity
Travelport's net investment	1,265
Accumulated other comprehensive income (loss)	2
Common stock	—			(b)
Additional paid in capital	—			(b)

Total invested equity	1,267
Total stockholders' equity	—			(b)

Total liabilities and invested equity/stockholders' equity	$2,061	$		(b)	$

(a)
Represents the estimated proceeds to be received from the concurrent debt financing which total $         million, net of the proceeds to be remitted to Travelport of $         million, and estimated deferred financing costs of $         million.

(b)
Represents the net increase in equity and cash to be received of $         million from the proceeds of this offering, assuming no exercise by the underwriters of their option to purchase additional shares, less related fees as follows.

SELECTED HISTORICAL COMBINED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table presents our selected historical combined consolidated financial and other data. The statement of operations data for each of the years ended December 31, 2004, December 31, 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006 and the balance sheet data as of December 31, 2005 and 2006 have been derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2002, December 31, 2003 and the balance sheet data as of December 31, 2002, December 31, 2003 and December 31, 2004 are derived from unaudited financial statements that are not included in this prospectus. The unaudited information was prepared on a basis consistent with that used in preparing our audited combined consolidated financial statements and includes all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of the financial position and results of operations for the unaudited periods.

        On August, 23, 2006, affiliates of The Blackstone Group and TCV completed the acquisition of the Travelport businesses of Cendant, including the businesses which comprise the combined reporting group of Orbitz Worldwide. The balance sheet and statement of operations data as of December 31, 2006 and for the period August 23, 2006 through December 31, 2006 have been carved out of Travelport and include the financial condition, results of operations and cash flows for the combined reporting group of Orbitz Worldwide on a successor basis, reflecting the impact of the preliminary purchase price allocation. The balance sheet and statement of operations data for periods prior to August 23, 2006 have been carved out of Cendant and include the financial condition, results of operations and cash flows for the combined reporting group of Orbitz Worldwide on a predecessor basis, reflecting the carrying values of the combined reporting group of Orbitz Worldwide at Cendant's historical basis. Financial information for the successor and predecessor has been separated by a vertical line on the face of the statement of operations and other data to identify the different bases of accounting. Our combined consolidated financial statements include the financial condition, results of operations and cash flows of CheapTickets since October 2001, Flairview Travel since April 2004, Orbitz since November 2004 and ebookers since February 2005.

        Our historical combined consolidated financial statements do not reflect what our financial position, results of operations and cash flows would have been had we operated as a separate, standalone company without the shared resources of Cendant in the predecessor periods and Travelport in the successor period. Additionally, our historical financial position and results of operations are not necessarily indicative of our financial position or results of operations as of any future date or for any future period.

        You should read the following selected historical combined consolidated financial and other data in conjunction with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined consolidated financial statements and related notes included elsewhere in this prospectus.

	Predecessor					Successor	Combined(1)
					January 1, 2006 through August 22, 2006	August 23, 2006 through December 31, 2006
	Year Ended December 31,
							Year Ended December 31, 2006
	2002	2003	2004	2005
	(unaudited)
	(in millions, except per share data)
Statements of Operations Data:
Net revenue	$122	$154	$244	$686	$510	$242		$752
Costs and expenses
Cost of revenue	9	15	43	101	75	38		113
Selling, general and administrative	130	181	217	517	379	201		580
Depreciation and amortization	9	15	32	78	37	18		55
Impairment of goodwill and intangible assets	232	2	10	400	122	—		122

Total operating expenses	380	213	302	1,096	613	257		870

Operating loss	(258)	(59)	(58)	(410)	(103)	(15)		(118)
Interest expense	3	0	2	22	18	9		27
Other income, net	—	—	—	2	1	—		1

Loss before income taxes	(261)	(59)	(60)	(430)	(120)	(24)		(144)
Provision (benefit) for income taxes	—	—	3	(42)	1	1		2

Net loss	$(261)	$(59)	$(63)	$(388)	$(121)	$(25)		$(146)

Earnings per share:
Pro forma net income per share:
Basic							$

Diluted							$

Pro forma weighted average shares outstanding:
Basic
Diluted
	Predecessor				Successor
	As of December 31,
	2002	2003	2004	2005	2006
	(unaudited)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$—	$2	$24	$33	$28
Working capital (deficit)(2)	(70)	(51)	(204)	(259)	(283)
Total assets	221	302	1,878	2,060	2,061
Total long-term liabilities	24	221	295	269	407
Total invested equity	112	5	1,303	1,424	1,267

(1)
The combined results of the successor and the predecessor for the periods in 2006 and that of the predecessor in prior years are not necessarily comparable due to the change in basis of accounting resulting from the Blackstone Acquisition and the associated change in capital structure. The presentation of the 2006 results on this combined basis does not comply with generally accepted accounting principles in the U.S.; however, we believe that this provides useful information to assess the relative performance of the businesses in all periods presented in the financial statements on an ongoing basis. The captions included within our statements of operations that are materially impacted by the change in basis of accounting include net revenue, depreciation and amortization and impairment of goodwill and intangible assets. We have disclosed the impact of the change in the basis of accounting for each of these captions in the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Predecessor			Successor	Combined
	Year Ended December 31,		January 1, 2006 through August 22, 2006	August 23, 2006 through December 31, 2006
					Year Ended December 31, 2006
	2004	2005
	(in millions)

Other Data:
Gross bookings(3)	$1,987	$7,435	$6,832	$3,193	$10,025
Air gross bookings(4)	1,338	5,392	5,046	2,397	7,443
Non-air and other gross bookings(5)	649	2,043	1,786	796	2,582
Domestic gross bookings	1,782	6,334	5,986	2,762	8,748
International gross bookings	205	1,101	846	431	1,277
Net revenue	244	686	510	242	752
Air net revenue(6)	86	323	238	117	355
Non-air and other net revenue(7)	158	363	272	125	397
Domestic net revenue	216	542	411	200	611
International net revenue	28	144	99	42	141
EBITDA(8)					(62)
Adjusted EBITDA(8)					117

(2)
Defined as current assets minus current liabilities.

(3)
Represents the total amount paid by a consumer for transactions booked under both the retail and merchant models at the time of booking.

(4)
Represents the total amount paid by a consumer for air transactions booked under both the retail and merchant models at the time of booking. Excludes gross bookings from the air component of dynamic packaging.

(5)
Represents the total amount paid by a consumer for hotel, vacation package, car rental, cruise and other transactions booked under both the retail and merchant models at the time of booking.

(6)
Comprises commissions and fees earned on air transactions under our retail model and merchant model. Excludes net revenue from the air component of dynamic packaging.

(7)
Comprises commissions and fees earned on hotel, vacation package, car rental and cruise transactions under our retail model and merchant model, as well as advertising revenue and fees and commissions earned from the sale of third party travel-related products on our websites, insurance, our affinity card and other services.

(8)
EBITDA, a performance measure used by management, is defined as net loss plus: interest expense, provision for income taxes and depreciation and amortization, as shown in the table below. Adjusted EBITDA represents EBITDA as adjusted for certain items as described in the table below.

EBITDA and adjusted EBITDA, as presented on a combined basis for the year ended December 31, 2006, are not defined under U.S. generally-accepted accounting principles, and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly-titled measures of other companies.

We use, and we believe investors benefit from the presentation of, EBITDA and adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA and adjusted EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance and cash flow because:

•
EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

  •
  investors commonly adjust EBITDA information to eliminate the effect of non-recurring items such as restructuring charges, as well as non-cash items such as impairment of goodwill and intangible assets and equity compensation all of which vary widely from company to company and impact comparability.

        Our management uses adjusted EBITDA:

  •
  as a measure of operating performance to assist in comparing performance from period to period on a consistent basis;

  •
  as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and

  •
  as a performance evaluation metric off which to base executive and employee incentive compensation programs.

        The following table provides a reconciliation of net loss to EBITDA:

Combined Year Ended December 31, 2006
(in millions)
Net loss	$(146)
Interest expense	27
Provision for income taxes	2
Depreciation and amortization	55

EBITDA	$(62)

  EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA.

Combined Year Ended December 31, 2006
(in millions)
EBITDA	$(62)
Goodwill and intangible impairment expense(a)	122
Purchase accounting adjustments(b)	43
Corporate allocations and other direct corporate costs(c)	13
Global platform expense(d)	5
Stock-based compensation expense(e)	6
Restructuring and moving expenses(f)	7
Travelport corporate solutions adjustments(g)	(3)
Public company costs(h)	(14)

Adjusted EBITDA	$117

(a)
Represents the charge recorded for impairment of goodwill and intangible assets. The impairment is primarily related to a decline in ebookers' fair value relative to its carrying value, which was the result of poor operating performance occurring after the asset was acquired by Cendant.

(b)
Represents the purchase accounting adjustments made at the time of the Blackstone Acquisition in order to reflect the fair value of deferred revenue and accrued liabilities on the opening balance sheet date. These adjustments, which are non-recurring in nature, reduced deferred revenue and accrued liabilities and resulted in a reduction in revenue and operating income in the period August 23, 2006 through December 31, 2006.

(c)
Represents corporate allocations and direct costs for services performed on our behalf by Cendant or Travelport. After the completion of this offering, we will perform these services with either internal or outside resources, although we may utilize Travelport for certain services under the transition services agreement. Also includes $3 million of direct costs incurred by us on behalf of Travelport. We have included our estimate of the costs we expect to incur after the completion of this offering as described in footnote (h) below.

(d)
Represents costs associated with operating two technology platforms simultaneously as we invest in our global technology platform. These development and duplicative technology expenses are expected to cease in 2008 following the migration of certain of our operations to the global technology platform.

(e)
Represents non-cash stock-based compensation expense.

(f)
Represents non-recurring costs incurred as part of our separation from Cendant and the costs of relocating our corporate offices.

(g)
Represents the difference in the historical amounts earned from Galileo by our corporate travel solutions business and the amount that would have been earned under our new arrangement with Galileo if such arrangement had been in place as of the beginning of the period presented.

(h)
Represents our estimate of the cash costs expected to be incurred for certain headquarters and public company costs after completion of this offering, including costs for services which were previously provided by Travelport or Cendant. These include tax, treasury, internal audit, board of director's costs, and similar items. Also included are costs for D&O insurance, audit, investor relations and other public company costs.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis of our results of operations and financial condition covers periods both prior to and subsequent to the consummation of the acquisition by affiliates of The Blackstone Group and TCV of the Travelport business of Cendant, which we refer to as the Blackstone Acquisition. Accordingly, the discussion and analysis of historical periods prior to August 23, 2006 does not reflect the effect that the Blackstone Acquisition had on us, including the effect of purchase accounting on our results. You should read the following discussion of our results of operations and financial condition in conjunction with Selected Historical Combined Consolidated Financial and Other Data, Unaudited Pro Forma Combined Consolidated Condensed Financial Information and the audited combined consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements.

Overview

        We are a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide is a combined reporting group comprised of Travelport's online travel businesses, which includes Orbitz, CheapTickets, ebookers, HotelClub, RatesToGo and the Away Network, and corporate travel brands, Orbitz for Business and Travelport for Business. We provide customers with access to a comprehensive set of travel products, from over 80,000 suppliers worldwide, including air, hotels, vacation packages, car rentals, cruises, travel insurance and destination services, such as ground transportation, event tickets and tours through an efficient, customized and user-friendly system.

        We are a leader in air travel, the largest online travel segment. This offers us a significant opportunity to drive growth in non-air categories, specifically hotels and dynamic vacation packages that are customized by travelers. These categories offer significant growth potential and attractive revenue per transaction and are areas in which we are currently under-penetrated relative to our major online competitors. There are also substantial growth opportunities in fast growing regions outside of the U.S. for our strong international brands: ebookers, HotelClub and RatesToGo. Finally, we believe that we have significant opportunity to improve our profitability by continuing to realize operating efficiencies from the global integration of our operations (similar to the success we achieved with the integration of Orbitz and CheapTickets), by sharing best practices across our global operations and by launching our common, scaleable global technology platform. We believe the organic growth opportunities inherent to us and to the overall marketplace, coupled with expected tangible operating improvements, position us well for strong profit growth.

        As a full service online travel company, we generate revenue through multiple sources. Similar to traditional travel agencies, through our retail business, we earn fees and commissions from travel suppliers for airline tickets, hotel rooms, car rentals and other travel products and services booked by consumers on our websites, and we charge consumers a service fee for booking airline tickets and certain other travel products. We also receive incentive payments from GDSs and other distribution channels, including Galileo, Apollo and Worldspan, when we use their systems to book airline tickets, hotel rooms and car rentals. Our merchant business generates significantly higher revenue per transaction than our retail business. Our merchant fees are based on the difference between the total amount the customer pays and the negotiated net rate the supplier charges for the travel product. Other revenue is derived primarily from technology licensing and advertising.

History of Acquisitions

        As part of Cendant from 2001 to 2006, we made a series of acquisitions. Since our purchase of CheapTickets in October 2001, we have created a full service online travel company through various acquisitions, each of which allows us to serve both travel suppliers and consumers more efficiently and effectively. Whereas CheapTickets was focused on value-conscious consumers, primarily in the U.S., we added other complementary brands such as Lodging.com, which is not currently an active brand, in August 2002; the Neat Group, which provides dynamic packaging technology where travelers can build customized trips based on customer preference for flights, car rentals, hotels, and leisure activities, in April 2003; and Flairview Travel, which owns HotelClub and RatesToGo, in April 2004, when we expanded into international markets. In November 2004, we acquired the full service online travel company Orbitz, which expanded our U.S. presence and furthered our reach into the corporate and managed travel marketplace. We acquired Away.com in January 2005, which serves as a complement to our online travel businesses by providing relevant travel information, sponsored links, and other services to travel consumers. Finally, we acquired ebookers and AsiaHotels.com, which is now part of Flairview, in February 2005 to further expand our presence in the United Kingdom, continental Europe and Asia.

Blackstone Acquisition of the Travelport businesses of Cendant, including Orbitz Worldwide

        On August 23, 2006, Cendant's travel distribution businesses (including Orbitz Worldwide) were acquired by affiliates of The Blackstone Group and TCV, including the businesses which comprise the combined reporting group of Orbitz Worldwide. As a result, the businesses which comprise the combined reporting group of Orbitz Worldwide prior to the Blackstone Acquisition are considered the predecessor. The combined consolidated financial statements as of December 31, 2006 and for the period August 23, 2006 through December 31, 2006 include the financial condition, results of operations and cash flows for the combined reporting group of Orbitz Worldwide on a successor basis, reflecting the effect of purchase accounting of the Blackstone Acquisition utilizing the preliminary purchase price allocation. The combined consolidated financial statements for periods prior to August 23, 2006 include the financial condition, results of operations and cash flows for the combined reporting group of Orbitz Worldwide on a predecessor basis, reflecting the historical carrying values of the combined reporting group of Orbitz Worldwide. Financial information for the successor and predecessor has been separated by a vertical line on the face of the combined consolidated financial statements to identify the different basis of accounting. Our combined consolidated results of operations, financial position and cash flows may not be indicative of our future performance and do not necessarily reflect what our combined consolidated results of operations, financial position and cash flows would have been had we operated as a separate, standalone entity during the periods presented, including changes in our operations and capitalization as a result of the Blackstone Acquisition.

Industry Trends

        Increased usage and familiarity with the Internet has driven rapid growth in online travel gross bookings. According to PhoCusWright, in 2006, 47% of leisure and corporate travel bookings occurred online in the U.S., a higher percentage than any other region. Penetration rates globally have increased considerably over the past few years, and are expected to continue to increase.

        Online travel companies typically provide airline, hotel, car rental, and other reservation and fulfillment services to customers. Online travel companies earn fees and commissions from travel suppliers for airline tickets, hotel rooms, car rentals and other travel products and services booked, as well as incentive payments from GDSs and other distribution channels. The rapid and significant changes in the travel industry have affected and will continue to affect the revenue and profitability per transaction for online travel companies. As discussed in more detail below, these changes include:

  •
  efforts by major airlines to reduce distribution costs through increasing direct distribution through their own websites, which reduces travel agent commissions, overrides and GDS fees;

  •
  an increase in the proportion of airline seats that are sold and actually filled at departure, which we refer to as load factors;

  •
  an increase in ticket prices combined with a reduction in flight capacities by the major airlines; and

  •
  a rise in occupancy rates in the hotel sector.

        The U.S. airline sector has experienced significant turmoil in recent years, with several of the largest airlines seeking the protection of Chapter 11 bankruptcy proceedings. The need to rationalize high fixed cost structures to better compete with low cost carriers offering "no frills" flights at discounted prices, as well as jet fuel price inflation, have caused the airlines to recently undertake a series of merger opportunities to better share fixed costs and reduce redundant flight routes. In addition, carriers have aggressively pursued cost reductions in every aspect of their operations. These cost reduction efforts include distribution costs, which the airlines have pursued by increasing direct distribution through their own proprietary websites, as well as seeking to reduce travel agent commissions and overrides. The airlines have also been successful in reducing their fees with the GDSs as a result of the contract negotiations in mid-to-late 2006 when their previous GDS contracts expired. These reductions negatively affected offline and online travel agents as large agencies have historically received a meaningful portion of their air remuneration from GDSs.

        In addition, the U.S. airline industry has experienced increased load factors as well as ticket prices. These trends have affected our ability to provide consumers with access to net rate inventory which we use in our merchant air businesses, including air tickets for package travel offerings, and has resulted in reduced discounts for our merchant air business.

        Together, these factors have driven a decline in air revenue per ticket in recent years.

        Until recently, the hotel sector has been characterized by robust demand and limited supply, resulting in increasing occupancy rates which has led hotel revenue managers to increase their average daily rates, or ADRs. While increasing ADRs generally has a positive effect on online travel hotel operations as remuneration increases proportionally with net room rates, higher ADRs can also affect underlying demand and higher occupancy rates can restrict our ability to provide consumers with access to merchant hotel inventory, particularly in high occupancy destinations popular with our travel base, including Orlando, Las Vegas and New York. Higher occupancy rates also have historically tended to drive lower margins as hotel suppliers have less need for third-party intermediaries for distribution. Recently, the hotel sector has been experiencing decreased occupancy trends with increasing supply and generally steady demand.

        Despite some of these trends, growth in the online travel industry has been robust and has coincided with an increased interest from travelers in booking several components of their travel experience simultaneously. These components may include, but are not limited to, airline tickets, hotel rooms and car rentals. Online travel companies have taken advantage of the opportunity to offer travelers a comprehensive set of package options, including many different combinations of travel products and the ability to select their preferred supplier for each, all in a timely and efficient manner and often for less than booking each component individually. This rise in demand for vacation packages is driving additional industry profitability as the average package transaction size is meaningfully larger than a standalone product and often carries a higher margin. Additionally, by making destination services, such as ground transportation, event tickets and tours, available to travelers, online travel companies have been able to extend their value proposition beyond traditional travel (air, hotel and car) and shape the travelers' experiences once they arrive at their destinations.

        Several trends suggest continued strength for online travel companies. Increased Internet usage and availability of high speed Internet access, greater convenience and ease of use of booking travel online and increased breadth of travel products offered online are expected to drive global growth in online travel. PhoCusWright projects rapid growth of vacation packages bookings (including dynamic packaging) in the U.S., increasing 45% from $6.5 billion in 2006 to $9.4 billion in 2008. There is also significant potential to serve small, medium and large businesses through website interfaces rather than traditional corporate travel agencies.

Separation from Travelport and Related Party Transactions

        Historically, we have not operated as an independent standalone company. Our combined consolidated financial statements included in this prospectus have been derived from the historical financial statements of Cendant for the predecessor periods and from the historical financial statements of Travelport for the successor period. The combined consolidated financial information may not reflect what our results of operations, financial position and cash flows would have been had we operated as a separate, standalone company without the shared resources of Cendant in the predecessor periods and Travelport in the successor period, and may not be indicative of our future results of operations, financial position and cash flows. For additional information, see the section of this prospectus entitled "Risk Factors."

        Concurrently with the closing of this offering, we will enter into multiple agreements with Travelport, formalizing our ongoing relationship and providing for continued services to be provided by Travelport and us for our mutual benefit. It is expected that the costs of such services will be on a basis consistent with the costs allocated to us in the historical combined consolidated financial statements. As these agreements are between a parent and its controlled entities, they cannot by definition be considered arms' length transactions. However, we believe the terms are at least as favorable as could be obtained from unaffiliated third parties. For additional information, see the section of this prospectus entitled "Arrangements Between Our Company and Related Parties."

        In addition to certain general and corporate overhead functions that have been provided to us historically by either Cendant or Travelport, and which are discussed below, we have numerous ongoing relationships with Travelport affiliates that are significant to our revenue-producing activities. The following sets forth a summary of the services provided to us by these related parties.

        GDS Services.    To varying extents suppliers utilize GDSs to connect their inventory of products and services with travel agencies, who in turn distribute those products and services to travelers. Certain of our businesses utilize Galileo and Apollo, which are subsidiaries of Travelport, for GDS services. In addition, on December 6, 2006, Travelport announced that it had entered into a definitive agreement to acquire Worldspan Technology, Inc., or Worldspan. Worldspan provides Orbitz with GDS services under an agreement, referred to as the Worldspan Contract, which is purportedly effective through October 2011. However, we are currently in litigation with Worldspan and one of our claims is that various contractual provisions, including the term of the contract and the exclusivity provision, are void and unenforceable. The Worldspan Contract with Orbitz has historically been accounted for as an unfavorable contract, as management believes that the rates received under this contract are below market. The agreement was signed on November 1, 2001, at a time when Worldspan and Orbitz had common owners which included Delta Air Lines, Northwest Airlines and American Airlines. The proposed acquisition of Worldspan by Travelport has not yet been consummated and remains subject to regulatory approvals.

        For the years ended December 31, 2004 and December 31, 2005 and for the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, our net revenue from Galileo related GDS services was $24 million, $34 million, $36 million and $19 million, respectively.

        Hotel Sourcing.    We utilize the services of GTA, a subsidiary of Travelport, for access to certain international hotel inventory where we do not have our own sourcing team. We pay GTA a fee for such services based upon actual bookings made.

        Corporate Travel Services.    We offer corporate travel fulfillment solutions through the Travelport for Business and Orbitz for Business brands. Travelport for Business provides corporate travel management services to Travelport and its subsidiaries, which include full-service ticketing and fulfillment services, a custom configured corporate online booking tool and access to a corporate travel call center.

        For all of the services provided, we believe the assumptions and methodologies underlying the revenue recognized and costs incurred with related Travelport companies are reasonable. However, such amounts may not be indicative of, nor is it practical or meaningful for us to estimate for all historical periods presented, the actual revenue or expenses that would have been incurred had we operated independently of Travelport and Cendant.

General Corporate Overhead and Direct Billed Expenses

        The combined consolidated financial statements reflect an allocation of both general corporate overhead expenses and directly billed expenses incurred on our behalf by Cendant in the predecessor period and by Travelport in the successor period. General corporate overhead expenses have been allocated based on a percentage of our forecasted revenue. Directly billed expenses were based upon our actual utilization of the services. Costs subject to the general corporate overhead allocation and direct bill include executive management, tax, insurance, accounting, legal, treasury, information technology, telecommunications, call center and real estate expenses.

        For the years ended December 31, 2004 and December 31, 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, we were allocated $3 million, $8 million, $5 million and $3 million, respectively, of general corporate overhead expenses.

        For the years ended December 31, 2004 and December 31, 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, we were allocated $4 million, $1 million, $1 million and $1 million, respectively, of directly billed expenses.

        We believe the assumptions and methodologies underlying the allocations of general corporate overhead and directly billed expenses from Cendant and Travelport are reasonable. However, such expenses are not necessarily comparable between the predecessor and successor periods, and are not indicative of, nor is it practical or meaningful for us to estimate for all historical periods presented, the actual level of expenses that would have been incurred had we operated independently of Travelport and Cendant.

Public Company and Ongoing Services Costs

        Incremental costs associated with operating as an independent public company may include changes in our labor and wage base, additional facilities and equipment, legal fees, insurance, and costs which might be incurred as a public company, including board of director compensation and the cost associated with public company filings. For the combined twelve months ended December 31, 2006, we estimate the incremental costs, net of corporate allocations and direct costs incurred by us for Travelport business operations, would have been approximately $1 million.

Key Operating Metrics

        Our operating results are affected by certain key metrics that represent overall transaction activity and subsequent financial performance generated by our travel services. Two of the most important of these metrics are gross bookings and net revenue. Gross bookings is defined as the total amount paid by a consumer for transactions booked under both the retail and merchant models at the time of booking. Net revenue is defined as commissions and fees generated through our retail and merchant models as well as advertising revenue and certain other fees and commisions.

        Gross bookings provide insight into changes in overall travel activity levels, changes in industry-wide online booking activity, and more specifically, changes in the number of bookings through our websites. We follow net revenue trends for our various brands, geographies and product categories to gain insight into the profitability of our business across these categories. Both metrics are critical in determining the ongoing growth of our business.

        The table below details our gross bookings and net revenue for our domestic and international businesses for the years ended December 31, 2006, 2005 and 2004.

	Year Ended December 31, 2006 (Combined)
	Domestic	International	Total
	(in millions)
Gross bookings	$8,748	$1,277	$10,025
Net revenue	611	141	752
	Year Ended December 31, 2005
	Domestic	International	Total
	(in millions)
Gross bookings	$6,334	$1,101	$7,435
Net revenue	542	144	686
	Year Ended December 31, 2004
	Domestic	International	Total
	(in millions)
Gross bookings	$1,782	$205	$1,987
Net revenue	216	28	244

        For our domestic business, which is comprised principally of Orbitz, CheapTickets and our corporate travel businesses, gross bookings increased $2,414 million, or 38%, from 2005 to 2006 and $4,552 million from 2004 to 2005, which includes a full year of bookings from Orbitz, which was acquired in November 2004. Assuming the acquisition of Orbitz as of the beginning of 2004, domestic gross bookings grew 15% from $5,504 million in 2004 to $6,334 million in 2005. The gross bookings increase in 2006 was driven primarily by increased air volume on Orbitz and CheapTickets and the growth in dynamic package bookings. For our international business, which is comprised principally of ebookers, HotelClub and RatesToGo, gross bookings increased $176 million, or 16%, from 2005 to 2006 and increased $896 million from 2004 compared to 2005. The majority of the increase from 2004 to 2005 was due to the acquisition of ebookers in February 2005. The increase in 2006 was driven primarily by inclusion of a full year of ebookers' online business, although growth was partially offset by a decrease in ebookers' offline business.

        From 2004 to 2006, the net revenue of our international business as a percent of our total net revenue increased from 11% to 19%. This shift was driven primarily by the acquisition of ebookers.

        The table below details our gross bookings and net revenue for our air and non-air and other businesses for the years ended December 31, 2006, 2005 and 2004.

	Year Ended December 31, 2006 (Combined)
	Air	Non-Air and Other	Total
	(in millions)
Gross bookings	$7,443	$2,582	$10,025
Net revenue	355	397	752
	Year Ended December 31, 2005
	Air	Non-Air and Other	Total
	(in millions)
Gross bookings	$5,392	$2,043	$7,435
Net revenue	323	363	686
	Year Ended December 31, 2004
	Air	Non-Air and Other	Total
	(in millions)
Gross bookings	$1,338	$649	$1,987
Net revenue	86	158	244

        From 2004 to 2006, the net revenue of our air business as a percent of our total net revenue shifted from 35% to 47%. This shift was driven primarily by the acquisition of Orbitz in November 2004 and ebookers in February 2005, both of which have significant air businesses.

Description of Our Net Revenue, Costs and Expenses

        Net Revenue.    Our net revenue is derived primarily from travel-related commissions received for airline, hotel, car rental and other reservation and fulfillment services, service fees and GDS fees. We also derive a relatively small portion of our net revenue from advertising and certain other third-party fees. We record revenue net of all amounts paid to our suppliers under both the retail and merchant models. Through our merchant business, we generate higher revenue per transaction as our fees are based on the difference between the total amount the customer prepays and the negotiated net rate the supplier charges for the travel product.

        Under our retail model, we pass reservations booked by consumers to the travel provider in return for a commission. Under the merchant model, we negotiate with suppliers for access to travel content at negotiated net rates. Under the merchant model, we facilitate the booking of those travel products by consumers, either on a standalone basis or as part of a dynamically packaged combination of products, at a price that includes an amount sufficient to pay the travel supplier the net rate along with an estimate of the amount of any occupancy and other local taxes that may be due, plus an additional amount we charge for service fees.

        Air revenue includes commissions or fees earned under our retail model, as well as revenue earned under the merchant model. The vast majority of our air revenue is generated from our retail model. We also receive booking incentives from GDSs as well as consumer service fees, including additional fees for air reservations utilizing paper tickets and for exchanging and reissuing tickets.

        Non-air revenue is primarily comprised of hotel, vacation packages, car rental, and cruise transactions, including commissions and fees earned under our retail model, as well as revenue earned under the merchant model. The majority of our hotel transactions are completed under the merchant model, whereas the vast majority of our car rental and cruise transactions are completed under the retail model. We also earn booking incentives from GDSs for hotel and car rental bookings made through our websites.

        Other revenue is derived from relationships with various third-parties including advertisers, travel insurers and commissions from destination service providers. We also earn fees on our affinity card and hosting and other services.

        Cost of Revenue.    Cost of revenue consists of direct costs incurred to generate our revenue, including credit card processing and related costs, costs for call center operations, fulfillment and customer service, and certain technology costs. In general, cost of revenue is variable and is higher as a percentage of revenue for merchant transactions where we have to incur credit card processing fees and higher service costs.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses consist primarily of wages and benefits, advertising, consulting fees and professional fees. Advertising costs include online advertising such as search engine marketing, display advertising, affiliate programs and email marketing as well as offline advertising such as traditional television, radio and print advertising.

        Depreciation and Amortization.    Depreciation consists primarily of depreciation expense recorded on property and equipment. Amortization expense consists primarily of amortization recorded on intangible assets, leasehold improvements and capitalized software.

        Impairment of Goodwill and Intangible Assets.    Impairment of goodwill and intangible assets results from our assessment of the carrying value of certain assets based upon our estimation of the fair market value of such assets. Our assessment in 2006 included consideration from the Blackstone Acquisition, including the allocation of fair value to Orbitz Worldwide. For the years ended December 31, 2004 and December 31, 2005 and the period from January 1, 2006 through August 22, 2006, impairment of goodwill and intangible assets was approximately $10 million, $400 million and $122 million, respectively. These impairments are primarily a result of the decline in the fair value to the carrying value of ebookers, which performed poorly after the acquisition by Cendant due to various operational issues. The cash flow forecasts at the time of the acquisitions were used to support the valuations prepared by Cendant.

        Interest Expense.    Interest expense consists primarily of imputed non-cash interest on long-term liabilities related to a tax sharing agreement among Orbitz and Continental Airlines, Delta Air Lines, Northwest Airlines, United Air Lines and American Airlines. For additional information, see the section below entitled "Critical Accounting Policies."

        Income Taxes.    The provision for income taxes is determined using the asset and liability method, under which deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax basis of assets and liabilities using currently enacted tax rates.

Results of Operations

Year Ended December 31, 2006 (Combined) Compared to Year Ended December 31, 2005

        The financial statements present our results for the years ended December 31, 2005 and for the period from January 1, 2006 through August 22, 2006 on a predecessor basis (reflecting Orbitz Worldwide's ownership by Cendant) and the period from August 23, 2006 through December 31, 2006 on a successor basis (reflecting Orbitz Worldwide's ownership by Travelport).

        For the purpose of management's discussion and analysis of results of operations, we have provided a summary of the successor and predecessor results for the 2006 period for the purpose of comparing those combined results with that of the predecessor in 2005. The results of the two periods are not necessarily comparable due to the change in basis of accounting resulting from the impact of the Blackstone Acquisition. The presentation of the 2006 results on this combined basis does not comply with accounting principles generally accepted in the U.S.; however, we believe that this provides useful information to assess the relative performance of the businesses in all periods presented in the financial statements. The impact of the Blackstone Acquisition is discussed in the relevant section and includes the impact on net revenue, the fair value of deferred revenue and supplier liabilities and depreciation and amortization and impairment of goodwill and intangible assets.

        In accordance with SFAS 141, "Business Combinations," at the date of the Blackstone Acquisition, the assets and liabilities were recorded at their estimated fair values to reflect our portion of the overall Blackstone Acquisition purchase price. This resulted in an increase in the value of intangible assets and a corresponding increase in amortization expense.

	Predecessor
			Successor	Combined
		January 1, 2006 through August 22, 2006
	Year Ended December 31, 2005		August 23, 2006 through December 31, 2006	Twelve months ended December 31, 2006	$ Change	% Change
	(dollars in millions)
Net revenue	$686	$510	$242	$ 752	$66	10%
Costs and expenses
Cost of revenue	101	75	38	113	12	12
Selling, general and administrative	517	379	201	580	63	12
Depreciation and amortization	78	37	18	55	(23)	(29)
Impairment of goodwill and intangible assets	400	122	—	122	(278)	(70)

Total operating expenses	1,096	613	257	870	(226)	(21)

Operating (loss)	(410)	(103)	(15)	(118)	292	71
Interest expense	22	18	9	27	5	23
Other income, net	2	1	—	1	(1)	(50)

Loss before income taxes	(430)	(120)	(24)	(144)	286	67
Provision (benefit) for income taxes	(42)	1	1	2	44	*

Net (loss)	$(388)	$(121)	$(25)	$(146)	$242	62%

*
Not meaningful

Net Revenue

	Year Ended December 31,
				% Change
	2005	2006	$ Change
	(in millions)
Air	$323	$355	$32	10%
Non-air	282	309	27	10
Other	81	88	7	9

Net revenue	$686	$752	$66	10%

        Net revenue increased $66 million, or 10%, from $686 million in 2005 to $752 million in 2006. Excluding a $43 million reduction in 2006 net revenue and a $3 million reduction in 2005 net revenue due to purchase accounting adjustments, our 2006 net revenue grew 15% compared to 2005. These purchase accounting adjustments primarily related to the write-off of deferred revenue.

        Air.    Net revenue from air bookings increased $32 million, or 10%, from $323 million in 2005 to $355 million in 2006. Higher domestic volume drove a $56 million increase in air net revenue and a full-year contribution of net revenue from ebookers helped drive an additional $8 million year-over-year net revenue increase. Partially offsetting the higher domestic volume was a $17 million reduction in net revenue due to lower average commissions on our air transactions and reduced paper ticket fees as airlines continue to move toward electronic ticketing. In addition, 2006 air net revenue was reduced by $8 million as a result of the final contractual step-down in commissions paid to us by the airlines with which we have charter associate agreements. The remaining air net revenue decrease was driven by a $7 million write-off of deferred revenue in 2006 arising from purchase accounting adjustments made in connection with the Blackstone Acquisition.

        Non-air.    Net revenue from non-air bookings increased $27 million, or 10%, from $282 million in 2005 to $309 million in 2006. Excluding a $34 million reduction in 2006 non-air net revenue and a $3 million reduction in 2005 non-air net revenue (a net $31 million year-over-year reduction) due to purchase accounting adjustments, our non-air net revenue grew 20% from 2005. This increase in non-air net revenue was primarily due to a shift in mix from retail to merchant bookings, increased domestic ADR, and increased volume from dynamic packaging and hotel bookings. Net revenue from dynamic packaging in 2006 increased $25 million, before purchase accounting adjustments, primarily as a result of volume growth which was driven in part by new packaging combinations on our domestic websites such as Air + Car and Air + Car + Hotel. Net revenue from hotel bookings in 2006, before purchase accounting adjustments, increased $25 million from 2005 primarily as a result of a favorable increase in our domestic merchant mix and an increase in hotel net revenue at ebookers. Other non-air net revenue, including car rental and cruise bookings, increased by $8 million in 2006 as a result of incremental volume, and to a lesser degree, higher car rental prices.

        Other.    Other net revenue increased $7 million, or 9%, from $81 million in 2005 to $88 million in 2006. Excluding a $2 million reduction in 2006 net revenue due to purchase accounting adjustments, 2006 other net revenue grew 11% over 2005. The increase in other net revenue was primarily attributable to an increase in insurance revenue driven by higher domestic air, car and dynamic packaging transactions and an increase in attractions and destination services transactions.

Cost of Revenue

	Year Ended December 31,
				% Change
	2005	2006	$ Change
	(dollars in millions)
Cost of revenue	$101	$113	$12	12%
% of net revenue	15%	15%

        Cost of revenue increased $12 million, or 12%, from $101 million in 2005 to $113 million in 2006. Excluding the impact of the $43 million deferred revenue write-off in 2006 related to the Blackstone Acquisition, cost of revenue would have been 14% of net revenue in 2006. The increase in cost of revenue was driven by our higher domestic transaction volume, primarily from dynamic packages and hotels. Partially offsetting this increase was $11 million of cost reductions due primarily to customer service and fulfillment outsourcing and offshoring efforts.

Selling, General and Administrative Expenses

	Year Ended December 31,
				% Change
	2005	2006	$ Change
	(dollars in millions)
Selling, general and administrative	$517	$580	$63	12%
% of net revenue	75%	77%

        Selling, general and administrative expenses increased $63 million, or 12%, from $517 million in 2005 to $580 million in 2006. As a percentage of net revenue, selling, general and administrative expense increased from 75% in 2005 to 77% in 2006 due to the write-off of $43 million in deferred revenue in 2006 arising from purchase accounting adjustments made in connection with the Blackstone Acquisition. Excluding the impact of the deferred revenue write-off, selling, general and administrative expenses would have been 73% of net revenue in 2006.

        The increase in selling, general and administrative expenses was due to a $27 million increase in labor expenses, including internal wages and outside services, primarily as a result of increased staff levels to support our growth in operations, including $9 million for the full-year impact of ebookers. Marketing expenses increased $53 million due primarily to higher online spending, expanded advertising campaigns promoting our Orbitz brand, and the full-year impact of ebookers. We also incurred $5 million in additional expenses related to the development of our global technology platform. These cost increases were partially offset by a $22 million reduction in costs related to one-time integration expenses incurred in 2005 following the Orbitz and ebookers acquisitions.

Depreciation and Amortization

	Year Ended December 31,
	2005	2006	$ Change	% Change
	(dollars in millions)
Depreciation and amortization	$78	$55	$(23)	(29%	)
% of net revenue	11%	7%

        Depreciation and amortization decreased $23 million, or 29%, from $78 million in 2005 to $55 million in 2006. As a percentage of net revenue, depreciation and amortization represented 11% in 2005 as compared to 7% in 2006. This decrease in depreciation and amortization expense resulted from the acceleration of depreciation in 2005 related to the reduction in estimated useful lives of certain assets as a part of the integration of CheapTickets and Orbitz, partially offset by the 2006 incremental amortization expense on our definite lived intangible assets as a result of the step-up in fair value resulting from the Blackstone Acquisition. Amortization of customer, vendor and other relationship related intangible assets totaled $13 million and $12 million in 2005 and 2006, respectively.

Impairment of Goodwill and Intangible Assets

	Year Ended December 31,
	2005	2006	$ Change	% Change
	(dollars in millions)
Impairment of intangible assets	$400	$122	$(278)	(70%	)
% of net revenue	58%	16%

        Impairment of goodwill and intangible assets declined $278 million, or 70%, from $400 million in 2005 to $122 million in 2006. The impairment is primarily a result of the decline of the fair value to the carrying value of ebookers, which performed poorly after the acquisition by Cendant due to various operational issues. The cash flow forecasts at the time of the acquisitions were used to support the valuation prepared by Cendant.

Interest Expense

	Year Ended December 31,
	2005	2006	$ Change	% Change
	(dollars in millions)
Interest expense	$22	$27	$5	23%
% of net revenue	3%	4%

        Interest expense increased by $5 million, or 23%, from $22 million in 2005 to $27 million in 2006. As a percentage of net revenue, interest expense represented 3% in 2005 and 4% in 2006. Interest expense increased primarily as a result of imputed interest on the tax sharing liabilities. For additional information, see the section below entitled "Tax Sharing Liability."

Provision (Benefit) for Income Taxes

	Year Ended December 31,
	2005	2006	$ Change	% Change
	(dollars in millions)
Provision (benefit) for income taxes	$(42)	$2	$44	*
% of net revenue	*	*

*
Not meaningful

        We recorded a benefit from income taxes of $42 million in 2005 as compared to recording a provision for income taxes of $2 million in 2006. In 2005, our tax benefit was derived from the loss incurred, partially offset by the impairment of goodwill and intangibles, as well as losses from operations for which we recorded no tax benefit. In 2006, although we incurred a pre-tax loss, these losses were primarily from operations and impairment of intangible assets for which we recorded no tax benefit.

Results for the Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

	Predecessor
	Year Ended December 31,
	2004	2005
	(in millions)
Net revenue	$244	$686
Costs and expenses
Cost of revenue	43	101
Selling, general and administrative	217	517
Depreciation and amortization	32	78
Impairment of goodwill and intangible assets	10	400

Total operating expenses	302	1,096

Operating loss	(58)	(410)
Interest expense	2	22
Other income, net	—	2

Loss before income taxes	(60)	(430)
Provision (benefit) for income taxes	3	(42)

Net loss	$(63)	$(388)

Net Revenue

	Year Ended December 31,
	2004	2005
	(in millions)
Air	$86	$323
Non-air	96	282
Other	62	81

Net revenue	$244	$686

        Net revenue increased $442 million from $244 million in 2004 to $686 million in 2005. This increase in net revenue was due primarily to the acquisitions of ebookers, Orbitz and Flairview which were consummated in February 2005, November 2004 and April 2004, respectively.

        Air.    Net revenue from air bookings increased $237 million from $86 million in 2004 to $323 million in 2005. This increase in air revenue was due to a full year of revenue from Orbitz and a partial year of revenue from ebookers.

        Non-air.    Net revenue from non-air bookings increased $186 million from $96 million in 2004 to $282 million in 2005. This increase in non-air revenue was primarily due to increased transaction volumes in dynamic packaging, hotel and car rental bookings due to a full year of revenue from Orbitz and Flairview and a partial year of revenue from ebookers.

        Other.    Other net revenue increased $19 million from $62 million in 2004 to $81 million in 2005. This increase in other revenue was largely attributable to a full year of revenue from Orbitz and Flairview and a partial year of revenue from ebookers.

Cost of Revenue

	Year Ended December 31,
	2004	2005
	(dollars in millions)
Cost of revenue	$43	$101
% of net revenue	18%	15%

        Cost of revenue increased $58 million from $43 million in 2004 to $101 million in 2005. As a percentage of net revenue, cost of revenue represented 18% in 2004 compared to 15% in 2005. Cost of revenue increased primarily due to a full year of expenses from Orbitz and Flairview and a partial year of expenses from ebookers. As part of the Orbitz integration, we were able to realize approximately $9 million in cost savings due to our customer care offshoring and outsourcing efforts.

Selling, General and Administrative Expenses

	Year Ended December 31,
	2004	2005
	(dollars in millions)
Selling, general and administrative	$217	$517
% of net revenue	89%	75%

        Selling, general and administrative expenses increased $300 million from $217 million in 2004 to $517 million in 2005. As a percentage of net revenue, selling, general and administrative expenses represented 89% in 2004 as compared to 75% in 2005. The increase in selling, general and administrative expenses was primarily due to the full year of expenses from Orbitz and Flairview and a partial year of expenses from ebookers.

Depreciation and Amortization

	Year Ended December 31,
	2004	2005
	(dollars in millions)
Depreciation and Amortization	$32	$78
% of net revenue	13%	11%

        Depreciation and amortization expense increased $46 million from $32 million in 2004 to $78 million in 2005. As a percentage of net revenue, depreciation and amortization expense represented 13% in 2004 as compared to 11% in 2005. The increase in depreciation and amortization expense was driven by: $12 million of additional depreciation related to the revised useful lives of certain assets of CheapTickets following the integration of Orbitz and CheapTickets; $18 million of additional depreciation and amortization due to a full year of depreciation and amortization from Orbitz; $14 million of additional depreciation and amortization due to the acquisition of ebookers in February 2005; and $2 million of additional depreciation related to Flairview Travel. Amortization of customer, vendor and other relationship related intangible assets totaled $5 million and $13 million in 2004 and 2005, respectively.

Impairment of Goodwill and Intangible Assets

	Year Ended December 31,
	2004	2005
	(dollars in millions)
Impairment of goodwill and intangible assets	$10	$400
% of net revenue	4%	58%

        Impairment of goodwill and intangible assets increased $390 million from $10 million in 2004 to $400 million in 2005. This impairment is primarily a result of the decline of the fair value to the carrying value of ebookers, which performed poorly after the acquisition by Cendant due to various operational issues. The cash flow forecasts at the time of the acquisitions were used to support the valuation prepared by Cendant.

Interest Expense

	Year Ended December 31,
	2004	2005
	(dollars in millions)
Interest expense	$2	$22
% of net revenue	1%	3%

        Interest expense increased $20 million from $2 million in 2004 to $22 million in 2005. This increase was primarily a result of imputed interest on the tax sharing liability related to the Orbitz acquisition.

Provision (Benefit) for Income Taxes

	Year Ended December 31,
	2004	2005
	(dollars in millions)
Provision (benefit) for income taxes	$3	$(42)
% of net revenue	1%	(6%	)

        We recorded a tax provision of $3 million in 2004 as compared to a benefit of $42 million in 2005. In 2004, our tax provision was due to losses for which we recorded no tax benefit. In 2005, our tax benefit was due primarily to the loss incurred, partially offset by the impairment of goodwill and intangible assets as well as losses from operations for which we recorded no tax benefit.

Critical Accounting Policies

        In presenting the financial statements in conformity with generally accepted accounting principles, we are required to make estimates and assumptions that affect the amounts reported therein. Several of the estimates and assumptions required relate to matters that are inherently uncertain as they pertain to future events. However, events that are outside of our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. If there is a significant unfavorable change to current conditions, it could result in a material adverse impact to the combined results of operations, financial position and liquidity. We believe that the estimates and assumptions used when preparing the financial statements were the most appropriate at that time. Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results. Although we believe these policies to be the most critical, other accounting policies also have a significant effect on our financial statements and certain of these policies also require the use of estimates and assumptions. Note 2 to the combined consolidated financial statements discusses each of our significant accounting policies.

Revenue Recognition

        Our products and services are offered on a standalone and packaged basis, primarily through two types of contractual arrangements with our vendors, referred to as the "retail" and "merchant" models.

        Under the retail model, we pass reservations booked by our consumers to the travel provider for a commission. In this model, we do not take on credit risk with travelers, are not the primary obligor with the customer, have no latitude in determining pricing; take no inventory risk on our services; have no ability to determine changes to the products or services delivered, and have no discretion in the selection of the service supplier. We recognize net revenue from retail commissions or fees generally when the reservation is made, secured by a customer with a credit card, and when there are no further obligations. We record retail net revenue on hotel reservations and car rental reservations on an accrual basis for payments from a commission clearinghouse. We record an allowance for cancellations and no-shows on this net revenue based on historical experience.

        Under the merchant model, we negotiate with suppliers to make suppliers travel content available to us at negotiated net rates. We facilitate the booking of those travel products by consumers, either on a standalone basis or as part of a dynamically packaged combination of products, at a price that includes an amount sufficient to pay the travel supplier the net rate along with an estimate of the amount of any occupancy and other local taxes that may become due, plus an additional amount we charge for service fees. Consumers pay for merchant transactions prior to departing on their trip, generally when the reservation is booked, and such amounts are included in accrued travel supplier payments and deferred net revenue until the reservation is utilized, and the net revenue is earned. In this model, we have some pricing flexibility; we are not responsible for the actual delivery of the flight, hotel room, or car rental; we take no inventory risk on our services; have no ability to determine or change the product or services delivered, and have no discretion in the selection of the service supplier.

        We record revenue earned net of all amounts paid to our suppliers under both our retail and merchant models, in accordance with the criteria established in Emerging Issues Task Force, or EITF No. 99-19, "Reporting Revenue Gross as a Principal versus net as an Agent." Certain of our contracts contain multiple deliverables, where we provide distribution of a vendor's travel products for a commission and the Company also provides advertising services. In accordance with EITF 00-21, "Accounting for Revenue Arrangements with Multiple Elements," we are able to attribute net revenue to each separate element, as each of the components are independently purchased, priced separately, have value to the customer on a standalone basis, and there is objective and reliable evidence of fair value of the undelivered product or service. Net revenue from each component is then recognized as it is earned, under the appropriate revenue recognition basis.

        For merchant model net revenue, we accrue for costs of merchant net revenue based on the expected amount to be invoiced to us by our suppliers. If we do not receive an invoice within a certain period of time, typically within six to twelve months, or the invoice is less than the accrued amount, we may reverse a portion of the accrued cost, thus, increasing net revenue. We determine the amounts to be reversed into net revenue based on estimates of billings that suppliers will send us within six to twelve months following the travel date, our analysis of reasons underlying the unbilled amounts, and the trending of unbilled amounts. If our judgments regarding these factors were inaccurate, actual net revenue could differ from the amount we recognize, directly impacting our results of operations.

Accounting for Internal Use Software

        We develop various software applications for internal use. We account for those costs in accordance with the provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" and EITF Issue No. 00-2, "Accounting for Website Development Costs." These pronouncements require computer software costs associated with internal use software and website development to be expensed as incurred until certain capitalization criteria are met. These pronouncements also define which types of costs should be capitalized and which should be expensed. These capitalized costs are then amortized over their estimated useful lives which range from three to ten years. Capitalization begins when the preliminary project stage of the application has been completed and it is probable that the project will be completed and used to perform the function intended. Amortization begins when the software is placed in service. Software development costs that are capitalized are evaluated for impairment in accordance with SFAS No. 144.

        The determination of which types of costs are capitalizable is subject to management judgment and can produce variability in the types and amounts of costs capitalized. It may be necessary for us to write-off amounts associated with the development of internal use software if the project cannot be completed as intended. Our expansion into new technology-based service offerings requires the development of internal use software that will be susceptible to rapid and significant changes in technology. We may be required to write-off unamortized costs if an internal use software program is replaced with an alternative tool prior to the end of the software's estimated useful life. General uncertainties related to expansion into the online travel industry, including the timing of introduction and market acceptance of our services, may adversely impact our estimates of useful life and the recoverability of these assets. We capitalized approximately $13 million and $38 million of costs for internal use software in the combined twelve months ended December 31, 2005 and December 31, 2006, respectively. The large increase in capitalized costs in 2006 is as a result of the development of our new global technology platform.

Business Combinations and the Recoverability of Goodwill and Indefinite and Definite Long-Lived Intangible Assets

        A component of our growth strategy has been to acquire and integrate businesses that complement the existing operations. We account for business combinations in accordance with SFAS No. 141, "Business Combinations" and related literature. Accordingly, the purchase price of acquired companies is allocated to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair value at the date of purchase. The difference between the purchase price and the fair value of the net assets acquired is recorded as goodwill.

        In determining the fair value of assets acquired and liabilities assumed in a business combination, we use various recognized valuation methods including present value modeling and referenced market values (where available). Further, we make certain assumptions within present value modeling valuation techniques including risk-adjusted discount rates, future price levels, rates of increase in operating expenses, weighted average cost of capital, rates of long-term growth, working capital effects, and effective income tax rates. The market valuation approach indicates the fair value of the business based on a comparison of the company to comparable firms in similar lines of business that are publicly traded. Our significant estimates in the market approach model include identifying similar companies with comparable business factors such as size, growth, profitability, risk and return on investment and assessing comparable revenue and operating income multiples in estimating the fair value of the reporting units. Valuations are performed by management or independent valuation specialists under management's supervision, where appropriate. We believe that the estimated fair value assigned to the assets acquired and liabilities assumed are based on reasonable assumptions that marketplace participants would use. However, such assumptions are inherently uncertain and actual results could differ from those estimates.

        We believe the use of present value modeling and referenced market values (where available) is the best methods for determining the fair value of our reporting units because such models:

  •
  exclude the impact of short-term volatility;

  •
  include all information available to management, which is generally more than what is available to the external capital markets;

  •
  are the most common valuation methodologies used within the travel industry; and

  •
  compensate for the inherent risks associated with each model if used on a standalone basis.

        The assumptions used in our valuation models are interrelated. The continuing degree of interrelationship of these assumptions is, in and of itself a significant assumption. Because of the interrelationships among the assumptions, we do not believe it would be meaningful to provide a sensitivity analysis on any of the individual assumptions. However, one key assumption in our valuation model is the weighted average cost of capital. If the weighted average cost of capital, which is used to discount the projected cash flows, were lower, the measure of the fair value of our assets would increase. Conversely, if the weighted average cost of capital were higher, the measure of the fair value of our assets would decrease.

        For the years ended December 31, 2004 and December 31, 2005 and the period January 1, 2006 through August 22, 2006, impairment on intangible assets was $10 million, $400 million and $122 million, respectively. The impairment is primarily a result of the comparison of the fair value to the carrying value of ebookers, which performed poorly after the acquisition by Cendant due to various operational issues. The cash flow forecasts at the time of the acquisition were used to support the valuation prepared by Cendant. These write-offs were recorded by the predecessor.

        In conjunction with the Blackstone Acquisition, Travelport assigned $1.3 billion of the overall purchase price to our combined group of companies, based on the current assessment of the fair value at the time of the Blackstone Acquisition, including the assumptions listed above. Future changes in our assumptions or the interrelationship of those assumptions may negatively impact future valuations. In future measurements of fair value, adverse changes in discounted cash flow assumptions could result in an impairment of goodwill or intangible assets that would require a non-cash charge to the combined consolidated statements of operations and may have a material effect on our financial condition and operating results.

Income Taxes

        We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review deferred tax assets to assess their potential realization and establish a valuation allowance for portions of such assets that we believe will not be ultimately realized. In performing this review, we make estimates and assumptions regarding projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax planning strategies. A change in these assumptions could cause an increase or decrease to the valuation allowance resulting in an increase or decrease in the effective tax rate, which could materially impact the results of operations.

Occupancy Tax

        Some states and localities impose a transient occupancy or accommodation tax, or a form of sales tax, on the use or occupancy of hotel accommodations. We understand that hotels charge taxes based on the room rate paid to the hotels and that hotels remit these taxes to the various tax authorities as appropriate. When a customer books a room through one of our travel services, we obtain a tax recovery charge from the customer based on the amount of estimated tax that may be remitted by hotels. We do not collect or remit occupancy taxes, nor do we pay occupancy taxes to the hotel operator on the portion of the customer payment we retain. Some jurisdictions have questioned our practice in this regard. While the applicable tax provisions vary among the jurisdictions, we believe that we are not required to collect and remit such occupancy taxes. We are engaged in discussions with tax authorities in various jurisdictions to resolve this issue. Some tax authorities have brought lawsuits asserting that we are required to collect and remit occupancy tax. The ultimate resolution in all jurisdictions cannot be determined at this time.

        We note that there are more than 7,000 taxing jurisdictions in the U.S., and it is not feasible to analyze the statutes, regulations and judicial and administrative rulings in every jurisdiction. Rather, we have obtained the advice of state and local tax experts with respect to tax laws of certain states and local jurisdictions that represent a large portion of our hotel revenue. Many of the fundamental statutes and regulations that impose these taxes were established before the growth of the Internet and e-commerce. It is possible that some jurisdictions may introduce new legislation regarding the imposition of occupancy taxes on businesses that arrange the booking of hotel accommodations. We continue to work with the relevant tax authorities and legislators to clarify our obligations under new and emerging laws and regulations. We will continue to monitor the issue closely and provide additional disclosure, including regarding reserves, as developments warrant. Additionally, certain of our businesses are involved in occupancy tax related litigation. For additional information, see the section of this prospectus entitled "Business—Legal Proceedings."

Tax Sharing Liability

        The tax sharing liability relates to an agreement between Orbitz and its former owners or their affiliates, who we refer to as the Founding Airlines, governing the allocation of approximately $308 million of tax benefits resulting from a taxable exchange affected at the time of the Orbitz initial public offering, or Orbitz IPO, in December 2003. For each tax period during the term of the tax agreement, we are obligated to pay the Founding Airlines a significant percentage of the amount of the tax benefit realized for additional deductions taken as a result of a taxable exchange. The term of the tax agreement commenced upon consummation of the Orbitz IPO and continues until all tax benefits have been utilized, which we approximate will be over the next 15 years. With respect to each applicable tax period, the tax benefit payment is payable to the Founding Airlines when we receive the tax benefit. As of December 31, 2005 and 2006, this liability had a balance of $175 million and $135 million, respectively, representing the net present value of the liability based upon the expected realization of such benefits and the related payment to the Founding Airlines. We make certain assumptions estimating the tax liability including assumed tax rate, assumed period to payment, and discount rate. We believe that these estimates are based on reasonable assumptions. However, such assumptions are inherently uncertain and actual results could differ from those estimates. The predecessor accreted interest expense related to this liability of $16 million and $13 million for the year ended December 31, 2005 and for the period January 1, 2006 through August 22, 2006, respectively. We accreted interest expense related to this liability of approximately $5 million for the period August 23, 2006 through December 31, 2006. Based upon the payments expected to be made within one year of the balance sheet date, $31 million and $9 million of the liability is included as a component of accrued expenses and other current liabilities at December 31, 2005 and December 31, 2006, respectively. During the period January 1, 2006 through August 22, 2006 the predecessor cash settled $31 million of this liability and the liability was reduced by an additional $9 million as a result of fair value adjustments related to the Blackstone Acquisition. If our estimates of the expected realization of such benefits and the related payments to the Founding Airlines were inaccurate, the portion of the current liability and the total liability would increase, up to a maximum of approximately $290 million.

Unfavorable Contracts

        Orbitz utilizes a GDS to access certain airline schedule and fare information and process most bookings. Orbitz has a contract with Worldspan which purports to make Worldspan the exclusive GDS for air and car reservations for Orbitz. The Worldspan contract was signed in 2001 while Orbitz and Worldspan had common owners, and purportedly expires on October 31, 2011. However, we are currently in litigation with Worldspan and one of our claims is that various contractual provisions, including the term of the contract and the exclusivity provision, are void and unenforceable.

        The Worldspan contract is structured such that we receive an inducement fee for each air travel segment and car rental segment that is processed through Worldspan based on the volume of segments.

The Worldspan contract also requires that Orbitz process 16 million combined air and car segments each year through Worldspan's system. Failure to do so would result in a shortfall payment for each segment below 16 million.

        We believe that the Worldspan contract contains unfavorable rates and thus represents an unfavorable contract when compared to market rates at the time of the acquisition by Cendant in November 2004 and the Blackstone Acquisition in August 2006. As a result, an unfavorable contract liability was recorded at its fair value at each acquisition date. As of December 31, 2005 and December 31, 2006, this unfavorable contract amounted to a liability of $51 million and $32 million, respectively. The net present value of the unfavorable contract liability is being amortized on a straight-line basis over the remaining contractual term and is classified as revenue in our combined consolidated statement of operations. Net revenue recognized under this unfavorable contract amounted to $1 million, $9 million $6 million and $2 million for the years ended December 31, 2004 and December 31, 2005 and for the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, respectively. If our judgment as to the unfavorable nature of this contract was inaccurate, our pre-tax operating income would be reduced by up to $1 million, $5 million, $3 million and $2 million for the years ended December 31, 2004 and December 31, 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, respectively.

        Orbitz also entered into charter associate agreements with the original Founding Airlines and other airline suppliers in May 2000 which agreements were replaced in December 2003. At each time, Orbitz was owned by the Founding Airlines. The charter associate agreements provide Orbitz with minimum guaranteed transaction fees on published fares and set forth the terms under which Orbitz can offer these suppliers' products to consumers. These agreements also provide Orbitz with schedule, fare and seat availability, and marketing support. As part of the charter associate agreements, we are also required to rebate part of the inducement fee that we receive from the GDS, currently Worldspan, back to the charter associates. The rebate payments are made in part for in-kind marketing and promotional support received, although a portion of the payments are deemed to be unfavorable, as we receive no benefit for such payments. The charter associates agreements expire at various terms with the majority expiring in 2013.

        We believe the rebate structure is unique to Orbitz in the travel services industry and thus represents an unfavorable contract at the time of the acquisition by Cendant in November 2004 and the Blackstone Acquisition in August 2006. As a result, a net unfavorable contract liability for the charter associates agreements was recorded at its fair value at each acquisition date. The fair value of the unfavorable contract liability was determined using discounted cash flows of the expected rebates, net of the expected fair value of in-kind marketing support.

        As of December 31, 2005 and December 31, 2006, this unfavorable contract liability amounted to $18 million and $23 million, respectively. The net present value of the unfavorable contract liability is being amortized on a straight-line basis over the remaining contractual term. The revenue recognized for the amortization of the charter associates agreements amounted to almost $0, $2 million, $1 million and $1 million for the years ended December 31, 2004 and December 31, 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, respectively. If our judgment as to the unfavorable nature of this contract was inaccurate, our pre-tax operating income would be reduced by up to almost $0, $2 million, $1 million and $1 million for the years December 31, 2004 and December 31, 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, respectively.

Other Contracts

        At the time of the Orbitz acquisition, there were two additional contracts with terms that were unfavorable to the predecessor. These contracts related to Orbitz booking cruises, vacation packages and hotel transactions for a fixed commission at below market rates. The unfavorable contract liability amounted to $1 million at December 31, 2005. The amortization of these unfavorable contracts was recognized as revenue in the combined consolidated statements of operations and amounted to $1 million, $5 million and $1 million for the years ended December 31, 2004 and December 31, 2005 and the period January 1, 2006 through August 22, 2006, respectively. These contracts have expired or been terminated as of December 31, 2006.

Seasonality

        Some of our businesses experience seasonal fluctuations, reflecting seasonal trends for the products and services we offer. These trends cause our revenue to be generally higher in the second and third calendar quarters of the year as travelers plan and purchase their spring and summer travel, and then to flatten in the fourth and first calendar quarters of the year. Our results may also be affected by seasonal fluctuations in the inventory made available to us by our travel suppliers

Liquidity and Capital Resources

        Our principal source of liquidity is cash flow generated from operations, including working capital. The principal uses of cash are to fund planned operating expenditures and capital expenditures, including investments in products and technology offerings. As of December 31, 2006, our financing needs were supported by our parent company, Travelport.

Cash Flows

        Our net cash flows from operating, investing and financing activities for the periods indicated in the tables below were as follows:

			Successor
	Predecessor			Combined
			August 23, 2006 through December 31, 2006
	Year Ended December 31, 2005	January 1, 2006 through August 22, 2006		Twelve months ended December 31, 2006	Change
	(in millions)
Cash provided by (used in):
Operating activities	$59	$126	$39	$165	$106
Investing activities	(474)	(54)	(29)	(83)	391
Financing activities	433	(70)	(7)	(77)	(510)
Effect of changes in exchange rates on cash and cash equivalents	(9)	1	(11)	(10)	(1)

Net increase (decrease) in cash and cash equivalents	$9	$3	$(8)	$(5)	$(14)
	Predecessor
	Year Ended December 31,
	2004	2005	Change
	(in millions)
Cash provided by (used in):
Operating activities	$(22)	$59	$81
Investing activities	(1,096)	(474)	622
Financing activities	1,140	433	(707)
Effect of changes in exchange rates on cash and cash equivalents	—	(9)	(9)

Net increase (decrease) in cash and cash equivalents	$22	$9	$(13)

Operating Activities

        Cash from operating activities consists of the results from the statements of operations adjusted for non-cash items such as depreciation, amortization, impairment of goodwill and intangible assets, non-cash compensation and changes in various working capital items, principally accrued merchant payables, deferred income and accounts payable.

  2005 Compared to 2006

        Our net cash provided by operations increased $106 million from $59 million for the year ended December 31, 2005 to $165 million for the combined twelve months ended December 31, 2006. Such an increase is primarily the result of cash generated from earnings and to changes in our working capital accounts. The increase in the working capital deficit was primarily the result of the timing of collections of our accounts receivable and additional accrued travel supplier payments, deferred revenue and customer advances which relate primarily to merchant model transactions.

  2004 Compared to 2005

        Our net cash provided by (used in) operations increased $81 million from $(22) million for the year ended December 31, 2004, to $59 million for the year ended December 31, 2005. The increase primarily represented higher operating results, including amounts generated from the acquisitions of Orbitz, Flairview and ebookers as well as the change in our working capital accounts. The increase in the working capital deficit was primarily the result of the timing of collections of our accounts receivable and additional accrued travel supplier payments, deferred revenue and customer advances which relate primarily to merchant model transactions.

Investing Activities

  2005 Compared to 2006

        Cash flow used in investing activities decreased $391 million from $474 million for the year ended December 31, 2005 to $83 million for the combined twelve months ended December 31, 2006. A majority of the change is due to the use of $432 million in cash for acquisitions in 2005, primarily for ebookers. Capital expenditures were $83 million in the combined twelve months ended December 31, 2006, an increase of $20 million as compared to the year ended December 31, 2005. The increase was due in part to strategic initiatives, including $27 million for the development of our new global technology platform.

  2004 Compared to 2005

        Cash flow used in investing activities for the year ended December 31, 2004 was $1,096 million compared to $474 million for the year ended December 31, 2005, a decrease of $622 million. The large cash out-flow in 2004 related to net assets of businesses acquired and was due to the acquisition of Orbitz and Flairview. The cash outflow of $432 million in 2005 was primarily related to the purchase of ebookers. In 2004, the $57 million cash inflow related to the liquidation of marketable securities that were obtained as part of the acquisition of Orbitz.

Financing Activities

  2005 Compared to 2006

        Cash flow provided from financing activities for the year ended December 31, 2005 was $433 million compared to cash flow used in financing activities of $77 million for the combined twelve months ended December 31, 2006. The 2005 amount related to capital contributions from Cendant of $504 million to fund the acquisitions of ebookers. Capital contributions were partially offset by $31 million used to pay down long term debt primarily for debt assumed in the ebookers acquisition. In addition, the 2006 amount includes $31 million of payments to settle a portion of the tax sharing liability which may have become due in future periods.

  2004 Compared to 2005

        Cash flow provided from financing activities was $1,140 million for the year ended December 31, 2004 compared to $433 million for the year ended December 31, 2005, a decrease of $707 million. Such change principally reflects the $1,338 million in capital contributions from Cendant received in 2004, primarily to fund the acquisitions of Orbitz and Flairview.

        We believe that our existing cash balances and liquid resources will be sufficient to fund our operating activities, capital expenditures and other obligations for the foreseeable future. However, if we are not successful in generating sufficient cash flow from operations, we may need to raise additional funds through bank credit arrangements or public or private equity or debt. In the event additional funding is required, we may be unable to raise third party debt due to the fact that we are a restricted subsidiary under Travelport's indentures and will be subject to the covenants and restrictions of such agreements. For additional information, see the section of this prospectus entitled "Risk Factors" and "Travelport's Indenture Limitations Affecting Orbitz Worldwide". We may raise additional funds through the issuance of equity securities, resulting in potential dilution of our stockholders' equity.

        We anticipate continued investment in the development and expansion of our operations. These investments include, but are not limited to, improvements to infrastructure, including $37 million in 2007 for the continued development and rollout of our new global technology platform.

Financing Arrangements

        On January 26, 2007 and January 30, 2007, we became the obligor on two intercompany notes payable to affiliates of Travelport, in the aggregate principal amounts of approximately $25 million and $835 million, respectively, and recorded a $835 million reduction to net invested equity. The unpaid principal of these notes accrues interest at a fixed annual rate of 10.25% until the earlier of payment in full or the maturity date of February 19, 2014. These notes may be paid in whole or in part at any time at our option without penalty.

        As a wholly owned subsidiary of Cendant and then Travelport, each of Cendant and Travelport provided guarantees, letters of credit, surety bonds and other performance guarantees on our behalf under our commercial agreements and leases and for the benefit of certain regulatory agencies. Letters of credit on our behalf are issued under Travelport's senior secured credit facility. Following this offering, we will use our reasonable best efforts to release Travelport from such guarantees, letters of credit and surety bonds, and Travelport will no longer provide them in connection with commercial agreements or leases entered into or replaced after completion of this offering. The outstanding amount of guarantees, letters of credit and surety bonds was $1 million in 2004, $81 million in 2005 and $113 million in 2006. Of the 2006 amount, $59 million represents letters of credit which we expect will be replaced by letters of credit to be issued under our new senior credit facility.

        Concurrently with the consummation of this offering, we expect to enter into a $         million senior credit facility of which we expect $         million to be drawn to remit to Travelport and $         million to be available for future borrowings by us.

Financial Obligations

Commitments and Contingencies

        Orbitz is subject to claims brought by Worldspan alleging breach of contract and other alleged violations. Worldspan seeks damages in excess of $109 million and injunctive relief. The case has been stayed by agreement of the parties. We believe that we have meritorious defenses and we are vigorously defending against these claims. For additional information, see the section of this prospectus entitled "Business—Legal Proceedings."

        We and certain of our affiliates are parties to cases brought by consumers and municipalities and other governmental entities involving hotel occupancy taxes. We believe that we have meritorious defenses and we are vigorously defending against these claims. For additional information, see the section of this prospectus entitled "Business—Legal Proceedings."

        Litigation is inherently unpredictable and, although we believe that our accruals are adequate and/or that we have valid defenses in these matters based upon advice of counsel, unfavorable resolutions could occur. As such, an adverse outcome from such unresolved proceedings for which claims are awarded could be material to us with respect to earnings or cash flows in any given reporting period. However, we do not believe that the impact of such unresolved litigation would result in a material liability to us in relation to our combined financial position or liquidity.

Contractual Obligations

        The following table summarizes our future contractual obligations as of December 31, 2006.

	2007	2008	2009	2010	2011	Thereafter	Total
	(dollars in millions)
Worldspan contract(1)	$28	$28	$28	$28	$23	$—	$135
Operating leases(2)	8	9	9	7	7	43	83

Total(3)	$36	$37	$37	$35	$30	$43	$218

(1)
The Worldspan contract requires a minimum of 16 million combined air and car segments each year. Failure to reach the minimum would result in us having to pay $1.78 for each segment below 16 million. We have met this minimum each year and as a result have never paid a penalty.

(2)
The operating leases are for facilities and equipment and are non-cancelable. Certain leases contain periodic rent escalation adjustments and renewal options. Operating lease obligations expire at various dates with the latest maturity in 2023.

(3)
The total does not include:

•
$860 million aggregate principal amount of intercompany notes entered into in January 2007 (For additional information, see the section of this prospectus entitled "Financing Arrangements");

•
$205 million in connection with amounts payable to related parties in future periods for which we are unable to predict the timing of such payments; and

•
Approximately $275 million in connection with the tax sharing liability for which we are unable to predict the timing of such payments (For additional information, see the section of this prospectus entitled "Critical Accounting Policies").

Other Commercial Commitments and Off-Balance Sheet Arrangements

Standard Guarantees/Indemnifications

        In the ordinary course of business, we enter into numerous agreements that contain standard guarantees and indemnities whereby we indemnify another party for breaches of representations and warranties. In addition, many of these parties are also indemnified against any third-party claim resulting from the transaction that is contemplated in the underlying agreement. Such guarantees and indemnifications are granted under various agreements, including, but not limited to, those governing (i) purchases, sales or outsourcing of assets or businesses, (ii) leases of real estate, (iii) licensing of trademarks or other intellectual property, (iv) access to credit facilities and use of derivatives and (v) issuances of debt securities and (vi) issuances of surety bonds. The guarantees and indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) financial institutions in credit facility arrangements and derivative contracts and (iv) underwriters in debt security issuances and (v) surety companies in surety bond arrangements. While some of these guarantees and indemnifications extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that we could be required to make under these guarantees and indemnifications, nor are we able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees and indemnifications as the triggering events are not subject to predictability. With respect to certain of the aforementioned guarantees and indemnifications, such as indemnifications of landlords against third-party claims for the use of real estate property leased by us, insurance coverage is maintained that mitigates any potential payments to be made. As of December 31, 2006, there were $2 million of surety bonds outstanding which were covered under indemnity agreements. Following this offering, we will use reasonable efforts to release Travelport from such indemnity agreements.

Recently Issued Accounting Policies

        In September 2006, the SEC released Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB 108 provides guidance on the SEC's views regarding quantifying the materiality of financial statement misstatements, including misstatements that were not material to prior years' financial statements. SAB 108 is effective for our fiscal year ended after November 15, 2006. The application of SAB 108 required us to quantify the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. The initial adoption of SAB 108 had no impact on our combined financial statements.

        In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes", which is an interpretation of SFAS No. 109, "Accounting for Income Taxes." FIN No. 48 provides measurement and recognition guidance related to accounting for uncertainty in income taxes. FIN No. 48 also requires increased disclosure with respect to the uncertainty in income taxes. We are required to adopt the provisions of FIN No. 48 on January 1, 2007 and we do not expect the adoption to have a material impact. The expected impact may change based on further analysis. We have been indemnified by Cendant for taxes related to periods prior to the Blackstone Acquisition.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" which defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 157 on January 1, 2008, as required, and we are currently evaluating the impact of such adoption on our financial statements.

        In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities", providing companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159's objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The standard requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of our choice to use fair value on our earnings. It also requires us to display the fair value of those assets and liabilities for which we have chosen to use fair value on the face of the balance sheet. SFAS 159 is effective for us on January 1, 2008. We are currently evaluating the impact of the adoption of this statement on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

        Approximately 19% of our consolidated net revenue during fiscal year 2006 is associated with operations outside of the U.S. The U.S. dollar balance sheets and statements of operations for these businesses are subject to currency fluctuations. We are most vulnerable to fluctuations in the British Pound Sterling, the Euro and the Australian dollar against the U.S. dollar. Prior to transitioning to the predecessor's global treasury function in 2005 after being acquired by Cendant, Flairview directly entered into foreign currency forward contracts to manage changes in the Euro, Hong Kong dollar, Norwegian Krone and Japanese Yen associated with currency received from customers located in those regions. We were exclusively an end user of these instruments, which are commonly referred to as derivatives. We do not engage in trading, market making or other speculative activities in the derivatives markets. For detailed information about the historic use of foreign currency forwards, refer to note 11 to the combined consolidated financial statements. There were no outstanding derivative financial instruments to mitigate currency fluctuations risks or to engage in trading, market making or other speculative activities in the derivatives markets subsequent to the Blackstone Acquisition. We may use derivative financial instruments in the future if we deem it useful in mitigating an exposure to foreign currency exchange rates.

        We assess our market risk based on changes in foreign currency exchange rates utilizing a sensitivity analysis that measures the potential impact in earnings, fair values and cash flows based on a hypothetical 10% change (increase and decrease) in currency rates. We use a current market pricing model to assess the changes in the value of the U.S. dollar on foreign currency denominated monetary assets and liabilities. The primary assumption used in these models is a hypothetical 10% weakening or strengthening of the U.S. dollar against all our currency exposures as of December 31, 2006.

        Our total market risk is influenced by a wide variety of factors including the volatility present within the markets and the liquidity of the markets. There are certain limitations inherent in the sensitivity analyses presented. While probably the most meaningful analysis, these "shock tests" are constrained by several factors, including the necessity to conduct the analysis based on a single point in time and the inability to include the complex market reactions that normally would arise from the market shifts modeled.

        We used December 31, 2006 market rates on outstanding foreign currency denominated monetary assets and liabilities to perform the sensitivity analyses separately for each of our currency exposures. The estimates are based on the market risk sensitive portfolios described in the preceding paragraphs and assume instantaneous, parallel shifts in exchange rates. As of December 31, 2006 our net current liabilities (defined as current assets less current liabilities) subject to foreign currency translation risk were

$81 million. The potential decrease in net current assets from a hypothetical 10% adverse change in quoted foreign currency exchange rates would be $8 million.

Travelport's Indenture Limitations Affecting Orbitz Worldwide

        We will be required by our certificate of incorporation to obtain Travelport's consent to take certain actions including the incurrence of indebtedness and issuance of equity. Even if Travelport consents to such actions, because of our status as a "restricted subsidiary" of Travelport, the covenants contained in Travelport's bond indentures limit its ability to permit us to take such actions. These covenants are summarized below. We can cease to be a "restricted subsidiary" of Travelport if

  •
  Travelport no longer owns more than 50% of our total voting power and we are no longer consolidated with Travelport under U.S. generally accepted accounting principles or

  •
  we are designated as an "unrestricted subsidiary." We and our subsidiaries will still be restricted subsidiaries of Travelport after completion of this offering.

        In order to designate us as an unrestricted subsidiary and therefore not subject to the covenants, Travelport must be able to make a "restricted payment" equal to the fair market value of our net assets. Travelport may make a restricted payment if:

  •
  it is not in default under its indentures;

  •
  immediately after giving effect to the restricted payment it could incur an additional indebtedness under the fixed charge covenant ratio test, on a pro forma basis for the redesignation; and

  •
  the aggregate amount of restricted payments made since July 1, 2006 does not exceed the sum of 50% of Travelport's consolidated net income (as defined in the indentures) since July 1, 2006 and 100% of new equity in Travelport. Various exceptions exist to this covenant that also can be aggregated when calculated with the amount available for the "restricted payment" described in the first sentence of this paragraph. Travelport will not be able to designate us as an unrestricted subsidiary upon consummation of this offering, and if and when it is able to, it may not choose to do so since, among other things, it would reduce its ability to pay dividends to its shareholders or make other investments or restricted payments.

        Assuming we remain a restricted subsidiary of Travelport following this offering, the following covenants, among others, will apply to us.

Limitation on Indebtedness, Disqualified Preferred Stock and Preferred Stock

        Restricted subsidiaries may not incur indebtedness nor issue disqualified preferred stock or preferred stock unless on a pro forma basis after giving effect to such incurrence and the application of proceeds, the fixed charge coverage ratio for Travelport and all its restricted subsidiaries on a consolidated basis for the prior four fiscal quarters would equal or exceed 2 to 1. Importantly, the limit of ratio debt for all restricted subsidiaries that are not guarantors under the indentures, including Orbitz Worldwide, is $100,000,000.

        In addition to ratio debt, the following indebtedness may be incurred by restricted subsidiaries:

  •
  indebtedness under credit facilities provided that the amount that may be borrowed by Travelport and all its restricted subsidiaries under this provision may not exceed $3.1 billion (which amount will be reduced by the amount of asset sale proceeds used to repay such credit facilities);

  •
  indebtedness, disqualified preferred stock and preferred stock issued to finance the purchase, lease or improvement of real property in an aggregate amount with Travelport and all restricted subsidiaries not to exceed 4% of Travelport's consolidated total assets; and

  •
  indebtedness, disqualified preferred stock or preferred stock in an aggregate of up to $100,000,000 by all non-guarantor restricted subsidiaries.

In addition, the acquisition of another entity with indebtedness on its balance sheet will be considered the incurrence of that indebtedness and must fit within the above baskets.

Asset Sales

        An asset sale includes the sale or other disposition of assets of Travelport and the issuance or sale of equity interests of a restricted subsidiary (other than permitted issuances of preferred stock in accordance with the debt incurrence covenant) other than, among other exceptions, (i) sales of assets or stock with a fair market value of less than $15 million) or (ii) sales of equity interests in unrestricted subsidiaries. Therefore, sales and issuances of our common stock, including in this offering, will be subject to the asset sales covenant as long as we are a restricted subsidiary.

        Asset sales may be made if 75% of the consideration, with specified adjustments, consists of cash or cash equivalents. Non-cash consideration may be designated as cash, provided that all such non-cash designated assets for Travelport and its restricted subsidiaries may not exceed 2.5% of consolidated total assets of Travelport. In addition, assets may be swapped for assets used or useful in a similar business, though if the swap is for securities of another entity, it must become thereby a restricted subsidiary.

        Proceeds from asset sales must be used to repay Travelport's senior credit facilities, obligations under other senior secured indebtedness, obligations under unsecured senior indebtedness pro rata with the senior notes under the indenture or indebtedness of a restricted subsidiary that is not a guarantor (including Orbitz Worldwide). Alternatively, proceeds can be used to acquire capital stock of an entity that becomes a restricted subsidiary, for capital expenditures, or acquisitions of other assets used or useful in a similar business.

Limit on Payment Restrictions Affecting Restricted Subsidiaries

        Non-guarantor restricted subsidiaries may not have in place restrictions on their ability to pay dividends to Travelport or other restricted subsidiaries or to make loans to Travelport or its restricted subsidiaries or sell, lease or transfer properties to Travelport or its restricted subsidiaries. The only meaningful exception is that it will not apply to restrictions in new acquisitions as long as those restrictions do not extend beyond the acquired entity. Since third party senior lenders typically include provisions limiting a borrower's ability to pay dividends to its shareholders, this covenant may make the incurrence of third party debt by us difficult or more expensive.

BUSINESS

Overview

        We are a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. We own and operate a strong portfolio of consumer brands that includes: Orbitz, CheapTickets, ebookers, HotelClub, RatesToGo and the Away Network and corporate travel brands, Orbitz for Business and Travelport for Business. We provide customers with access to a comprehensive set of travel products, including air, hotels, vacation packages, car rentals, cruises, travel insurance and destination services, such as ground transportation, event tickets and tours, from over 80,000 suppliers worldwide through an efficient, customized and user-friendly system.

        The strength of our brands, quality of our products and efficacy of our marketing programs have enabled us to become the second largest online travel company in the U.S. and one of the largest in the world, based on gross bookings. We provide compelling value propositions for both our customers and suppliers. For our customers, we offer access to comprehensive travel inventory from a broad base of suppliers. We employ customer-friendly features and innovative technologies, such as our proactive OrbitzTLC care offering and the industry's first Matrix display, to provide differentiated user experiences. In addition, we provide relevant travel-related content for our customers to research, plan and book travel, such as third-party reviews and user generated content. For our suppliers, we represent a cost-effective distribution channel that reaches millions of potential customers who come to our site with a travel booking in mind. Our U.S. brands have a base of nearly 48 million registered users and more than 25 million unique visitors each month.

        We are a leader in air travel, the largest online travel segment. This offers us a significant opportunity to drive growth in non-air categories, specifically hotels and dynamic vacation packages. These categories offer significant growth potential and attractive revenue per transaction and are areas in which we are currently under-penetrated relative to our major online competitors. There are also substantial growth opportunities outside of the U.S. for our strong international brands: ebookers, HotelClub and RatesToGo. The European and Asia Pacific regions experienced strong online travel growth of 41% and 34%, respectively, in 2006, based on gross bookings according to PhoCusWright. Finally, we believe that we have a significant opportunity to improve our profitability by continuing to realize operating efficiencies from the global integration of our global operations (similar to the success we achieved with the integration of Orbitz and CheapTickets in 2005), by sharing best practices across our operations and by launching our common, scaleable global technology platform. We believe the organic growth opportunities inherent to us and to the overall marketplace, coupled with expected tangible operating improvements, position us well for strong profit growth.

        With less than 30% of travel bookings in the North American, European and Asia Pacific regions made online today, the online travel industry is well positioned for significant, long-term growth. In 2006, the online travel industry in these regions generated approximately $196 billion in gross bookings and represented the single largest e-commerce category. We believe the online travel industry is under-penetrated and will continue to grow significantly faster than the overall travel industry. According to PhoCusWright, the percentage of travel booked online in these regions is expected to reach 40% by 2008. This increase in penetration is expected to drive growth in online travel bookings, resulting in a 24% CAGR from 2006 to 2008. Key drivers of this rapid growth include increased Internet usage, broader availability of high speed Internet access, greater willingness of customers to research and book travel online and improved breadth of travel products offered online.

        We believe we are well positioned to capture a large share of the growth in online travel as we continue to execute on our five key internal operating objectives including:

  •
  offering more high growth and high margin products, such as hotels and dynamic packages;

  •
  pursuing international growth opportunities;

  •
  reinforcing our position as a low cost provider via our common technology platform and globally-integrated operations;

  •
  continuing to build our portfolio of leading differentiated brands; and

  •
  cultivating new strategic distribution channels.

Industry Background

        The worldwide travel industry is a large and dynamic market. We believe that aggregate gross bookings in the global airline, hotel, vacation package, car rental and cruise industry were approximately $900 billion in 2005. Approximately 75% of global travel gross bookings are currently made in the U.S., Europe and the Asia Pacific region. According to the World Travel and Tourism Council, for the five year period between 2005 and 2010, total travel and tourism dollars spent in the Asia Pacific region, the U.S. and Europe are expected to grow annually 10%, 6% and 6%, respectively. This growth is attributable to, among other things:

  •
  increased consumer discretionary spending on travel and recreation;

  •
  greater frequency of business travel resulting from the growth in the global economy; and

  •
  favorable global macro-economic trends, including income growth in emerging markets such as the Asia Pacific region and the Middle East.

        Online travel is the fastest growing segment of the travel industry. The emergence of the Internet as the most efficient way to book travel has revolutionized the way millions of people research and purchase travel and has led to the growth of online travel companies. In 2006, the online travel industry in the North American, European and Asia Pacific regions grew by 30% to approximately $196 billion in gross bookings and represented the single largest e-commerce category.

        With less than 30% of travel bookings in these regions made online today, the online travel industry is well positioned for significant, long-term growth. Widespread proliferation of the Internet, increased Internet usage and availability of high speed Internet access, greater convenience and ease of use of booking travel online and increased breadth of travel products offered online are expected to drive underlying online travel growth. More bookings should also migrate online from traditional offline travel agencies as Internet travel offerings expand to include more sophisticated content, such as dynamic packaging, personalized customer care and user-generated travel reviews with photos and videos.

        The table below indicates the size, growth and penetration of online travel by region and in total for 2005 through 2008, according to PhoCusWright Inc., and includes leisure and business travel.

	2005	2006	2007E	2008E
Online Travel Gross Bookings (dollars in millions)
U.S.	$93,806	$116,262	$139,359	$163,315
Europe	40,208	56,564	76,002	97,975
Asia Pacific region	17,100	22,900	30,300	39,900

Total	151,114	195,726	245,661	301,190
Online Travel Growth
U.S.	27%	24%	20%	17%
Europe	47%	41%	34%	29%
Asia Pacific region	35%	34%	32%	32%

Total	32%	30%	26%	23%
Online Penetration(1)
U.S.	41%	47%	54%	59%
Europe and the Asia Pacific region	13%	17%	23%	29%

Total	22%	28%	34%	40%

(1)
Online penetration represents the percentage of travel bookings made online.

        The U.S. is the largest online travel marketplace, totaling $116 billion in gross bookings in 2006 and is expected to grow at a CAGR of approximately 19% from 2006 to 2008. Growth in the U.S. will continue to be driven by increasing online travel penetration, which is expected to grow from 47% in 2006 to 59% in 2008. According to PhoCusWright, online bookings of leisure air travel are expected to grow at a 17% CAGR from 2006 to 2008. In the U.S., the fastest-growing and most profitable online travel categories include vacation packages and hotels. PhoCusWright projects vacation packages (including dynamic packaging) and hotel bookings will both grow at a 20% CAGR from 2006 through 2008.

        Outside of the U.S., growth in online travel is expected to be even stronger. In 2006, according to PhoCusWright, Europe and the Asia Pacific region experienced online travel growth of 41% and 34% to reach $57 billion and $23 billion in gross bookings, respectively. Growth in these regions will continue to be driven by the percentage of bookings made online, which is expected to grow from 17% in 2006 to 29% in 2008. This projected increase in online penetration is expected to result in overall gross bookings growth in excess of 30% for these two regions from 2006 through 2008. In both Europe and the Asia Pacific region, the hotel markets are served by thousands of independent hotels, making it more difficult for suppliers and travelers alike to identify and transact with each other. The fragmented nature of these markets provides a greater opportunity for online aggregation. Additionally, Europe's vacation-friendly employment policies provide for longer and more frequent vacations than in the U.S., driving higher overall demand for leisure travel inventory. Collectively, these market characteristics give rise to a significant growth opportunity for online travel companies.

Company Strengths

        We believe our success in becoming one of the world's leading online travel companies has been driven by the following competitive strengths:

        Strong global brands with industry-leading positions.    Our portfolio of widely-recognized online travel brands serves a broad range of travelers worldwide, including leisure and business travelers. Our leading brands include Orbitz, CheapTickets, ebookers, Orbitz for Business, Travelport for Business, HotelClub, RatesToGo, and the Away Network. Each brand has been positioned to target a defined customer segment, and collectively, our U.S. brands have a base of nearly 48 million registered users and more than 25 million unique visitors each month.

        Our brands are among the leaders in their respective regions. We are the second largest online travel company in the U.S. and in 2006 we were one of the largest online travel companies in the world, based on gross bookings. CheapTickets is a leading website for value-conscious travelers and Orbitz for Business offers full service corporate booking solutions. In 2006, we were the fastest growing major online travel company in the U.S., based on gross bookings. Internationally, ebookers, HotelClub and RatesToGo hold strong positions in the fast-growing European and Asia Pacific regions. ebookers has an online presence in 13 countries in Europe and is one of the leading pan-European online travel companies. HotelClub and RatesToGo provide a meaningful presence in the Asia Pacific region with a profitable hotel-focused model. With our global footprint of leading brands, we are well positioned to take advantage of global growth in the online travel industry.

        Technology leadership.    We have a strong track record in pioneering online travel technologies and innovations to provide superior customer experiences. Our easy-to-use, intuitive websites incorporate technology-enabled user-friendly tools, such as the Orbitz Matrix display, that simplify and improve a customer's ability to book the right trip at the right price or create a dynamic package efficiently. Our air search capabilities employ scalable search technologies that we believe return more comprehensive results. This allows us to provide more flight options to consumers without sacrificing search response times or putting added stress on suppliers' operating or cost infrastructure. These search capabilities have also allowed us to introduce consumer-friendly and innovative products such as Flex Search and Deal Detector. Flex Search allows customers to incorporate travel flexibility, such as alternate travel dates, times and airports, into their searches to find lower fares while Deal Detector lets customers indicate the price they are willing to pay for a flight and will alert them when such a fare is available. Other popular tools such as the "last seat" availability feature help customers make informed and time-sensitive booking decisions. We have also developed technology-enabled customer service tools to deliver differentiated customer care. Our OrbitzTLC proactive customer care platform sends permission-based travel alerts to a customer's email address or cell phone to notify him or her of situations that could affect travel plans or cause delays. We sent over 25 million care alerts to travelers in each of the last two years and 6 out of every 10 travelers who book air travel with us opt-in to this program. Launched in 2006, OrbitzTLC Mobile Access allows registered users to check flight status and hotel availability via mobile device in any of the top 20 cities in the U.S. and to reach an OrbitzTLC service agent. We believe our innovative tools and services have created significant value for our customers, serve as a source of competitive differentiation, and provide us with a leadership position in the industry. By pioneering online travel technologies, we have significantly enhanced customer experiences across our brands.

        Marketing and e-commerce expertise.    We employ innovative marketing techniques to differentiate and strengthen our brands. We believe our online and offline marketing techniques increase brand awareness, drive qualified traffic to our websites and improve the rate at which visitors become customers, while managing customer acquisition costs to deliver profitable growth. We believe we have a core competency in e-marketing. We design our online marketing strategies to be cost-effective by using efficient performance-based programs. Our marketing tactics employ our expertise in paid search advertising, cost-per-click placements, affiliate marketing, behavioral targeting campaigns and "pop under" advertising. We also believe we are cost-effective and efficient in our offline advertising campaigns where we use broadcast advertising, such as television, radio and print, to highlight brand differentiation and emphasize to consumers our compelling product features. According to a Hall and Partners survey commissioned by us, the consideration of our flagship Orbitz brand by consumers increased from 36% in the beginning of 2005 to 53% at the end of 2006, which we believe represents the greatest annual increase for any major online travel company in that period. We believe this increase was a result of our well integrated online and offline marketing campaigns. In addition, we have built core competencies in retail and promotional marketing and are enhancing our capabilities in onsite merchandising to optimize demand. We believe our marketing efforts have been effective and contribute to an increase in our gross bookings.

        Breadth and diversity of our offering.    We provide our customers with access to a vast array of travel inventory and travel-related content to deliver a complete travel experience. We strive to continually grow and diversify our travel offering. Our U.S. websites provide access to products and services from hundreds of airlines, over 80,000 hotels, most major car rental brands, and 70 cruise lines around the world. Our full service offering includes access to vacation packages, destination services and travel insurance. We also have valuable travel information integrated into our websites, such as user-generated travel reviews and Frommers' content, to help customers make travel decisions. To differentiate and personalize customer experiences, we designed and implemented a comprehensive customer care program, OrbitzTLC, that provides travel alerts and mobile access to flight status and hotel availability information 24 hours a day, 7 days a week.

        Strong growth potential.    We believe we are well positioned to capture significant growth by focusing on opportunities in our under-penetrated travel categories and geographies.

          Hotels and Dynamic Packaging: Hotel and dynamic package bookings generate higher revenue per transaction than air bookings and are expected to outgrow other travel categories. Due to our historical focus on air travel, we are under-penetrated in these non-air categories relative to our peers. We believe we are well positioned to grow our hotel and dynamic packaging businesses given our leadership in air travel, strong brand recognition, opportunity to cross-sell non-air products, strength in hotel and dynamic packaging technologies, significant customer base, and broad hotel and travel supplier relationships. We believe that as we grow our share in hotel and dynamic package offerings, our business will experience significant growth in revenue and profitability.

          International: We recently entered the international market with our acquisition of Flairview Travel in April 2004 and ebookers in February 2005. As a result, we are currently under-penetrated in Europe and the Asia Pacific region relative to our peers. However, we believe we are well positioned to grow our international brands and capture a share of the 32% annual growth that these regions are projected to deliver through 2008. Among the primary contributors to our growth will be our existing presence in these regions through our strong brands including ebookers, HotelClub and RatesToGo; our new global technology platform; and our ability to share best practices between our U.S. and international operations.

        Continued improvements in operating efficiencies.    In all aspects of our global business, we focus on cost efficiencies and continuously seek to improve the Orbitz low cost operating model. From inception, we built our operating infrastructure to minimize the cost associated with each travel booking. The integration of Orbitz and CheapTickets has streamlined our U.S. operations and allowed marketing, finance and technology resources to be shared. This integration, coupled with the use of common infrastructure, has allowed us to save tens of millions of dollars annually. Further, we have reduced support and fulfillment costs by automating certain tasks and moving various functions to low cost regions. We expect to continue to improve upon our low cost model and to achieve significant cost savings as we migrate websites on to our global technology platform.

        We are in the process of completing our global technology platform and expect to begin migrating the ebookers websites onto this platform in mid-2007. This global platform is expected to drive significant cost savings as it will allow us to reduce development costs, streamline back office operations and efficiently deploy innovative features across our global brands. This platform is designed to combine the best practices across our websites, white label platforms and other technology and business operations into a highly efficient and scalable technology infrastructure based on open source and standards-based web technologies. The platform will also enable significant improvements in operating efficiency because teams will be able to centrally manage business functions such as revenue management, accounting, finance, and other functions on a global scale using a common toolset, business process and infrastructure.

        Together, our history of an efficient operating structure at Orbitz, our experience in achieving cost savings across our operations through integrating acquisitions such as Orbitz and CheapTickets, and the future deployment of our global technology platform provide us with continued opportunities for improvements in operating efficiencies and, consequently, profitability.

        Highly experienced management team.    Our senior management team is comprised of industry executives with significant experience in the Internet and travel sectors. Our senior leadership team has an average tenure of over four years with us or our predecessor companies, including Steve Barnhart, President, Chief Executive Officer and Chief Financial Officer, and Mike Nelson, Chief Operating Officer. Other members of our management team include: Bahman Koohestani, Chief Information Officer, who was one of the early executives at Netscape Communications, and Randy Wagner, Chief Marketing Officer, who joined Orbitz Worldwide from McDonald's, where she was a senior member of the marketing team. Our Chairman, Jeff Clarke, who is President and Chief Executive Officer of Travelport, has 21 years of experience in the technology industry serving in a variety of senior management positions, including Chief Operating Officer at CA, Inc. (formerly Computer Associates Inc.), Executive Vice President, Global Operations at Hewlett-Packard Company and Chief Financial Officer of Compaq Computer Corporation.

Company Strategy

        Our objective is to grow profitably while continuing to build our leadership position in the global online travel industry. The key elements of our strategy include:

        Capture global growth opportunities in non-air travel.    Our leadership in air travel provides us with a significant opportunity for continued growth in non-air travel categories, which can generate up to ten times higher revenue per transaction than air-only transactions. We have increased our penetration of the fast-growing hotel and dynamic packaging categories, and expect to continue to increase our non-air revenue mix by:

  •
  encouraging consumers to book additional travel products while booking air travel;

  •
  marketing non-air products directly to customers after they have booked air travel with us;

  •
  promoting vacations and dynamic packages through targeted advertising;

  •
  providing customers with relevant content, such as expert and user reviews, to encourage hotel and vacation bookings;

  •
  expanding our telesales capacity to improve our ability to service and book complex travel itineraries;

  •
  continuing to develop new functionality for our hotel and dynamic packaging technology; and

  •
  improving and expanding our relationships with hotels and destination services providers, such as providers of ground transportation, event tickets and tours, to offer the best available inventory and increase revenue per transaction.

        We believe these initiatives will allow us to further penetrate the fast-growing non-air travel categories, where we believe we are under-penetrated relative to our peers, and will also serve to increase our average revenue per transaction.

        Grow our business internationally.    Through our international brands, ebookers, HotelClub and RatesToGo, we believe we are well positioned for international growth. In 2006, our international businesses contributed 19% of our net revenue. Our geographic mix combined with strong international growth in the online travel industry represents a sizeable growth opportunity for us. As past of this growth plan, we are prioritizing ebookers as the first of our brands to migrate onto our new global technology platform. We expect the new platform will provide better user experiences, lead to continued strong growth in these regions and result in cost savings to us. We will continue to share best operating practices such as supplier relationship strategies, marketing techniques and technology between our U.S. and international businesses. For example, in 2006, when we moved certain senior executives from our U.S. operations to ebookers to deploy our best practices, we experienced improved performance and increased growth in our European operations.

        Differentiate our brands through continued customer-centered innovation.    Since inception, we have focused on being a pioneer of proactive, technology-enabled customer care. We believe our customer care innovations have created significant value for, and loyalty among, our customers while strengthening and differentiating our brands. We are actively branding these customer care innovations as OrbitzTLC. We will continue to innovate and launch leading customer-focused initiatives, such as OrbitzTLC Mobile Access which was introduced in 2006, and additional tools in 2007. We plan to differentiate CheapTickets by improving functionality to enhance the overall experience for value-conscious travelers. Our new global technology platform will facilitate our ability to drive customer-centered innovation and to rapidly bring to market new solutions to keep pace with constantly evolving traveler needs.

        Invest in targeted content and community.    With the growth in online content, communities and social networks, we believe consumers are looking for broader experiences than simply booking travel online and will use the Internet increasingly to research travel, share experiences and interact with others. We are selectively investing, and will continue to selectively invest, in tools, products and partnerships to address these emerging needs, with strategic tactics that we believe will attract new customers, by engaging them early in their travel decision-making processes and help to retain existing customers by providing them with a forum to share their travel experiences. We believe this will reduce customer acquisition and retention costs over time. Examples of our tactics for engaging customers when in non-travel mode include Away.com's daily escape emails, where daily aspirational travel postcards are sent to our opt-in base of recipients, and OrbitzGames.com, which was launched in 2005 and which is an online community that has attracted over 500,000 registered members and almost 30 million visitors.

        We also offer specialty travel content to help travelers with their trip planning processes. Through Away.com and GORP.com, we offer destination travel guides and travel expert advice to inspire travelers and serve a broad range of enthusiasts with specialized travel interests. To satisfy the rising demand for user-generated content and reviews, we introduced authenticated hotel reviews from Orbitz travelers along with third party reviews, such as targeted family travel reviews. We expect to continue to expand our travel offering and use targeted microsites, such as Gay, Family, Eco-Tourism, Adventure Travel and Volunteer Vacations, to appeal to very specific customer categories and increase the number of repeat customers. Collectively, we believe these tools and communities improve the user experience, increase retention of customers and reduce customer acquisition costs.

        We believe that our large base of consumers with attractive demographics, along with the significant time they spend on our site, provide additional advertising revenue potential for our business. Today, advertising revenue represents a relatively small percentage of our overall revenue. We expect our continued focus on building specialty travel content and community websites will provide us with additional targeted advertising opportunities for our existing and future partners.

        Cultivate new strategic distribution channels and pursue targeted acquisitions.    In addition to growing our portfolio of existing brands, we will seek to gain access to new, fast-growing strategic distribution channels. We plan to continue to establish new white label booking relationships similar to our existing white label relationships under which we power websites, such as United Escapes for United Air Lines and the vacation package offerings of Yahoo! Inc. and Intercontinental Hotel Group. We are targeting partnerships with third parties to open new channels through which to generate bookings, like our distribution partnerships with metasearch companies and other distribution partners such as ESPN.com. We also plan to continue to build and invest in our corporate travel offering to capture the strong online growth in corporate travel bookings. Our corporate travel business is showing strong performance with online adoption among employees of our corporate customers of over 80%.

        We also may pursue targeted acquisitions to continue to enhance our business. Acquisition candidates will be evaluated based on their ability to complement our product offerings, provide access to new distribution channels, drive higher customer retention, strengthen our presence in high growth regions, such as Europe and the Asia Pacific region, or enhance our financial prospects. We believe our global technology platform will enable us to successfully and cost-effectively integrate companies and brands we acquire into our network of online travel businesses and potentially commercialize certain components of our technology.

Our Consumer Brands

        We own and operate several industry-leading websites that offer leisure and business travelers the ability to search for and book a broad range of travel products and services, including airline tickets, hotel rooms, car rentals, vacation packages, cruises and destination services, such as ground transportation, tours and event tickets. We offer these services through Orbitz, CheapTickets, ebookers and our online hotel websites, HotelClub.com and RatesToGo.com. As a full service online travel company, we generate revenue through multiple sources. Similar to traditional travel agencies, through our retail business, we earn fees and commissions from travel suppliers for airline tickets, hotel rooms, car rentals and other travel products and services booked by consumers on our websites, and we charge consumers a service fee for booking airline tickets and certain other travel products. We also receive incentive payments from global distribution systems, or GDSs, and other distribution channels, including Galileo, Apollo and Worldspan, when we use their systems to book airline tickets, hotel rooms and car rentals. Our merchant business generates higher revenue per transaction than our retail business. Our merchant fees are based on the difference between the total amount the customer pays and the negotiated net rate the supplier charges for the travel product. Other revenue is derived primarily from technology licensing and advertising.

  Orbitz

        Orbitz, our largest full service online travel brand, is one of the leading domestic online travel websites. Orbitz is a full service travel company that offers travelers a wide variety of travel options and has historically introduced many innovations in online booking technology, including the industry's first Matrix display, Flex Search, and Deal Detector. Our flexible dynamic packaging matrix enables consumers to simultaneously optimize air and hotel bookings from a range of travel suppliers. In 2006, we re-branded and expanded our innovative proactive customer care platform as OrbitzTLC. We offer these value-added services at no extra charge to our customers. We believe OrbitzTLC has created significant value for our customers.

        Orbitz enables travelers to search for and book a broad array of travel products and services, including airline tickets, hotel rooms, car rentals, vacation packages, cruises, travel insurance and destination services. Orbitz provides a comprehensive display of fares and rates in a single location. Search results are presented in our easy-to-use Matrix display that provides one of the broadest selections of travel options available to travelers, enabling them to select the price and supplier that best meet their individual travel needs. Our search process enables travelers to book airline tickets, rent cars, reserve hotel rooms and book cruises and vacation packages 24 hours a day, seven days a week. Key features of Orbitz are described below.

        Air travel.    We provide travelers with access to a broad selection of flights worldwide. The major domestic airlines allow us to offer fares that match those offered by airlines on their own direct websites as well as other online travel websites. Our technology and Matrix display enable customers to quickly and easily evaluate a broad range of potential fare and supplier combinations through an intuitive design. Our Matrix display enables travelers to search based on their preferred travel dates, destinations, times, number of passengers, class of service and number of stops, and then displays fare and flight offerings matching those specifications according to price and other specified criteria. Travelers can also prioritize the categories according to their specific preferences. Our Matrix display provides comprehensive information to travelers in an unbiased manner. Once a consumer selects a flight, our booking process makes it easy for travelers to reserve their tickets. By selecting our "anytime" and Flex Search features, travelers with flexible travel schedules can expand their flight options. Flex Search is a powerful search tool that allows travelers to find lower fares by incorporating alternate travel dates, times and airports into their searches, a task that would require dozens of searches on competitive websites.

        Hotels.    We enable travelers to search, compare and make reservations at tens of thousands of independent and chain hotel properties. Customers can research and book hotel rooms with suppliers using both a net rate model (sometimes referred to as a "merchant model") and a retail model. In addition to information on destination, dates and number of guests, travelers can select a specific hotel chain, location and budget preference. Travelers can also indicate amenity preferences such as restaurants, swimming pools, room service, health club facilities, handicapped facilities, business centers and meeting rooms. Our "Neighborhood Matrix" offers travelers the unique ability to compare hotel search results on a detailed and user-friendly map that highlights each hotel's location, neighborhood description, price and star rating together on one screen. Travelers can also read authenticated hotel reviews from other Orbitz travelers and utilize interactive neighborhood maps, which point out shopping websites, museums, historic landmarks and entertainment facilities, allowing customers to select the perfect location for their trip. The majority of our hotel transactions are completed using the merchant model, which allows us to market rooms to travelers at a rate that includes fees for the services we provide, resulting in higher net revenue than we achieve on bookings via the retail model.

        Car rentals.    We enable travelers to search and book car rentals online with most major companies and certain regional independent companies. In addition to specifying date and location preferences, travelers can select a specific car company and request specific features when renting a car. We display our car rental options using our Matrix display.

        Vacation packages.    We introduced our own internally-developed dynamic packaging engine in 2004 and have since experienced significant growth in travel package bookings. Our packaging technology uses our Matrix display to enable travelers to view multiple combinations of airlines and hotels to assemble a vacation package. Our dynamic packaging capabilities allow customers to customize their vacations by combining two or more travel products and selecting their desired air, hotel car rental and other travel supplier, frequently for less than booking the individual components separately.

        Cruises.    Our cruise product allows travelers to book cruise travel on over 70 cruise lines. At present, we partner with a third party provider to book cruises.

        OrbitzTLC Alerts.    Customers who book with Orbtiz receive a wide range of OrbitzTLC Alerts that proactively update travelers on real-time events that could affect their travel plans before they leave or while they are traveling. Key features of OrbitzTLC Alerts include:

  •
  Flight departure and arrival delays—even if the delay occurs after the flight has departed;

  •
  Flight cancellations;

  •
  Airport conditions and closures;

  •
  Gate changes and baggage claim information;

  •
  Severe weather and potential delays;

  •
  Hotel, pool and fitness center closures;

  •
  Hotel construction or maintenance; and

  •
  Emergency updates including notification of transit strikes, geopolitical events and street closures for major events in the traveler's destination city.

        Our proactive technology-enabled OrbitzTLC alerts originate from our OrbitzTLC Command Center, which is comprised of an in-house team of former military air traffic controllers, weather analysts, travel agents, a full-time travel journalist and airport, passenger and security specialists who actively monitor nationwide travel conditions 24 hours a day, 7 days a week. This team interprets and gathers Federal Aviation Administration, National Weather Service and other data to provide travelers with real-time information regarding developments such as flight delays, airport closures and transportation strikes so they are aware of any changes or problems that may affect their travel plans. We sent over 25 million care alerts to travelers in each of the last two years and six out of every ten travelers who book travel with us opt into this program.

CheapTickets

        CheapTickets is a leading U.S. travel website focused on value-conscious, leisure travelers and was the fastest growing major travel website in the U.S. in 2006. CheapTickets has certain features designed for bargain hunters, such as price alerts to inform travelers when a certain price is available for a desired trip, and "Cheap of the Week" notices for exceptional fares. Founded in 1986 as an outlet for deeply discounted airfares, CheapTickets is well regarded by value-conscious travelers and has consistently been the #1 non-paid result for "cheap" in both Google and Yahoo!. In July 2005, we successfully combined the management and operations of CheapTickets with Orbitz, allowing us to reduce costs and share best practices, as well as marketing and technology resources, to provide travelers with enhanced inventory and features and functionality to find travel fares worldwide. In addition, CheapTickets possesses many of the same features as Orbitz, including:

  •
  providing travelers with a large selection of low air fares and the ability to search fares based on preferred travel dates, destinations, times, number of passengers, class of service and number of stops;

  •
  enabling travelers to search, compare and make reservations at numerous independent and chain hotel properties;

  •
  enabling travelers to search and book car rentals online with most major companies and certain regional independent companies;

  •
  enabling travelers to customize their own dynamic vacation packages; and

  •
  allowing travelers to book cruise travel on over 70 cruise lines.

ebookers

        ebookers is one of the leading full service travel websites in Europe. ebookers offers customers a wide range of travel services through its online business, ebookers.com, and telephone call centers. ebookers currently operates 13 country specific websites in Austria, Belgium, Denmark, Finland, France, Germany, Ireland, the Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom. Millions of unique potential customers visit ebookers' websites each month, while other ebookers customers may also book travel through our call centers. The key features of ebookers are described below.

        Air travel.    ebookers enables customers to book air travel on over 200 airlines available through our GDS providers and an additional 26 low cost carriers who do not participate in a GDS. In addition, we have negotiated fares with many airlines, which allow us to offer discounted airfares, both online and offline, to customers in each of the European countries in which ebookers operates. The majority of bookings are based on long-haul trips, involving travel outside of Europe, and therefore have a higher commission rate as well as a higher revenue yield due to the inclusion of other non-air travel products such as hotels, car rentals and destination services.

        Hotels.    ebookers provides customers with numerous hotel selections, all of which are currently sourced through Travelport's wholesale travel business, GTA. This relationship allows us to use the negotiating power of GTA to offer our customers discounted hotel rates in approximately 120 countries around the world. As we build our internal hotel supply team, we anticipate more direct relationships with hotel suppliers. Our technology allows customers to specify desired room types and hotel amenities and to preview the property by viewing hotel pictures and interactive maps before completing the reservation online.

        Car rentals.    ebookers has developed its own car rental reservation system to offer customers discounted car rental rates at over 10,000 car rental locations worldwide. We offer our car rental product on an "opaque" basis, where the customer does not know the name of the car provider until after the reservation is completed. This system has allowed us to negotiate unique, reduced net rates with our car rental suppliers. Car rentals are offered on ebookers as part of an air travel booking or on a standalone basis, as well as on an affiliate site, carbookers.com, which won the TravelMole "Best Car Rental Website 2005" award.

        Vacation packages.    In 2006, ebookers introduced vacation packages, combining discounted airfares and discounted hotel rooms into a single transaction at an inclusive price. This new functionality was developed for ebookers' websites in the United Kingdom and Switzerland and has since been rolled out to other ebookers' websites.

        Insurance.    ebookers has agreements with Europe's leading insurance companies, and we offer travel insurance through the ebookers websites throughout Europe, our call centers and a standalone website, insurancebookers.com.

HotelClub and RatesToGo

        Flairview Travel operates two global hotel booking websites, HotelClub.com and RatesToGo.com. These websites offer discounted hotel rates for more than 23,000 hotels in approximately 100 countries worldwide. To accommodate their broad client base, HotelClub and RatesToGo offer certain services in multiple languages, including Chinese, English, French, German, Italian, Japanese, Spanish, and fourteen currencies. This has resulted in a very diverse sales mix with meaningful contribution from Europe, the Asia Pacific region and the U.S. Flairview also operates two different models for selling hotels: prepaid and commission/retail. The HotelClub prepaid model is characterized by higher margins and strong working capital characteristics. HotelClub sources much of its hotel inventory from GTA. RatesToGo offers last-minute hotel reservations (rooms bookable within 21 days of the planned hotel stay) at over 12,000 hotels worldwide. The RatesToGo retail model is sometimes preferred by suppliers as it provides more pricing control and faster cash conversion. Both models have certain advantages and we believe Flairview is one of the few hotel distributors that has a significant portion of its business in both.

Corporate Travel Solutions

        We offer corporate travel fulfillment solutions to a broad array of enterprises, ranging from small businesses to Fortune 500 companies with sophisticated travel policies and global travel management requirements through our Orbitz for Business and Travelport for Business brands.

        Our corporate travel solutions group is a full-service online travel management program that provides, depending on the level of service requested, online bookings, reservation and service support 24 hours a day, seven days a week, as well as premier travel services. We seek to minimize transaction costs and ticket price, while providing a high degree of price transparency, access to a wide selection of low fares, and superior, automation enhanced service to our customers. Our corporate travel solutions group capitalizes on our strong customer reputation and traveler-related services. Major customers include Ariba, Inc., Cervantes Capital LLC (Quiznos Corp.), Dunkin' Brands, Inc., Manufacturer's Life Insurance Company and Wyndham Worldwide Corporation.

        We generate revenue through transaction fees paid by corporate customers. We also collect transaction fees from corporate customers for fulfillment of customer care services offered as part of our end-to-end corporate travel solution, as well as GDS fees and fees from supplier agreements that we have negotiated for the benefit of all of our customers.

Other Businesses: Away Network, White Label and Hosting Solutions

        Away Network.    The Away Network specializes in providing travel content for travelers seeking unique experiences and activities. Its network of content websites includes Away.com and GORP.com. The Away Network also hosts, maintains and develops OutsideOnline.com, pursuant to an agreement with

Mariah Media, Inc., the publishers of Outside magazine. This network of websites provides a resource to passionate travelers who want to "experience something different." Supported by advertising sales and sponsorships, Away provides a blend of professionally-edited and consumer-driven reviews, articles, features and microsites. Away provides this resource to millions of travelers each month seeking advice on thematic and experiential travel, such as active and adventure trips, family trips, romance trips and more. With its new content technology platform, Away.com is also enhancing its visibility on search websites, such as Google and Yahoo!.

        White Label and Hosting Solutions.    In addition to powering our well-known consumer and corporate brands, our technology also powers many other partners with our white label and hosting solutions. Our air technology powers portions of American Airlines' and Northwest Airlines' websites. Our dynamic packaging platform powers websites such as United Escapes for United Air Lines and the vacation package offerings of Yahoo! Inc. and Intercontinental Hotel Group. Our hotel technology powers hundreds of affiliate partners. We earn revenue through our white label solutions based on fixed payments from our partners and we earn revenue from our hosting solutions based on revenue-sharing arrangements.

        Following implementation of our new white label capability on the new technology platform, we expect to grow gross bookings and earnings from our white label business more rapidly as the new platform will offer significantly more flexibility and options for configuration for our partners and will allow us to bring new partners onto our platform more rapidly than our current technology allows.

Marketing

        Our sales and marketing efforts are focused on driving visitors to our websites, increasing brand awareness and creating differentiated brands by demonstrating clear value propositions for our distinct customer segments. While some of our competitors spend more on traditional media, our key strategy is alignment and integration across marketing disciplines to increase the efficiency and effectiveness of our marketing budget. Domestically, we employ a combination of traditional offline and online marketing strategies to persuade customers to book their travel online with Orbitz and CheapTickets. Internationally, we rely primarily on e-marketing. Each of our major brands has a core marketing campaign that focuses on distinct consumer messaging for distinct consumer segments. We also use a variety of marketing tactics to encourage the booking of more complex travel, particularly dynamic travel packages, which we believe offer value to our customers while also generating more revenue per transaction.

        The major components of our marketing strategy are brand marketing, online marketing and partner marketing.

        Brand Marketing.    We use traditional broadcast advertising such as television, radio and print that focuses on brand differentiation and emphasizes certain features of our businesses that we believe are valuable to our customers, such as OrbitzTLC services and dynamic packaging. In all of our marketing strategies, we are focusing on promotional marketing to emphasize attractive deals for our customers and encourage the booking of certain types of travel. We also continuously test and optimize the components of our offline marketing program to maximize efficacy.

        Online Marketing.    We use various forms of online marketing to drive traffic to our websites. Representative online marketing strategies include search engine marketing on Google, Yahoo! and MSN, advertising placements on travel research and content websites such as Trip Advisor and TravelZoo, interactive pop under advertising, affiliate marketing and search engine optimization. We also generate traffic and transactions from certain metasearch travel websites. Email marketing is an important component of our marketing strategy, and we are currently focused on improving our ability to target customers with specific offers that correspond to their particular interests.

        Partner Marketing.    Through our partner marketing programs, our attractive and large customer base allows us to create unique marketing relationships with travel partners, convention and visitor bureaus, credit card partners, media, packaged goods and other non-travel advertisers. With a combination of display advertising programs, performance-based advertising and other marketing programs, we provide our partners with direct access to our valuable customer base, which research shows is more ready and willing to spend money both online and offline on products like travel, electronics and automobiles than the average Internet population.

        Our corporate travel team benefits from the brand awareness and marketing expertise of our consumer marketing team and they primarily focus their marketing activities on generating leads and building relationships with corporate travel managers. With a team that includes experienced corporate travel managers, our sales team is well-qualified to assist corporations in choosing between our two flexible and scalable corporate booking products. Orbitz for Business provides small businesses with an easy to implement and use corporate travel booking solution. Travelport for Business provides a more complex solution to larger corporations with complex travel requirements and a need for more in-depth reporting tools to manage significant annual travel budgets.

Technology

General

        Our systems handle millions of searches a day for available travel options across airlines, hotels, car rentals, vacation packages and destination services. We benefit from distributed open systems architecture and industry standard hardware that are cost-effective and have proven to be highly scalable and resilient in the event of a system failure, handling high transaction volumes across our multiple branded websites on shared infrastructure. Real-time monitoring provides comprehensive business and operational insight into the functionality and use of our system.

        We have core technology advantages in multiple areas, including:

  •
  extensive experience in supporting and scaling low fare searches in our business using open systems commodity hardware rather than more expensive mainframes, resulting in an increasingly high performance and low cost flight search capability;

  •
  dynamic packaging capability, which enables travelers to see multiple combinations of airlines and hotels to assemble a vacation package resulting in trips that are, on average, less expensive and more flexible for the traveler;

  •
  real-time business event monitoring, which provides comprehensive business and operational insight, giving us the ability to manage the business in real-time;

  •
  a globally-sourced technology organization, resulting in a flexible and scalable organization with global productivity;

  •
  Matrix display technology for simultaneous display of multiple online travel options; and

  •
  the ability to connect and book on multiple supplier host systems, creating inherent technology flexibility and a powerful consumer experience.

        We are committed to protecting the security of our customers' information. We maintain an information security team that is responsible for implementing and maintaining controls to limit the ability of unauthorized users to enter our system. These controls include the implementation of information security policies and procedures, security monitoring software, encryption policies, access policies, password policies, physical access limitations, and detection and monitoring of fraud from internal staff. We use a combination of off-the-shelf and proprietary authentication technology to protect the integrity of our data. Our information security team also coordinates internal and external audits. Security audits are conducted semi-annually. In addition, we maintain a comprehensive information systems security policy that provides guidelines for protecting customers' data and information, safeguarding our proprietary information, reporting security incidents, and policies for administrative controls of end user access to computing resources.

Global Technology Platform

        As part of our strategy to reduce overall development costs, improve the reliability and scalability of each of our consumer-branded websites around the world and increase the speed to market for new website features on a global basis, we have undertaken a significant travel technology platform development project and migration initiative. The platform is designed to combine the best practices from across our consumer websites, white label platforms and other technology and business operations into a new, efficient and scalable travel technology infrastructure capable of supporting myriad consumer, corporate and white-label branded travel websites in numerous points of sale, currencies and language configurations. Ultimately, this common global technology platform will power not only our consumer brands, including Orbitz, CheapTickets and ebookers, but will also be used to power our corporate travel solutions and our white label partnerships with numerous third party travel suppliers, media partners and others.

        By combining our deep travel technology expertise with open source and standards-based web technologies, our new platform will offer new capabilities to allow our developers to more efficiently manage our systems and more quickly develop new features.

        We expect our new global technology platform will:

  •
  enable us to broaden the global pool of development talent from which we can draw resources, reducing development costs and the time it takes to launch innovative new features;

  •
  enable us to support significantly more brand differentiation across each of our consumer websites at a much lower cost than today, as well as providing more options to our white label partners to tailor their site experience to match their customer base and brand identity;

  •
  enable significant gains in operating efficiency as teams will be able to centrally manage business functions like e-marketing, revenue management, accounting, finance, and customer service on a global scale using a common toolset, business process and infrastructure; and

  •
  offer our supplier partners a highly efficient way to access our numerous distribution channels via a single connection to our platform and give them the controls they desire in distributing inventory via the channels they choose.

        Ultimately, while the platform is predominantly a technology project, the initiative is also transforming many of our business functions, enabling them to be more efficient, streamlined and scaleable. We expect that this project will generate cost savings and revenue growth and will be at the core of our business going forward.

Operations

        Our customer experience and operations group supports our brands from offices located on four continents. We have internal operations located in Chicago, Sydney, Paris, Geneva, Madrid, Bonn, Stockholm, New Delhi, London, Tel Aviv and Dublin, while smaller regional offices for sales and service exist across Europe, the Middle East and Asia Pacific. In addition, to maximize savings and ensure service redundancy, we utilize a variety of third party vendors to manage call centers and back office fulfillment operations across the globe.

        Our operations team also manages the staff that provides OrbitzTLC proactive customer care services for our travelers. This team tracks flights and contacts customers via automation or in person to advise them of any schedule changes. Data synthesized by a team of experts and air traffic controllers in our Chicago and Denver internal operational locations helps ensure we manage every aspect of a customer's trip. As we look to consolidate our platforms and gain synergies with our multi-functional service desktop applications and interactive voice response support systems, we will have the capability to migrate this technology to other brands, on a domestic and international basis.

        We use third party providers to service operational functions including call center support for customer service, telesales, email communication support, and a variety of back office fulfillment and rate loading support across all businesses. Over 1,500 external agents help support our customers. Agents must go through rigorous 6-8 weeks of training to be permitted to support our customers in order to access to complete information on all processes and supplier information through various systems. Escalation desks provide additional services to customers who have unique travel issues. Most support functions for our consumer businesses are available 24 hours a day, 7 days a week.

        We have dedicated technology operations teams who ensure that our websites are operating efficiently. These teams monitor our websites 24 hours a day, 7 days a week from our Service Operations Center (SOC). Our SOC is staffed with multiple shifts of experienced technology administrators who monitor our websites, implementing changes and leading problem-solving efforts if necessary. These teams also monitor the performance and availability of our third party service providers; coordinate major releases of new functionality on our websites; and implement best practices across our operations. Finally, we have an internal service desk team that provides end-user support to our employees.

        We also have an internally-developed fraud system that has enabled us to reduce our fraud rates while reducing costs associated with fraud detection and prosecution since we implemented it in 2003. The system has automated many of the manual functions of a fraud prevention agent while prioritizing suspicious transactions for review. Our fraud system is flexible and can be integrated into companies outside Orbitz. Several companies have approached us about using our fraud prevention engine and we have considered commercializing this product.

Supplier Relationships

        Our air, car rental and cruise supplier relationship teams negotiate agreements with suppliers for access to travel inventory and financial consideration for our services. Our supplier relationship teams cover air, hotel, car rental and cruise suppliers. They are focused on relationship management, supplier-sponsored promotions and contract negotiation covering our retail, packaging and corporate businesses.

        The global hotel supply team is responsible for negotiating agreements with independent hotels, chains and hotel management companies for listing on our websites. The team is led by area directors in the Americas, Europe and Asia Pacific, with the U.S. being the largest region. The primary responsibilities of our team include negotiating and securing competitive rates, promotions and access to inventory for their assigned region and for our hotel and packaging businesses. The team is responsible for managing supplier relationships that span over tens of thousands of properties. Over the next 12 months, we intend to grow this team, primarily outside the U.S., to improve direct access to additional hotel inventory.

        The table below outlines certain of our major suppliers in the airline, hotel and car rental industries in 2006 based on gross bookings.

Airlines	Hotels	Car Rentals
Air Canada	Accor	Advantage Rent A Car
Air France	Best Western	Alamo
Air Tran	Carlson	Avis
Alaska Airlines	Choice	Budget
Alitalia	Hilton	Dollar Rent A Car
American Airlines	Hyatt	Europcar
America West Airlines	Intercontinental	EZ Rent
British Airways	La Quinta	Fox Rent
Continental Airlines	Marriott International	Hertz
Delta Air Lines	Preferred Hotel Group	National Car Rental
Frontier Airlines	Starwood	Sixt
Northwest Airlines	Wyndham Hotel Group	Thrifty Car Rental
United Air Lines
US Airways

Competition

        The market for travel products and services is competitive. We currently compete with online travel companies, airlines, hotels and car rental companies, many of which have their own branded websites and toll-free numbers through which they drive business, and offline leisure travel agencies. Among online travel companies, our major competitors include Expedia, Hotels.com and Hotwire, which are owned by Expedia, Inc., Travelocity and lastminute.com, which are owned by Sabre Holdings Corporation, and Priceline.com, including its international hotel business. We compete internationally with smaller regional operators. In addition, we compete with the websites of travel suppliers, such as airlines, hotel and rental car companies. They have been steadily focusing on increasing online demand on their own websites in lieu of third-party distributors like us. For instance, many low cost airlines, which are having increasing success in the marketplace, distribute their online inventory exclusively through their own websites. Suppliers who sell on their own websites typically do not charge a processing fee, and, in some instances, offer advantages such as their own bonus miles or loyalty points, which could make their offerings more attractive to consumers than offerings like ours. In the offline travel company category, our competitors include, among others, Liberty Travel, Inc. and American Express Travel Related Services Company, Inc. We also potentially face competition from a number of large Internet companies, such as Google, AOL and Yahoo!, and metasearch companies, such as Kayak.com, Side Step, Inc. and Yahoo!Farechase. Factors affecting our competitive success include price, availability of travel inventory, brand recognition, customer service and customer care, the fees charged to travelers, ease of use, accessibility and reliability.

Material Agreements

Airline Charter Associate Agreements

        The original investors and founders of Orbitz were Continental Airlines, Delta Air Lines, Northwest Airlines and United Air Lines. Subsequently, American Airlines joined as an investor. We refer to these five investors collectively as the Founding Airlines. In December 2003, we entered into second amended and restated airline charter associate agreements, or charter associate agreements, with the Founding Airlines that govern each airline's participation in our website. We also have a charter associate agreement with US Airways. The term of each agreement is ten years, although in certain cases the airline may terminate its agreement upon 30 days notice to us.

        Under each agreement, the airline has agreed to provide us with information regarding its flight schedules, published air fares and seat availability at no charge and with the same frequency and at the same time as this information is provided to the airline's own website, to a website branded and operated by the airline and any of its alliance partners or to the airline's internal reservation system. In addition, the airline has agreed to provide us with nondiscriminatory access to seat availability for published fares for passengers yielding comparable net revenue values in comparable fare classes in the airline's internal reservation system, the airline's own website, or websites operated by its alliance partners. Published fares means all fares other than fares filed in a private area to which there is limited access, fares offered through an opaque pricing system, and fares not generally available for purchase by the general public. Each airline has also agreed that to the extent it offers published fares, flight schedules, seat availability, service enhancements, frequent flyer program account information, frequent flyer promotions, functionality or processing of frequent flyer transactions or the purchase, sale or redemption of frequent flyer miles to other online travel websites that are non-opaque in connection with the sale of airline tickets for travel within, between, among or from the U.S., Canada and Mexico, subject to certain limitations, it will offer the same to us on commercial terms and conditions not less favorable than the most favorable terms and conditions offered by the airline to such other online travel websites. We are required to present the information received from the airline on our website in an integrated display that, except in response to a customer request, operates in an unbiased manner based upon service criteria that do not reflect the carrier's identity and that are consistently applied to all carriers and to all markets. The relationship between the airline and Orbitz is not exclusive and the charter associate may participate in other Internet websites similar to Orbitz.com. Under the airline charter associate agreements, we are also required, at the request of the airline and subject to technical and financial constraints, to use our reasonable business efforts to connect directly to the airline's internal reservation system for published fares, schedules and seat availability information so as to eliminate the need for a GDS link for such data.

        In return for the ticket distribution and customer service and support services that we provide to the airline, the airline has agreed to pay us an amount equal to certain agreed upon transaction fees, which decreased each year, with the last decrease taking effect in June 2006. In addition, the airline has agreed to provide certain in-kind marketing support to us in a manner to be agreed upon between the parties, such as references to Orbitz in printed promotional materials and in suppliers' fare sale advertising, free tickets for promotional use and access to discounted web-only fares. The timing and value of the support provided is equal to an amount based on the airline's gross bookings on our website, up to a specified maximum amount. In exchange, we offer our airline charter members lower costs of distribution by agreeing to pay the airlines a portion of the GDS incentive fees we receive from our GDSs. Each type of marketing support is assigned a contractual value, and we track monthly the amounts provided by each airline based on those specified contractual values. See the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Unfavorable Contracts."

Supplier Link Agreements

        We have entered into supplier link agreements with various airlines. These agreements establish a direct link between Orbitz.com and the airlines' internal reservation systems. We entered into supplier link agreements in January 2004 with Northwest Airlines, in February 2004 with American Airlines, Continental Airlines, Delta Air Lines and United Air Lines, in May 2004 with Alaska Airlines, in February 2005 with US Airways and in January 2006 with Midwest Airlines.

        Under these agreements, Orbitz must book eligible airline tickets directly with the airline so as to eliminate the need for a GDS. We provide pricing, availability, reservation placement and settlement services to users who book supplier link eligible tickets through Orbitz.com. In return, the airline pays us a per ticket fee for tickets issued by that airline and booked on Orbitz.com, and we provide certain parity rights to the airline if Orbitz enters into a similar agreement on more favorable terms and conditions. We also provide services to implement the interface between the airlines' reservation system and Orbitz.com. The term of these agreements is ten years, provided the airline may terminate the agreement at any time after the second anniversary of the agreement. In addition, these agreements may be terminated upon, among other things, a material breach of, or either party ceasing to be in good standing under, the charter associate agreement between the two parties. Further, the airline shall have the option to extend the term beyond the 10-year anniversary to a date coterminus with any charter associate or replacement agreement between the two parties.

        Under our agreement with Worldspan, described below, our business interests may be adversely affected if we do not meet quarterly volume guarantees totaling 16 million segments on an annual basis for air, hotels and car transactions processed through Worldspan and if we do not meet similar air-related thresholds that entitle us to receive the highest level of inducement payments from Worldspan. As a result, the supplier link agreements allow us to reduce the number of supplier link transactions to all participating carriers on a proportional basis as necessary to ensure the delivery to Worldspan of our segment obligations. We have agreed that we will make compensatory payments up to a maximum of $5 million per year in the aggregate to all airlines with which we have supplier link agreements, to the extent they would have processed tickets through the supplier link connection, but are unable to do so because of the imposition of this minimum commitment to Worldspan.

GDS Agreements

        Agreement with Worldspan.    In December 2002, we amended our computer reservations system and related services agreement with Worldspan, a GDS. Worldspan was previously owned by Delta Air Lines, Northwest Airlines and American Airlines or their respective affiliates. On July 1, 2003, Delta Air Lines, Northwest Airlines and American Airlines sold their interests in Worldspan to Travel Transaction Processing Corporation. Under our agreement with Worldspan, Worldspan provides Orbitz with access to its system which processes and distributes travel information, such as schedules, fares, availability and pricing, and provides booking capability for air, car rental and hotel reservations. Under this agreement, Orbitz agrees to process all of the airline and car GDS bookings made through its Orbitz.com website through Worldspan, with the exception of bookings made using direct connect technology. Worldspan has agreed to specified service level commitments with respect to its system availability and we have the right to terminate the agreement if these commitments are not met. Our agreement with Worldspan expressly permits us to utilize our supplier link technology as an alternative to GDS bookings, and our obligations to direct bookings through Worldspan do not apply to segments that are processed using supplier link or any direct connect technology. Under this agreement, Worldspan pays us an inducement fee for each net segment that we book through the Worldspan system. These per segment inducement fees increase as the volume of segments increases. In addition to directing all non-supplier link air and car bookings through Worldspan, we are obligated to provide quarterly volume guarantees totaling 16 million segments on an annual basis for air and car transactions for any year in which we are using supplier link technology for either of those travel products. We must meet specific quarterly thresholds, or pay Worldspan a segment fee of $1.78 for each segment by which we fall short. If we implemented supplier link for car transactions, we would have to meet a separate specific quarterly threshold, or pay a per segment fee for each car segment by which we fell short. We do not currently use supplier link technology for car bookings, and therefore the Worldspan volume minimums related to car transactions are not applicable to us. This agreement expires in October 2011. See the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Unfavorable Contracts."

        Agreements with Galileo.    CheapTickets entered into a subscriber services agreement with Galileo, a GDS and a subsidiary of Travelport, which commenced on July 1, 2004. This agreement also governs the relationship between Galileo and the Neat Group. Under this agreement, Galileo provides CheapTickets and the Neat Group with access to its system which processes and distributes travel information, such as schedules, fares, availability and pricing, and provides booking capability for air, car rental, hotel, cruise and tour reservations. Galileo pays us a fee for each booking made through its system. Galileo may offset payments to us by amounts due to them for certain charges that we have incurred. In addition, we have agreed to use best efforts to negotiate an amendment to the subscriber services agreement with Galileo in the event that a participation fee change occurs with respect to the participation fees that Galileo receives from suppliers who participate in the Galileo GDS. The subscriber services agreement expires June 30, 2007.

        Certain of our subsidiaries in the ebookers group entered into subscriber services agreements and a productivity incentives agreement with Galileo, which, as amended, commenced on May 1, 2005. Under the subscriber services agreements, Galileo provides the ebookers websites in certain European countries with access to its system which processes and distributes travel information, such as schedules, fares, availability and pricing, and provides booking capability for air and hotel reservations. The subscriber agreements terminate three years after the effective date. Under the productivity incentives agreement, Galileo pays us a fee for each segment regardless of which country made the booking. We must meet certain annual targets or pay Galileo a shortfall payment. Galileo may offset payments to us by amounts due to them for certain charges that we have incurred. We have agreed to a 90-day period to negotiate appropriate modification in this agreement if there is a change to the fee paid to Galileo by its airline vendors that would decrease Galileo's annualized average booking fee revenue by 10% or more. The productivity incentives agreement expires June 13, 2008. In addition, Travelport for Business, one of our corporate solutions subsidiaries, has an incentive arrangement with Galileo. As part of this arrangement, Galileo provides an incentive for each booking made via the Travelport for Business corporate online booking tool or through Galileo's computerized reservation system.

        Agreement with Amadeus.    On January 1, 2004, ebookers entered into a global access agreement with Amadeus IT Group, S.A. Under this agreement, as amended on September 1, 2006, Amadeus provides ebookers websites with access to its system which processes and distributes travel information, such as schedules, fares, availability and pricing, and provides booking capability for air, hotel and cruise reservations. Amadeus pays us a fee based on our achievement of certain net segment targets as well as a bonus payment. In the event the annual segment target is not achieved, we are required to repay a pro rata amount of the bonus payment to Amadeus. However, shortfalls in a year may be made up in certain cases. This agreement expires December 31, 2009.

Pegasus Agreement

        On August 8, 2005, Travelport Americas, Inc. (f/k/a Cendant Travel Distribution Services Group, Inc.), a subsidiary of ours, entered into a master services agreement with Pegasus Solutions, Inc. Under this agreement Pegasus provides us access to its hotel reservation system and processes commissions paid to us by participants for hotel distribution services. Pegasus also provides us electronic reconciliation and tracking services. We pay Pegasus a fee based on the total commission paid by participants to us for commission processing and additional fees for electronic reconciliation and tracking services. The agreement expires when the terms of all services schedules, including extensions, have expired. The commission processing and electronic reconciliation and tracking services schedule expires on August 8, 2007, but automatically renews for successive three month terms until terminated by either party 90-days prior to the expiration. The reservation system services schedule expires August 8, 2007, but automatically renews for successive one year terms until terminated by either party 90-days prior to the expiration.

ITA Agreement

        On May 15, 2002, Orbitz entered into an amended and restated software license agreement with ITA Software, Inc. which was further amended on January 24, 2003 and June 19, 2003. Our booking engine uses ITA's search algorithm technology to search for low fares. We have developed our own proprietary support services and software architecture that enables us to use ITA's technology in connection with our booking engine. ITA's technology has been licensed to us on a non-exclusive basis under the agreement, which expires in 2007. Under this agreement and a related service level agreement, we pay ITA an annual license fee and in some circumstances additional fees, professional fees and service costs. In addition, ITA has agreed to provide us with most favored customer status, with certain exceptions.

Galileo ITA Agreement

        On October 3, 2002, Galileo International, L.L.C. entered into a software license agreement and maintenance, data and operations service level agreement with ITA Software, Inc. which was further amended on June 2, 2004 and October 14, 2005. Galileo's booking engine uses ITA's search algorithm technology to search for low fares. Under the agreement, certain Orbitz entities (including CheapTickets) as affiliates of Galileo are granted a license to use and operate ITA's technology on Galileo's behalf. ITA's technology has been licensed to Galileo on a non-exclusive basis under the agreement, which expires on December 31, 2007 unless automatically extended in accordance with the agreement. Under this agreement and the related service level agreement, Galileo pays ITA monthly license fees.

Tax Agreement

        In December 2003, Orbitz completed an initial public offering of its Class A common stock. In connection with and to facilitate that initial public offering, Orbitz engaged in a series of restructuring transactions with the Founding Airlines or their affiliates. These transactions were consummated shortly prior to the initial public offering. Specifically, under an exchange agreement among Orbitz and the Founding Airlines or their affiliates, the Founding Airlines or their affiliates contributed all their membership interests in Orbitz, LLC to Orbitz in exchange for Class A common stock, Class B common stock and Series A non-voting convertible preferred stock. We refer to this transaction as the IPO Exchange. In that initial public offering, the Founding Airlines or their affiliates sold all of the Class A common stock obtained by them in the IPO Exchange.

        On November 25, 2003, Orbitz entered into a tax agreement with the Founding Airlines or their affiliates governing the allocation of certain tax benefits that are attributable to the taxable IPO Exchange. For each tax period during the term of the tax agreement, we have agreed to pay to the Founding Airlines or their affiliates a significant percent of any tax benefit we actually realize as a result of the additional deductions. The term of the tax agreement commenced upon consummation of the IPO Exchange and continues until all tax benefits of the IPO Exchange have been utilized or expired, which we expect will be at least 15 years.

        With respect to each applicable tax period, the tax benefit payment is payable to the Founding Airlines or their affiliates when we receive the tax benefit, and we will forward these payments to each Founding Airline or its affiliate in proportion to its ownership of our common stock immediately following the IPO Exchange. These tax benefit payments are not conditioned upon a Founding Airline's or its affiliate's continued ownership interest in us. If we receive a notice or assessment from a taxing authority with respect to the tax treatment of the IPO Exchange, we will set the tax benefit payments aside in an interest-bearing escrow account until there is a final determination by the applicable tax authority. If any Founding Airline or its affiliate files for bankruptcy or is otherwise deemed insolvent, such person must provide a letter of credit or other security to us in order to continue receiving tax benefit payments during its bankruptcy or insolvency.

        For purposes of the tax agreement, the tax benefits will be computed by comparing our actual income taxes to the taxes that we would have been required to pay had the taxable IPO Exchange been effected as a non-taxable exchange. We currently anticipate that our aggregate payments of those tax benefits to the Founding Airlines or their affiliates could exceed $250 million over the term of the tax agreement. The tax agreement provides that, upon a merger, asset sale or other form of business combination which results in a change of control, our obligations would continue under the tax agreement or our successor would be required to assume our obligations under the tax agreement.

        Under the tax agreement, we have the sole responsibility to prepare, file and make decisions with respect to our tax returns following the IPO Exchange. We have agreed to provide the Founding Airlines or their affiliates copies of our tax returns during the term of the tax agreement, and to allow them to review draft copies of our tax returns that relate to the IPO Exchange for four years after the IPO Exchange. We have also agreed to respond to all reasonable questions raised by the Founding Airlines or their affiliates with respect to these tax returns prior to filing. For tax periods ending after the fourth anniversary of the IPO Exchange, we have agreed to file our tax returns in a manner consistent with our prior tax returns to the extent our tax returns relate to the tax treatment of the IPO Exchange.

        Subject to the participation rights of the Founding Airlines or their affiliates described below, we have the exclusive right to control all tax audits, litigation or appeals relating to the tax treatment of the IPO Exchange. The Founding Airlines or their affiliates have the right at their expense to designate one or more representatives to participate in contesting and defending these proceedings. We have agreed not to settle, enter settlement negotiations, provide written submissions or extend or waive the statute of limitations in any tax proceeding with respect to the IPO Exchange without the written consent of the Founding Airlines or their affiliates representing a majority of the Founding Airlines' or their affiliates' ownership interests in Orbitz immediately following the IPO Exchange. Additionally, we have agreed to use our reasonable best efforts to accelerate the resolution of any of these proceedings so as to achieve a final determination by the applicable tax authority as quickly as possible.

        The tax agreement provides for the recalculation of tax benefits in the event of subsequent changes in the tax treatment of our tax items, including the filing of amended tax returns, the filing of refund claims, or a final determination from an applicable tax authority that we were not entitled to the tax benefits we have claimed and have paid out to the Founding Airlines or their affiliates in tax benefit payments. In such cases, each Founding Airline or its affiliate has agreed to repay to us all the excess tax benefit payments it has received. Each Founding Airline or its affiliate has also agreed to indemnify us for its proportionate share of all interest and penalties we may incur related to the tax treatment of the IPO Exchange. Each Founding Airline or its affiliate has severally (and not jointly) agreed to indemnify us for any breach of the tax agreement by such Founding Airline or its affiliate, or any failure by such Founding Airline or its affiliate to make payments to us as required under the tax agreement, in an amount not to exceed, in any event, the total tax benefit payments received by such Founding Airline or its affiliate and its proportionate share of the interest and penalties described above, if any.

Intellectual Property

        We regard our technology and other intellectual property, including our brands, as a critical component of our business. We protect our intellectual property rights through a combination of copyright, trademark and patent laws, trade secret and confidentiality procedures. In addition, all of our employees have signed confidential information and invention assignment agreements, and we generally enter into nondisclosure agreements with third parties. Despite these precautions, it may be possible for a third-party to copy or otherwise obtain and use our trade secrets or our intellectual property without authorization and legal remedies any not adequately compensate us for the damages caused by unauthorized use. Further, others may independently and lawfully develop substantially similar properties.

        From time to time, we may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement by us of the trademarks, copyrights, patents and other intellectual property rights of third-parties. In addition, litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any such litigation, regardless of outcome or merit, could result in substantial costs and diversion of resources and management attention, the invalidation, or other impairment, of intellectual property we assert against others, or the imposition on us of significant damages, onerous license terms and restrictions or outright prohibitions on our ability to use intellectual property or business processes, any of which could materially harm our business.

        Prior to this offering, we will enter into a master license agreement with Travelport to document our rights to use certain of Travelport's intellectual property on a going forward basis, and Travelport's rights to use certain of our intellectual property on a going forward basis. This agreement will include a license to use certain of our intellectual property assets, including ebookers' booking, search and dynamic packaging technologies; the "look and feel" of the Orbitz website; one of our corporate online booking tools; portions of the Neat Group's dynamic packaging technology; our supplier link technology; and certain of the technology being developed as part of our common, global technology platform, including back end supplier connectivity functionality and a corporate travel agency reseller product. The licenses generally include the right to create derivative works and other improvements, and certain of the licenses obligate us to provide ongoing maintenance and support obligations in connection with Travelport's use of these technologies. In certain circumstances, Travelport has the right to obtain the source code of these technologies. Although Travelport is prohibited from sublicensing these technologies to any third party for competitive use, Travelport and its affiliates are not restricted from using the technologies to compete with us which could have an adverse effect on us. For additional information, see the section of this prospectus entitled "Arrangements Between Our Company and Related Parties—Master License Agreement."

Government Regulation

        We are subject to or affected by international, federal, state and local laws, regulations and policies, which are constantly subject to change. The descriptions of the laws, regulations and policies that follow are summaries and should be read in conjunction with the texts of the laws and regulations described below. The descriptions do not purport to describe all present and proposed laws, regulations and policies that affect our businesses.

        We believe that we are in material compliance with these laws, regulations and policies. Although we cannot predict the effect of changes to the existing laws, regulations and policies or of the proposed laws, regulations and policies that are described below, we are not aware of proposed changes or proposed new laws, regulations and policies that will have a material adverse affect on our business.

Privacy and Data Collection Regulation

        Privacy regulations continue to evolve and on occasion may be inconsistent from one jurisdiction to another. Many states have introduced legislation or enacted laws and regulations that require strict compliance with standards for data collection and protection of privacy and provide for penalties for failure to notify customers when such standards are breached, even by third parties.

        As an online business, customers provide us with personally identifiable information, or PII, that has been specifically and voluntarily given. PII includes information that can identify a customer as a specific individual, such as name, phone number, or e-mail address. We share customer PII with our authorized travel service providers, with third party service providers as necessary to fulfill and service transactions, to perform marketing research and analysis, to provide (ourselves or through third parties) products or services that customers indicate may be of interest to them, or as required by law. Customers are provided the opportunity to specifically choose the promotional marketing communications they wish to receive from our company. If they choose to opt-out of the promotional communication services that we provide, then we will only send communications that relate to a specific travel booking made by the customer.

        Some states grant constitutional "rights of privacy," while others have enacted more specific legislation to protect consumers personal information. In particular, there are a handful of states (including Arkansas, California, Rhode Island, and Texas), that require companies that hold (typically sensitive) PII about consumers to take reasonable steps to protect that information. These states' laws also go on to require that when the company determines it no longer needs consumers' information, the company delete the information in a secure manner. Some other states also require secure deletion of consumer information, including Colorado, Georgia, Nevada, and North Carolina. It is possible that other states may pass similar laws in the future. For example, we are aware that Michigan has a similar law that will go into effect in July 2007.

        The primary international privacy regulations to which our international operations are subject include Canada's Personal Information and Protection of Electronic Documents Act and the European Union Data Protection Directive:

        Canada.    The Personal Information and Protection of Electronic Documents Act, or PIPEDA, provides Canadian residents with privacy protections in regard to transactions with businesses and organizations in the private sector. PIPEDA recognizes the individual's right to privacy of their personal information. Additionally, it recognizes the need of organizations to collect, use and share personal information and establishes rules for handling personal information. On January 1, 2004, PIPEDA was extended to the collection, use, or disclosure of personal information in the course of any commercial activity within a province without substantially similar private sector privacy laws. British Columbia, Alberta and Quebec have such laws in place.

        Europe.    Individual countries within the EU have specific regulations related to the transborder dataflow of personal information (i.e., sending personal information from one country to another). The EU Data Protection Directive is the source of many of these individual regulations and requires companies doing business in EU member states to comply with its standards. It provides for specific regulations requiring all non-EU countries doing business with EU member states to provide adequate data privacy protection when receiving personal data from any of the EU member states. Effective July 25, 2000, the EU member states adopted a safe-harbor arrangement that provides that U.S. organizations can adopt procedures that comply with European privacy regulations and can certify their compliance through notice to the U.S. Department of Commerce. Participation in the safe harbor is voluntary and indicates that the organization provides an adequate level of privacy protection and qualifies the company to receive data from EU member states. A company does not have to join the safe harbor to be in compliance with the EU Data Protection Directive. It may choose instead to seek approval for the data transfers from the specific individual or otherwise qualify for an exception. U.S. companies that avail themselves of the safe harbor arrangement are subject to oversight and possible enforcement actions by the Federal Trade Commission or the Department of Transportation (which has authority over "ticket agents") if they violate the provisions of their certification. Such violations may be found to be unfair and deceptive practices. Additionally, the European Commission has approved a set of standard form clauses for the transfer of personal data. These allow companies to put in place a contractual chain in order to transfer data outside of Europe. We are in the process of putting in place such standard form clauses.

Marketing Operations

        The products and services offered by our various businesses rely heavily on online distribution channels. These channels are regulated on the international, state and federal levels, and we believe that our marketing operations will increasingly be subject to such regulation. Such regulation, including anti-fraud laws, consumer protection laws, and privacy laws may limit our ability to solicit new customers or to market additional products or services to existing customers. We are also aware of, and are actively monitoring the status of, certain proposed state legislation related to privacy that may be enacted in the future. It is unclear at this point what effect, if any, such state legislation may have on our businesses. We cannot predict whether these laws will affect our practices with respect to customer information and inhibit our ability to market our products and services nor can we predict whether other states will enact similar laws.

Internet Regulation

        We must also comply with laws and regulations applicable to businesses engaged in online commerce. An increasing number of laws and regulations apply directly to the Internet and commercial online services. For example, e-mail activities are subject to the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act. The CAN-SPAM Act regulates the sending of unsolicited, commercial electronic mail by requiring the sender to:

  •
  include an identifier that the message is an advertisement or solicitation if the recipient did not expressly agree to receive electronic mail messages from the sender;

  •
  provide the recipient with an online opportunity to decline to receive further commercial electronic mail messages from the sender; and

  •
  list a valid physical postal address of the sender.

        The CAN-SPAM Act also prohibits predatory and abusive electronic mail practices and electronic mail with deceptive headings or subject lines. Moreover, there is currently great uncertainty whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and commercial online services. It is possible that laws and regulations may be adopted to address these and other issues. Further, the growth and development of the market for online commerce may prompt calls for more stringent customer protection laws.

        New laws or different applications of existing laws would likely impose additional burdens on companies conducting business online and may decrease the growth of the Internet or commercial online services. In turn, this could decrease the demand for our products or increase our cost of doing business.

        Federal legislation imposing limitations on the ability of states to impose taxes on Internet-based sales was enacted in 1998. The Internet Tax Freedom Act, which was extended by the Internet Nondiscrimination Act, exempted certain types of sales transactions conducted over the Internet from multiple or discriminatory state and local taxation through November 1, 2007. The majority of products and services we offer are already taxed. Hotel rooms and car rentals are taxed at the local level and air transportation at the federal level with state taxation preempted. In Europe, there are laws and regulations governing e-commerce and distance-selling. These regulations require our businesses to act fairly towards customers, for example, by giving customers a cooling-off period during which they can cancel transactions without penalty. There are various exceptions for the leisure and travel industry.

Travel Agency Regulation

        The products and services we provide are subject to various international, federal, state and local regulations. We must comply with laws and regulations relating to our sales and marketing activities, including those prohibiting unfair and deceptive advertising or practices. Our travel services are subject to regulation and laws governing the offer and/or sale of travel products and services, including laws requiring us to register as a "seller of travel" in various states and to comply with certain disclosure requirements. As a seller of air transportation products in the U.S., we are subject to regulation by the Department of Transportation (DOT), which has jurisdiction over economic issues affecting the sale of air travel, including consumer protection issues and competitive practices. The DOT has authority to enforce economic regulations, and may assess civil penalties or challenge our operating authority. In addition, many of our travel suppliers and trade customers are heavily regulated by the U.S. and other governments and we are indirectly affected by such regulation.

        Where we sell travel products and services in Europe directly to travelers as part of a "package," the Package Travel, Package Holidays and Package Tours Regulations Directive regulates us, as implemented by EU member states into country-specific regulations, or Package Travel Regulations. Where the Package Travel Regulations apply, they impose primary liability on us for all elements of a trip sold through us, whether or not we own or control those services or whether we sub-contract them to independent suppliers. The Package Travel Regulations principally affect the business of ebookers, as well as other online brands where the sale is made in the EU.

        Additionally, certain jurisdictions abroad may require that we hold a local travel agencies' license in order to sell travel product to travelers.

        Our businesses are also subject to regulations affecting issues such as telecommunications and exports of technology.

Insurance Regulation

        Insurancebookers Limited sells standalone travel insurance online and off-line to consumers. It is authorized by the UK Financial Services Authority, or FSA, and trades as an Appointed Representative of Landmark Insurance Company, part of the AIG Group.

        The FSA regulates the financial services industry through statutory powers under the Financial Services and Markets Act (2000). It imposes minimum standards of fitness and propriety on both companies and certain individuals (notably company directors and controllers) that fall within its remit. These minimum standards are embodied in the FSA's Threshold Conditions and Principles for Business. If one of the Threshold Conditions or Principles is breached (e.g. ceases to maintain a minimum level of financial resources), the FSA can remove permission to trade. We are required to deal with the FSA in an open and cooperative manner and to inform them of matters in a timely fashion.

Properties and Facilities

        Our primary facilities are as follows:

        Corporate Headquarters.    Our corporate headquarters and domestic operations are located in Chicago, Illinois under a long-term sublease which expires in February 2023.

        ebookers.    ebookers conducts its main operations in leased offices in London, United Kingdom under a long term lease expiring in October 2015. ebookers also leases facilities in 9 other countries for use as call centers or fulfillment or sales offices.

        Flairview.    HotelClub and RatesToGo conduct their main operations in leased offices in Sydney, Australia under a long term lease expiring in December 2012. These businesses also lease facilities in 7 countries for use as call centers or fulfillment or sales offices.

        The table below provides a summary of our key facilities, all of which are leased, as of May 1, 2007.

Location	Purpose	Employees
Chicago, IL	Orbitz Worldwide corporate and domestic headquarters	766
London, UK	ebookers main office	139
Sydney, Australia	HotelClub and RatesToGo main office	158

Legal Proceedings

        We and our subsidiaries are parties to various legal proceedings, including contract disputes, consumer claims, tax litigation, disputes regarding the alleged infringement of third party intellectual property rights, and other claims. The costs of defense and amounts that may be recovered in such matters may be covered by insurance. The following list identifies all litigation matters that we believe are potentially material to our financial position or operations, as well as other matters that may be of particular interest to our stockholders.

Worldspan Litigation

        Three interrelated legal proceedings arising from certain disputes between Orbitz and its Computer Reservation System, or CRS, services provider, Worldspan, L.P., are pending in state and federal courts in Chicago, Illinois. Each proceeding, described below, has been stayed pending approval of the proposed acquisition of Worldspan by Orbitz's parent company, Travelport, Limited.

        Orbitz, LLC v. Worldspan, L.P.    On September 16, 2005, Orbitz filed suit against Worldspan in the Circuit Court of Cook County, Illinois alleging fraudulent inducement under the Illinois Consumer Fraud Act and equitable estoppel, and later amended its complaint to add claims for director conflict, fraud, breach of contract, and declaratory relief. Orbitz is seeking rescission of certain amendments to the parties' contract for CRS access, or CRS Agreement, unspecified monetary damages, a declaration of Orbitz's contract rights, and costs. Orbitz's rescission claims are based on Worldspan's alleged unfair and deceptive conduct; and alleged conflicts of interest among the companies' overlapping board members at the time of the contested amendments. Orbitz's breach of contract claims are based on allegations regarding the absence of, and additional charges for, certain airline content on the Worldspan system This matter is consolidated with Worldspan, L.P. v. Orbitz, LLC, Circuit Court of Cook County (described below).

        Worldspan, L.P. v. Orbitz, LLC.    On September 19, 2005, Worldspan filed suit against Orbitz in the U.S. District Court for the Northern District of Illinois, alleging breaches of contract and violation of the federal Computer Fraud and Abuse Act. Worldspan alleged that Orbitz violated the parties' CRS Agreement by using certain Worldspan data to support Orbitz's Supplier Link product, and by using the services of non-Worldspan CRSs. Worldspan's Computer Fraud and Abuse Act claim related to Orbitz's purported misuse of Worldspan data to support Supplier Link bookings. The complaint sought damages in excess of $50 million. On April 19, 2006, the District Court dismissed Worldspan's federal complaint in its entirety. Worldspan filed an appeal with the U.S. Court of Appeals for the Seventh Circuit. Worldspan, L.P. v. Orbitz, LLC. On April 24, 2006, Worldspan filed suit against Orbitz in the Circuit Court of Cook County, Illinois, alleging the same contract claims set forth in its dismissed federal suit. Worldspan twice amended its complaint, with the first amendment adding a claim under the Georgia Computer System Protection Act and contract claims for alleged violations of the implied covenant of good faith and fair dealing and failure to engage in mediation under the CRS Agreement and the second amendment adding new factual allegations. The Second Amended Complaint seeks damages in excess of $109 million and an injunction prohibiting Orbitz from using ITA Software, Galileo, and from accessing Worldspan's seat maps for Direct Connect segments. This matter is consolidated with Orbitz, LLC v. Worldspan, L.P., Circuit Court of Cook County (described above).

        By agreement of Orbitz and Worldspan, the courts have stayed each of the above cases pending approval of the proposed acquisition of Worldspan by Travelport.

Consumer Class Actions

        In re Orbitz Taxes and Fees Litigation.    On May 24, 2005, a consolidated class action complaint was filed in the Circuit Court of Cook County, Illinois against Orbitz, LLC, Orbitz, Inc. and Cendant Corporation. This case purports to be a national class action brought by persons who were assessed taxes/fees when paying for a hotel, motel or resort room through Orbitz. Specifically, the plaintiffs allege that

Orbitz improperly charged customers for transient occupancy taxes that are not being submitted to the taxing authorities. Orbitz is also alleged to have concealed that it was charging more tax than required. Plaintiffs seek an order certifying the action as a class action, actual damages, attorneys' fees, costs, interest, and penalties. On May 31, 2006, the court dismissed Cendant from the case again and dismissed all counts, with the exception of the Consumer Fraud and Deceptive Procedures Act claim. Discovery is ongoing.

        Ronald Bush, et al. v. CheapTickets, Inc., et al.    On February 17, 2005, a class action complaint was filed in the Superior Court of the State of California, County of Los Angeles on behalf of all Californians who were assessed a "Taxes/Fees" charge when paying for a hotel, motel, or resort room through defendants. The complaint was brought against a number of Internet travel companies, including Trip Network, Inc. (d/b/a Cheaptickets.com), Cendant Corporation, Orbitz, Inc., and Orbitz, LLC. Plaintiffs assert claims for violation of the California Business and Professions Code, conversion, and imposition of a constructive trust. Plaintiffs' claims are based on allegations that the defendants charged for taxes that were not legitimate in that they were not required by the taxing authorities to be collected. Plaintiffs also allege that the defendants failed to disclose this improper practice. Plaintiffs seek an order certifying the action as a class action, actual damages, punitive damages, restitution and/or disgorgement, attorneys' fees, costs, interest, and injunctive relief. On July 1, 2005, plaintiffs filed an amended complaint asserting claims under the California Business and Professions Code and the Consumers Legal Remedies Act, breach of contract and breach of the implied covenant of good faith and fair dealing.

Litigation Relating to Hotel Occupancy Taxes

        Certain of our affiliates, including Orbitz, Inc., Orbitz, LLC, Trip Network, Inc. (d/b/a CheapTickets.com), Travelport Americas, Inc. (f/k/a Cendant Travel Distribution Services Group, Inc.), and Internetwork Publishing Corp. (d/b/a Lodging.com) are parties to various cases brought by consumers and municipalities and other governmental entities involving hotel occupancy taxes and our merchant hotel business model. Some of the cases are purported class actions and most of the cases were brought simultaneously against other Internet travel companies, including Expedia, Travelocity and Priceline. The cases allege, among other things, that we violated the jurisdictions hotel occupancy tax ordinance with respect to the charges and remittance of amounts to cover taxes under the ordinance. While not identical in their allegations, the cases generally assert similar claims, including violations of local or state occupancy tax ordinances, violations of consumer protection ordinances, conversion, unjust enrichment, imposition of a constructive trust, demand for a legal or equitable accounting, injunctive relief, declaratory judgment, and in one cases, civil conspiracy. The plaintiffs seek relief in a variety of forms, including: declaratory judgment, full accounting of monies owed, imposition of a constructive trust, compensatory and punitive damages, disgorgement, restitution, interest, penalties and costs, attorneys' fees, and where a class action has been claimed, an order certifying the action as a class action.

        An adverse ruling in one or more of these cases could require us to pay tax retroactively and prospectively and possibly penalties, interest and fines. The proliferation of additional cases could result in substantial additional defense costs.

City or County filing Litigation	Date Litigation Instituted	Court Where Litigation is Pending

City of Los Angeles*	December 30, 2004	Superior Court for the State of California, County of Los Angeles
City of Fairview Heights*	October 5, 2005	Circuit Court, Twentieth Judicial Circuit of St. Clair County, Illinois
City of Findlay, Ohio*	October 25, 2005	Common Pleas Court for Hancock County, Ohio
City of Chicago, Illinois	November 1, 2005	Circuit Court of Cook County, Illinois

City of Rome, Hart County and City of Cartersville, Georgia*	November 18, 2005	United States District Court for the Northern District of Georgia
Pitt County, North Carolina*	December 1, 2005	State of North Carolina, Pitt County, General Court of Justice, Superior Court Division
City of San Diego, California	February 9, 2006	Court for the County of San Diego, California
Case was coordinated with the City of Los Angeles case (above) on July 12, 2006
Orange County, Florida	March 13, 2006	Ninth Judicial Court in and for Orange County
City of Atlanta, Georgia	March 29, 2006	Superior Court of Fulton County, Georgia
City of Charleston, South Carolina	April 26, 2006	Court of Common Pleas, Ninth Judicial Circuit, County of Charleston, South Carolina
City of San Antonio, Texas*	May 8, 2006	United States District Court, Western District of Texas
City of Gallup, New Mexico*	May 17, 2006	Eleventh Judicial District Court, County of McKinley, New Mexico
Case has been dismissed without prejudice by the plaintiff, but may be refilled
Town of Mt. Pleasant, South Carolina	May 23, 2006	Court of Common Pleas, Ninth Judicial Circuit, County of Charleston
Columbus, Georgia	June 7, 2006	Superior/State Court of Muscogee County, Georgia
Lake County Convention and Visitor Bureau and Marshall County, Indiana*	June 12, 2006	United States District Court for the Northern District of Indiana
City of Orange, Texas*	July 18, 2006	United States District Court for the Eastern District of Texas
Leon County, Florida*	July 27, 2006	United States District Court for the Southern District of Florida
Parties stipulated to dismissal of case without prejudice and court dismissed case
City of Jacksonville, in and for Duval County, County, Florida*	July 28, 2006	Circuit Court, Fourth Judicial Circuit, in and for Duval Florida
Cities of Columbus and Dayton, Ohio*	August 8, 2006	United States District Court for the Southern District of Ohio
City of North Myrtle Beach, South Carolina	August 28, 2006	Court of Common Pleas, Fifteenth Judicial Circuit of South Carolina
Louisville/Jefferson County Metro Government*	September 21, 2006	United States District Court for the Western District of Kentucky
Miami-Dade County, Florida and Miami-Dade County Tax Collector*	September 21, 2006	Circuit Court of the 11th Judicial Circuit for Miami-Dade County, Florida County voluntarily dismissed case
County of Nassau, New York*	October 24, 2006	United States District Court for the Eastern District of New York
Wake County, North Carolina	November 3, 2006	General Court of Justice, Superior Court Division, Wake County, North Carolina
Cumberland County, North Carolina	December 4, 2006	General Court of Justice, Superior Court Division, Cumberland County, North Carolina
City of Branson, Missouri	December 18, 2006	Circuit Court of Greene County, Missouri

Dare County, North Carolina	January 26, 2007	General Court of Justice, Superior Court Division, Dare County, North Carolina
Buncombe County, North Carolina	February 1, 2007	General Court of Justice, Superior Court Division, Buncombe County, North Carolina
Horry County, South Carolina	February 2, 2007	Court of Common Pleas, Horry County, South Carolina
City of Myrtle Beach, South Carolina	February 2, 2007	Court of Common Pleas, Horry County, South Carolina
City of Fayetteville, Arkansas*	February 28, 2007	Circuit Court of Washington County, Arkansas
City of Houston, Texas	March 5, 2007	District Court of Harris County, Texas

*
Indicates purported class action filed on behalf of named City or County and other (unnamed) cities, counties, governments or other taxing authorities with similar tax ordinances.

        We have also been approached by several municipalities or other taxing bodies inquiring whether we and/or our affiliates and subsidiaries must remit state or local hotel occupancy or related taxes. The City of New Orleans, Louisiana, the City of Philadelphia, Pennsylvania, the City of Madison, Wisconsin and state tax officials from Wisconsin, Pennsylvania and Indiana, among others, have begun or attempted to pursue formal or informal administrative procedures or audits or stated that they may assert claims against us relating to allegedly unpaid state or local hotel occupancy or related taxes.

Litigation related to Intellectual Property

        DDR Holdings, LLC v. Hotels.com, L.P., et al.    On January 31, 2006, DDR Holdings, LLC filed an action in the United States District Court for the Eastern District of Texas (Marshall Division) against a number of Internet companies, including Cendant Corporation, for alleged infringement of U.S. Patents Nos. 6,629,135 (entitled "Affiliate Commerce System and Method"), and 6,993,572 (entitled "System and Method for Facilitating Internet Commerce with Outsourced Websites"), which DDR claims full right and title to. Plaintiff asserts only patent infringement claims. Plaintiff seeks unspecified damages, injunctive relief, a declaratory judgment and attorneys' fees. On April 12, 2006, plaintiff amended its complaint to add Internetwork Publishing Corporation d/b/a Lodging.com as a defendant. On April 12, 2006, plaintiff voluntarily dismissed Cendant Corp. and named Cendant Travel Distribution Services Group, Inc. as a defendant. On July 14, 2006, certain defendants filed a motion for summary judgment alleging that both patents are invalid (Cendant TDS and Internetwork joined on July 19, 2006). On September 22, 2006, plaintiff filed a second amended complaint adding Neat Group Corporation as a defendant and not including Cendant Travel Distribution Services Group, Inc. as a defendant. On Sept. 26, 2006, DDR filed a request of reexamination in the United States Patent and Trademark Office, of the patents-in-suit. DDR moved to stay the lawsuit pending the outcome of any reexamination. On Dec. 19, 2006, the court administratively closed the case pending reexamination. The court ruled that actions by defendants during the reexamination may not be used to argue willful infringement, but the court reserved judgment on whether damages are tolled. On February 2, 2007, the Patent and Trademark Office granted DDR's requests for reexamination of the two patents-in-suit.

        We intend to defend vigorously against the claims described above. We are unable to predict the outcome of these proceedings or reasonably estimate a range of possible loss that may result. If any of these legal proceedings were to result in an unfavorable outcome, it could have a material adverse effect on us.

Employees

        As of April 20, 2007, we had over 1,600 employees, over half of which were based in the U.S. and the remaining based outside the U.S. We believe our relationship with our employees is good. We outsource some of our technology support, development and customer service functions to third parties. In addition, as of April 20, 2007, we had 125 independent contractors, the majority of which have been engaged in connection with the development of our global technology platform.

MANAGEMENT

Executive Officers and Directors

        In connection with this offering, we intend to amend and restate our certificate of incorporation and by-laws. The following summary of our executive officers and directors contains references to provisions of our certificate of incorporation and by-laws, including the composition of the board of directors and its committees, the classification of the board of directors, the election and term of service of directors and compensation committee interlocks that will be in effect upon the completion of this offering or within the time period prescribed by the stock exchange listing rules.

        The following table sets forth information regarding our directors and executive officers, including their ages as of May 1, 2007. All of our directors hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until their successors are duly elected and qualified. Effective upon consummation of this offering, we intend to appoint at least two additional independent persons to our board of directors. The composition of the committees of the board of directors will be determined at that time. Executive officers serve at the request of the board of directors.

Name	Age	Position
Jeff Clarke	45	Chairman of the Board
Steven Barnhart	45	President, Chief Executive Officer, Chief Financial Officer and Director Nominee*
Randy Wagner	56	Senior Vice President, Chief Marketing Officer
Mike Nelson	40	Senior Vice President, Chief Operating Officer
Bahman Koohestani	45	Senior Vice President, Chief Information Officer
Katherine J. Andreasen	42	Senior Vice President, Human Resources
Karen A. Klein	37	Group Vice President, Legal
Frank A. Petito	39	Group Vice President, Corporate Development
Dean Sivley	49	Group Vice President, General Manager & COO Corporate Solutions
Eric J. Bock	42	Director(1)
Jill A. Greenthal	50	Director Nominee(2)
Paul C. Schorr IV	40	Director Nominee(2)
William J. G. Griffith	35	Director Nominee(2)

*
A search is currently underway to hire a new Chief Financial Officer. Mr. Barnhart will serve as our Chief Financial Officer until a successor Chief Financial Officer joins us.

(1)
Mr. Bock intends to resign as a director effective upon consummation of this offering.

(2)
Messrs. Schorr and Griffith and Ms. Greenthal will be nominated and elected as directors effective upon consummation of this offering.

        Set forth below is information concerning our executive officers, directors and nominees for director.

        Jeff Clarke serves as a director and will serve as the Chairman of our Board of Directors. Mr. Clarke has served as President and Chief Executive Officer of Travelport since May 2006. Mr. Clarke has 21 years of strategic, operational and financial experience with leading high-technology firms. From April 2004 to May 2006, Mr. Clarke was Chief Operating Officer of the software company CA, Inc. (formerly Computer Associates Inc.). From 2002 through November 2003, Mr. Clarke was Executive Vice President, Global Operations at Hewlett-Packard Company. Before then, Mr. Clarke joined Compaq Computer Corporation in 1998 and held several positions, including Chief Financial Officer of Compaq from 2001 until the time of Compaq's merger with Hewlett-Packard Company in 2002. From 1985 to 1998, Mr. Clarke held several financial, operational and international management positions with Digital Equipment Corporation.

Mr. Clarke serves on the Board of Directors of UTStarcom, Inc. Mr. Clarke holds a B.A. in Economics from the State University of New York at Geneseo and an M.B.A. from Northeastern University.

        Steven Barnhart serves as Chief Executive Officer and President of Orbitz Worldwide. Mr. Barhart was named Chief Financial Officer in November of 2004, and he then took on the roles of President in October 2006 and Chief Executive Officer in 2007. Mr. Barnhart joined Orbitz in May 2003 and was a key member of the finance team that took the company public. Prior to joining Orbitz, Mr. Barnhart held various finance positions over a 13 year period with PepsiCo and its Pepsi-Cola and Frito-Lay subsidiaries. In his final role, Mr. Barnhart was Director of Finance for a division of the Pepsi Bottling Group from June 1998 to May 2003. Prior to PepsiCo, Mr. Barnhart was an economic analyst in New Jersey for the Brussels-based Polyurethanes division of ICI from August 1988 to September 1990, and worked in the commercial lending field for American National Bank in Chicago from September 1984 to September 1987. Mr. Barnhart earned his M.B.A. in finance and bachelor's in economics from the University of Chicago.

        Randy Wagner serves as Chief Marketing Officer for Orbitz Worldwide. In this role, Ms. Wagner drives marketing for the company's growing portfolio of consumer travel businesses including Orbitz and CheapTickets. Prior to joining Orbitz in 2005, Ms. Wagner served as corporate vice president of strategic global brand marketing for McDonald's Corporation from 2001 to 2004 where she was part of the marketing leadership team. Prior to McDonald's, Ms. Wagner was as an Executive Vice President, international account Director at Leo Burnett from 1996 to 2001, a leading global advertising and marketing agency. In addition to McDonald's, she contributed to building brands for a wide range of Fortune 500 companies including Citibank, Chrysler, American Express, Exxon, Campbell Soup and Colgate-Palmolive. Ms. Wagner also was executive vice president and general manager of marketing planning department for Foote, Cone & Belding in New York from 1980 to 1994. Ms. Wagner earned a Bachelor of Arts in art history plus a Bachelor of Science degree in education from the University of Pennsylvania in Philadelphia. She then went on to earn a Master of Education from Boston University and a Ph.D., ABD, in educational psychology from Fordham University in New York.

        Mike Nelson serves as Senior Vice President and Chief Operating Officer for Orbitz Worldwide. In this role, Mr. Nelson runs the worldwide business operations for our growing portfolio of consumer travel businesses. Mr. Nelson joined Orbitz in 2001 and has held a variety of senior management positions within the company. Prior to becoming Chief Operating Officer, Mr. Nelson was based in London where he was responsible for our international businesses (ebookers, Flairview, Travelbag). Mr. Nelson has diverse operating experience within Orbitz over the last 6 years, including direct responsibility for supplier relations, revenue management, finance, product management and project management. Prior to Orbitz, Mr. Nelson spent 10 years in finance and marketing at Deluxe Corporation from 1998 to 2001, Diageo/Pillsbury from 1993 to 1998 and Arthur Andersen from 1989 to 1992. Mr. Nelson has an MBA from the University of Minnesota and a B.S. in Accounting from the University of Minnesota.

        Bahman Koohestani serves as Chief Information Officer for Orbitz Worldwide. In this role, Mr. Koohestani is responsible for overseeing and managing the global technology delivery for both consumer and corporate online travel which includes software/application development, architecture, program management, infrastructure and quality assurance. Mr. Koohestani joined Orbitz in August 2004. Prior to joining Orbitz, Mr. Koohestani founded Toronto-based Delano Technology Corporation, as Executive Vice President and Chief Technology Officer from 1998 to 2003. Mr. Koohestani was a part of the executive team responsible for taking Delano public and eventually, the successful sale of the company in 2002. Other positions held by Mr. Koohestani include Vice President of servers for Netscape from 1993 to 1998, and Director of Forms and Enterprise Software at Delrina Technology Corporation from 1990 to 1993. Mr. Koohestani earned a degree in Computer Science from York University in Downsview, Ontario.

        Katherine J. Andreasen serves as Senior Vice President of Human Resources for Orbitz Worldwide, responsible for global HR practices and facilities management. Ms. Andreasen joined Orbitz in

November 2004 at the time the company was acquired by Cendant. Prior to her current role, Ms. Andreasen had several roles at Cendant Corporation, including Corporate Sr. Vice President, Intellectual Capital (Organizational Development) from April 2002 until the Orbitz acquisition by Cendant in November 2004, and as Vice President of Human Resources at Move.com from December 1999 until sold by Cendant to Homestore in March 2001. At Homestore Inc, Ms. Andreasen was Vice President of Human Resources and Corporate Administration from March 2001 until April 2002. Ms. Andreasen has also served in human resource leadership roles at NBCinternet (formerly Xoom.com) in 1999 and Technology Funding, a West Coast venture capital firm from November 1991. Ms. Andreasen holds a Bachelor of Arts degree from McGill University in Montreal, Quebec and an MBA from the Anderson School of Business, University of New Mexico, Albuquerque.

        Karen A. Klein serves as Group Vice President, Legal for Orbitz Worldwide, responsible for global legal affairs. Ms. Klein joined Orbitz in 2001. Prior to Orbitz's acquisition by Cendant Corporation in November 2004, Ms. Klein was Senior Counsel overseeing all commercial transactions within the organization. Before joining Orbitz in 2001, Ms. Klein was General Counsel of InstallShield Software, a global installation software company, from 2000 to 2001 and Corporate Counsel of Platinum Technology from 1998 to 1999, a business software company. Ms. Klein started her career as a corporate attorney, specializing in M&A and securities at Katten Muchin Rosenman (formerly Katten Muchin & Zavis) in Chicago from 1995 to 1998. Ms. Klein holds a Bachelor of Arts degree in Political Science and International Relations from the University of Wisconsin and a J.D. from Chicago-Kent College of Law.

        Frank A. Petito serves as Group Vice President of Corporate Development for Orbitz Worldwide where he is responsible for mergers and acquisitions and strategic partnerships. Mr. Petito joined Orbitz in 2002 and was part of the team responsible for the Orbitz IPO, the sale of Orbitz to Cendant and the Blackstone Acquisition. Previously, Mr. Petito was a Vice President in the mergers and acquisitions group of Hambrecht & Quist, a technology focused investment bank in San Francisco. Mr. Petito also worked as an investment banker for Roberts Capital Markets in Buenos Aires, Argentina and as a financial analyst at Morgan Stanley in New York and Los Angeles. Mr. Petito earned an M.B.A. from Stanford University and a B.A. from Princeton University.

        Dean Sivley serves as Group Vice President, Chief Operating Officer & General Manager for the Corporate Travel Solutions Group within Orbitz Worldwide. Corporate Solutions includes business travel brands Travelport for Business and Orbitz for Business. Mr. Sivley joined Travelport for Business in August 2004, and his focus is to ensure continued success and growth in the competitive business travel industry. Prior to joining Travelport, Mr. Sivley served as the executive vice president, general manager at Creditek, a leading invoice-to-cash business processing outsourcing (BPO) company serving more than half of the Fortune 500 from March 2002 to August 2004. His in-depth travel industry experience includes serving as CEO of Atlas Travel Technologies from November 1997 to November 1999 and VP of Marketing and CIO of Rosenbluth International from September 1995 to November 1997. He was the chief strategy officer at Neon Systems from February 2001 until October 2001 and VerticalNet Inc from November 1999 to January 2001, where he oversaw the development of the technology infrastructure and eCommerce transaction strategy. Mr. Sivley earned a B.S. in Accounting and Management Information Systems from the University of Wisconsin-Parkside and an M.B.A. from Columbia University.

        Eric J. Bock serves as a director of Orbitz Worldwide and intends to resign as a director effective upon consummation of this offering. Mr. Bock is Executive Vice President, General Counsel and Corporate Secretary of Travelport. Mr. Bock was Executive Vice President, Law and Corporate Secretary of Cendant from May 2002 to August 2006 where he oversaw legal groups in multiple functions, including corporate matters, finance, mergers and acquisitions, corporate secretarial and governance, as well as Travelport since its inception in 2001. From July 1997 until December 1999, Mr. Bock served as Vice President, Legal and Assistant Secretary and was promoted to Senior Vice President in January 2000 and Corporate Secretary in May 2000. Mr. Bock joined HFS Incorporated in 1997. Prior to joining Cendant, Mr. Bock was an associate in the corporate group at Skadden, Arps, Slate, Meagher & Flom LLP in New York, New

York. Mr. Bock serves as a member of the board of directors of various Travelport subsidiaries. Mr. Bock earned his B.A. in Economics from Lafayette College and his J.D. from Fordham University.

        Jill A. Greenthal will become a director effective upon consummation of this offering. Ms. Greenthal is a Senior Advisor in the Private Equity Group of The Blackstone Group. Prior to January 2007, Ms. Greenthal was a Senior Managing Director in the Corporate Advisory Services Group and had served in this role since September 2003. Prior to joining Blackstone in 2003, from October 2000 to September 2003, Ms. Greenthal was Co-Head of the Global Media Investment Banking Group, a Member of the Executive Board of Investment Banking, and Co-Head of the Boston Investment Banking office of Credit Suisse First Boston. Ms. Greenthal currently serves on the board of directors of Martha Stewart Omnimedia, Inc. Ms. Greenthal graduated from Simmons College in Boston in 1978 and received an M.B.A. from Harvard Business School in 1983.

        Paul C. Schorr IV ("Chip") will become a director effective upon consummation of this offering. Mr. Schorr is a Senior Managing Director in the Private Equity Group of The Blackstone Group. Mr. Schorr principally concentrates on investments in technology. Before joining Blackstone in 2005, Mr. Schorr was a Managing Partner of Citigroup Venture Capital in New York where he was responsible for the firm's technology/telecommunications practice. Mr. Schorr was involved in transactions involving Fairchild Semiconductor, ChipPAC, Intersil, AMI Semiconductor, Worldspan, NTelos and MagnaChip. He had been with Citigroup Venture Capital for nine years. Mr. Schorr received his MBA with honors from Harvard Business School and a BSFS magna cum laude from Georgetown University's School of Foreign Service. He is a member of the boards of directors of Travelport Limited, Freescale Semiconductor, Inc., AMI Semiconductor, Inc. and MagnaChip. Mr. Schorr is also a member of the board of Jazz at Lincoln Center.

        William J.G. Griffith will become a director effective upon consummation of this offering. Mr. Griffith is a General Partner of Technology Crossover Ventures, or TCV, a private equity and venture capital firm. Mr. Griffith joined TCV as a Principal in 2000 and became a General Partner in 2003. Prior to joining TCV, Mr. Griffith was an associate at The Beacon Group, a private equity firm that was acquired by JP Morgan Chase in 1999. Prior to that, Mr. Griffith was an investment banking analyst at Morgan Stanley. Mr. Griffith serves on the boards of directors of several privately-held companies. Mr. Griffith earned his B.A. in Engineering and History from Dartmouth College and an M.B.A. from the Graduate School of Business at Stanford.

        There are no family relationships between our directors and executive officers.

Composition of Board; Classes of Directors

        Our board of directors currently consists of two persons. Effective upon consummation of this offering, we intend to appoint at least two additional independent persons to our board of directors. Upon completion of this offering, our board of directors will be divided into three classes, denominated as class I, class II and class III. Members of each class will hold office for staggered three-year terms. At each annual meeting of our stockholders beginning in 2008, the successors to the directors whose term expires at that meeting will be elected to serve until the third annual meeting after their election or until their successor has been elected and qualified.

        Until Travelport ceases to control at least a majority of the voting power of our outstanding shares, the prior written consent of Travelport will be required under our certificate of incorporation for any change in the number of directors on our board of directors, the determination of the members of the board, and the filling of newly created vacancies on the board.

Committees of the Board of Directors

        We intend to avail ourselves of the "controlled company" exception under the corporate governance rules of the stock exchange on which we list. Accordingly, our certificate of incorporation and bylaws, as well as the corporate governance rules of the stock exchange, will not require that we have a majority of independent directors on our board of directors nor will they require us to have a compensation committee or a nominating and corporate governance committee. Upon completion of this offering, the standing committees of our board of directors will include the audit committee and an executive committee.

        Audit Committee.    Our audit committee will assist our board of directors in its oversight of the integrity of our financial statements, our independent registered public accounting firm's qualifications and independence and the performance of our independent registered public accounting firm.

        The audit committee will:

  •
  review the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management's corrective action plans where necessary;

  •
  review our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

  •
  review our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

  •
  have the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

        The members of the committee have not yet been appointed. We intend to appoint at least three members that are "independent" directors as defined under the stock exchange rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

        Executive Committee.    Our executive committee will assist our board of directors when action is required between full board meetings. The members of the committee have not yet been appointed.

Management Compensation

        After this offering, we expect to continue to compensate our management on a basis substantially similar to immediately prior to this offering, except that, in light of our proposed status as a public company, our equity-based incentive programs will be different than those utilized by Travelport. As a result, our cash equity costs may be higher.

Equity-Based Arrangements

        In connection with this offering, we expect to adopt equity incentive plans for directors, executives and other senior management employees. The equity incentive plans will be designed to promote our interests by providing eligible persons with the opportunity to share in any appreciation of the company's stock resulting from our performance. The total percentage of equity to be reserved for issuance under the equity incentive plans has not yet been determined.

Incentive-Based Arrangements

        From time to time, we anticipate adopting incentive-based arrangements to compensate our management and other employees. Some of these arrangements will be equity-based, but others will be cash-based. We currently have a plan in place to grant annually cash-based incentive grants to approximately 220 of our employees each May. The total value of these grants must be no less than $9.5 million. Each of the cash-based awards will provide that payments under the awards will be made in 25% installments (with interest) each May for four years per grant, with payment of each installment generally contingent on continued performance as an employee, director or consultant to us on the applicable payment date. Upon a change of control of the company prior to the final payment date under these cash-based awards, we will be required to pay the full amount of the awards to employees. In addition, 14 senior executives have equity grants that contain an "equitable adjustment" clause which would require an issuance of equity in the company at a comparable value to the Travelport equity forfeited at termination from Travelport.

        In addition, we have adopted a bonus plan for the first half of 2007 that covers most of our employees and we anticipate a similar type of plan for the second half of 2007.

Director Compensation

        The following table sets forth the compensation for future services expected to be paid to our non-employee directors following the completion of this offering. All director compensation, other than the annual director equity grant, will be pro-rated for 2007.

Compensation(1)(3)
Annual Director Retainer(2)	$75,000
Annual Equity Grant(4)	100,000
Audit Committee Chair	20,000
Audit Committee Member	10,000
Compensation Committee Chair	15,000
Compensation Committee Member	7,500
Corporate Governance Committee Chair	10,000
Corporate Governance Committee Member	5,000

(1)
Members of our board of directors who are also our or our subsidiaries' officers or employees will not receive compensation for serving as directors (other than travel-related expenses for meetings held outside of our headquarters).

(2)
The Annual Director Retainer which we refer to as the Retainer will be paid on a quarterly basis. The Retainer will be paid equally 50% in cash and 50% in shares of common stock required to be deferred under our Non-Employee Directors Deferred Compensation Plan (described below). Such deferred common stock is referred to as "deferred stock units." A director may elect to receive the entire Retainer in the form of deferred stock units. The number of shares of common stock to be received pursuant to the common stock portion of the Retainer or any other compensation to be paid in the form of common stock will equal the value of the compensation being paid in the form of common stock, divided by the fair market value of the common stock as of the close of business on the date on which the compensation would otherwise have been paid. Each deferred stock unit will entitle the director to receive one share of common stock following such director's retirement or termination of service from our board of directors for any reason. The directors may not sell or receive value from any deferred stock unit prior to such termination of service.

(3)
The committee chair stipends and all committee membership stipends will be paid 50% in cash and 50% in deferred stock units. Directors may elect to receive more than 50% of such stipends in deferred stock units.

(4)
The grant will be made in the form of deferred stock units. The number of units will equal $100,000 divided by the fair market value of a share of our common stock on the close of business on the date of grant. For the initial grant, the closing price of our common stock on the first day of trading will be the fair market value.

Compensation Committee Interlocks and Insider Participation

        The members of the compensation committee have not yet been appointed.

Executive Compensation

Compensation Discussion and Analysis

Introduction

        Both prior to and following the Blackstone Acquisition, Travelport's executive compensation plans were and are designed to attract and retain talented individuals and to link the compensation of those individuals to our performance. Following the Blackstone Acquisition, the compensation of our President and Chief Executive Officer was determined by the Travelport board of directors and Travelport compensation committee. We determined the compensation of the remainder of the Orbitz Worldwide senior leadership team, or Orbitz SLT, including establishing certain incentives for our senior executives to ensure retention of these key executives throughout the process leading up to Travelport's sale to Blackstone and our anticipated initial public offering.

        Following the Blackstone Acquisition, we adjusted the compensation of our executives to reflect Travelport's status as a newly-independent company. Specifically, we entered into the equity arrangements described below, and Travelport entered into an employment agreement with Steve Barnhart, our President and Chief Financial Officer, who is now also our Chief Executive Officer, which reflected the financial terms, such as the base salary and annual target bonus, in light of his new role in Travelport. We also entered into a retention and severance agreement with each of our other named executive officers in 2006.

        We have, from time to time, used market data provided by Radford, Towers Perrin and Hewitt Associates to obtain comparative information about the levels and forms of compensation that companies of comparable size to us award to executives in comparable positions. We use this data to ensure that our executive compensation program is competitive and that the compensation we award to our senior executives is generally at the midpoint of that awarded to senior executives in similar positions at similarly-sized companies. In addition, we consult, from time to time, with representatives of Blackstone regarding the compensation practices of its affiliates.

        On September 26, 2006, the Travelport board of directors approved the terms of the employment agreement with Mr. Barnhart, and Travelport is in the process of amending Mr. Barnhart's employment agreement in light of his new responsibilities as our President and Chief Executive Officer and in light of our anticipated initial public offering. We are currently reviewing the employment arrangements of our executive officers in light of our anticipated initial public offering.

Compensation of Our Named Executive Officers

        Our named executive officers for 2006 are Mr. Barnhart, our President, Chief Executive Officer and Chief Financial Officer, Mike Nelson, our Chief Operating Officer, Bahman Koohestani, our Chief Information Officer, and Randy Wagner, our Chief Marketing Officer. A search is currently underway to hire a new Chief Financial Officer, and Mr. Barnhart will serve as our Chief Financial Officer until a successor joins us.

        In the tables below, we include compensation from Cendant to employees who worked solely for the Travelport businesses of Cendant (including Orbitz Worldwide) prior to the Blackstone Acquisition and compensation from Travelport and Orbitz Worldwide following the Blackstone Acquisition.

  Executive Compensation Objectives and Philosophy

        As a privately-held company that is part of Blackstone's private equity portfolio, Travelport's and Orbitz Worldwide's primary executive compensation objective is to attract and retain top talent from within the highly competitive global marketplace so as to maximize shareholder value. We seek to recruit and retain individuals who have demonstrated a high level of expertise and who are market leaders in our unique, technology-based industry. As a result of the industry's historical and current developments, cash and other compensation are at the high end of the competitive range.

        Our highly competitive compensation program is composed of four principal components, all of which are identified in the summary compensation table below:

  •
  salary;

  •
  annual incentive compensation (bonus awards);

  •
  long-term incentive compensation (in the form of restricted equity and/or restricted cash awards); and

  •
  other limited perquisites and benefits.

        Our strategy uses cash compensation and perquisites to attract and retain talent and variable cash and long-term incentives to ensure a performance-based delivery of pay that aligns, as much as possible, our named executive officers' rewards with shareholders' interests and takes into account competitive factors and the need to attract talented individuals.

  Other Considerations

        We also consider individual circumstances related to each executive's retention.

        Salary.    Base salaries for named executive officers reflect each executive's level of experience, responsibilities and expected future contributions to our success, as well as market competitiveness. The base salaries currently in effect are in most cases increased from the base salaries established by Travelport prior to the Blackstone Acquisition. We expect to review base salaries on an annual basis or at such time as responsibilities change and we expect to consider factors such as individual and company performance and the competitive environment in our industry in determining whether salary adjustments are warranted.

        Bonuses.    We pay two different types of bonuses:

  •
  Discretionary Bonus. In 2006, we awarded discretionary signing, retention and sale bonuses. While these bonuses related to Travelport's particular circumstances in 2006, we may elect to pay additional discretionary bonuses from time to time in the future.

  •
  Annual Incentive Compensation (Bonus). We have developed an annual cash bonus program to align executives' goals with our earnings growth objectives for the applicable year. The target payment for each of our current named executive officers is generally specified in each named executive officer's employment agreement, offer letter or other communication and currently ranges from 50% to 100% of base salary. The Travelport adjusted EBITDA target for 2006 was $553 million. Travelport's board of directors has also established an adjusted EBITDA target for the 2007 fiscal year, broken down to separate adjusted EBITDA targets for the first half of 2007 and the second half of 2007, and Orbitz Worldwide established an adjusted EBITDA target for the first half of 2007. As these awards are subject to the attainment of performance criteria, they may be paid, to the extent earned or not earned, at, below or above target levels. Travelport's board of directors determined that, for 2007, certain executive officers, including Mr. Barnhart will have a maximum award of 200% of base salary. Our other senior executives can receive up to 200% of their target bonus for the first half of 2007. We have not yet established Orbitz Worldwide targets and a bonus plan for the second half of 2007. The amounts earned for 2006 pursuant to these arrangements are set forth in the Summary Compensation Table under the "Non-Equity Compensation Incentive Plan" column.

        Long-Term Incentive Compensation.    The principal goal of Travelport's long-term incentive plans is to align the interests of executives and shareholders. We are in the process of developing our own equity plan in connection with this offering. We intend to exchange selected equity-based incentive instruments held by our executives at the closing of this offering under Travelport's various incentive plans for instruments of similar value under our incentive plans.

  •
  Option awards. We do not currently utilize options as part of our executive compensation program, but we may do so in connection with the equity program we are designing in connection with our initial public offering.

  •
  Stock Partnership. Travelport provided long-term incentives through its equity incentive plan, which utilizes different classes of equity and is described further below under "Equity Incentive Plans." Under the terms of the plan, Travelport may grant equity incentive awards in the form of Class A-2 Units, Restricted Equity Units, Class B Units, Class C Units or Class D Units of our ultimate parent, TDS Investor (Cayman) L.P., a limited partnership, to officers, employees, non-employee directors or consultants.

        Each restricted equity unit entitles its holder to receive one Class A-2 Unit at a future date, subject to certain vesting conditions. The Class A-2 Units are interests in a limited partnership and have economic characteristics that are similar to those of shares of common stock in a corporation.

        The Class B, C and D Units are profits interests that are tied to the following targets more fully described below under "Equity Incentive Plans" and which enable the holders to participate in our future growth after the date the interests are granted:

  •
  Class B Units vest 25% annually over four years. Upon a "change of control" while the executive is employed, all unvested Class B profits interests will vest in full.

  •
  Class C Units will vest upon a "liquidity event" where Blackstone earns a return of 200% of its invested capital.

  •
  Class D Units will vest upon a "liquidity event" where Blackstone earns a return of 300% of its invested capital.

        Pension and Non-Qualified Deferred Compensation.    None of our named executive officers receive pension benefits. Travelport has provided limited deferred compensation arrangements for certain executives, including those at Orbitz, through the Travelport Americas, Inc. Officer Deferred Compensation Plan, which gives certain executives the right to defer salary and other compensation and receive company match. The Travelport Americas, Inc. Officer Deferred Compensation Plan is similar to the officer deferred compensation plan provided by Cendant Corporation, Travelport's former parent company. The details of the Travelport Americas, Inc. Officer Deferred Compensation Plan are set forth below under "Non-Qualified Deferred Compensation for 2006".

        All Other Compensation.    We have a limited program granting perquisites and other benefits to certain of our executive officers, including, without limitation, financial planning, a company car, parking, and gym membership.

Summary Compensation Table

        The following table contains compensation information for those individuals who are our executive officers at the time of this filing and would have been named executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Compensation Incentive Plan ($)	All Other Compensation ($)		Total ($)
Steven Barnhart, President, CEO and CFO	256,488	399,456	1,391,598	195,062	59,759	(3)	2,302,364
Mike Nelson, Chief Operating Officer	257,155	384,359	861,776	137,678	378,030	(4)	2,018,998
Bahman Koohestani, Chief Information Officer	266,477	227,960	861,776	156,917	91,724	(5)	1,604,854
Randy Wagner, Chief Marketing Officer	267,835	210,750	861,776	157,644	8,993	(6)	1,506,997

(1)
Amounts included in this column reflect retention and sale bonuses awarded in 2006. The amounts in this column include certain sale bonuses awarded in 2006 that are payable in January and August 2007 only to awardees who are still employed with us in good standing at that time. In addition, cash bonuses that were rolled over to purchase Travelport equity are included.

(2)
Amounts included in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R in connection with awards of restricted equity units, Class B Units, Class C Units and Class D Units. Assumptions used in the calculation of these amounts are included in footnote 13, "Equity—Based Compensation," to the financial statements. This column does not include any vesting of Cendant Corporation equity in connection with the breakup of the company in 2006.

(3)
Includes matching 401(k) contributions of $15,389.27, financial planning benefits of $1,985, tax assistance of $828.61, paid gym membership that is equivalent to $324.96 for the last six months of 2006, car benefits of $3996 based on approximately two months of use, deferred compensation employer contributions of $8,938.52, and a special cash payment of $14,758.07 from Cendant Corporation in connection with the breakup of Cendant and in lieu of the extension of the exercise period (to three years) for previously granted Orbitz options that were converted to Cendant options.

(4)
Includes matching 401(k) contributions of $15,429.30, financial planning benefits of $1,707.50, tax preparation (including tax assistance) of $16,910, tax assistance of $83,027.71, paid gym membership that is equivalent to $324.96 for the last six months of 2006, car benefits of $29,047.20, relocation and housing assistance of $198,840, deferred compensation employer contributions of $7,480.11, and a special cash payment of $9,373.34 from Cendant Corporation in connection with the breakup of Cendant and in lieu of the extension of the exercise period (to three years) for previously granted Orbitz options that were converted to Cendant options. Mr. Nelson was assigned to the United Kingdom through December 18, 2006, and therefore received some of these benefits due to being an expatriate.

(5)
Includes financial planning benefits of $1,707.50, commuting reimbursement of $6,379.26, housing assistance of $23,700, and a special cash payment of $53,549.61 from Cendant Corporation in connection with the breakup of Cendant and in lieu of the extension of the exercise period (to three years) for previously granted Orbitz options that were converted to Cendant options.

(6)
Includes parking space valued at $2,314.29 for a portion of 2006 and tax assistance of $81.07.

Grants of Plan-Based Awards During 2006

			Estimated of Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Plan Awards				All Other Stock Awards: Number of Shares of Stock Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
Name and Principal Position	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven Barnhart, President, Chief Executive Officer and Chief Financial Officer	Non-equity incentive plan REUs REUs Class B Units Class C Units Class D Units	11/14/2006 10/13/2006 10/13/2006 10/13/2006 10/13/2006	0	131,450	205,391		418,569 418,569			230,000 847,458 418,569	(1)	230,000 847,458 205,099 179,985 159,056
	Non-equity incentive plan
Mike Nelson, Chief Operating Officer	REUs REUs Class B Units Class C Units Class D Units	12/20/2006 10/13/2006 10/13/2006 10/13/2006 10/13/2006	0	128,578	200,903		228,311 228,311	114,000 564,972 228,311	(2)	114,000 564,972 111,872 98,174 86,758
Bahman Koohestani, Chief Information Officer	REUs Class B Units Class C Units Class D Units	10/13/2006 10/13/2006 10/13/2006 10/13/2006	0	113,253	176,957		228,311 228,311			564,972 228,311		564,972 111,872 98,174 86,758
Randy Wagner, Chief Marketing Officer	REUs Class B Units Class C Units Class D Units	10/13/2006 10/13/2006 10/13/2006 10/13/2006	0	113,830	177,859		228,311 228,311			564,972 228,311		564,972 111,872 98,174 86,758

(1)
Granted in lieu of $80,000 of Non-Equity Incentive Plan compensation to which Mr. Barnhart otherwise would have been entitled and $150,000 of bonus compensation to which Mr. Barnhart will be entitled to in August 2007 provided he meets certain conditions.

(2)
Granted in lieu of $62,500 of bonus compensation to which Mr. Nelson otherwise would have been entitled and $51,500 of Non-Equity Incentive Plan compensation to which Mr. Nelson otherwise would have been entitled.

Travelport's Equity Incentive Plan

        Under the terms of the TDS Investor (Cayman) L.P. 2006 Interest Plan, Travelport may grant equity incentive awards in the form of Class A-2 Units, Restricted Equity Units, Class B Units, Class C Units or Class D Units to current or prospective officers, employees, non-employee directors or consultants. Orbitz Worldwide is in the process of developing its own equity plan in connection with its initial public offering.

Units Offered Pursuant to the Plan

        The total number of units available for awards under the plan is 100,000,000. Unless restricted by applicable law, units related to awards that are terminated or lapse will immediately become available for other awards. In the event of any change in the outstanding units by reason of an equity dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, reclassification, liquidation, dissolution, combination or transaction or exchange of units or other corporate exchange, or any distribution to our partners of equity or cash, other than regular cash distributions, or any transaction similar to the foregoing, regardless of whether outstanding units are changed, the board shall adjust appropriately the number and kind of units subject to the plan and available for or covered by awards, the prices per unit related to outstanding awards, the vesting terms under any award agreement and the distribution priority contained in our partnership agreement, and make such other revisions to outstanding awards as it deems, in good faith, are equitably required.

Awards

        Awards may be granted singly, in combination or in tandem. Awards, at the board's sole discretion, may take the form of units or restricted equity units. The participant will be required to become a party to an award agreement as a condition to the grant of an award. Upon receipt of the units, the participant also will be required to become a party to our partnership agreement. All awards and interests will be held by the participant subject to the terms and conditions of our partnership agreement and the award agreement.

        As part of our compensation program, we have granted restricted equity units that vest quarterly on each of February 2, May 2, August 2 and November 2. Each of these dates is known as a vesting date. If Mr. Barnhart's employment with us is terminated by us without cause, as a result of death or disability, or by him as a result of a constructive termination, Mr. Barnhart will automatically vest in any unvested restricted equity awards held by him on the date of termination as follows:

  •
  if the termination occurs between May 3 and November 2 (inclusive), Mr. Barnhart will vest in those restricted equity units that would have vested on the next four scheduled vesting dates;

  •
  if the termination occurs between November 3 and February 2 (inclusive), Mr. Barnhart will vest in those restricted equity units that would have vested on the next three scheduled vesting dates; and

  •
  if the termination occurs between February 3 and May 2 (inclusive), Mr. Barnhart will vest in those restricted equity units that would have vested on the next two scheduled vesting dates.

        If a change of control occurs at a time when a named executive officer is employed by Travelport, then the named executive officer shall be deemed to have vested 100% into ownership of all restricted equity units immediately prior to such change in control. In all other circumstances when the named executive's employment is terminated, there is no further vesting.

        In addition, select employees have been granted restricted equity units that vest on specified dates, subject to each executive's continued employment with Travelport on such date.

Terms of the Units

        Subject to the applicable named executive officer's continued employment with Travelport, the Class B, Class C and/or Class D Units, as applicable, will automatically vest as follows:

        Class B Units.    25% of the Class B Units will automatically vest on each of the first, second, third and fourth anniversaries of the closing of the Blackstone Acquisition. Notwithstanding the foregoing, in the event that a change of control occurs at a time when the named executive officer is employed by Travelport, all of the named executive officer's Class B Units will be deemed to have automatically vested immediately prior to such change of control.

        If Mr. Barnhart's employment with Travelport is terminated without cause, as a result of death or disability, or by Mr. Barnhart as a result of a constructive termination, the named executive officer will automatically vest in the next vesting period of Class B Units. If any other named executive officer's employment is terminated for any other reason, the named executive officer will have no right to further vesting of the Class B Units and any unvested Class B Units will be forfeited.

        Class C Units.    Class C Units will automatically vest upon (i) the sale by Blackstone, in one or a series of transactions, of at least 50% of its Class A-1 Units (and shares received in exchange for Class A-1 Units), where Blackstone has received, in respect of its Class A-1 Units held on October 13, 2006 (excluding any Class A-1 Units disposed of within the first twelve months following the Blackstone Acquisition at a sale price that does not exceed 120% of the amount invested by Blackstone in respect of such Class A-1 Units), cash or other marketable securities (whether through distributions under our partnership agreement in respect of such Class A-1 Units or dispositions of such Class A-1 Units) with a fair market value equal to 200% of the amount invested by Blackstone in respect of such Class A-1 Units

(excluding any Class A-1 Units disposed of within the first twelve months following the Blackstone Acquisition at a sale price that does not exceed 120% of the amount invested by Blackstone in respect of such Class A-1 Units) or (ii) the distribution by Blackstone, in one or a series of transactions, of at least 50% of its aggregate Class A-1 Units (and shares received in exchange for Class A-1 Units) to limited partners of Blackstone (other than affiliates) where the Class A-1 Units distributed have a fair market value equal to 200% of the amount invested by Blackstone in respect of such Class A-1 Units.

        Notwithstanding the foregoing, if Mr. Barnhart's employment is terminated by the Company without cause, as a result of death or disability, or by Mr. Barnhart as a result of a constructive termination, a percentage of Mr. Barnhart's Class C Units that are then unvested will automatically vest in an amount equal to the percentage of Mr. Barnhart's original Class B Units that became vested at the time of such termination. If any other named executive officer's employment is terminated for any other reason, the named executive officer will have no right to further vesting of the Class C Units and any unvested Class C Units will be forfeited.

        Class D Units.    Class D Units will automatically vest upon (i) the sale by Blackstone, in one or a series of transactions, of at least 50% of its aggregate Class A-1 Units (and shares received in exchange for Class A-1 Units), where Blackstone has received, in respect of its Class A-1 Units held on October 13, 2006 (excluding any Class A-1 Units disposed of within the first twelve months following the Blackstone Acquisition at a sale price that does not exceed 120% of the amount invested by Blackstone in respect of such Class A-1 Units), cash or other marketable securities (whether through distributions under the our partnership agreement in respect of such Class A-1 Units or dispositions of such Class A-1 Units) with a fair market value equal to 300% of the amount invested by Blackstone in respect of such Class A-1 Units (excluding any Class A-1 Units disposed of within the first twelve months following the Blackstone Acquisition at a sale price that does not exceed 120% of the amount invested by Blackstone in respect of such Class A-1 Units); or (ii) the distribution by Blackstone, in one or a series of transactions, of at least 50% of its aggregate Class A-1 Units (and shares received in exchange for Class A-1 Units) to limited partners of Blackstone (other than affiliates), where the Class A-1 Units distributed have a fair market value equal to 300% of the amount invested by Blackstone in respect of such Class A-1 Units.

        Notwithstanding the foregoing, if Mr. Barnhart's employment is terminated by the Company without cause, as a result of death or disability, or by Mr. Barnhart as a result of a constructive termination, a percentage of Mr. Barnhart's Class D Units that are then unvested will automatically vest in an amount equal to the percentage of Mr. Barnhart's original Class B Units that became vested at the time of such termination. If any other named executive officer's employment is terminated for any other reason, the named executive officer will have no right to further vesting of the Class D Units and any unvested Class D Units will be forfeited.

        We intend to exchange selected equity-based incentive instruments held by our executives at the closing date of this offering under Travelport's various equity incentive plans for instruments of similar value under our incentive plans as described below in the section entitled "Equity Incentive Plans."

Outstanding Equity Awards at 2006 Fiscal-Year End

Stock Awards
Name and Principal Position	Type of Award	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven Barnhart, President,	REUs	230,000	230,000
Chief Executive Officer and	REUs	741,525	741,525
Chief Financial Officer	Class B Units	418,569	205,099
	Class C Units			418,569	179,985
	Class D Units			418,569	159,056
Mike Nelson, Chief Operating	REUs	114,000	114,000
Officer	REUs	494,350	494,350
	Class B Units	228,311	111,872
	Class C Units			228,311	98,174
	Class D Units			228,311	86,758
Bahman Koohestani, Chief	REUs	494,350	494,350
Information Officer	Class B Units	228,311	111,872
	Class C Units			228,311	98,174
	Class D Units			228,311	86,758
Randy Wagner, Chief	REUs	494,350	494,350
Marketing Officer	Class B Units	228,311	111,872
	Class C Units			228,311	98,174
	Class D Units			228,311	86,758

        None of our named executive officers had outstanding option awards at 2006 fiscal year-end.

Option Exercises and Stock Vested in 2006

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#) Cendant(1)	Value Realized on Exercise ($) Cendant(1)	Number of Shares Acquired on Vesting (#) Travelport	Value Realized on Vesting ($) Travelport	Number of Shares Acquired on Vesting (#) Cendant(1)	Value Realized on Vesting ($) Cendant(1)
Steven Barnhart, President, Chief Executive Officer and Chief Financial Officer	19,267	167,102	105,932	105,932	11,574	10,306
Mike Nelson, Chief Operating Officer	0	0	70,621	70,621	7,939	67,349
Bahman Koohestani, Chief Information Officer	53,705	80,196	70,621	70,621	5,917	52,798
Randy Wagner, Chief Marketing Officer	0	0	70,621	70,621	8,424	75,173

(1)
The disclosure in this table regarding Cendant equity securities is based on information provided by Merrill Lynch, Cendant's administrator of equity plans. If one of our named executive officers transferred equity to another broker, neither we nor Merrill Lynch would have any information on exercises during the relevant time period.

Pension Benefits in 2006

        No named executive officers are currently in a defined benefit plan sponsored by us or our subsidiaries and affiliates.

Non-Qualified Deferred Compensation in 2006

        All amounts disclosed in this table relate to the Travelport Americas, Inc. Officer Deferred Compensation Plan, which permits certain executives to defer salary, bonus and commission compensation. We match executive contributions to the plan up to 6% of salary, bonus and commissions. The executive may elect a single lump-sum payment of his or her account or may elect payments over time, except the participant's entire account balance will be paid in a single lump sum upon a change in control. We do not intend to offer a deferred compensation plan for executives. This table does not reflect any information regarding Cendant's Officer Deferred Compensation Plan.

Name and Principal Position	Executive Contribution in Last FY ($)	Registrant Contribution in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions FYE ($) ($)	Aggregate Balance at Last
Steven Barnhart, President, Chief Executive Officer and Chief Financial Officer	10,006	6,004	614	0	16,624
Mike Nelson, Chief Operating Officer	4,857	4,857	165	0	9,879
Bahman Koohestani, Chief Information Officer	0	0	0	0	0
Randy Wagner, Chief Marketing Officer	0	0	0	0	0

Employment and Severance Arrangements

        In connection with this offering, we anticipate entering into new employment agreements and/or amending existing employment agreements with our executive officers on terms to be agreed between us and the executives. We also expect these executives to receive equity-based awards.

Steven Barnhart

        In connection with the Blackstone Acquisition, Travelport entered into a new employment agreement with Steve Barnhart, which Travelport is in the process of amending to reflect Mr. Barnhart's appointment as our Chief Executive Officer in addition to his role as our President and Chief Financial Officer and in light of this offering.

        Compensation, Term.    The employment agreement for Steve Barnhart has a three-year initial term. It provides for automatic one-year renewal periods upon the expiration of the initial term or any subsequent term, unless either party provides the notice of non-renewal at least 120 days prior to the end of the then-current term. His agreement, as amended, also includes a provision for the payment of an annual base salary subject to annual review and adjustment. Mr. Barnhart is currently eligible for a target annual bonus based upon the achievement of certain financial performance criteria of 100% of annual base salary. Base salary is currently $425,000 for Mr. Barnhart.

        Severance Terms.    The terms of the employment agreement for Mr. Barnhart establishes that, if he is terminated by us without cause or resigns as a result of constructive termination (described below), he will continue to receive his then annual base salary and target annual bonus in accordance with our normal payroll practices for a period of up to twelve months. In addition, he will receive his then accrued rights, a pro rata portion of his then annual bonus for the year of termination, payable when otherwise paid to executives for that year, and any vesting of any equity-based awards to the extent provided for in the award agreements. We are in the process of amending the severance provisions.

        Cause.    Cause is defined in the employment agreement for Mr. Barnhart and includes the following:

  •
  his failure substantially to perform his duties for a period of 10 days following receipt of written notice from us of such failure;

  •
  Theft or embezzlement of company property or dishonesty in the performance of his duties;

  •
  Conviction which is not subject to routine appeals of right or a plea of "no contest" for (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude for which the potential penalty includes imprisonment of at least one year;

  •
  His willful malfeasance or willful misconduct in connection with his duties or any act or omission which is materially injurious to our financial condition or business reputation; or

  •
  His breach of the restrictive covenants in his employment agreement.

        Constructive Termination.    Constructive termination is defined in the employment agreement for Mr. Barnhart and includes the following:

  •
  any material reduction in annual base salary or target annual bonus (excluding any change in value of equity incentives or a reduction affecting substantially all similarly situated executives);

  •
  Travelport's failure to pay compensation or benefits when due, in each case which is not cured within 30 days following Travelport's receipt of written notice from the executive describing the event that he believes provides for constructive termination;

  •
  the primary business office for the executive being relocated by more than 50 miles; or

  •
  our election not to renew the initial employment term or any subsequent extension of the employment term (except as a result of the executive reaching retirement age, as determined by our policy).

        We are in the process of amending the definition of constructive termination.

        Any of the events described above will be a constructive termination only if we fail to cure the event within 30 days after receipt from the executive of written notice of the event that Mr. Barnhart believes constitutes a constructive termination. In addition, a constructive termination shall cease to exist for an event on the 60th day following the later of its occurrence or his knowledge of the event, unless Mr. Barnhart has given us written notice thereof prior to such date.

        Restrictive Covenants.    As a result of the restrictive covenants contained in his employment agreements, Mr. Barnhart has agreed not to disclose, or retain and use for their own benefit or benefit of another person our confidential information. Mr. Barnhart has also agreed not to directly or indirectly compete with us, not to solicit our employees, clients or contractors, engage in, or directly or indirectly manage, operate, or control or join our competitors, or compete with us or interfere with our business, or advance the interest of any competitors, or use his or her status with us to obtain goods or services that would not be available in the absence of such a relationship to Travelport. These restrictions are effective for a period of one year after employment with Travelport has been terminated for any reason and we are in the process of amending this provision.

        In addition, Mr. Barnhart has agreed to grant us a perpetual, non-exclusive, royalty-free, worldwide, assignable and sublicensable license over all intellectual property rights that result from his work while employed with us.

Mike Nelson

        We entered into a February 14, 2006 retention agreement with Mike Nelson that sets forth certain bonuses for 2006. In addition, under the retention agreement, in the event that Mr. Nelson is terminated by us other than for cause, and Mr. Nelson executes (and does not revoke) a separation agreement and general release agreement (waiving all claims against us) and a restrictive covenant agreement under which he agrees not to compete with us and not to solicit our employees and customers for a year following his termination, Mr. Nelson will receive a lump sum payment equivalent to one year of his then-current annual base salary and a lump sum payment equal to his target bonus for the year in which he terminates and prorated based on the number of days he was employed during such year.

        As part of the end of his assignment to the United Kingdom and upon his return to the United States effective December 18, 2006, Mr. Nelson signed a letter effective November 30, 2006, outlining his new role as our Chief Operating Officer, reporting to Mr. Barnhart. This letter includes a base salary of $275,000 per year and a target bonus of 50% of base salary, both effective October 1, 2006, and replaced prior agreements, with the exception of the February 14, 2006 retention agreement and his eligibility for the second half of the Acquisition bonus that is payable in August, 2007, as communicated to him in April, 2006.

Bahman Koohestani

        We entered into an April 6, 2006 retention agreement with Bahman Koohestani that sets forth certain bonuses for 2006. In addition, under the retention agreement, in the event that Mr. Koohestani is terminated by us other than for cause, and Mr. Koohestani executes (and does not revoke) a separation agreement and general release agreement (waiving all claims against us) and a restrictive covenant agreement under which he agrees not to compete with us and not to solicit our employees and customers for a year following his termination, Mr. Koohestani will receive a lump sum payment equivalent to one year of his then-current annual base salary and a lump sum payment equal to his target bonus for the year in which he terminates and prorated based on the number of days he was employed during suchyear. This retention agreement replaced Mr. Koohestani's prior employment agreement, as amended. Mr. Koohestani's annual base salary was increased to $275,000 effective October 1, 2006. His target bonus is currently 50% of base salary.

        We also entered into a February 1, 2007 agreement with Mr. Koohestani regarding his commute between his home in Toronto and our offices in Chicago. This agreement took effect August 1, 2006. Under this agreement, we agreed to reimburse Mr. Koohestani up to $2500 per month as a housing allowance for a 12 month period ending August 1, 2007. At the end of this twelve month period, Mr. Koohestani will be eligible for relocation assistance under Travelport policy or continued housing allowance for a length of time to be determined. In addition, under the February 1, 2007 agreement, we agreed to reimburse Mr. Koohestani for air travel for his bi-weekly commute between Chicago and Toronto. The February 1, 2007 agreement amended our August 1, 2005 agreement with Mr. Koohestani regarding the same matters, the August 1, 2005 agreement covered the 12 month period ending on August 1, 2006.

Randy Wagner

        We entered into a March 3, 2006 retention agreement with Randy Wagner that sets forth certain bonuses for 2006. In addition, under the retention agreement, in the event that Ms. Wagner is terminated by us other than for cause, and Ms. Wagner executes (and does not revoke) a separation agreement and general release agreement (waiving all claims against us) and a restrictive covenant agreement under which she agrees not to compete with us and not to solicit our employees and customers for a year following his termination, Ms. Wagner will receive a lump sum payment equivalent to one year of her then-current annual base salary and a lump sum payment equal to her target bonus for the year in which she terminates and prorated based on the number of days she was employed during such year. This retention agreement amended the offer letter that Ms. Wagner signed on April 25, 2005, which contained the requirement that she sign a non-disclosure and non-competition agreement that provided for, along other things, her agreement to keep certain information confidential following the termination of her employment, not to compete with us for 12 months following her termination of employment, and her agreement not to solicit our customers and employees for 12 months following the termination of her employment. Ms. Wagner's annual base salary was increased to $275,000 effective October 1, 2006. Her target bonus is currently 50% of base salary.

Potential Payments Upon Termination of Employment

        The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment, assuming the termination of employment occurred on December 31, 2006.

Potential Payments Upon Termination of Employment

Name and Principal Position		Cash Severance Payment ($)	Continuation of Medical/Welfare Benefits (present value)($)	Acceleration and Continuation of Equity Awards ($)(1)	Excise Tax Gross-up($)	Total Termination Benefits($)
Steven Barnhart, President, Chief Executive Officer and Chief Financial Officer
•	Voluntary retirement	0	0	0	0	0
•	Involuntary termination(2)	525,000	13,848	294,933	0	833,781
•	Involuntary or good reason termination after change in control (CIC)(2)	525,000	13,848	741,525	0	1,280,373
Mike Nelson, Chief Operating Officer
•	Voluntary retirement	0	0	0	0	0
•	Involuntary termination(2)	343,750	13,875	0	0	357,625
•	Involuntary termination after change in control (CIC)(2)	343,750	13,875	606,222	0	963,847
Bahman Koohestani, Chief Information Officer
•	Voluntary retirement	0	0	0	0	0
•	Involuntary termination(2)	343,750	5,144	0	0	348,894
•	Involuntary termination after change in control (CIC)(2)	343,750	5,144	606,222	0	955,116
Randy Wagner, Chief Marketing Officer
•	Voluntary retirement	0	0	0	0	0
•	Involuntary termination(2)	343,750	5,081	0	0	348,831
•	Involuntary termination after change in control (CIC)(2)	343,750	5,081	606,222	0	955,053

(1)
Amounts included in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R in connection with awards of restricted equity units, Class B Units, Class C Units and Class D Units. Assumptions used in the calculation of these amounts are included in footnote 13, "Equity—Based Compensation," to the financial statements.

(2)
Assuming involuntary termination is without cause.

        Accrued Pay and Regular Retirement Benefits.    The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

  •
  Accrued salary, earned but unpaid bonus and, if applicable, accrued and unused vacation time.

  •
  Distributions of plan balances under our 401(k) plan and the non-qualified deferred compensation plan.

        Deferred Compensation.    The amounts shown in the table do not include distributions of plan balances under the Travelport deferred compensation plan. Those amounts are shown in the Nonqualified Deferred Compensation for 2006 Table above.

        Continuation of health, welfare and other benefits.    Represents the present value of coverage for the applicable period following a covered termination equivalent to our current active employee medical, dental, life, long-term disability insurance, and other covered benefits.

        Acceleration and continuation of equity awards.    Represents the value of accelerated vesting of the A-2, B, C and D Units held by the named executive according to the terms of his or her award agreement.

        Excise tax gross-up.    Upon a change in control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code, and we have not agreed to indemnify or reimburse the named executives for any such amounts.

        Separation Payments Upon Change in Control Alone.    None of our named executives have single trigger provisions in their employment or other agreements based solely on a change in control, and therefore severance payments are made only if the executive suffers a covered termination of employment following the change in control. No severance payments are made base solely on a change in control.

Equity Incentive Plans

        Travelport Equity and Profit Interests.    We intend to exchange selected equity-based incentive instruments held by our executives as of the effective date of this offering under Travelport's various incentive plans for instruments of similar value under our incentive plans. Our executives generally hold three types of equity instruments in Travelport: Class A-2 capital interests; Class B, C and D profits interests; and phantom equity units.

        The capital interests held by our executives will not be exchanged and will continue to represent capital interests of Travelport following this offering. The profit interests held by our executives will be exchanged for a number of stock options of our company and/or shares of our common stock with equivalent aggregate value at the time of this offering. The profits interests had no value at the time they were granted to our executives, but they are subject to a number of vesting conditions based on continued service by the applicable executive and Travelport's limited partners obtaining a specified financial return on their investment. The stock options on our common stock and/or shares of our common stock that will be deliverable in exchange for profits interests will vest 25% per year, commencing on the date of the original grant by Travelport (which was in August 2006), and will no longer be subject to Travelport's limited partners obtaining a specified financial return on their investment in Travelport.

        The phantom equity units held by our executives provide that executives will receive Class A-2 capital interests in Travelport upon the occurrence of specified future payment events. Prior to the receipt of the capital interests, holders of phantom equity units are also entitled to receive payments from time to time equal to distributions made on other capital interests of Travelport. Our executives will retain the vested phantom equity units in Travelport but will exchange unvested phantom equity units in Travelport for phantom equity units in us. The phantom equity units held by our executives in us will no longer be linked to Travelport's capital interests, but instead will provide for delivery of shares of our common stock and payments equivalent to any dividends, if any, paid on shares of our common stock. The number of shares covered by each phantom unit will be adjusted based on the relative value of shares of our common stock compared to Travelport's Class A-2 capital interests as of this offering. The other terms of the phantom equity units, such as vesting conditions and payment dates, will not change. The phantom equity units vest 6.25% per quarter in February, May, August and November of each year.

        It is not possible at this time to specify how many shares of our common stock will be subject to substitute instruments for Travelport equity instruments, because the number is dependent on relative values at the time of this offering. Our stockholders, are, however, likely to experience some dilutive impact from the above-described adjustments.

        As of    , 2007, our executives held, in the aggregate,     million Class A-2 capital interests;     million Class B profits interests;     million Class C profits interests;     million Class D profits interests; and     million phantom equity units. Also, as of such date, approximately    % of the Class B profits interests are vested, while none of the Class C and D interests are vested. If the adjustments were determined using an assumed initial public offering price of $    per share for shares of our common stock (the midpoint of the range set forth on the cover of this prospectus) and a value of $    per Class A-2 capital interest, $    per Class B interest, $    per Class C interest and $    per Class D interest, the foregoing Travelport equity interests subject to these instruments would be approximately     million shares of our common stock.

        In addition, we expect that certain of our officers will exchange certain of their Travelport equity instruments into Orbitz equity instruments.

        Other Incentive Plans.    In connection with this offering, we expect to adopt equity-based incentive programs to compensate our management.

OWNERSHIP OF COMMON STOCK

        Prior to the completion of this offering, all shares of our common stock were beneficially owned by Travelport, and its principal offices are located at 400 Interpace Parkway, Bldg A, Parsippany, New Jersey 07054. Immediately after the completion of this offering, Travelport will beneficially own    shares of our common stock, representing             % of the total shares outstanding after completion of the offering, assuming the underwriters do not exercise their option to purchase additional shares of common stock.

ARRANGEMENTS BETWEEN OUR COMPANY AND RELATED PARTIES

        In connection with this offering, we will enter into a separation agreement, a tax sharing agreement, a transition services agreement, a master license agreement and several other agreements with Travelport, each of which generally will become effective upon the completion of this offering. In addition, our certificate of incorporation will contain provisions granting various rights to Travelport and provisions regulating certain aspects of our affairs as they involve Travelport and its officers and directors. For a discussion of these provisions, see the section of this prospectus entitled "Description of Capital Stock."

Separation Agreement

        Indemnification.    The separation agreement will provide that we will indemnify Travelport and its officers, directors, employees and agents against losses (including, but not limited to, litigation matters and other claims) based on, arising out of or resulting from:

  •
  any breach by us of the separation agreement or any other agreement with Travelport;

  •
  any liability resulting from conversion of the Travelport equity and profit interests into our common stock described below under "Travelport Equity and Profits Interests";

  •
  any breach of any covenant in Travelport's debt instruments or agreements that results from any action of ours that was taken without the consent of Travelport;

  •
  the ownership or the operation of our assets or properties, and the operation or conduct of our business at any time or prior to or after this offering;

  •
  any other activities we engage in;

  •
  any other acts or omissions arising out of performance of the separation agreement and the other agreements described in this section;

  •
  any guaranty, letter of credit, surety bond, other performance guarantee, keep well, net worth or financial condition maintenance agreement of or by Travelport provided to any parties with respect to any of our actual or contingent obligations, and

  •
  other matters described in the separation agreement.

        In addition, we will agree to indemnify Travelport and its officers, directors, employees and agents against losses, including liabilities under the Securities Act of 1933, which we refer to as the "Securities Act," relating to misstatements in or omissions from the registration statement of which this prospectus forms a part and any other registration statement that we file under the Securities Act, other than misstatements or omissions made in reliance on information relating to and furnished by Travelport for use in the preparation of that registration statement, against which Travelport has agreed to indemnify us. Travelport also will agree to indemnify us and our officers, directors, employees and agents against losses (including, but not limited to, litigation matters and other claims) based on, arising out of or resulting from:

  •
  any breach by Travelport of the separation agreement or any other agreement with us;

  •
  the ownership or the operation of Travelport's assets or properties at any time prior to or after this offering and the operation or conduct of Travelport's business, in each case excluding us; and

  •
  other matters described in the separation agreement.

        Financial Information.    We will agree that, for so long as Travelport beneficially owns at least 33 1/3% of the combined voting power of all our outstanding common stock, or is required to account for its investment in us on a consolidated or combined basis or under the equity method of accounting, we will provide Travelport with the following information:

  •
  copies of monthly, quarterly and annual financial information and other reports and documents we intend to file with the SEC prior to those filings;

  •
  copies of our budgets and financial projections, as well as the opportunity to meet with our management to discuss those budgets and projections;

  •
  information regarding the timing and content of earnings releases; and

  •
  such materials and information as necessary to cooperate fully, and cause our accountants to cooperate fully, with Travelport in connection with any of its public filings.

        For so long as Travelport beneficially owns at least 50% of the combined voting power of all our outstanding common stock, or is required to account for its investment in us on a consolidated or combined basis, in addition to the items mentioned above, we will provide Travelport with:

  •
  access to our books and records;

  •
  notice of changes in our accounting estimates, reserves or discretionary accounting principles, and in some cases refrain from making those changes without Travelport's prior consent;

  •
  a quarterly representation of our chief financial or accounting officer as to the accuracy and completeness of the financial records;

  •
  detailed quarterly and annual financial information; and

  •
  copies of correspondence with our accountants.

        Compliance Covenant.    The separation agreement will provide that we will not take any action set forth in our certificate of incorporation as requiring the consent of Travelport without first obtaining such consent. For a description of these actions, see the section of this prospectus entitled "Description of Capital Stock— Provisions Relating to Control by Travelport."

        Registration Rights.    The separation agreement will provide that Travelport can demand that we register the resale of shares of our common stock owned by Travelport after this offering, so called "demand" registration rights. In addition, Travelport will have "piggyback" registration rights, which means that Travelport may include its shares in any future registrations of our common equity securities, whether or not that registration relates to a primary offering by us or a secondary offering by or on behalf of any of our stockholders. These registration rights will be transferable by Travelport. We will agree to pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the shares of common stock sold by Travelport. The separation agreement will contain customary terms and provisions with respect to, among other things, registration procedures and rights to indemnification in connection with the registration of the common stock on behalf of Travelport.

        Reimbursement Agreements.    We will agree to pay all costs and expenses incurred in connection with this offering, and the related transactions, except as otherwise described in this prospectus.

        Non-Solicitation and Non-Hire of Employees.    We will agree with Travelport that for a period of two years following the completion of the offering, neither of us will solicit or hire for employment each other's employees with total base salary plus bonus of $150,000 (or its equivalent in non-U.S. currencies) or more, without the consent of the other party.

        Litigation.    The separation agreement also will provide for cooperation between us and Travelport in connection with litigation, claims and proceedings that involve both us and Travelport, other than matters governed by the tax sharing agreement.

        Travelport Equity and Profits Interests. We intend to exchange selected equity-based incentive instruments held by our executives as of the effective date of this offering under Travelport's various incentive plans for instruments of similar value under our incentive plans. Our executives generally hold three types of equity instruments in Travelport: Class A-2 capital interests; Class B, C and D profits interests; and phantom equity units.

        The capital interests held by our executives will not be exchanged and will continue to represent capital interests of Travelport following this offering. The profits interests held by our executives will be exchanged for a number of stock options of our company and/or shares of our common stock with equivalent aggregate value at the time of this offering. The profits interests had no value at the time they were granted to our executives, but they are subject to a number of vesting conditions based on continued service by the applicable executive and Travelport's limited partners obtaining a specified financial return on their investment. The stock options on our common stock and/or shares of our common stock that will be deliverable in exchange for profits interests will vest 25% per year, commencing on the date of the original grant by Travelport (which was in August 2006), and will no longer be subject to Travelport's limited partners obtaining a specified financial return on their investment in Travelport.

        The phantom equity units held by our executives provide that executives will receive Class A-2 capital interests in Travelport upon the occurrence of specified future payment events. Prior to the receipt of the capital interests, holders of phantom equity units are also entitled to receive payments from time to time equal to distributions made on other capital interests of Travelport. Our executives will retain the vested phantom equity units in Travelport but will exchange unvested phantom equity units in Travelport for phantom equity units in us. The phantom equity units held by our executives in us will no longer be linked to Travelport's capital interests, but instead will provide for delivery of shares of our common stock and payments equivalent to any dividends, if any, paid on shares of our common stock. The number of shares covered by each phantom unit will be adjusted based on the relative value of shares of our common stock compared to Travelport's Class A-2 capital interests as of this offering. The other terms of the phantom equity units, such as vesting conditions and payment dates, will not change. The phantom equity units vest 6.25% per quarter in February, May, August and November of each year.

        It is not possible at this time to specify how many shares of our common stock will be subject to substitute instruments for Travelport equity instruments, because the number is dependent on relative values at the time of this offering. Our stockholders, are, however, likely to experience some dilutive impact from the above-described adjustments.

        As of    , 2007, our executives held, in the aggregate,    million Class A-2 capital interests;    million Class B profits interests;    million Class C profits interests;    million Class D profits interests; and    million phantom equity units. Also, as of such date, approximately    % of the Class B profits interests are vested, while none of the Class C and D interests are vested. If the adjustments were determined using an assumed initial public offering price of $    per share for shares of our common stock (the midpoint of the range set forth on the cover of this prospectus) and a value of $    per Class A-2 capital interest, $    per Class B interest, $    per Class C interest and $    per Class D interest, the foregoing Travelport equity interests subject to these instruments would be approximately    million shares of our common stock.

        In addition, we expect that certain of our officers will exchange certain of their Travelport equity instruments into Orbitz equity instruments.

        Dispute Resolution.    The separation agreement will contain provisions that govern the resolution of disputes, controversies or claims that may arise between us and Travelport. The separation agreement generally will provide that the parties will attempt in good faith to negotiate a resolution of disputes arising in connection with the separation agreement without resorting to arbitration. If these efforts are not successful, the dispute will be submitted to binding arbitration in accordance with the terms of the separation agreement, which provides for the selection of a three-arbitrator panel and the conduct of the arbitration hearing, including limitations on the discovery rights of the parties. Except in certain very limited situations such as procedural irregularities or absence of due process, arbitral awards are generally final and non-appealable, even if they contain mistakes of law.

        Further Actions and Assurances.    We will agree with Travelport that, at any time after the date of the separation agreement, the parties will take all reasonable action to ensure that any assets, properties, liabilities and obligations related to our business which were not identified as of the corporate reorganization will be promptly transferred and conveyed to us, and conversely, any assets, properties, liabilities and obligations not related to our business which were not identified as of the corporate reorganization will be promptly transferred and conveyed to Travelport.

        Equity Purchase Rights.    We will agree that, to the extent permitted by the principal national securities exchange in the United States upon which our common stock is listed and so long as Travelport beneficially owns at least 50% of the combined voting power of all our outstanding common stock, Travelport may purchase its pro rata share, based on its then current percentage equity interest in us, of any voting equity security issued by us, excluding any securities offered in connection with this offering and under employee stock options or other benefit plans, dividend reinvestment plans and other offerings other than for cash.

Transition Services Agreement

        Upon completion of this offering, we will enter into a transition services agreement with Travelport for the provision of certain facilities sharing, insurance, human resources and employee benefits, payroll, tax, telecommunications, information technology and other existing shared services. The term for the provision of each service will generally expire on December 31, 2007, with exceptions noted below. The cost for the provision of each transition service will reflect payment terms consistent with the current cost allocation, as may need to be adjusted based on current standards. The transition services agreement is being negotiated in the context of a parent-subsidiary relationship and in the context of this offering. Most of the services to be provided under the transition services agreement may be terminated by either party without penalty upon written notice to the other party, except where the services are performed by a third party (through a contractual relationship with us or Travelport) and termination would result in the non-terminating party incurring additional costs imposed by the third-party provider. Any additional costs imposed by a third party for the provision of a transition service will be allocated to the party receiving such transition service or terminating the receipt of such service. We intend to develop our own internal capabilities in the future in order to reduce our reliance on Travelport for such services, including entering into separate agreements with third party vendors that previously provided services to Travelport and us under a single agreement.

        True-Up.    With respect to certain of the services described below, if the actual cost to the service provider of providing such services is different than the costs allocated to a service recipient pursuant to the transition services agreement, the service provider or service recipient, as applicable, will reimburse the other party so that the amount ultimately paid for such services reflects the actual cost.

Transition Services Provided to Us by Travelport

        Historically, we have received allocations for corporate related functions from Cendant and Travelport.

        Allocations include both general corporate overhead expenses and directly billed expenses incurred on our behalf by Travelport and Cendant. General corporate overhead expenses have been allocated based on a percentage of our forecasted revenue. Direct billed expenses have been allocated based upon actual utilization of the services. Costs subject to the corporate overhead expense allocations and direct billings include executive management, tax, insurance, accounting, legal, treasury, information technology, telecommunications, call center support and real estate expenses and other services described below.

        For the years ended December 31, 2004 and December 31, 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, we were allocated $3 million, $8 million, $5 million and $3 million, respectively, for general corporate expenses.

        For the years ended December 31, 2004 and December 31, 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, we were allocated $4 million, $1 million, $1 million and $1 million, respectively, of directly billed expenses.

        We expect these costs will continue to be allocated to us in a similar manner after completion of this offering.

        The following sets forth a summary of the services that will be provided to us by Travelport under the transition services agreement and the manner of allocation of costs to us for these services.

        Human resources and employee benefits.    Prior to this offering, Travelport provided us with human resources services, as well as the administration of Travelport's compensation, retirement and benefits plans in which we participate, and will continue doing so under the transition services agreement through December 31, 2007. Following the completion of this offering, we will establish our own 401(k), life insurance and accidental death and dismemberment insurance benefit plans, among others. We have been allocated in the past, and will continue to be allocated after completion of this offering, costs for:

  •
  administration of, and certain premium allocations relating to, some of Travelport's health and welfare plans;

  •
  services of Travelport's executive officers based on the level of services they provided us;

  •
  services provided to us by Travelport's human resources service center based on our total number of employees; and

  •
  human resources systems, services and reports.

        We will have the right to terminate the provision of this service upon written notice to Travelport.

        Payroll.    Prior to this offering, Travelport provided us with payroll management services and will continue doing so under the transition services agreement through December 31, 2007. The transition services agreement will include provisions for tax filings and the distribution of W-2s to our employees for the 2007 tax year.

        Financial Systems Management.    Prior to this offering, Travelport provided us with financial systems software support. Under the transition services agreement, Travelport will provide us with financial systems software support for a period to be determined. Following the completion of this offering, we may need to purchase from various third parties new licenses for software licensed from such parties that we may require to operate our financial management systems.

        Treasury and cash management.    Prior to this offering, Travelport provided us with our treasury and cash management services.

        Corporate real estate services.    Prior to this offering, Travelport provided us with real estate management and related services. We will fulfill these services in the future using internal capabilities.

        Tax support.    Prior to this offering, Travelport provided us with corporate tax support services. Travelport will provide corporate tax preparation services to us to complete our 2007 corporate tax return. We will utilize our internal tax department capabilities and external consultants to fulfill the tax planning and filing functions following the completion of this offering.

        Internal audit services.    Prior to this offering, Travelport provided us with internal audit services by internal auditors and will continue doing so under the transition services agreement for a period to be determined.

        Telecommunications services.    Prior to this offering, Travelport provided us with telecommunications services through arrangements it has with third-party providers and will continue doing so under the transition services agreement as an affiliated entity until such time as we enter into a standalone agreement with such third-party providers, but prior to a date to be determined. We have paid, and will continue under the transition services agreement to pay, Travelport a management fee for use of the Travelport telecommunications group's services.

        Information technology services.    Prior to this offering, Travelport provided us with information technology support and services and will continue doing so under the transition services agreement for a period to be determined.

        Insurance.    We will be required to purchase our own insurance policies following the completion of this offering. Our insurance in the future will be significantly more expensive than the current costs allocated to us by Travelport. We have paid, and currently pay, Travelport for insurance coverage under the Travelport global program. Travelport has generally allocated the cost of our coverage based on traditional measures such as revenue, payroll, headcount, vehicle count and property values. Under the transition services agreement, Travelport will provide us with consulting services in connection with the administration and monitoring of our own insurance policies and program until December 31, 2007. We will have the right to terminate the provision of this service without penalty upon 90 days' prior written notice to Travelport. Travelport will not have early termination rights for the consulting services under the transition services agreement.

        Our new global program will include insurance policies providing coverage addressing:

  •
  executive risk insurance to include director's and officer's liability, professional errors and omissions liability, fiduciary liability, employment practices liability and crime (fidelity) liability;

  •
  property insurance to include physical damage and associated business interruption liability;

  •
  casualty insurance to include general liability, automobile liability, workers' compensation liability and excess (umbrella) liability; and

  •
  surety and other special-purpose insurance as may be indicated by the specific nature of our business.

        Corporate legal support.    Prior to this offering, Travelport provided us with legal support, which included, employment law, transactional, compliance and intellectual property advice, as well as corporate secretarial services, and will continue doing so under the transition services agreement.

        Public and regulatory affairs.    Travelport provides us with public and regulatory affairs services, including governmental affairs, through an agreement it has with Realogy Corporation. We will continue receiving these services until December 31, 2007.

        Collocation and data center facilties.    Prior to this offering, Travelport provided us with collocation and facilities services in their Langley, UK data center and will continue doing so following the offering for a period to be determined, with us having the right to terminate without penalty.

        General corporate overhead.    In addition, certain corporate services were charged to us through Cendant's and Travelport's general corporate overhead allocation, which was calculated based on a percentage of our revenue. These services included certain of those services discussed above, as well as legal, purchasing and outside audit services through Cendant's independent auditors.

Transition Services Provided by Us to Travelport

        Pursuant to the transition services agreement, we will provide certain services to Travelport and its business units for a period of time following the completion of this offering as described below. Travelport was not billed for these services in the prior period.

        Accounts payable.    We provide accounts payable and employee reimbursement services to Travelport. We will continue providing these services for a period to be determined, with Travelport having the right to terminate at any time without penalty.

        IT hosting services.    We provide Travelport with hosting services for certain Travelport content. We will continue providing these services for a period to be determined, with Travelport having the right to terminate at any time without penalty.

        Data warehousing and storage services.    We provide data warehousing and data storage services to Travelport. We will continue providing these services for a period to be determined, with Travelport having the right to terminate at any time without penalty.

        SOX services.    We provide compliance testing and deficiency remediation services to enable all of the Travelport businesses to comply with Sarbanes Oxley requirements and Payment Card Industry requirements (PCI). PCI compliance is an initiative by the four major credit card companies (Visa, Mastercard, Discover and American Express) that sets out security requirements for vendors that process credit card transactions.

Master License Agreement

        Prior to this offering, we will enter into a master license agreement with Travelport to document our rights to use certain of Travelport's intellectual property on a going forward basis, and Travelport's rights to use certain of our intellectual property on a going forward basis.

        All licenses under the master license agreement will be granted on an "as is" basis, and will generally include the right to create derivative works and other improvements of the licensed intellectual property. Certain licenses will include ongoing maintenance and/or support obligations from Orbitz to Travelport, or vice versa, as specified below. Neither we nor Travelport will make any intellectual property representations and warranties or agree to any indemnification obligations under the master license agreement. Travelport will pay us a fee in consideration for the licenses it receives under the master license agreement.

        We expect Travelport will receive the following licenses under the master license agreement:

  •
  A perpetual license to use certain portions of ebookers' booking, search and dynamic packaging technologies.

  •
  A perpetual license to use aspects of the "look and feel" of Orbitz's website in connection with a proposed Travelport corporate travel product.

  •
  A perpetual license to use "Travelport Classic," one of our online booking tools for the corporate travel business. We also agreed to provide Travelport with support and maintenance services for Travelport Classic for at least two years.

  •
  A perpetual license to resell a future corporate agency reseller product, if and when we develop it as part of the global technology platform. We have also agreed to provide Travelport with hosting, support and maintenance services for this future corporate agency reseller product on terms at least as good as those provided by us to any third parties for at least two years. Additionally, in certain circumstances, Travelport will receive the source code for the product to allow them to continue using the product as permitted by the license grant. Such circumstances include our failure to provide maintenance or support services for this product to Travelport (except if we terminate such services for cause or Travelport chooses to terminate such services) or if Travelport terminates the agreement for cause. We may terminate such agreement if Travelport does not cure a material breach, or if there are repeated instances of certain material breaches within a set period of time.

  •
  A perpetual license to use the back end supplier connectivity functionality of our global technology platform (i.e., excluding product content and inventory) through application program interfaces, or APIs, and web services to provide "white label" services to third parties, when such functionality becomes available (see the section of this prospectus entitled "Business—Global Technology Platform" for more information regarding our common technology platform). We have also agreed to provide Travelport with hosting, support and maintenance services for this back end functionality on terms at least as good as those provided by us to any third parties. Additionally, in certain circumstances, Travelport will receive the source code for the product to allow them to continue using the product as permitted by the license grant. Such circumstances include our failure to provide hosting, maintenance or support services for Travelport's use of the APIs and web services (except if we terminate such services for cause or Travelport chooses to terminate such services) or if Travelport terminates the agreement for cause. We may terminate such agreement if Travelport does not cure a material breach, or if there are repeated instances of certain material breaches within a set period of time.

  •
  A perpetual license to use certain portions of the Neat Group's dynamic packaging technology. We have agreed to provide support and maintenance services for this product for at least 3 years, upon Travelport's request.

        All of the above licenses will be subject to a restriction that Travelport may not license our intellectual property to a party that is not an affiliate of Travelport for a use that competes with our business (described in the master license agreement as distributing travel products over the Internet to individual consumers for personal use and to certain corporate end-users).

        Under the master license agreement, Travelport will also receive a perpetual license to use our supplier link technology (including related patents), without restriction on how it may be used by Travelport. The supplier link technology is used to facilitate the booking of tickets directly with airline suppliers.

        We expect to receive the following licenses under the master license agreement:

        A license to use a corporate online booking product currently being developed by Travelport, subject generally to a use restriction that it may only be connected to a GDS owned or operated by Travelport or, in certain circumstances, another GDS to which Travelport establishes a connection for use of the product. This license will last for three years, during which we will provide implementation and level 1 help desk services for Travelport's and our customers who use the product. Additionally, in certain circumstances, we will receive the source code for this product to continue using the product as permitted by the license grant. Such circumstances include Travelport's failure to provide support services for the product for us (except if Travelport terminates such services for cause or if we choose to terminate this agreement) or if we terminate the agreement for cause. Travelport may terminate such agreement if we do not cure a material breach, or if there are repeated instances of certain material breaches within a set period of time.

Real Estate and Related Guarantees

        We share office locations with Travelport in over a dozen locations around the world, including Sydney, Australia; Rome, Italy; Beijing, China; Chicago, Illinois; Denver, Colorado; and Parsippany, New

Jersey. We have agreed to separate the real estate owned, leased and subleased by us and Travelport based upon our business operations. To effectuate the foregoing, we will:

  •
  assign various leasehold interests to Travelport that within which no portion of our business is located;

  •
  enter into sublease or shared facility agreements so that there will be formal arrangements between us and Travelport with respect to each location that will be occupied by both Travelport and us after this offering; and

  •
  take various leasehold interests from Travelport by assignment.

        We will also allocate various expenses and liabilities related to properties shared by us and Travelport.

        Travelport remains liable to landlords for all lease obligations with guarantee agreements, unless expressly released from such liability by the relevant landlord. Estimated liabilities associated with these obligations will be reduced over a period to be determined.

Tax Sharing Agreement

        Prior to the completion of this offering, we and Travelport will enter into a tax sharing agreement, which generally will provide for the preparation and filing of tax returns, the payment of taxes, the allocation of tax liabilities between us and Travelport, the receipt of tax refunds and tax-related payments, and the conduct of tax audits and similar tax controversies.

        We and Travelport, along with our U.S. subsidiaries, were previously members of a consolidated group for U.S. federal income tax purposes of which we were the common parent, which we refer to as the Continuing Affiliated Group. On or about February 8, 2007, Travelport and its U.S. subsidiaries ceased to be members of the Continuing Affiliated Group and became members of a new consolidated group of which Travelport is the common parent.

        Under the tax sharing agreement, we will indemnify Travelport for all taxes that are attributable to our business or any breach by us of our obligations under the tax sharing agreement. Conversely, Travelport will indemnify us for all taxes that are attributable to Travelport's business or any breach by Travelport of its obligations under the tax sharing agreement. Finally, we and Travelport will split (on a    basis) all:

  •
  taxes attributable to certain restructuring transactions undertaken in contemplation of this offering;

  •
  certain taxes imposed as a result of prior membership in a consolidated group, including the Continuing Affiliated Group and the consolidated group of which Cendant was the common parent;

  •
  any tax-related liabilities under the agreement by which we were acquired from Cendant; and

  •
  any other taxes (other than those described above) that are attributable to a taxable period (or portion of a taxable period) prior to the date hereof and do not relate to our business or Travelport's business.

        After this offering, we will have the right to control all audits and similar controversies relating to our tax returns, other than issues within such audits or controversies regarding tax liabilities for which Travelport is required to indemnify us in full or which we split with Travelport. We also will have the right to control any issues within audits and similar controversies relating to Travelport's tax returns regarding tax liabilities for which we are required to indemnify Travelport in full. If we do not control an issue within an audit or controversy that relates to our tax returns or a tax liability which we split with Travelport, we have the right to participate and our consent is necessary for any settlement that would materially and adversely affect us.

        The tax-sharing agreement will further provide for cooperation between Travelport and us with respect to tax matters, the exchange of information and the retention of records which may affect the income tax liability of the parties to the agreement.

Commercial Intercompany Arrangements with Other Travelport Businesses

        In addition to the separation agreement and the transition services agreement, we have commercial arrangements with Travelport's other business units. The arrangements we have that will continue after the completion of this offering are described below. In connection with these arrangements, we recorded net revenue of $            million in 2004, $         million in 2005 and $         million in 2006. Although we believe that these agreements generally are substantially similar to those we would have entered into with unaffiliated third parties, there can be no assurance that the terms of these agreements are the same or more or less favorable than the terms we might have received from unaffiliated third parties.

        Hotel inventory access and franchise agreements.    Prior to this offering, GTA and OctopusTravel provided certain of our subsidiaries with hotel consulting services and access to certain of their hotels and destination services pursuant to franchise agreements. As franchisees, we received the hotel rooms and destination services at net rates, and we paid franchise fees to GTA or OctopusTravel. Following the completion of this offering, these arrangements will continue on similar terms and conditions until December 31, 2007. Beginning in January 1, 2008, we will pay a periodic booking fee based on the prices of accommodations and destination services distributed through our websites. This agreement will expire on December 31, 2010, unless renewed by the parties in accordance with the terms of the agreement.

        GDS subscriber agreements.    Prior to this offering, Galileo provided certain of our subsidiaries with GDS subscriber services which our subsidiaries use to make air, hotel and car rental reservations through our online websites. We are currently negotiating a new global master agreement between Galileo and Orbitz Worldwide.

        Airline agreements.    CheapTickets relies on certain Galileo airline supplier agreements for air content and pricing on favorable terms as an affiliate of Galileo. These agreements expire beginning in 2011, unless terminated earlier in accordance with the terms of those agreements.

        Services agreement with Travelport's India Service Organization.    Travelport's India Service Organization, or ISO, refers to a group of business process outsourcing companies based in India. Travelport's ISO provide us with call center and telesales services, back office administrative services such as ticketing fulfillment, hotel rate loading and quality control, loyalty program support and information technology services, as well as financial services such as accounts payable and bank reconciliations. The current hourly billing rate for the Travelport ISO's services is based on cost plus a predetermined percentage. If the Travelport ISO was to merge or combine with a third-party business processing outsourcing company during the term of our agreements with the Travelport ISO, the hourly billing rate will increase to market rates applicable to the particular services at the time of the merger or combination. In exchange for converting to a market rate agreement under these circumstances, we expect to receive an equity interest in any combined ISO entity based on the amount of earnings our services generates for the combined ISO entity. Our agreements with the ISO extend for an initial period to be determined, unless terminated earlier in accordance with the terms of the agreement.

        Corporate Travel Agreement.    Travelport for Business provides, and will continue to provide, Travelport with corporate travel management services, which include full-service ticketing and fulfillment services, a custom-configured corporate online booking tool and access to a corporate travel call center.

        Intercompany Notes and Guarantees.    On January 26, 2007 and January 30, 2007, we became the obligor on two intercompany notes payable to affiliates of Travelport in the aggregate principal amounts of approximately $25 million and $835 million, respectively. The unpaid principal of these notes accrues interest at a fixed annual rate of 10.25% until the earlier of payment in full or the maturity date of February 19, 2014. These notes may be paid in whole or in part at any time at our option without penalty.

        As a wholly owned subsidiary of Travelport, Travelport provided guarantees, letters of credit, surety bonds and other performance guarantees on our behalf under our commercial agreements, leases and for the benefit of certain regulatory agencies. Letters of credit on our behalf are issued under Travelport's senior secured credit facility. Following this offering, we will use reasonable best efforts to release Travelport from such guarantees, letters of credit, and surety bonds, and Travelport will no longer provide them in connection with commercial agreements or leases entered into or replaced after completion of this offering. The outstanding amount of guarantees, letters of credit and surety bonds was $1 million in 2004, $81 million in 2005 and $113 million in 2006. Of the 2006 amount, $59 million represents letters of credit which we expect will be replaced by letters of credit to be issued under our new senior credit facility. In addition, we have agreed to indemnify Travelport for any losses based on, arising out of or resulting from any guaranty, letter of credit, surety bond, other performance guarantees, keep well, net worth or financial condition maintenance agreement of or by Travelport provided to any parties with respect to any of our actual or contingent obligations.

Commercial Intercompany Arrangements with Former Cendant Affiliates

        Set forth below is a summary of our transactions with former Cendant affiliates.

Distribution Agreements

        Certain of our subsidiaries have agreements with Wyndham Worldwide Corporation pursuant to which Wyndham Worldwide provides us with certain of its products and services, such as hotel room inventory from its lodging business and inventory from its vacation exchange and rental business, for distribution through our online distribution channels. Generally, these agreements extend for one year terms, unless terminated earlier in accordance with the terms of the applicable agreement. We paid approximately $95,000, $282,000 and $226,000 for these services in 2004, 2005 and 2006, respectively.

        Certain of our subsidiaries have agreements with Avis Budget pursuant to which Avis Budget provides us with car rentals for distribution through our online distribution channels. In return, we receive commissions, market share and advertising payments from Avis Budget. One of these agreements ends on December 31, 2007. The initial term of the remaining agreements ends on December 31, 2009. We received approximately $4.5 million, $8.1 million and $12.5 million for these services in 2004, 2005 and 2006, respectively.

Corporate Travel Agreements

        Travelport for Business has agreements with Avis Budget, Realogy and Wyndham Worldwide pursuant to which they have agreed to continue to utilize our corporate travel management services, which include full-service ticketing and fulfillment services, a custom-configured corporate online booking tool and access to a corporate travel call center. The agreements extend for an initial term of three years, unless terminated earlier by either party in accordance with the terms of the agreement. We received approximately $661,000, $973,000 and $793,000 for these services in 2004, 2005 and 2006, respectively.

Promotion Agreements

        We have agreements with Wyndham Worldwide pursuant to which Wyndham Worldwide's hotel and vacation ownership business can promote its products and services to customers accessing our various online websites. These agreements generally extend for one year unless terminated earlier in accordance with the terms of the applicable agreement. We received approximately $135,000, $162,000 and $132,000 for these services in 2004, 2005 and 2006, respectively.

Dynamic Packaging Technology Agreements

        We have agreements with Avis Budget and Wyndham Worldwide pursuant to which we host various private label websites incorporating our business partner's design elements which allow for the booking of air, car and hotel packages. We received approximately $    , $    and $    for these services in 2004, 2005 and 2006, respectively.

Car Rental Agreements

        We have agreed to designate Avis Budget's car rental brands, Avis and Budget, as the primary and secondary suppliers, respectively, of car rental services for our employees. These agreements provide for negotiated car rental rates and discounts for both business and leisure travel on a worldwide basis. The agreement extends for an initial term of three years, unless terminated by either party in accordance with the terms of the agreement.

Media Services

        Avis Budget provided us with media planning and advertising buying services until December 31, 2006. We paid advertising costs directly to the third-party vendors. In addition, Realogy charged us for managing these third-party vendor agreements at agreed rates. We paid approximately $    , $    and $100,000 for these services in 2004, 2005 and 2006, respectively.

Marketing Services Divison

        In October 2005, Cendant sold the companies that made up its marketing services division, or MSD, businesses. We are a party to a number of commercial arrangements with the MSD companies pursuant to which we each provide the other with certain services and each market or otherwise make available certain of our products and services to customers of the other. Marketing arrangements include:

  •
  marketing agreements pursuant to which MSD may market their products and services to customers of our businesses through several Orbitz Worldwide channels;

  •
  a platform services agreement pursuant to which we pay for certain of MSD's platform hosting costs and agree to provide a travel club technology platform if we choose to develop one;

  •
  a services agreement pursuant to which MSD provides software applications and system maintenance for our call centers; and

  •
  a fulfillment services agreement pursuant to which we provide ticketing and other travel fulfillment services to MSD.

        The initial terms of these agreements generally extend for five to six years, unless terminated by either party in accordance with the terms of those agreements. With respect to the marketing arrangements, MSD typically pays us commissions, either based on customers referred or products and services sold. With respect to the Galileo GDS agreement, we pay MSD an inducement payment for each net booking made by MSD through our GDS, and MSD pays us management fees for access to our GDS and the equipment, software and services provided. With respect to the fulfillment services agreement, MSD pays us fees based on services used plus a share of revenue from reservations of select hotels. We received approximately $24.2 million, $14.1 million and $6.2 million for these services in 2004, 2005 and 2006, respectively. We paid approximately $2.8 million for these services in 2005. We paid nothing for such services in 2004 and 2006.

Wright Express

        In February 2005, Cendant completed the initial public offering of 100% of the outstanding common stock of its wholly owned subsidiary, Wright Express Corporation. We are a party to an agreement with Wright Express under which Wright Express provides us with a MasterCard rotating account program. Under this agreement, our subsidiaries and affiliates may participate in the program for their purchasing needs, particularly their online reservation systems. Wright Express earns money from the interchange rate a vendor is charged for all purchases made on any rotating accounts, and Wright Express pays us a rebate based on the purchase volume for all the participating subsidiaries and affiliates on the program. The term of the agreement extends through December 31, 2009. We received approximately $1.1 million and $2.8 million in rebates from Wright Express in 2005 and 2006, respectively.

DESCRIPTION OF CAPITAL STOCK

        Prior to the completion of this offering, our certificate of incorporation and bylaws will be amended. The provisions of our certificate of incorporation and bylaws and relevant sections of the Delaware General Corporate Law, which we refer to as the "DGCL", as well as our rights plan, are summarized below. The following summary is qualified in its entirety by the provisions of our certificate of incorporation and bylaws and rights plan, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the DGCL.

        For the purpose of the description below of the corporate opportunity and interested director provisions, the terms "we," "our," "us," and "Travelport" include subsidiaries and other entities in which they respectively own 50% or more of the voting power or similar interests and, in the case of Travelport, all successors by way of merger, consolidation or sale of all or substantially all of its assets.

Common Stock

        Our authorized capital stock consists of    shares of common stock, par value $0.01 per share. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

        Immediately after the completion of this offering, Travelport will beneficially own    shares of our common stock, representing    % of the equity interest in us, assuming the underwriters do not exercise their option to purchase additional shares of common stock. Therefore, Travelport will have the power to elect all of the members of our board of directors that are elected by stockholders and will have the power to control all matters requiring stockholder approval or consent.

        Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive their ratable share of the net assets of our company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock.

        Holders of common stock have no preemptive, subscription or redemption rights. The outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

        The board of directors has the authority, without any further vote or action by the stockholders, to issue preferred stock in one or more series and to fix the preferences, limitations and rights of the shares of each series, including:

  •
  dividend rates;

  •
  conversion rights;

  •
  voting rights;

  •
  terms of redemption and liquidation preferences; and

  •
  the number of shares constituting each series.

        The authority possessed by our board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and our board has no present intention to issue any shares of preferred stock. As of the completion of this offering,            million shares of our Series A junior participating preferred stock will be reserved for issuance upon exercise of our preferred stock purchase rights in connection with the rights plan described below under the heading "Rights Plan."

Terms Of Class Or Series Determined By Board Of Directors

        To the extent permitted by the DGCL, the board of directors may, without stockholder approval:

  •
  classify any unissued shares of our capital stock into one or more classes or into one or more series within a class;

  •
  reclassify any unissued shares of any class of our capital stock into one or more classes or into one or more series within one or more classes; or

  •
  reclassify any unissued shares of any series of any class of our capital stock into one or more classes or into one or more series within a class.

Anti-Takeover Effects Of Provisions Of The Certificate Of Incorporation, Bylaws And Other Agreements

        Stockholders' rights and related matters are governed by the DGCL, our certificate of incorporation, our bylaws and the separation agreement. Provisions of the DGCL, our certificate of incorporation, and our bylaws, which are summarized below, may discourage or make more difficult a takeover attempt that a stockholder might consider in its best interest. These provisions may also adversely affect prevailing market prices for the common stock.

Board Of Directors

        Our certificate of incorporation will provide that the board of directors will be classified with approximately one-third elected each year. The number of directors will be fixed from time to time by a majority of the total number of directors which we would have at the time such number is fixed if there were no vacancies. The directors will be divided into three classes, designated class I, class II and class III. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board. The initial division of the board into classes will be made by the decision of a majority of the entire board. The term of the initial class I directors will terminate on the date of the 2008 annual meeting of stockholders; the term of initial class II directors will terminate on the date of the 2009 annual meeting of stockholders; and the term of initial class III directors will terminate on the date of the 2010 annual meeting of stockholders. At each annual meeting of stockholders beginning in 2008, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. In addition, if the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. The board of directors has the sole authority to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise. Our certificate of incorporation will also provide that directors may be removed only for cause at a meeting of stockholders at which a quorum is present by the affirmative vote of at least two-thirds of the votes entitled to be cast thereon. Any amendment to the provisions of our certificate of incorporation described in this paragraph requires the affirmative vote of at least 66 2/3% of the votes entitled to be cast on such matter.

        Immediately after the completion of this offering, Travelport will beneficially own    million shares of our common stock, representing    % of the equity interest in us, assuming the underwriters do not exercise their option to purchase additional shares of common stock. Therefore, Travelport will have the power to elect all of the members of our board of directors that are elected by stockholders and will have the power to control all matters requiring stockholder approval or consent.

Stockholder Action By Written Consent; Special Meetings

        Our certificate of incorporation will not permit stockholders to take action by unanimous written consent of holders in lieu of an annual or special meeting. However, as long as Travelport continues to own shares entitled to cast a majority of the votes entitled to be cast in the election of directors, holders of not less than the minimum number of votes necessary to pass the corporate action will be permitted to take action by written consent. In all other cases, stockholders will only be able to take action at an annual or special meeting called in accordance with the bylaws. Notwithstanding the foregoing, directors may not be elected by action of stockholders without a meeting of stockholders other than by unanimous written consent or pursuant to a plan of merger or consolidation.

        Our bylaws will provide that special meetings of stockholders may only be called by:

  •
  the chairman of the board;

  •
  the chief executive officer;

  •
  the president;

  •
  the secretary; and

  •
  request in writing of the board or of the executive committee of the board.

Advance Notice Requirements For Stockholder Proposals Related To Director Nominations

        Our bylaws will contain advance notice procedures with regard to stockholder proposals related to the nomination of candidates for election as directors. These procedures will provide that notice of stockholder proposals related to stockholder nominations for the election of directors must be received by our corporate secretary, in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. The procedure for stockholder nominations for the 2008 annual meeting will be governed by this proviso. Stockholder nominations for the election of directors at a special meeting must be received by our corporate secretary no later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

        A stockholder's notice to our corporate secretary must be in proper written form and must set forth some information related to the stockholder giving the notice, including:

  •
  the name and record address of that stockholder;

  •
  the class and series and number of shares of each class and series of our capital stock which are owned beneficially or of record by that stockholder;

  •
  a description of all arrangements or understandings between that stockholder and any other person in connection with the nomination and any material interest of that stockholder in the nomination; and

  •
  a representation that the stockholder is a holder of record of our stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring that nomination before the meeting;

and, as to each person whom the stockholder proposes to nominate for election as a director:

  •
  the name, age, business and residence addresses, and the principal occupation and employment of the person;

  •
  the class and series and number of shares of each class and series of our capital stock which are owned beneficially or of record by the person; and

  •
  any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934, as amended.

Advance Notice Requirements For Other Stockholder Proposals

        Our bylaws will contain advance notice procedures with regard to stockholder proposals not related to nominations. These notice procedures will, in the case of an annual meeting of stockholders, mirror the notice requirements for stockholder proposals related to director nominations discussed above insofar as they relate to the timing of receipt of notice by our corporate secretary. In the case of a special meeting, notice of other stockholder proposals must be received by our corporate secretary not less than 90 days prior to the date that meeting is proposed to be held.

        A stockholder's notice to our corporate secretary must be in proper written form and must set forth, as to each matter that stockholder proposes to bring before the meeting:

  •
  a description of the business desired to be brought before the meeting and the reasons for conducting that business at the meeting;

  •
  the name and record address of that stockholder;

  •
  the class and series and number of shares of each class and series of our capital stock which are owned beneficially or of record by that stockholder;

  •
  a description of all arrangements or understandings between that stockholder and any other person in connection with the proposal of that business and any material interest of that stockholder in that business; and

  •
  a representation that the stockholder is a holder of record of our stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring that business before the meeting.

Rights Plan

        We expect our board will adopt a rights agreement, with    as rights agent, on or prior to the completion of this offering. Under to the rights agreement, one preferred stock purchase right will be issued for each outstanding share of our common stock. Each right issued will be subject to the terms of the rights agreement.

        Our board believes that the rights agreement will protect our stockholders from coercive or otherwise unfair takeover tactics. In general terms, our rights agreement works by imposing a significant penalty upon any person or group that acquires 15% or more of our outstanding common stock, without the approval of our board.

        The Rights.    Our board will authorize the issuance of one right for each share of our common stock outstanding.

        Our rights will initially trade with, and will be inseparable from, our common stock. Our rights will not be represented by certificates. New rights will accompany any new shares of common stock we issue after the date the this offering is completed until the date on which the rights are separated from our common stock and exercisable as described below.

        Exercise Price.    Each right will allow its holder to purchase from us one one-thousandth of a share of our Series A junior participating preferred stock, which we refer to as our rights plan preferred stock, for

$    , once the rights become separated from our common stock and exercisable. Prior to its exercise, a right does not give its holder any dividend, voting or liquidation rights.

        Each right will not be separated from our common stock and exercisable until:

  •
  ten business days (or a later date determined by our board before the rights are separated from our common stock) after the public announcement that a person or group has become an "acquiring person" by acquiring beneficial ownership of 15% or more of our outstanding common stock or, if earlier,

  •
  ten business days (or a later date determined by our board before the rights are separated from our common stock) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person.

        Until the date the rights become exercisable, ownership of our common stock will evidence the rights, and any transfer of shares of our common stock will constitute a transfer of the rights associated with the shares of common stock. Any of our rights held by an acquiring person will be void and may not be exercised.

  Consequences of a Person or Group Becoming an Acquiring Person.

  •
  Flip In.    If a person or group becomes an acquiring person, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of our common stock with a market value of twice the then applicable exercise price, based on the market price of our common stock prior to such acquisition.

  •
  Flip Over.    If we are acquired in a merger or similar transaction after the date the rights become exercisable, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of the acquiring corporation with a market value of twice the then applicable exercise price, based on the market price of the acquiring corporation's stock prior to such merger.

        Expiration.    Our rights plan contains a so-called "sunset provision," under which the continuation of this rights plan will be submitted to a vote of our stockholders at the 2009 annual meeting of our stockholders. If our stockholders do not approve the continuation of this rights plan by a vote of the majority of the shares present and entitled to vote at the meeting, these rights will expire. If our stockholders approve the continuation of this plan, these rights will expire on    , 2017.

        Redemption.    Our board may redeem our rights for $0.001 per right at any time before a person or group becomes an acquiring person. If our board redeems any of our rights, it must redeem all of our rights. Once our rights are redeemed, the only right of the holders of our rights will be to receive the redemption price of $0.001 per right.

        Exchanges.    After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our board may extinguish the rights by exchanging one share of our common stock or an equivalent security for each right, other than rights held by the acquiring person.

        Anti-Dilution Provisions.    The purchase price for one one-thousandth of a share of our preferred stock, the number of shares of our preferred stock issuable upon the exercise of a right and the number of our outstanding rights may be subject to adjustment in order to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of our preferred stock. No adjustments to the purchase price of our preferred stock will be required until the cumulative adjustments would amount to at least 1% of the purchase price.

        Amendments.    The terms of our rights agreement may be amended by us without the consent of the holders of our common stock. After the rights separate from our common stock and become exercisable, we may not amend the agreement in a way that adversely affects the interests of the holders of the rights.

Anti-Takeover Legislation

        As a Delaware corporation, by an express provision in our certificate of incorporation, we have elected to "opt out" of the restrictions under Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

  •
  Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, (1) shares owned by persons who are directors and also officers of the corporation and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  On or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        In this context, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation's outstanding voting securities.

        A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation's outstanding voting shares. We elected to "opt out" of Section 203 by an express provision in our certificate of incorporation. However, following this offering and subject to certain restrictions, we may elect by an amendment to our certificate of incorporation to be subject to Section 203. Such an amendment would not, however, restrict a business combination between us and an interested stockholder if that stockholder became an interested stockholder prior to the effective date of such amendment.

Certificate of Incorporation Provisions Relating to Corporate Opportunities and Interested Directors

        In order to address potential conflicts of interest between us and Travelport, our certificate of incorporation will contain provisions regulating and defining the conduct of our affairs after the completion of this offering as they may involve Travelport and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with Travelport. In general, these provisions recognize that we and Travelport may engage in the same or similar business activities and lines of business, have an interest in the same areas of corporate opportunities and that we and Travelport will continue to have contractual and business relations with each other, including service of officers and directors of Travelport serving as our directors.

        Our certificate of incorporation will provide that, subject to any contractual provision to the contrary, Travelport will have no duty to refrain from:

  •
  engaging in the same or similar business activities or lines of business as us;

  •
  deciding to prevent us from utilizing any or all capacity under Travelport's debt instruments or agreements that regulate the ability of Travelport and its restricted subsidiaries (including us) from take certain actions including, but not limited to, debt incurrence, asset sales and other transactions;

  •
  any decision or action by Travelport to assert or enforce its rights under any agreement or contract with us;

  •
  doing business with any of our clients or customers; or

  •
  employing or otherwise engaging any of our officers or employees.

        Under our certificate of incorporation, neither Travelport nor any officer or director of Travelport, except as described in the following paragraph, will be liable to us or our stockholders for breach of any fiduciary duty by reason of any such activities. Our certificate of incorporation will provide that Travelport is not under any duty to present any corporate opportunity to us which may be a corporate opportunity for Travelport and us and Travelport will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that Travelport pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.

        When one of our directors or officers who is also a director or officer of Travelport learns of a potential transaction or matter that may be a corporate opportunity for both us and Travelport, our certificate of incorporation will provide that the director or officer:

  •
  will have fully satisfied his or her fiduciary duties to us and our stockholders with respect to that corporate opportunity;

  •
  will not be liable to us or our stockholders for breach of fiduciary duty by reason of Travelport's actions with respect to that corporate opportunity;

  •
  will be deemed to have acted in good faith and in a manner he or she believed to be in, and not opposed to, our best interests for purposes of our certificate of incorporation; and

  •
  will be deemed not to have breached his or her duty of loyalty to us or our stockholders and not to have derived an improper personal benefit therefrom for purposes of our certificate of incorporation, if he or she acts in good faith in a manner consistent with the following policy:

  •
  a corporate opportunity offered to any of our officers who is also a director but not an officer of Travelport will belong to us, unless that opportunity is expressly offered to that person solely in his or her capacity as a director of Travelport, in which case that opportunity will belong to Travelport;

  •
  a corporate opportunity offered to any of our directors who is not one of our officers and who is also a director or an officer of Travelport will belong to us only if that opportunity is expressly offered to that person solely in his or her capacity as our director, and otherwise will belong to Travelport; and

  •
  a corporate opportunity offered to any of our officers who is also an officer of Travelport will belong to Travelport, unless that opportunity is expressly offered to that person solely in his or her capacity as our officer, in which case that opportunity will belong to us.

        For purposes of our certificate of incorporation, "corporate opportunities" include business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Travelport or its officers or directors will be brought into conflict with our self-interest.

        Our certificate of incorporation will also provide that no contract, agreement, arrangement or transaction between us and Travelport will be void or voidable solely for the reason that Travelport is a party to such agreement or by reason of the execution of any contract or agreement by an officer or director of Travelport who is also an officer or director of ours, and Travelport:

  •
  will have fully satisfied and fulfilled its fiduciary duties to us and our stockholders with respect to the contract, agreement, arrangement or transaction,

  •
  will not be liable to us or our stockholders for breach of fiduciary duty by reason of entering into, performance or consummation of any such contract, agreement, arrangement or transaction,

  •
  will be deemed to have acted in good faith and in a manner it reasonably believed to be in, and not opposed to, the best interests of us for purposes of our certificate of incorporation, and

  •
  will be deemed not to have breached its duties of loyalty to us and our stockholders and not to have derived an improper personal benefit therefrom for purposes of our certificate of incorporation,

if:

  •
  the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to our board of directors or the committee of our board that authorizes the contract, agreement, arrangement or transaction and our board of directors or that committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors;

  •
  the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the holders of our shares entitled to vote on such contract, agreement, arrangement or transaction and the contract, agreement, arrangement or transaction is specifically approved in good faith by vote of the holders of a majority of the votes entitled to be cast by the holders of the common stock then outstanding not owned by Travelport or a related entity; or

  •
  the transaction, judged according to the circumstances at the time of the commitment, is established to have been fair to us.

        Any person purchasing or otherwise acquiring any interest in any shares of our capital stock will be deemed to have consented to these provisions of our certificate of incorporation.

        Until the time that Travelport ceases to be entitled to 33 1/3% or more of the votes entitled to be cast, the affirmative vote of the holders of at least 66 2/3% of the votes entitled to be cast is required to alter, amend or repeal, or adopt any provision inconsistent with the corporate opportunity and interested director provisions described above; however, after Travelport no longer owns shares for its own account entitling it to cast at least 33 1/3% of the votes entitled to be cast by the then outstanding common stock, any such alteration, adoption, amendment or repeal would be approved if a quorum is present and the votes favoring the action exceed the votes opposing it. Accordingly, until such time, so long as Travelport controls at least 33 1/3% of the votes entitled to be cast, it can prevent any such alteration, adoption, amendment or repeal.

Provisions Relating to Control by Travelport

        Our certificate of incorporation will provide that until Travelport ceases to beneficially own shares entitled to        % or more of the votes entitled to be cast by then outstanding common stock, the prior consent of Travelport will be required for:

  •
  any consolidation or merger of us or any of our subsidiaries with any person, other than a subsidiary;

  •
  any sale, lease, exchange or other disposition or any acquisition by us, other than transactions between us and our subsidiaries, or any series of related dispositions or acquisitions, except for those for which we give Travelport at least    days prior written notice and which involve consideration not in excess of $    million, except (1) any disposition of cash equivalents or investment grade securities or obsolete or worn out equipment and (2) the lease, assignment or sublease of any real or personal property, in each case, in the ordinary course of business;

  •
  any change in our authorized capital stock or our creation of any class or series of capital stock;

  •
  the issuance or sale by us or one of our subsidiaries of any equity securities or equity derivative securities, except the issuance of equity securities by us or one of our subsidiaries to Travelport Limited, or to another restricted subsidiary, including Travelport and its subsidiaries and except for issuance by us of equity securities to our management in an amount not to exceed $         million per year;

  •
  the amendment of various provisions of our certificate of incorporation and bylaws;

  •
  the declaration of dividends on any class of our capital stock;

  •
  the authorization of any series of preferred stock, except as part of a rights plan;

  •
  the creation, incurrence, assumption or guaranty by us or any of our subsidiaries of any indebtedness, except for (1) up to $    million of indebtedness at any one time outstanding under our credit agreement and (2) up to $    million of other indebtedness so long as we give Travelport at least    days prior written notice of the incurrence thereof;

  •
  the creation, existence or effectiveness of any consensual encumbrance or consensual restriction by us or any of our subsidiaries on (1) payment of dividends or other distributions, (2) payment of indebtedness, (3) the making of loans or advances and (4) the sale, lease or transfer of any properties or assets, in each case, to Travelport Limited or any of its restricted subsidiaries;

  •
  any change in the number of directors on our board of directors, the establishment of any committee of the board, the determination of the members of the board or any committee of the board, and the filling of newly created memberships and vacancies on the board or any committee of the board; and

  •
  any transactions with affiliates of Travelport involving aggregate payments or consideration in excess of $      million, except (1) transactions between or among Travelport or any of its restricted subsidiaries, including us and Travelport, (2) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors, employees or consultants of Travelport, any of its direct or indirect parent companies or any of its restricted subsidiaries, including us and Travelport, (3) any agreement as in effect on the date of the consummation of this offering; (4) investments by The Blackstone Group and certain of its affiliates in our or our subsidiaries securities so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

        Until the time that Travelport ceases to be entitled to 33 1/3% or more of the votes entitled to be cast, the affirmative vote of the holders of at least 66 2/3% of the votes entitled to be cast is required to alter, amend or repeal, or adopt any provision inconsistent with the control provisions described above; however, after Travelport no longer owns shares for its own account entitling it to cast at least 33 1/3% of the votes entitled to be cast by the holders of the then outstanding common stock, any such alteration, adoption, amendment or repeal would be approved if a quorum is present and the votes favoring the action exceed the votes opposing it. Accordingly, until such time, so long as Travelport controls at least 33 1/3% of the votes entitled to be cast, it can prevent any such alteration, adoption, amendment or repeal.

Provisions Relating to Regulatory Status

        Our certificate of incorporation will also contain provisions regulating and defining the conduct of our affairs as they may affect Travelport and its legal and regulatory status. In general, our certificate of incorporation will provide that, without the written consent of Travelport, we will not take any action that would result in:

  •
  Travelport's being required to file any document with, register with, obtain the authorization of, or otherwise become subject to any rules, regulations or other legal restrictions of any governmental, administrative or regulatory authority, or

  •
  any of our directors who is also a director or officer of Travelport being ineligible to serve or prohibited from serving as our director under applicable law.

        Our certificate of incorporation will further provide that Travelport will not be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that Travelport gives or withholds any such consent for any reason.

        Any persons purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have consented to these provisions of the certificate of incorporation.

        Until the time that Travelport ceases to be entitled to 33 1/3% or more of the votes entitled to be cast by the then outstanding common stock, the affirmative vote of the holders of at least 66 2/3% of the votes entitled to be cast is required to alter, amend or repeal, or adopt any provision inconsistent with, the provision of the certificate of incorporation described above; however, the provision relating to legal and regulatory status automatically becomes inoperative six months after Travelport ceases to be entitled to at least 33 1/3% of the votes entitled to be cast by the then outstanding common stock relating to shares held for its own account. Accordingly, until such time, so long as Travelport controls at least 33 1/3% of the votes entitled to be cast, it can prevent any alteration, adoption, amendment or repeal of that provision.

Limitation of Liability of Directors

        Our certificate of incorporation will provide that none of our directors shall be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the DGCL. The effect of this provision is to eliminate our rights, and our stockholders' rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate our right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our certificate of incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws. Our certificate of incorporation and by-laws also will include provisions for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the DGCL. Further, we intend to enter into indemnification agreements with certain of our directors and officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of the directors' status or service as a director, other than liabilities arising from bad faith or willful misconduct of a culpable nature. We also intend to maintain director and officer liability insurance, if available on reasonable terms.

Listing

        We intend to list our common stock on a stock exchange.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock will be            .

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has not been a public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the possibility of these sales, could adversely affect the trading price of our common stock and could impair our future ability to raise capital through the sale of our equity at a time and price we deem appropriate.

        Upon consummation of this offering, we will have outstanding    shares of common stock (    shares if the underwriters exercise in full their option to purchase additional shares of common stock), all of which will be freely tradable without restriction or further registration under the Securities Act, except for any common stock held by our "affiliates," as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below.

        In addition, upon consummation of this offering, Travelport will beneficially own        shares of our common stock. These shares would be "restricted securities," as defined in Rule 144. Upon expiration of the applicable holding period under Rule 144, these shares would be eligible for sale in the public market pursuant to Rule 144.

Lock-Up Agreements

        We, our directors and executive officers and Travelport have agreed with the underwriters, subject to certain exceptions described below, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible or exercisable or exchangeable for shares of our common stock, (ii) file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co., on behalf of the underwriters. The underwriters may waive these restrictions in their discretion. Currently, the underwriters have no intention to release the aforementioned holders of our common stock from the lock-up restrictions described above.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if (i) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period beginning on the last day of the 180-day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

        Our lock-up agreement will provide exceptions. See the section of this prospectus entitled "Underwriting."

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person (or persons whose common stock is required to be aggregated), including an affiliate, who has beneficially owned our common stock for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

  •
  1% of then outstanding shares, which will equal approximately    shares immediately after consummation of this offering; or

  •
  the average weekly trading volume in our shares on the stock exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale, subject to restrictions.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An "affiliate" is a person that directly, or indirectly though one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

Registration Rights

        Under the separation agreement, Travelport can require us to effect the registration under the Securities Act of shares of our common stock that it will continue to own after the offering. See the section of this prospectus entitled "Arrangements Between Our Company and Related Parties—Separation Agreement."

CERTAIN MATERIAL U.S. FEDERAL TAX CONSEQUENCES FOR
NON-U.S. HOLDERS OF COMMON STOCK

        The following is a general discussion of certain material U.S. federal income and estate tax consequences relating to the ownership and disposition of our common stock by non-U.S. holders (as defined below) who purchase our common stock in this offering and hold such common stock as capital assets (generally for investment). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations promulgated thereunder, judicial decisions, and rulings and pronouncements of the U.S. Internal Revenue Service (the "IRS"), all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or subject to different interpretation. This discussion does not address all the tax consequences that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income or estate tax laws (such as financial institutions, insurance companies, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, retirement plans, partnerships and their partners, dealers in securities, brokers, U.S. expatriates, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, or persons who have acquired our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). This discussion does not address the state, local or foreign tax or U.S. federal alternative minimum tax consequences relating to the ownership and disposition of our common stock. You are urged to consult your own tax advisor regarding the U.S. federal tax consequences of owning and disposing of our common stock, as well as the applicability and effect of any state, local or foreign tax laws.

        As used in this discussion, the term "non-U.S. holder" refers to a beneficial owner of our common stock that for U.S. federal income tax purposes is not:

          (i)    an individual who is a citizen or resident of the U.S.;

          (ii)   a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia;

          (iii)  an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

          (iv)  a trust (a) with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all its substantial decisions, or (b) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

        An individual may be treated as a resident of the U.S., among other ways, if present in the U.S. on at least 31 days in a calendar year and for an aggregate of at least 183 days during the three-year period ending in that calendar year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). U.S. residents are subject to U.S. federal income tax in the same manner as U.S. citizens.

        If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, we urge you to consult your own tax advisor.

Dividends

        Dividends paid by us to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, unless (i) an applicable income tax treaty reduces or eliminates such tax, and a non-U.S. holder claiming the benefit of such treaty provides us with proper IRS documentation, or (ii) the dividends are effectively connected with a non-U.S. holder's conduct of a trade or business in the U.S. and the non-U.S.

holder provides us with proper IRS documentation. In the latter case, a non-U.S. holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. person, unless otherwise provided in an applicable income tax treaty. Additionally, a non-U.S. holder that is a corporation may be subject to a branch profits tax on its after-tax effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). If a non-U.S. holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such non-U.S. holder may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition

        Generally, a non-U.S. holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange or other disposition of our common stock unless (i) such non-U.S. holder is an individual present in the U.S. for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, (ii) the gain is effectively connected with such non-U.S. holder's conduct of a trade or business in the U.S, and where a tax treaty so provides, the gain is attributable to a U.S. permanent establishment of such non-U.S. holder, or (iii) we are or become a "United States real property holding corporation" and the non U.S. holder owns more than five percent of our common stock.

Federal Estate Tax

        Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of his or her death generally will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. Legislation enacted in the spring of 2001 provides for reductions in the U.S. federal estate tax through 2009 and the elimination of the estate tax entirely in 2010. Under this legislation, the U.S. federal estate tax would be fully reinstated, as in effect prior to the reductions, in 2011.

Information Reporting and Backup Withholding Tax

        Information reporting may apply to payments made to a non-U.S. holder on or with respect to our common stock. Backup withholding tax (at the then applicable rate) may also apply to payments made to a non-U.S. holder on or with respect to our common stock, unless the non-U.S. holder certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption and certain other conditions are satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Goldman, Sachs & Co.
Lehman Brothers Inc.
J.P. Morgan Securities Inc.
Credit Suisse Securities (USA) LLC
UBS Securities LLC
Thomas Weisel Partners LLC
Piper Jaffray & Co.
Pacific Crest Securities Inc.
Stifel, Nicolaus & Company, Incorporated

Total

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' option described below.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of                        additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option if they sell more shares than the total number of shares set forth in the table above. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

        If the underwriters' option is exercised in full, the total price to the public of all the shares of common stock sold would be $    , the total underwriting discounts and commissions would be $    , and the total proceeds to us would be $    .

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional    shares of common stock.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company
Per share	$	$	$
Total	$	$	$

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $    , which includes legal, accounting and printing costs and various other fees associated with registration and listing of our common stock.

        We have been informed by the underwriters that they do not intend to confirm sales to accounts over which they exercise discretionary authority without the prior written approval of the customer in excess of 5% of the total number of shares offered by them.

        We intend to apply to list our common stock on a stock exchange.

        We and our directors and executive officers and Travelport have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

  •
  file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

        The restrictions described in the immediately preceding paragraph to do not apply to:

  •
  the sale of shares to the underwriters;

  •
  issuance by us of shares of common stock upon exercise of an option on warrant or the conversion of a security outstanding on the closing of this offering and disclosed herein; or

  •
  issuance by us of employee stock options, restricted stock or similar employee equity awards not exercisable during the 180 days after the date of this prospectus pursuant to equity plans described in this prospectus;

  •
  issuance by us of up to    % of the number of shares of common stock outstanding as of the date of this offering as consideration in connection with acquisitions;

  •
  transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

        The 180 day restricted period described in the preceding paragraph will be automatically extended if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event relating to us occurs, or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under their option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We, Travelport Limited, and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act or contribute to payments the underwriters may be required to make in respect thereof.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

        Affiliates of certain of the underwriters are lenders under Travelport's senior credit facility, and as such, may receive a significant portion of the proceeds from this offering that may result in the underwriters or their affiliates receiving more than 10% of the net proceeds of the offering. Travelport intends to repay a portion of its senior credit facility with the proceeds of this offering remitted to them. Because the underwriters may receive more than 10% of the entire net proceeds in this offering, the underwriters may be deemed to have a "conflict of interest" under Rule 2710(h) of the Conduct Rules of the NASD. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the conduct rules. Rule 2720 requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD.

        Morgan Stanley & Co. Incorporated has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Travelport and Orbitz and their subsidiaries, for which they received or will receive customary fees and expenses. Affiliates of certain of the underwriters are lenders under Travelport's senior credit facility. Affiliates of certain of the underwriters acted as initial purchasers with respect to the offerings of notes in connection with the Blackstone acquisition, for which they received customary fees and expenses.

Pricing of the Offering

        Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

        At our request, the underwriters will reserve up to five percent of the shares of common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, to our directors, officers, and employees. If purchased by these persons, these shares will be subject to a 180-day lock-up restriction. The lock-up period will be extended if, during the last 17 days of the lock-up period we issue a release about earnings or material news or events relating to us occurs; or, prior to the expiration of the lock-up period, we announce that will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the release or the occurrence of the material news or material event. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. We and Travelport have agreed to indemnify Morgan Stanley in connection with the directed share program including for the failure of any participant to pay for its shares.

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, an offer of shares of our common stock may not be made to the public in that Member State, except that, with effect from and including such date, an offer of shares of our common stock may be made to the public in that Member State:

  •
  at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  •
  at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of any such offer; or

  •
  at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of shares to the public" in relation to any shares of our common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

        Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of shares of our common stock in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares of our common stock in, from or otherwise involving the United Kingdom.

Hong Kong

        The shares of our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is:

  •
  a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

        Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York is acting as our and Travelport's counsel in connection with this offering. Kirkland & Ellis LLP, New York, New York is acting as counsel to the underwriters.

EXPERTS

        The financial statements of Orbitz Worldwide (the "Group") consisting of the online travel businesses of Travelport Limited (the "Successor") as of December 31, 2006 and the related combined consolidated statements of operations, invested equity and cash flows for the period from August 23, 2006 through December 31, 2006 and the combined consolidated balance sheets of the Group reflecting its ownership by Cendant Corporation prior to the acquisition by affiliates of The Blackstone Group of New York and Technology Crossover Ventures of Palo Alto, California on August 23, 2006 (the "Predecessor") as of December 31, 2005 and the combined consolidated statements of operations, invested equity and cash flows for the period from January 1, 2006 through August 22, 2006 and the years ended December 31, 2005 and 2004 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to (1) the financial statement presentation on a predecessor basis and (2) the allocations from Travelport Limited and Cendant Corporation), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. You may read and copy the registration statement, the related exhibits and other material we file with the SEC at the SEC's public reference room in Washington, D.C. at 100 F Street, Room 1580, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 500 W. Madison Street, Chicago, IL 60661 or telephoning us at (312) 894-5000.

        Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Securities Exchange Act and, in accordance with the Securities Exchange Act, will file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and current reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We will report our financial statements on a year ended December 31. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

ORBITZ WORLDWIDE
INDEX TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2
Combined Consolidated Statements of Operations for the years ended December 31, 2004 and 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006	F-3
Combined Consolidated Balance Sheets at December 31, 2005 and 2006	F-4
Combined Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006	F-5
Combined Consolidated Statements of Invested Equity for the years ended December 31, 2004 and 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006	F-6
Notes to Combined Consolidated Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Travelport Limited

        We have audited the accompanying combined consolidated balance sheet of Orbitz Worldwide (the "Group") consisting of the online travel businesses of Travelport Limited (the "Successor") as of December 31, 2006, and the related combined consolidated statements of operations, invested equity and cash flows for the period from August 23, 2006 through December 31, 2006. We have also audited the combined consolidated balance sheets of the Group reflecting its ownership by Cendant Corporation prior to the acquisition by affiliates of The Blackstone Group of New York and Technology Crossover Ventures of Palo Alto, California on August 23, 2006 (the "Predecessor") as of December 31, 2005, and the combined consolidated statements of operations, invested equity, and cash flows for the period from January 1, 2006 through August 22, 2006 and the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1 to the combined consolidated financial statements, the financial statements presented for periods prior to August 23, 2006 include the financial condition, results of operations and cash flows for the Group on a predecessor basis.

        As discussed in Note 1 to the combined consolidated financial statements, the Successor and Predecessor are comprised of the assets and liabilities of the online travel businesses of Travelport Limited and Cendant Corporation respectively. The combined consolidated financial statements also include allocations which may not be reflective of the actual level of costs or debt which would have been incurred had the Group operated as a separate entity apart from Travelport Limited or Cendant Corporation.

        In our opinion, such combined consolidated financial statements present fairly, in all material respects, the financial position of Orbitz Worldwide as of December 31, 2006, and the results of their operations and their cash flows for the period from August 23, 2006 through December 31, 2006, and such combined consolidated financial statements present fairly, in all material respects, the financial position of the Predecessor as of December 31, 2005, and the results of their operations and their cash flows for the period January 1, 2006 through August 22, 2006 and the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Chicago, Illinois
May 8, 2007

ORBITZ WORLDWIDE
COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions)

	Predecessor
				Successor
	Year ended December 31,
			January 1, 2006 through August 22, 2006	August 23, 2006 through December 31, 2006
	2004	2005
Net revenue	$244	$686	$510	$242
Costs and expenses
Cost of revenue	43	101	75	38
Selling, general and administrative	217	517	379	201
Depreciation and amortization	32	78	37	18
Impairment of goodwill and intangible assets	10	400	122	—

Total operating expenses	302	1,096	613	257

Operating loss	(58)	(410)	(103)	(15)
Interest expense	2	22	18	9
Other income, net	—	2	1	—

Loss before income taxes	(60)	(430)	(120)	(24)
Provision (benefit) for income taxes	3	(42)	1	1

Net loss	$(63)	$(388)	$(121)	$(25)

See Notes to Combined Consolidated Financial Statements.

ORBITZ WORLDWIDE
COMBINED CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31,
	Predecessor 2005	Successor 2006
Assets
Current assets:
Cash and cash equivalents	$33	$28
Accounts receivable (net of allowance for doubtful accounts of $1 and $3)	55	51
Prepaid expenses	9	10
Security deposits	7	7
Deferred income taxes	2	—
Other current assets	2	8

Total current assets	108	104
Property and equipment, net	126	166
Goodwill	1,395	1,190
Trademarks and trade names	257	311
Other intangible assets, net	23	88
Due from related parties	136	100
Deferred income taxes	11	62
Other non-current assets	4	40

Total assets	$2,060	$2,061

Liabilities and invested equity
Current liabilities:
Accounts payable	$105	$123
Accrued expenses	229	234
Deferred income	27	25
Other current liabilities	6	5

Total current liabilities	367	387
Due to related parties	50	205
Tax sharing liability	144	126
Unfavorable contracts	58	45
Other non-current liabilities	17	31

Total liabilities	636	794

Commitments and contingencies
Invested equity:
Cendant or Travelport net investment, respectively	1,418	1,265
Accumulated other comprehensive income (loss)	6	2

Total invested equity	1,424	1,267

Total liabilities and invested equity	$2,060	$2,061

See Notes to Combined Consolidated Financial Statements.

ORBITZ WORLDWIDE
COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Predecessor
				Successor
	Year ended December 31,
			January 1, 2006 through August 22, 2006	August 23, 2006 through December 31, 2006
	2004	2005
Operating activities
Net loss	$(63)	$(388)	$(121)	$(25)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	32	78	37	18
Non-cash revenue	(2)	(16)	(8)	(3)
Impairment of goodwill and intangible assets	10	400	122	—
Deferred income taxes	(1)	(49)	(16)	2
Stock compensation	3	8	4	2
Provision for bad debts	(1)	—	1	—
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	9	(5)	(7)	8
Deferred income	(16)	10	15	11
Accounts payable, accrued expenses and other current liabilities	16	34	119	12
Other	(9)	(13)	(20)	14

Net cash provided by (used in) operating activities	(22)	59	126	39

Investing activities
Property and equipment additions	(26)	(63)	(55)	(28)
Net assets of businesses acquired, net of acquired cash	(1,148)	(432)	—	—
Proceeds from sales of marketable securities	21	18	—	—
Investments	57	—	1	(1)
Proceeds from asset sales	—	3	—	—

Net cash used in investing activities	(1,096)	(474)	(54)	(29)

Financing activities
Capital lease and debt payments	(1)	(31)	(3)	—
Advances to Cendant or Travelport	(197)	(40)	(36)	(7)
Payment for settlement of tax sharing liability	—	—	(31)	—
Capital contributions from Cendant	1,338	504	—	—

Net cash provided by (used in) financing activities	1,140	433	(70)	(7)

Effect of changes in exchange rates on cash and cash equivalents	—	(9)	1	(11)

Net increase (decrease) in cash and cash equivalents	22	9	3	(8)
Cash and cash equivalents at beginning of period	2	24	33	36

Cash and cash equivalents at end of period	$24	$33	$36	$28

Supplemental Disclosure of Cash Flow Information
Income tax payments, net	$3	$9	$6	$3
Interest payments	$—	$3	$4	$—
Non-cash Investing Activity:
Non-cash allocation of purchase price related to the Blackstone Acquisition	$—	$—	$—	$1,290
Non-cash Financing Activity:
Non-cash forgiveness of receivable from Cendant	$—	$—	$(67)	$—
Non-cash use of tax benefits by Cendant	$22	$—	$10	$—

See Notes to Combined Consolidated Financial Statements.

ORBITZ WORLDWIDE
COMBINED CONSOLIDATED STATEMENTS OF INVESTED EQUITY
(in millions)

	Cendant or Travelport Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Invested Equity
Predecessor
Balance as of January 1, 2004	$5	$—	$5
Comprehensive loss:
Net loss	(63)	—
Currency translation adjustment	—	1
Total comprehensive loss			(62)
Capital contribution by Cendant	1,338	—	1,338
Use of income tax benefits by Cendant	22		22

Balance as of December 31, 2004	1,302	1	1,303
Comprehensive loss:
Net loss	(388)	—
Currency translation adjustment	—	5
Total comprehensive loss			(383)
Capital contribution by Cendant	504	—	504

Balance as of December 31, 2005	1,418	6	1,424
Comprehensive loss:
Net loss	(121)	—
Currency translation adjustment	—	(32)
Total comprehensive loss			(153)
Non-cash forgiveness of receivable from Cendant	(67)	—	(67)
Use of income tax benefits by Cendant	10		10

Balance as of August 22, 2006	$1,240	$(26)	$1,214

Successor
Balance as of August 23, 2006	$1,290	$—	$1,290
Comprehensive loss:
Net loss	(25)	—
Currency translation adjustment	—	2
Total comprehensive loss			(23)

Balance as of December 31, 2006	$1,265	$2	$1,267

See Notes to Combined Consolidated Financial Statements.

ORBITZ WORLDWIDE

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts are in millions except share data)

1.    Basis of Presentation

        The accompanying combined consolidated financial statements primarily consist of the online travel businesses of Travelport Limited ("Travelport") which have been carved out from the Travelport operations. The financial statements combine the accounts of Orbitz Inc. ("Orbitz"), ebookers Limited ("ebookers") and Travel Acquisition Corporation Pty. Ltd. and the related subsidiaries and affiliates of those businesses, collectively doing business as, Orbitz Worldwide (the "Company"). These entities are wholly-owned subsidiaries of Travelport and own the brand names of Orbitz, CheapTickets, the Neat Group, Lodging, Away, ebookers, Travelbag, HotelClub, RatesToGo, and AsiaHotels.com.

        Travelport, formerly TDS Investor (Bermuda) Ltd., a Bermuda company, was formed on July 13, 2006 for the sole purpose of facilitating the acquisition of certain travel related businesses from Cendant Corporation ("Cendant"). Travelport is owned by affiliates of The Blackstone Group of New York ("Blackstone"), Technology Crossover Ventures of Palo Alto, California ("TCV") and One Equity Partners of New York. On August 23, 2006, Travelport completed the acquisition of the travel related businesses of Cendant including the companies presented in these combined consolidated financial statements (the "Blackstone Acquisition"). See Note 3 for further details on the Blackstone Acquisition.

Basis of Presentation

        Historically, the Company has not operated as an independent standalone company. The combined consolidated financial statements have been carved-out of the historical financial statements of Cendant for the period prior to the Blackstone Acquisition and the historical financial statements of Travelport for the subsequent period. In connection with the Blackstone Acquisition, all of the Company's assets and liabilities were revised to reflect their fair values on the date of acquisition, based upon an allocation of the overall purchase price of Travelport to the underlying net assets acquired. The accompanying combined consolidated financial statements present separately the financial position, results of operations, cash flows and changes in invested equity for the Company on a "Successor" basis (reflecting the Company's ownership by Travelport) and "Predecessor" basis (reflecting the Company's ownership by Cendant). The financial information of the Company has been separated by a vertical line on the face of the combined consolidated financial statements to identify these different bases of accounting.

        The Company's combined consolidated results of operations, financial position and cash flows may not be indicative of its future performance and do not necessarily reflect what its combined results of operations, financial position and cash flows would have been had the Company operated as a separate, standalone entity during the periods presented.

        Certain corporate general and administrative expenses, including those related to executive management, information technology, tax, insurance, accounting, legal, treasury services and certain employee benefits have been allocated to the Company by Travelport and Cendant based on forecasted revenue or directly billed based on actual usage. In addition, certain of the revenue streams of the Company are related to contractual arrangements which have been entered into by Travelport and Cendant on behalf of one or more of its subsidiaries. As a result, portions of the reported revenue have been determined through intercompany relationships with other Travelport or Cendant companies. Management believes such allocations are reasonable. However, the associated revenues and expenses recorded by the Predecessor and Successor in the accompanying combined consolidated statements of operations may not be indicative of the actual revenues and expenses that would have been incurred had the Predecessor and Successor been operating as a separate, stand-alone entity.

        The Company has announced its intention to complete an initial public offering. Following the initial public offering, the Company expects to perform these functions using internal resources or purchased services, although certain of these services may be provided by Travelport during a transitional period pursuant to a transition services agreement. Refer to Note 15—Related Party Transactions for a detailed description of the Company's transactions with Travelport and Cendant.

History and Business of the Company

        The Company has grown through a number of acquisitions that were geographically diverse. Beginning in 2001, the acquisition of CheapTickets created a full service online travel company for travel focusing on value-conscious consumers primarily based in the United States of America ("United States"). Through 2002 and 2003, other brands were added such as Lodging.com and the Neat Group, which provided dynamic packaging technology. The Company expanded into international markets with Flairview Travel in April 2004. In November 2004, Orbitz was acquired. Orbitz is a full service online travel company which added additional presence in the United States and expanded penetration into the corporate and managed travel marketplace. The Company acquired Away.com in January 2005 which complimented the Company's other online travel businesses by providing relevant travel information, sponsored links, and other services to travel consumers. ebookers was acquired in February 2005 to round-out the Company's presence in the United Kingdom and continental Europe. Finally in 2005, the Company acquired AsiaHotels.com to further expand the Company's presence in Asia. The accompanying combined consolidated financial statements include the acquired businesses' results of operations, cash flows and changes in invested equity from their original dates of acquisition by Travelport or Cendant.

        Through these strategic acquisitions, the Company's businesses provide their customers the ability to search for and book, both online and offline, a broad array of travel products, including airline tickets, lodging, rental cars, cruises and vacation packages around the world.

2.    Summary of Significant Accounting Policies and Practices

Combination and Consolidation Policy

        The accompanying combined consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. All intercompany balances and transactions which have occurred within the entities comprising the Company have been eliminated in the combined consolidated financial statements.

Revenue Recognition

        The Company records revenue based on Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition". The Company recognizes revenue when it is earned and realizable, when persuasive evidence of an arrangement exists, services have been rendered, the price is fixed or determinable, and collectibility is reasonably assured.

        The Company provides airline, car rental, hotel and other travel reservation and fulfillment services to its customers through its network of travel brands, including its online brands Orbitz, CheapTickets, ebookers, HotelClub and RatesToGo. The Company's products and services are offered on a standalone and packaged basis, primarily through two types of contractual arrangements with its vendors, referred to herein as the "retail" and "merchant" models.

        Under its retail model, the Company passes reservations booked by its consumers to the travel provider for a commission. In this model, the Company does not take on credit risk with the traveler; is not the primary obligor with the customer; has no latitude in determining pricing; takes no inventory risk on its services; has no ability to determine changes to the products or services delivered and has no discretion in the selection of the service supplier.

        Under the merchant model, the Company negotiates with suppliers for access to travel content at negotiated net rates. The Company facilitates the booking of those travel products by consumers, either on a stand-alone basis or as part of a dynamically packaged combination of products, at a price that includes an amount sufficient to pay the travel supplier the net rate along with an estimate of the amount of any occupancy and other local taxes that may be due, plus an additional amount the Company charges for service fees. Consumers pay for merchant transactions prior to departing on their trip, generally when the reservation is booked, and such amounts are included in accrued travel supplier payments and deferred revenue until the reservation is utilized, and the revenue is earned. In this model, the Company has some pricing flexibility; is not responsible for the actual delivery of the flight, hotel room, or car rental; takes no inventory risk on its services; has no ability to determine or change the product or services delivered; and has no discretion in the selection of the service supplier.

        The Company records revenues earned net of all amounts paid to its suppliers under both its retail and merchant models, in accordance with the criteria established in Emerging Issues Task Force ("EITF") No. 99-19, "Reporting Revenue Gross as a Principal versus net as an Agent."

        In addition to services provided on individual travel supplier products, the Company also utilizes technology to dynamically package various travel products based upon consumer preferences. For example, travel services sold under dynamic packaging arrangements can include a combination of air, hotel and car services. The revenue recognition for each component of the package is in accordance with the relevant service provided for air, hotel and car reservations.

        Certain of the Company's contracts contain multiple deliverables, for example where the Company provides services related to a vendor's travel products and the Company also provides advertising services. In accordance with EITF 00-21, "Accounting for Revenue Arrangements with Multiple Elements", the Company is able to attribute revenue to each separate element, as each of the components are independently purchased, priced separately, have value to the customer on a standalone basis, and there is objective and reliable evidence of fair value of the undelivered product or service. Revenue from each component is then recognized as it is earned, under the appropriate revenue recognition basis, as described below.

Air Revenue

        Retail—The Company recognizes revenue from retail commissions or fees generally when the reservation is made, secured by a customer with a credit card, and when there are no further obligations. The majority of these commissions or fees are based upon contractual agreements, while the remainder is based on market-based commissions paid by airlines that have not signed agreements under arrangements established by an airline industry clearinghouse.

        Merchant—Revenue under the merchant model is recorded at the departure date, as the Company has performed its services as of this date.

        Reservation system booking incentives—The Company receives booking incentives under access agreements with reservation system providers, one of which is a Travelport subsidiary, for travel bookings made through the providers' global distribution systems ("GDS"). The level of incentives earned is based on contractual agreements. These incentives are collected monthly and recognized at the time of service. However certain incentives are collected over the life of the contract.

        Supplier Link transaction fees—The Company has developed Supplier Link, which uses the Company's technology platform to establish direct links with an airline's internal reservation system. This platform allows the Company to book airline tickets directly with the supplier, effectively bypassing a GDS for these airline bookings. Such fees are based on contractual agreements with the airlines that utilize this service. The Company recognizes revenues when the reservation is made, based on the fee per transaction.

        Override commission—Overrides are agreements with airlines where the Company receives revenue in addition to its commissions if it meets certain contractual thresholds. Override commissions are recognized upon notification of entitlement or on a cash basis, whichever is sooner

        Service fees—The Company charges consumer service fees on air transactions. The Company charges additional fees for air reservations utilizing paper tickets and for exchanging and reissuing tickets. These fees are recognized at the time of the booking.

Hotel Revenue

        Retail—The Company recognizes revenue from retail commissions or fees on hotel bookings at the time of expected check-in, net of an allowance for cancelled reservations. The allowance is determined using the Company's historical experience.

        Merchant—Revenue under the merchant model includes the amount sufficient to pay a travel supplier the net rate along with an estimate of the amount of any occupancy and other local taxes, plus an additional amount the Company charges for service fees. Revenue recognized on the merchant hotel model is recorded at check-in date, as the Company has performed its services as of this date.

        For merchant model hotel revenue, the Company accrues for costs based on the expected amount to be invoiced by suppliers. If the Company does not receive an invoice within a certain period of time, typically within six to twelve months, or the invoice is less than the accrued amount, the Company may reverse a portion of the accrued cost, thus, increasing net revenue. The Company determines the amounts to be reversed into revenues based on estimates of billings suppliers will send within six to twelve months following the travel date, the Company's analysis of reasons underlying the unbilled amounts, and the trending of unbilled amounts. If the Company's judgment regarding these factors were inaccurate, actual revenues could differ from the amount recognized, directly impacting the results of operations.

Car Revenue

        Retail—The Company recognizes revenue from retail commissions or fees on car rental bookings at the time of expected customer pick-up, net of an allowance for cancelled reservations. The allowance is determined using the Company's historical experience. The significant majority of these commissions or fees are based upon contractual agreements, while the remainder is derived from market-based commissions paid by vendors that have not signed agreements under arrangements established by a car industry clearinghouse.

        Merchant—Revenue is recorded at the pick-up date, as the Company has performed its services as of this date.

        Reservation system booking incentives—The Company receives booking incentives under access agreements with reservation system providers for car rental bookings made through the providers' systems. The level of incentives earned is based on contractual agreements. These incentives are collected monthly and recognized at the time of service.

        Override commission—Overrides are agreements with car rental companies where the Company receives revenue in addition to its commissions if it meets certain contractual thresholds. Override commissions are recognized upon notification of entitlement or on a cash basis, whichever is sooner.

Advertising and Other Revenue

        Other revenues are primarily comprised of revenue from advertising, sponsoring links on the Company's websites, and commissions from sales of various third party travel-related products on the websites. Advertising revenue is derived primarily from the delivery of advertisements on the Company's Internet websites and is recognized either on display of each individual advertisement, or ratably over the advertising delivery period, depending on the terms of the advertising contract. Revenues from sponsoring links are recognized upon notification of entitlement from the alliance partner.

Cost of Revenue

        Cost of revenue consists of direct costs incurred to generate the Company's revenue, including costs for call center operations, data processing and related technology costs.

        Technology management costs, data processing costs, and telecommunication costs included in cost of revenue consist primarily of internal system and software maintenance fees, data communications and other expenses associated with operating the Company's Internet websites and payments to outside contractors for customer service.

Allowance for Doubtful Accounts

        The Company's trade receivables are reported in the combined consolidated balance sheets net of an allowance for doubtful accounts. The Company provides for estimated bad debts based on its assessment of the ultimate ability to realize receivables, considering historical collection experience, and the economic environment and specific customer information. When the Company determines that an account is not collectible, the account is written-off to the allowance for doubtful accounts. Changes in bad debt expense are recorded in selling, general and administrative expenses in the combined consolidated statements of operations.

Advertising Expense

        Advertising costs are expensed in the period incurred and include online marketing such as search and banner advertising, and offline marketing such as traditional television, radio and print advertising. The expense is included in selling, general and administrative expense on the combined consolidated statements of operations. For the years ended December 31, 2004 and December 31, 2005, and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, advertising expense was $86 million, $224 million, $188 million, and $89 million, respectively.

Foreign Currency Transaction Gains and Losses

        Gains or losses resulting from foreign currency transactions are included in earnings as a component of net revenues, cost of revenue or selling, general and administrative expenses, based upon the nature of the underlying transaction, in the combined consolidated statements of operations. These gains were $1 million, almost nil, $2 million and $1 million for the years ended December 31, 2004 and December 31, 2005 and for the periods January 1 through August 22, 2006 and August 23, 2006 through December 31, 2006, respectively.

Legal Expense

        Legal expenses recorded in selling, general and administrative expenses on the combined consolidated statements of operations are expensed as incurred.

Interest Expense

        Interest expense on the Company's combined consolidated statements of operations is imputed interest on the tax sharing liability related to the acquisition of Orbitz (see Note 8) and interest recognized on capital leases.

Income Taxes

        The provision for income taxes is determined using the asset and liability method, under which deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, management believes it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Decreases to the valuation allowance are recorded as reductions to the provision for income taxes and increases to the valuation allowance result in additional provision for income taxes. To the extent that any valuation allowances established in purchase accounting are reduced, such reductions will be recorded as adjustments to goodwill rather than the provision for income taxes. The realization of the deferred tax assets, net of a valuation allowance, is primarily dependent on estimated future taxable income. A change in the Company's estimate of future taxable income may require an addition or reduction to the valuation allowance.

        For the period August 23, 2006 to December 31, 2006 the Company's operations will be included in the initial consolidated U.S. federal income tax return of Travelport. In addition, for this period the Company will file consolidated, combined and unitary state income tax returns with Travelport in jurisdictions where required or permitted. However, the provision for income taxes has been computed as if the Company filed its U.S. federal, state and foreign income tax returns on a standalone basis (i.e., on a "Separate Company" basis). To the extent the Company's Separate Company income tax payable (if any) relates to a period in which it will be included in Travelport's U.S. federal and state income tax returns, any such amount is included in other current liabilities on the accompanying combined consolidated balance sheets. To the extent this Separate Company income tax payable varies from the amount calculated under the tax sharing agreement with respect to the Company's inclusion in Travelport's returns, any such difference is treated, on an annual basis, as a distribution by or contribution to the Company (as appropriate). Moreover, the Separate Company deferred tax assets and liabilities are calculated using the tax rates of the Company on a standalone basis. These differences are based upon estimated differences between the book and tax bases of the assets and liabilities for the Company as of December 31, 2006. The Company's tax assets and liabilities may be adjusted in connection with the finalization of Cendant's prior years' income tax returns, with final settlement of the consequences of the separation of Cendant into four independent companies, as well as with the finalization of Travelport's tax return for the period August 23, 2006 to December 31, 2006.

        The Predecessor's operations have been and will be included in the consolidated U.S. federal income tax return of Cendant up to the date of the Blackstone Acquisition. In addition, the Predecessor has filed consolidated, combined and unitary state income tax returns with Cendant in jurisdictions where required or permitted. However, the provision for income taxes has been computed as if the Predecessor filed its U.S. federal, state and foreign income tax returns on a Separate Company basis. To the extent that the Predecessor's Separate Company income tax payable (if any) relates to a period in which it was included in Cendant's U.S. federal and state income tax returns, any such amount is included in other current liabilities on the accompanying balance sheets. To the extent this Separate Company income tax payable varies from the amount calculated under the tax sharing agreement with respect to the Predecessor's inclusion in Cendant's returns, any such difference is treated, on an annual basis, as a distribution by or contribution to the Predecessor. Moreover, the Separate Company deferred tax assets and liabilities are calculated using the tax rates of the Predecessor on a standalone basis. These differences are based upon estimated differences between the book and tax basis of the assets and liabilities for the Predecessor as of August 22, 2006 and prior balance sheet dates. The Predecessor's tax assets and liabilities may be adjusted in connection with the finalization of Cendant's prior years' income tax returns, or in connection with the final settlement of the consequences of the separation of Cendant into four independent companies.

Cash and Cash Equivalents

        The Company considers highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents. Travelport and Cendant used cash accounts to sweep the Company's cash receipts to their banks and provided cash to the Company as needed for operating purposes. Accordingly, Travelport and Cendant provided funding for the working capital and capital expenditure requirements of the Company in the form of equity capital contributions and intercompany loans having no formal repayment terms or interest requirement.

Property and Equipment

        Property and equipment (including leasehold improvements) are recorded at cost, net of accumulated depreciation and amortization. Depreciation, recorded as a component of depreciation and amortization on the combined consolidated statements of operations, is computed using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements, also recorded as a component of depreciation and amortization, is computed using the straight-line method over the shorter of the estimated benefit period of the related assets or the lease term. Useful lives are up to 30 years for buildings, up to 20 years for leasehold improvements, from 3 to 10 years for capitalized internal-use software and from 3 to 7 years for furniture, fixtures and equipment.

        The Company capitalizes the costs of software developed for internal use in accordance with Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" and EITF Issue No. 00-2, "Accounting for Website Development Costs". Capitalization commences when the preliminary project stage of the application has been completed and it is probable that the project will be completed and used to perform the function intended. Amortization commences when the software is substantially ready for use.

Impairment of Long-Lived Assets, Goodwill and Indefinite-Lived Intangible Assets

        The Company evaluates the recoverability of its tangible long-lived assets, including capitalized software and other definite-lived intangible assets, if circumstances indicate impairment may have occurred pursuant to Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of such assets is reduced to fair value through a charge to the Company's combined consolidated statements of operations.

        As required by SFAS No. 142, "Goodwill and Other Intangible Assets", the Company assesses the carrying value of goodwill and other indefinite-lived intangible assets for impairment annually, or more frequently upon reorganization of reporting units or if other circumstances indicate impairment may have occurred. The Company assesses goodwill for possible impairment using a two-step method in which the carrying value of its reporting units is compared to their fair values. If the carrying value of a reporting unit exceeds its fair value, the Company performs an analysis to determine the fair values of the assets and liabilities of the reporting unit, including previously unrecognized intangible assets, to determine whether the goodwill of that reporting unit has been impaired. The Company determines the fair value of its reporting units utilizing estimated future discounted cash flows and incorporates assumptions that it believes marketplace participants would utilize. The Company uses comparative market multiples and other factors to corroborate the discounted cash flow results, if available.

        The Company's indefinite-lived intangible assets are tested for impairment on an annual basis or upon a triggering event, by comparing the carrying amount of the assets to their estimated fair value. If the estimated fair value is less than the carrying amount of the intangible assets, then an impairment charge is recorded to permanently reduce the asset to its estimated fair value. The estimated fair value is generally determined on the basis of discounted future cash flows.

        The Company performs its annual impairment testing in the fourth quarter of each year subsequent to completing its annual forecasting process. In 2004 and 2005, the Predecessor determined that the carrying values of goodwill and certain other indefinite-lived intangible assets exceeded their estimated fair values. In connection with the impairment assessments performed in 2004 and 2005, the Predecessor recorded a pretax charge of $10 million and $400 million, respectively, of which $10 million related to indefinite-lived intangible assets in 2004 and $241 million related to goodwill, $114 million related to indefinite-lived intangible assets, and $45 million related to definite-lived intangible assets in 2005. In 2006, impairment testing was completed prior to the date of the Blackstone Acquisition, as the offer price indicated a need for an assessment prior to the Company's typical annual testing date. In 2006, as a result of the impairment tests performed, the Predecessor recorded a total impairment charge of $122 million, primarily related to goodwill of $115 million, other indefinite-lived intangible assets of $6 million, and $1 million of definite-lived intangible assets.

Accumulated Other Comprehensive Income (Loss)

        Accumulated other comprehensive income (loss) consists of accumulated foreign currency translation adjustments. Assets and liabilities of foreign subsidiaries having non-United States ("U.S.") dollar functional currencies are translated at exchange rates at the balance sheet dates. Revenue and expenses are translated at average exchange rates during the periods presented. The gains or losses resulting from translating foreign currency financial statements into U.S. dollars, are included in accumulated other comprehensive income on the Company's combined consolidated balance sheets. A tax impact of the translation adjustments has not been provided as the capital of our non-U.S. based operations is considered permanently invested by the Successor and the Predecessor.

Equity-Based Compensation

        Travelport introduced an equity-based long term incentive plan in 2006 after the Blackstone Acquisition, for the purpose of retaining certain key employees. Under this program key employees, including employees of the Company, were granted restricted equity units and partnership interests in the partnership which controls Travelport, and indirectly the Company.

        In addition, certain employees of Cendant, including certain employees of the Company, previously participated in Cendant's share based payment programs. All outstanding stock options and restricted stock units ("RSUs") of Cendant vested in August 2006.

        The Company expenses all employee stock awards over their vesting periods based upon the fair value on the date of grant for awards granted or modified subsequent to December 31, 2002.

        In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment" ("SFAS No. 123R"), which eliminates the alternative to measure stock-based compensation awards using the intrinsic value approach permitted by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company adopted SFAS No. 123R on January 1, 2006, as required, under the modified prospective application method. The adoption of SFAS No. 123R did not have a significant impact on the Company's results of operations.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results may differ materially from those estimates.

        The Company's accounting policies, which include significant estimates and assumptions, include estimation of the collectibility of accounts receivables, amounts for future cancellations, determination of the fair value of assets and liabilities acquired in a business combination, the evaluation of the recoverability of the carrying value of intangible assets and goodwill, and the evaluation of uncertainties surrounding the calculation of the Company's tax assets and liabilities, including assessing the recoverability of deferred tax assets, and amounts that may be due under the tax sharing agreement.

Recently Issued Accounting Pronouncements

        In September 2006, the SEC released SAB No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"). SAB 108 provides guidance on the SEC's views regarding quantifying the materiality of financial statement misstatements, including misstatements that were not material to prior years' financial statements. SAB 108 was adopted by the Company on December 31, 2006. The application of SAB 108 required the Company to quantify the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. The initial adoption of SAB 108 had no impact on the combined consolidated financial statements.

        In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"), which is an interpretation of SFAS No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and a measurement standard for recognition and measurement in the financial statements of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company is required to adopt the provisions of FIN 48 on January 1, 2007 and does not expect the adoption to have a material impact. The expected impact may change based on further analysis. The Company has been indemnified by Cendant for taxes related to periods prior to the Blackstone Acquisition.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"), which defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company will adopt SFAS No. 157 on January 1, 2008, as required, and is currently evaluating the impact of such adoption on its financial statements.

        In February 2007, the FASB issued SFAS No. 159 ("SFAS No. 159") "The Fair Value Option for Financial Assets and Financial Liabilities", providing companies with an option to report selected financial assets and liabilities at fair value. SFAS No. 159's objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. Generally accepted accounting principles have required different measurement attributes for different assets and liabilities that can create artificial volatility in earnings. SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the Company's choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS 159 is effective for the Company on January 1, 2008. The Company is currently evaluating the impact of the adoption of this statement on its financial statements.

3.    Acquisitions

        Assets acquired and liabilities assumed in business combinations are recorded on the Company's combined consolidated balance sheets based upon their estimated fair values at the respective acquisition dates. The results of operations of businesses acquired by the Company have been included in the combined consolidated statements of operations since their respective dates of acquisition. The excess of the purchase price over the estimated fair values of the underlying assets acquired and liabilities assumed was allocated to goodwill.

2006 Acquisitions

        Travelport    On August 23, 2006, Travelport, which is owned by Blackstone and TCV, acquired the travel related businesses of Cendant, of which the Company is a part, for $4.1 billion in cash. The assets acquired and liabilities assumed in connection with the Blackstone Acquisition were recorded at their relative fair values on the acquisition date. This allocation is based upon a valuation derived from assumptions and estimates provided by Company management. The allocation may be subject to revision when the Company receives final resolution on certain outstanding contingent liabilities.

        The Company has been allocated a portion of the $4.1 billion purchase price based on the relative fair value of the businesses included in these combined consolidated financial statements. The preliminary allocation of the Company's portion of the purchase price is summarized as follows:

Amount
Allocation of purchase price	$1,290
Less: Historical value of liabilities assumed in excess of tangible assets acquired	(318)
Less: Fair value adjustments	418

Goodwill	$1,190

  The fair value adjustments included in the Successor's preliminary allocation of the purchase price above primarily consisted of:

Amount
Allocation of purchase price to intangible assets(a)	$406
Deferred tax adjustments for book-tax basis difference in assets and liabilities	15
Other fair value adjustments:
Tangible assets acquired	18
Liabilities assumed	(21)

Total fair value adjustments	$418

(a)
Represents (i) $311 million of indefinite-lived trademarks, (ii) $91 million of customer relationships with a weighted-average life of 6 years and (iii) $4 million of other intangible assets with an estimated weighted-average life of 4 years

        The following table summarizes the Company's fair values of the assets acquired and liabilities assumed in connection with the Blackstone Acquisition:

Amount
Cash	$36
Current assets	96
Property and equipment	152
Other non-current assets	85
Intangible assets	406
Goodwill	1,190

Total assets	1,965
Total current liabilities	403
Total non-current liabilities	272

Total liabilities assumed	675

Fair value of net assets acquired	$1,290

        The goodwill amount assigned to the Company was $1,190 million, $786 million of which is expected to be tax deductible. Tax deductible goodwill is based on the preliminary purchase price allocation for tax purposes, estimated filing amounts to date, as well as the current expectation of tax elections to be made by purchaser and seller, all of which are subject to change.

2005 Acquisitions

        ebookers plc.    On February 28, 2005, the Predecessor acquired ebookers plc, a leading full service travel company in Europe offering a wide range of discount and standard price travel products and services including air travel, hotels, car rentals, cruises and travel insurance. Management believed that this acquisition enhanced its reach into the European travel market. The allocation of the purchase price is summarized as follows:

Amount
Cash consideration	$444
Transaction costs and expenses	10

Total purchase price	454
Plus: Historical value of liabilities assumed in excess of assets acquired	33
Less: Fair value adjustments	118

Goodwill	$369

        The fair value adjustments included in the allocation of the purchase price above primarily consisted of:

Amount
Allocation of purchase price to intangible assets(a)	$187
Deferred tax liability for book-tax basis differences in assets and liabilities	(36)
Costs associated with exiting activities(b)	(10)
Other fair value adjustments	(23)

Total fair value adjustments	$118

(a)
Represents (i) $135 million of indefinite-lived trademarks associated with the exclusive right to use the ebookers name, (ii) $41 million of customer relationships with an estimated weighted-average life of five years and (iii) $11 million of other intangible assets with an estimated weighted-average life of 10 years.

(b)
As part of the acquisition, the Predecessor's management formally committed to various strategic initiatives primarily aimed at creating synergies between the cost structures of the Predecessor and ebookers, which were expected to be achieved through the involuntary termination of certain ebookers employees and the termination of certain lease obligations. The Predecessor formally communicated the termination of employment to approximately 110 employees, representing a wide range of employee groups, and as of December 31, 2005, substantially all of these employees had been terminated. As a result of these actions, the Predecessor established personnel-related and facility-related liabilities of $6 million and $4 million, respectively. As of December 31, 2005, cash payments of $6 million were made to reduce the personnel-related liability. Accordingly, as of December 31, 2005, substantially all of the personnel-related liability costs had been paid. Additionally, during 2005, other adjustments of $1 million were made to reduce the facility-related liability. Accordingly, the remaining balance for the facility-related liability as of December 31, 2005 was $3 million. The Company anticipates the remainder of the lease termination costs will be paid by 2009.

        The following table summarizes the fair values of the assets acquired and liabilities assumed in connection with the acquisition of ebookers:

Amount
Cash	$82
Other current assets	32
Property and equipment	24
Intangibles assets	187
Goodwill	369
Other non-current assets	13

Total assets	707

Total current liabilities	157
Total non-current liabilities	96

Total liabilities	253

Fair value of net assets acquired	$454

        The Predecessor based the net purchase price for the acquisition on historical as well as forecasted performance metrics, which include earnings before interest, tax, depreciation and amortization ("EBITDA") and cash flow, as well as synergies expected from the benefits of expanding its online presence geographically. As a result, the predominant portion of the purchase price is based on the expected financial performance of the business, and not the value of the identified net assets at the time of the acquisition. As a result, a significant amount of the purchase price was allocated to goodwill.

        Other.    During 2005, the Predecessor also acquired AsiaHotels.com and Away.com for aggregate consideration of $11 million in cash, which resulted in goodwill (based on the allocation of the purchase price) of $8 million. These acquisitions were not significant to the results of operations, financial position or cash flows.

2004 Acquisitions

        Orbitz, Inc.    On November 12, 2004, the Predecessor acquired Orbitz, an online travel distribution services company. Management believed that the addition of Orbitz provided a leading competitive position in the domestic online travel distribution business.

        The allocation of the purchase price is summarized as follows:

Amount
Cash consideration	$1,223
Fair value of converted options	1
Transaction costs and expenses	28

Total purchase price	1,252
Less: Historical value of assets acquired in excess of liabilities assumed	205
Less: Fair value adjustments	6

Goodwill	$1,041

        The fair value adjustments included in the allocation of the purchase price above primarily consisted of:

Amount
Allocation of purchase price to identifiable intangible assets(a)	$232
Costs associated with exiting activities(b)	(21)
Other fair value adjustments (c):	(205)

Total fair value adjustments	$6

(a)
Represents (i) $209 million of indefinite-lived trademarks associated with the Predecessor's exclusive right to use the Orbitz name, (ii) $18 million for retail relationships with a weighted-average life of eight years; and (iii) $5 million for web hosting relationships with a weighted-average life of eight years.

(b)
As part of the acquisition, the Predecessor's management formally committed to various strategic initiatives primarily aimed at creating synergies between the cost structures of the Predecessor and Orbitz, which were expected to be achieved through the involuntarily termination of certain Orbitz employees and the consolidation of facilities. The Predecessor formally communicated the termination of employment to approximately 40 employees, representing a wide range of employee groups, and as of December 31, 2005, the Predecessor had terminated all of these employees. As a result of these actions, the Predecessor established personnel-related and facility-related liabilities of $14 million and $7 million, respectively. As of December 31, 2005, cash payments and other reductions of $14 million and $1 million, respectively, of which $6 million and $1 million, respectively, were recorded during 2005, had been made to reduce the personnel-related liability. As such, all personnel-related liabilities have been paid. No payments or reductions have been made to the facility-related liability; however, the Company anticipates the remainder of the facility-related costs will be paid by 2009.

(c)
Primarily represents (i) amounts due to former Orbitz owners related to a pre-existing tax-sharing agreement for which Cendant has determined payment is probable as a result of its expected utilization of Orbitz tax benefits (prior to the Predecessor's acquisition, Orbitz had not established a liability for this tax-sharing agreement as it did not expect to be able to utilize the associated benefits within the statutory periods, see Note 8—Acquired Company Tax Sharing Liability; (ii) Orbitz contracts deemed to be unfavorable to market conditions; and (iii) $44 million of acquired assets.

        The following table summarizes the fair values of the assets acquired and liabilities assumed in connection with the Predecessor's acquisition of Orbitz:

Amount
Cash	$160
Other current assets	59
Property and equipment	58
Intangible assets	232
Goodwill	1,041
Other non-current assets	60

Total assets acquired	$1,610

Total current liabilities	91
Total non-current liabilities	267

Total liabilities assumed	358

Fair value of net assets acquired	$1,252

        Flairview Travel.    On April 8, 2004, the Predecessor acquired Flairview Travel ("Flairview"), a leading online hotel distribution services company that specializes in the distribution of international hotel content throughout Europe and the Asia Pacific region. Flairview operates under the brands HotelClub and RatesToGo. Management believed that this acquisition would enhance the Company's growing global travel portfolio and accelerate the planned international expansion of its online travel offerings.

        The allocation of the purchase price is summarized as follows:

Amount
Cash consideration	$112
Transaction costs and expenses	3

Total purchase price	115
Less: Historical value of assets acquired in excess of liabilities assumed	6
Less: Fair value adjustments	32

Goodwill	$77

        The fair value adjustments included in the allocation of the purchase price above primarily consisted of:

Amount
Allocation of purchase price to identifiable intangible assets(a)	$27
Deferred tax assets for book-tax basis differences in assets and liabilities	(3)
Costs associated with exiting activities(b)	(1)
Other fair value adjustments	9

Total fair value adjustments	$32

(a)
Represents (i) $21 million of indefinite-lived trademarks and (ii) $6 million of other intangible assets with an estimated weighted-average life of 4 years.

(b)
As part of the acquisition, the Predecessor's management determined to re-locate Flairview and existing Travelport employees as part of their facility strategy. As a result, liabilities primarily related to lease termination costs were established.

        The following table summarizes the fair values of the assets acquired and liabilities assumed in connection with the acquisition of Flairview:

Amount
Cash	$26
Other current assets	11
Property and equipment	4
Intangible assets	27
Goodwill	77
Other non-current assets	1

Total assets acquired	$146

Total current liabilities	28
Total non-current liabilities	3

Total liabilities assumed	31

Fair value of net assets acquired	$115

Pro Forma Financial Information

        The following unaudited pro forma data for the Company's portion of the Blackstone Acquisition includes the results of operations as if it had been consummated as of the beginning of the respective period and the comparable prior period presented. This pro forma data is based on historical information and does not necessarily reflect the actual results that would have occurred, nor is it indicative of future results of operations.

	(Unaudited)
	Year ended December 31, 2005			Period from January 1, 2006 through August 22, 2006
	Historical As Reported	Adjustments(a)	Pro Forma	Historical As Reported	Adjustments (a)	Pro Forma
Net revenue	$686	$15	$701	$510	$(20)	$490
Net income (loss) from continuing operations	$(388)	$435	$47	$(121)	$108	$(13)

(a)
Includes adjustments to operating expenses for amortization and depreciation expense based on the fair value and estimated lives ascribed to tangible and intangible assets for recording of the acquisition, as well as adjustments to deferred revenue and the amortization of certain contracts with suppliers with terms considered below market, in order to record amounts at the fair market value, resulting in a reduction to revenue and net income. In addition, impairment of intangible assets in both periods is excluded due to application of purchase accounting, as the goodwill and intangible assets would be stated at fair value at the beginning of each period presented, and therefore an impairment would not exist. The adjustments for 2005 also includes the operating results for ebookers, from January 1, 2005 through February 28, 2005, the date of acquisition.

4.    Goodwill and Intangible Assets

        Goodwill and intangible assets consisted of the following:

	Predecessor			Successor
	As of December 31, 2005			As of December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Goodwill and Indefinite-Lived Intangible Assets
Goodwill	$1,395		$1,395	$1,190		$1,190
Trademarks	$257		$257	$311		$311
Definite-Lived Intangible Assets
Customer relationships	$36	$(15)	$21	$91	$(6)	$85
Vendor relationships and other	8	(6)	2	4	(1)	3

	$44	$(21)	$23	$95	$(7)	$88

        The weighted average remaining useful lives for customer relationships is 4 years and 6 years and the vendor relationships and other is 6 years and 7 years at December 31, 2005 and December 31, 2006, respectively.

        The changes in the carrying amount of goodwill for the Predecessor prior to the Blackstone Acquisition are as follows:

Amount
Balance at January 1, 2005	$1,417
Goodwill acquired during 2005	377
Adjustments to goodwill acquired during 2004 (a)	(117)
Impairment (b)	(241)
Foreign exchange and other	(41)

Balance at January 1, 2006	1,395
Impairment (b)	(115)
Foreign exchange and other	11

Balance at August 22, 2006	$1,291

  (a)
  Adjustments to goodwill reflect the final purchase price allocation, including the refinement of the fair value of assets acquired and liabilities assumed.

  (b)
  Consists of the impairment charge described in Note 2—Summary of Significant Accounting Policies and Practices.

        Amortization expense relating to intangible assets was as follows:

	Predecessor			Successor
	Year ended December 31,
	2004	2005	January 1, 2006 through August 22, 2006	August 23, 2006 through December 31, 2006
Customer relationships	$3	$11	$5	$6
Vendor relationships and other	2	2	—	1

Total (*)	$5	$13	$5	$7

(*)
Included as a component of depreciation and amortization on the Company's combined consolidated statements of operations.

        Based on the Company's definite-lived intangible assets as of December 31, 2006, the Company expects amortization expense relating to those intangible assets for the five succeeding fiscal years to approximate $20 million, $20 million, $19 million, $12 million and $3 million in 2007, 2008, 2009, 2010, and 2011, respectively.

5.    Property and Equipment, Net

        Property and equipment, net, consisted of the following:

	Predecessor	Successor
	December 31, 2005	December 31, 2006
Capitalized software	$129	$84
Furniture, fixtures and equipment	72	44
Building and leasehold improvements	11	21
Construction in progress	9	28

	221	177
Less: accumulated depreciation and amortization	(95)	(11)

Property and equipment, net	$126	$166

        For the years ended December 31, 2004 and December 31, 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, depreciation and amortization expense, related to property and equipment assets, amounted to $27 million, $65 million, $32 million and $11 million, respectively, including amortization of capitalized software costs of $27 million, $64 million, $29 million and $9 million, respectively.

        Assets subject to capital leases totalled $5 million as of December 31, 2006 and are included in furniture, fixtures and equipment.

6.    Income Taxes

        The provision (benefit) for income taxes consists of the following:

	Predecessor
				Successor
	Year ended December 31,
			January 1, 2006 through August 22, 2006	August 23, 2006 through December 31, 2006
	2004	2005
Current
U.S. federal and state	$—	$—	$—	$—
Non-U.S.	4	7	17	(1)

	$4	$7	$17	$(1)

Deferred
U.S. federal and state	$—	$—	$—	$—
Non-U.S.	(1)	(49)	(16)	2

	(1)	(49)	(16)	2

Provision (benefit) for income taxes	$3	$(42)	$1	$1

        For the period August 23, 2006 through December 31, 2006 the Company is part of a consolidated group and will be included in Travelport's consolidated tax returns. For the period prior to the Blackstone

Acquisition, the Predecessor was part of a consolidated group and was included in Cendant's consolidated tax returns.

        Pre-tax income (loss) for U.S. and non-U.S. operations consisted of the following:

	Predecessor
				Successor
	Year ended December 31,
			January 1, 2006 through August 22, 2006	August 23, 2006 through December 31, 2006
	2004	2005
U.S.	$(70)	$8	$31	$(1)
Non-U.S.	10	(438)	(151)	(23)

Loss before income taxes	$(60)	$(430)	$(120)	$(24)

        Current and non-current deferred income tax assets and liabilities in various jurisdictions, as of December 31, are comprised of the following:

	Predecessor
		Successor
	2005
		2006
Current deferred income tax assets (liabilities):
Accrued liabilities and deferred income	$20	$16
Provision for bad debts	—	1
Prepaid expenses	(1)	(4)
Valuation allowance	(18)	(16)

Current net deferred income tax assets (liabilities)	$1	$(3)

Non-current deferred income tax assets (liabilities):
U.S. net operating loss carryforwards	$31	$22
Non-U.S. net operating loss carryforwards	56	98
Accrued liabilities and deferred income	4	21
Depreciation and amortization	427	284
Capital loss carryforward	14	14
Change in reserve accounts	41	21
Other	(3)	(3)
Valuation allowance	(559)	(399)

Non-current net deferred income tax assets	$11	$58

        Of the valuation allowance of $415 million as of December 31, 2006, $341 million was established in purchase accounting for the Blackstone Acquisition. To the extent that any valuation allowances established in purchase accounting are reduced, such reductions will be recorded as adjustments to goodwill rather than the provision for income taxes. The net deferred tax assets of $12 million and $55 million as of December 31, 2005 and December 31, 2006, respectively, relate to temporary differences in non-U.S. jurisdictions, the realization of which is, in management's judgment, more likely than not.

        The current and deferred income tax assets and liabilities are presented in the combined consolidated balance sheets as follows:

	Predecessor
		Successor
	2005
		2006
Current deferred income tax asset	$2	$—
Current deferred income tax liability	(1)	(3)

Current net deferred income tax asset (liability)	$1	$(3)

Non-current deferred income tax asset	$11	$62
Non-current deferred income tax liability	—	(4)

Non-current net deferred income tax asset	$11	$58

        Current and non-current deferred income tax liabilities are included as components of other current and other non-current liabilities in the combined consolidated balance sheets.

        As of December 31, 2006, the Company had U.S. federal net operating loss carryforwards of approximately $54 million, which expire between 2020 and 2026 as well as $326 million of non-U.S. net operating loss carryforward which do not expire. No provision has been made for U.S. federal or non-U.S. deferred income taxes on approximately $8 million of accumulated and undistributed earnings of foreign subsidiaries at December 31, 2006 since it is the present intention of management to reinvest the undistributed earnings indefinitely in those foreign operations. The determination of the amount of unrecognized U.S. federal or non-U.S. deferred income tax liabilities for unremited earnings is not practicable.

        The Company's effective income tax rate differs from the U.S. federal statutory rate as follows for the periods ended:

	Predecessor
				Successor
	Year ended December 31,
			January 1, 2006 through August 22, 2006	August 23, 2006 through December 31, 2006
	2004	2005
Federal statutory rate	35.0%	35.0%	35.0%	35.0%
State and local income taxes, net of federal benefit	—	—	—	(1.4)
Taxes on non-U.S. operations at differing rates	0.7	(26.0)	(45.4)	(36.0)
Taxes on other repatriated foreign income, net of tax credits	—	—	—	(3.1)
Change in valuation allowance	(40.4)	0.7	9.7	3.2
Other	(0.3)	0.1	(0.1)	(1.9)

Effective income tax rate	(5.0)%	9.8%	(0.8)%	(4.2)%

        The Company and, in the predecessor period, Cendant, and in the successor period, Travelport, are subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes and recording the related income tax assets and liabilities. In the ordinary course of business, there are many transactions and calculations where the ultimate income tax determination is uncertain. The Company and, in the predecessor period, Cendant, and in the successor period, Travelport, are regularly under audit by tax authorities. Accruals for income tax contingencies are provided for in accordance with the requirements of SFAS No. 5, "Accounting for Contingencies" and are currently maintained and included in the combined consolidated balance sheets.

        Pursuant to the purchase agreement relating to the Blackstone Acquisition, the Company is indemnified by Cendant for all income tax liabilities relating to periods prior to the Blackstone Acquisition. The Company believes that the accruals for income tax liabilities, including the indemnified liabilities, are adequate for all remaining open years, based on its assessment of many factors, including past experience and interpretations of tax law applied to the facts of each matter.

        Although the Company believes the recorded assets and liabilities are reasonable, tax regulations are subject to interpretation and tax litigation is inherently uncertain; therefore, the Company's assessments can involve both a series of complex judgments about future events and rely heavily on estimates and assumptions. While the Company believes that the estimates and assumptions supporting the assessments are reasonable, the final determination of tax audits and any other related litigation could be materially different than that which is reflected in historical income tax provisions and recorded assets and liabilities. However, as discussed above, the Company has been indemnified by Cendant for all income taxes relating to periods prior to the Blackstone Acquisition and therefore, do not expect such final determination to have a significant impact on its financial statements.

7.    Accrued Expenses

Accrued expenses consisted of the following:

	Predecessor December 31, 2005	Successor December 31, 2006
Accrued merchant payable	$99	$109
Accrued employee costs	15	17
Accrued advertising and marketing	36	35
Accrued tax sharing liability	31	9
Accrued unfavorable contracts	12	10
Other	36	54

Total accrued expenses	$229	$234

ORBITZ WORLDWIDE

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(All amounts are in millions except share data)

8.    Acquired Company Tax Sharing Liability

        The tax sharing liability relates to an agreement between Orbitz and its former owners or their affiliates (the "Founding Airlines") governing the allocation of approximately $308 million of tax benefits resulting from the taxable exchange affected at the time of the Orbitz initial public offering in December 2003 ("Orbitz IPO"). For each tax period during the term of the tax agreement, the Company is obligated to pay the Founding Airlines a percentage of the amount of the tax benefit realized as a result of additional deductions taken as a result of the taxable exchange. The term of the tax agreement commenced upon consummation of the Orbitz IPO in 2003 and continues until all tax benefits have been utilized, which the Company approximates will be over the next 15 years. With respect to each applicable tax period, the tax benefit payment is payable to the Founding Airlines when the Company receives the tax benefit. As of December 31, 2005 and December 31, 2006 this liability had a balance of $175 million and $135 million, respectively, representing the net present value of the liability based upon the expected realization of such benefits and the related payment to the Founding Airlines. The Predecessor accreted interest expense related to this liability of almost nil, $16 million and $13 million for the years ended December 31, 2004 and December 31, 2005 and for the period January 1, 2006 through August 22, 2006, respectively. The Company accreted interest expense related to this liability of approximately $5 million for the period August 23, 2006 through December 31, 2006. Based upon the payments expected to be made within one year of the balance sheet, $31 million and $9 million of the liability is included as a component of accrued expenses at December 31, 2005 and December 31, 2006, respectively. During the period January 1, 2006 through August 22, 2006 the Predecessor cash settled $31 million of this liability and the liability was reduced by an additional $9 million as a result of fair value adjustments related to the Blackstone Acquisition. The Company was indemnified by Cendant for amounts due under the tax sharing agreement at the time of the Blackstone Acquisition. As a result, the Company recorded a receivable of $35 million which is included in other noncurrent assets on the combined consolidated balance sheet at December 31, 2006.

9.    Unfavorable Contracts

  Worldspan

        The Company utilizes GDSs to provide it with some airline schedule and fare information and most customer orders. Orbitz has a contract with Worldspan which purports to make Worldspan the Orbitz's exclusive GDS for air and car reservations (the "Worldspan Contract"). Based on the purported contractual terms, the Worldspan Contract expires on October 31, 2011. However, Orbitz is currently in litigation with Worldspan and one of the Orbitz's claims is that various contractual provisions, including the term of the contract and the exclusivity provision are void and unenforceable.

        The Worldspan Contract is structured such that Orbitz receives an inducement fee for each air travel segment and car rental segment that it processes through Worldspan based on the volume of segments. The Worldspan Contract also requires Orbitz to process a minimum of 16 million combined air and car segments each year. Failure to do so would result in Orbitz having to pay a penalty for each segment below 16 million.

        The rates earned under the Worldspan contract were considered unfavorable when compared to market rates at the time of the acquisition of Orbitz in 2004 and the subsequent Blackstone Acquisition in

2006. As a result, an unfavorable contract liability was recorded at its fair value at each acquisition date. As of December 31, 2005 and December 31, 2006, this unfavorable contract amounted to $51 million and $32 million, respectively. The present value of the unfavorable contract liability is being amortized on a straight-line basis over the remaining contractual term and is classified as revenue in the Company's combined consolidated statement of operations. Revenue recognized under this unfavorable contract amounted to $1 million, $9 million, $6 million and $2 million for the years ended December 31, 2004 and December 31, 2005 and for the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, respectively. See Note 12—Commitments and contingencies regarding litigation between the Company and Worldspan.

  Charter Associates Agreements

        Prior to its acquisition by the Predecessor, Orbitz entered into agreements with numerous suppliers that provide airline schedules, fares, and seat availability under specified terms and rates (the "Charter Associates Agreements"). Under the Charter Associates Agreements a portion of the inducement fee earned from Worldspan applicable bookings on the Charter Associates Airlines must be rebated to the Charter Associates Airlines. The rebate payments are made in part for in-kind marketing and promotional support received, although a portion of the payments are deemed to be unfavorable, as the Company receives no benefit for such payments. The excess amounts are deemed to be unfavorable in comparison to market conditions. The Charter Associates Agreements expire at various terms with the majority expiring in 2013.

        At the time of the Orbitz acquisition in 2004 and the subsequent Blackstone Acquisition in 2006, the Charter Associates Agreements' rebate structure was considered unique as compared to the travel services industry, resulting in rates which are not at current market terms. As a result, a net unfavorable contract liability for the Charter Associates Agreements was recorded at its fair value at each acquisition date. The fair value of the unfavorable contract liability was determined using discounted cash flows of the expected rebates, net of the expected fair value of in-kind marketing support.

        As of December 31, 2005 and December 31, 2006, this unfavorable contract amounted to $18 million and $23 million, respectively. The present value of the unfavorable contract liability is being amortized on a straight-line basis over the remaining contractual term and is classified as revenue in the Company's combined consolidated statement of operations. The revenue recognized for the unfavorable portion of the Charter Associates Agreements for the years ended December 31, 2004 and December 31, 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006 were almost nil, $2 million, $1 million and $1 million, respectively.

  Other Contracts

        At the time of the Orbitz acquisition, there were additional contracts with terms that were unfavorable to the Predecessor. These contracts related to Orbitz booking cruises, vacation packages and hotel transactions for a fixed below market commission received from third-parties to whom we outsource these bookings. The unfavorable contract liability amounted to $1 million at December 31, 2005. The amortization of these unfavorable contracts was recognized as revenue in the combined consolidated statements of operations and amounted to $1 million and $5 million, for the years ended December 31,

2004 and 2005 and $1 million for the period January 1, 2006 through August 22, 2006. Both of these contracts have expired or been terminated as of December 31, 2006.

10.    Employee Benefit Plan

        Travelport and Cendant sponsor defined contribution savings plans for employees in the United States that provides certain eligible employees of the Company an opportunity to accumulate funds for retirement. In addition, the foreign businesses of Flairview and ebookers sponsor similar defined contribution savings plans. The Company matches the contributions of participating employees on the basis specified by the plans. The Company recorded expense related to these plans totalling $2 million, $3 million, $2 million and $2 million for the years ended December 31, 2004 and December 31, 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, respectively.

11.    Derivative Instruments and Risk Management Policies

  Foreign Currency Risk

        Cendant entered into foreign currency forward contracts on the Company's behalf to manage exposure to changes in the Australian dollar associated with Flairview's receivables, payables and forecasted earnings. These forward contracts did not qualify for hedge accounting treatment under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133")." As a result, the changes in the fair values of the foreign currency forward contracts were recorded currently through earnings. The gains and losses associated with the foreign currency forward contracts entered into by Cendant have been allocated to the Company on a specific identification basis.

        Prior to transitioning to Cendant's global treasury function in 2005 after being acquired, Flairview directly entered into foreign currency forward contracts to manage changes in the Euro, Hong Kong dollar, Norwegian Krone and Japanese Yen associated with currency received from customers located in those regions. These forward contracts did not qualify for hedge accounting treatment under SFAS No. 133. As a result, the changes in the fair values of the foreign currency forward contracts were recorded currently through earnings.

        The gains and (losses) associated with foreign currency contracts are recorded within selling, general and administrative expenses in the combined consolidated statements of operations for the years ended December 31, 2004 and December 31, 2005 and the period January 1, 2006 through August 22, 2006 were almost nil, $2 million and $(1) million, respectively. There were no derivative instruments held by the Company, or on the Company's behalf, in the period from August 23, 2006 through December 31, 2006.

  Market Risk

        The Company provides air, car rental, hotel and other travel reservation and fulfillment services to its customers through its network of online travel companies. The Company's results of operations are affected by many economic factors, including the level of economic activity in the markets in which it operates. In the travel services business, a decline in economic activity typically results in a decline in both business and leisure travel; accordingly, a decline in the volume of transactions. Additionally, a portion of the Company's business was performed outside of the United States; accordingly, a decline in economic activity either in the United States or in international markets may have a material adverse effect on the Company's performance.

        Other business risks faced by the Company relate to its dependence on relationships with travel suppliers, primarily airlines and hotels, exposure to risks associated with online commerce security and credit card fraud, dependence on third party technology developers, technology outages and breakdown, and failure to integrate various disconnected business units and technology.

  Credit Risk and Exposure

        The Company is exposed to counterparty credit risk in the event of nonperformance by counterparties to various agreements and sales transactions. The Company manages such risk by evaluating the financial position and creditworthiness of such counterparties and by requiring collateral in instances in which financing is provided. The Company mitigates counterparty credit risk by monitoring the amounts at risk with each counterparty to such contracts, periodically evaluating counterparty creditworthiness and financial position, and where possible, dispersing its risk among multiple counterparties.

        As of December 31, 2006, there were no significant concentrations of credit risk with any individual counterparty or group of counterparties, other than with airlines. The Company depends on a relatively small number of airlines for a significant portion of its revenue.

12.    Commitments and Contingencies

  Commitments

  Worldspan Commitments

        Under the Worldspan Contract discussed in Note 9, the Company has guaranteed certain levels of minimum net air and car segments to be booked each calendar quarter through Worldspan's computer reservation system. The agreement provides that these minimum levels will be waived if the Company cures any shortfall within the quarter or if the Company elects to book 100% of net air and car segments through Worldspan for that quarter. In the event that it falls short of the minimum net segments without curing the shortfall, the Company would be required to pay $1.78 for each segment below the specified minimum. If no segments were filled with Worldspan, the maximum commitment levels would be $28 million for 2007, 2008, 2009 and 2010 and $23 million for 2011.

  Leases

        The Company is committed to making rental payments under non-cancelable operating leases covering various facilities and equipment.

        Future minimum lease payments required under non-cancelable operating leases as of December 31, 2006 are as follows:

Year	Amount
2007	$8
2008	9
2009	9
2010	7
2011	7
Thereafter	43

Total minimum payments required*	$83

        *Minimum payments have not been reduced by expected sublease receipts of $1 million per year collectible during 2007, 2008 and 2009 under non-cancelable subleases.

        Commitments under capital leases amounted to $3 million as of December 31, 2006 primarily related to office and information technology equipment.

        For the years ended December 31, 2004 and December 31, 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, the Company incurred total rental expense of $6 million, $16 million, $8 million and $3 million, respectively, principally related to leases of office buildings and operating equipment at each of the business units.

Contingencies

Company Litigation

        The Company is involved in various claims, legal proceedings and governmental inquiries related to contract disputes, business practices, intellectual property and other commercial, employment and tax matters.

        Orbitz sued Worldspan in Illinois state court in September 2005. The complaint alleged that Worldspan misrepresented and omitted material facts in connection with the parties' negotiation of amendments to the parties' computer reservations system, or CRS, access contract, which we refer to as the CRS Agreement, in 2002 and 2004, and that the omissions and misrepresentations violated the Illinois Consumer Fraud Act. Orbitz's complaint sought to rescind the amendments to the CRS Agreement and unspecified monetary damages. On September 19, 2005, Worldspan removed Orbitz's state court case to federal court. On April 3, 2006, the case was remanded back to state court. On July 5, 2006, Orbitz filed an Amended Complaint against Worldspan, asserting 8 causes of action including Director Conflict of Interest, Fraudulent Inducement under the Illinois Consumer Fraud Act, Common Law Fraud, Equitable Estoppel, two Breach of Contract counts, and Declaratory Relief. In the Amended Complaint, Orbitz seeks rescission of the contract, unspecified monetary damages and costs, and a Declaratory Judgment. On August 14, 2006, Worldspan filed a motion to dismiss 4 of Orbitz's claims in the Amended Complaint (consumer fraud, fraud, director conflict and equitable estoppel). The parties have briefed the issues raised by Worldspan's motion, but the case has been stayed by agreement of the parties. We believe that we have meritorious defenses and we are vigorously defending against these claims.

        Orbitz is subject to claims brought by Worldspan alleging breach of contract and other alleged violations. Worldspan seeks damages in excess of $109 million and injunctive relief. The case has been stayed by agreement of the parties. The Company believes that we have meritorious defenses and is vigorously defending against these claims. Worldspan sued Orbitz in federal court in Chicago in September 2005. The complaint alleged breach of contract and the violation of the federal Computer Fraud and Abuse Act. Worldspan alleged that Orbitz violated the parties' CRS Agreement by using certain Worldspan data to support Orbitz's Supplier Link product, and by using the services of non-Worldspan CRS's to support Supplier Link bookings. Additionally, Worldspan alleged that Orbitz's shopping provider, ITA, is a CRS and that the use of ITA's non-CRS related services breached the CRS Agreement. Worldspan's Computer Fraud and Abuse Act claim related to Orbitz's alleged impermissible use of Worldspan's system for use or support of Supplier Link bookings. The complaint sought in excess of $50 million as damages. On April 19, 2006, Worldspan's federal complaint was dismissed in its entirety. Worldspan appealed the order, and filed its opening brief in support of the appeal with the Seventh Circuit on November 6, 2006. The appeal has been stayed by agreement of the parties, and no hearing or ruling date has been set.

        Worldspan filed a separate Illinois state court case against Orbitz on April 24, 2006. In that complaint, Worldspan alleged the same state law claims as its dismissed federal suit. Worldspan filed an amended complaint on October 16, 2006 adding a claim under the Georgia Computer Systems Protection Act and contract claims alleging failure by Orbitz to mediate certain issues and breach of the covenant of good faith and fair dealing. On November 17, 2006, Orbitz filed a motion to dismiss Worldspan's complaint, and the parties have briefed the issues. This case has been stayed by the agreement of the parties.

        The Company is party to various cases brought by consumers and municipalities and other governmental entities involving hotel occupancy taxes and the Company's merchant hotel business model. Some of the cases are purported class actions and most of the cases were brought simultaneously against other Internet travel companies, including Expedia, Travelocity and Priceline. The cases allege, among other things, that the Company violated the jurisdictions' hotel occupancy tax ordinance with respect to the charges and remittance of amounts to cover taxes under the ordinance. While not identical in their allegations, the cases generally assert similar claims, including violations of local or state occupancy tax ordinances, violations of consumer protection ordinances, conversion, unjust enrichment, imposition of a constructive trust, demand for a legal or equitable accounting, injunctive relief, declaratory judgment, and in one case, civil conspiracy. The plaintiffs seek relief in a variety of forms, including: declaratory judgment, full accounting of monies owed, imposition of a constructive trust, compensatory and punitive damages, disgorgement, restitution, interest, penalties and costs, attorneys' fees, and where a class action has been claimed, an order certifying the action as a class action.

        An adverse ruling in one or more of these cases could require us to pay tax retroactively and prospectively and possibly penalties, interest and fines. The proliferation of additional cases could result in substantial additional defense costs.

        The Company has also been approached by several municipalities or other taxing bodies inquiring whether it must remit state or local hotel occupancy or related taxes. The City of New Orleans, Louisiana, the City of Philadelphia, Pennsylvania, the City of Madison, Wisconsin and state tax officials from Wisconsin, Pennsylvania and Indiana, among others, have begun or attempted to pursue formal or informal administrative procedures or audits or stated that they may assert claims against the Company relating to allegedly unpaid state or local hotel occupancy or related taxes. The Company believes it has meritorious defenses and the Company is vigorously defending these claims.

        Litigation is inherently unpredictable and, although the Company believes it has valid defenses in these matters based upon advice of counsel, unfavorable resolutions could occur. While the Company cannot estimate its range of loss, an adverse outcome from such unresolved proceedings could be material to the Company with respect to earnings or cash flows in any given reporting period. The Company does not believe that the impact of such unresolved litigation would result in a material liability to the Company in relation to its combined consolidated financial position or liquidity.

Guarantees/Indemnifications

Guarantee of Travelport debt

        Certain of the entities included in these combined consolidated financial statements guarantee Travelport's outstanding indebtedness.

Standard Guarantees/Indemnifications

        In the ordinary course of business, we enter into numerous agreements that contain standard guarantees and indemnities whereby we indemnify another party for breaches of representations and warranties. In addition, many of these parties are also indemnified against any third-party claim resulting from the transaction that is contemplated in the underlying agreement. Such guarantees and indemnifications are granted under various agreements, including, but not limited to, those governing (i) purchases, sales or outsourcing of assets or businesses, (ii) leases of real estate, (iii) licensing of trademarks or other intellectual property, (iv) access to credit facilities and use of derivatives and

(v) issuances of debt securities and (vi) issuances of surety bonds. The guarantees and indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements, (ii) landlords in lease contracts, (iii) financial institutions in credit facility arrangements and derivative contracts and (iv) underwriters in debt security issuances and (v) surety companies in surety bond arrangements. While some of these guarantees and indemnifications extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement or extend into perpetuity (unless subject to a legal statute of limitations). There are no specific limitations on the maximum potential amount of future payments that we could be required to make under these guarantees and indemnifications, nor are we able to develop an estimate of the maximum potential amount of future payments to be made under these guarantees and indemnifications as the triggering events are not subject to predictability. With respect to certain of the aforementioned guarantees and indemnifications, such as indemnifications of landlords against third-party claims for the use of real estate property leased by us, insurance coverage is maintained that mitigates any potential payments to be made. As of December 31, 2005 and December 31, 2006, there were $2 million of surety bonds outstanding which were covered under indemnity agreements. Following this offering, we will use reasonable efforts to release Travelport from such indemnity agreements. The Company is required to arrange for the issuance of surety bonds to certain U.S. state agencies. Travelport (subsequent to the Blackstone Acquisition) and Cendant (prior to the Blackstone Acquisition) arranged for the issuance of surety bonds on behalf of the Company. The surety bond fees approximated nil for the years ended December 31, 2004 and December 31, 2005 and for the periods from January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006.

        Fees relating to the surety bonds are included in the general corporate overhead expense allocation, described in Note 15—Related parties, and have been included in selling, general and administrative expense on the combined consolidated statements of operations.

Financing Arrangements

        The Company is required to issue letters of credit to certain suppliers and non-U.S. government agencies. Travelport (subsequent to the Blackstone Acquisition) and Cendant (prior to the Blackstone Acquisition) issued letters of credit on behalf of the Company under a letter of credit facility or a revolving credit facility. The letters of credit fee approximated almost nil for the years ended December 31, 2004, December 31, 2005 and the periods from January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006. As of December 31, 2005 and December 31, 2006, outstanding letters of credit issued on the Company's behalf were $21 million and $59 million, respectively.

        Fees relating to the letters of credit are included in the general corporate overhead expense allocation, described in Note 15—Related parties, and have been included in selling, general and administrative expense on the combined consolidated statements of operations.

13.    Equity-Based Compensation

        Travelport introduced an equity based long-term incentive program in 2006 for the purpose of retaining certain key employees, including employees of the Company. Under this program key employees were granted restricted equity units in Travelport and interests in the partnership that indirectly owns the Company. Travelport's board of directors approved the grant of up to 100 million units. The equity awards issued consist of four classes of partnership interest. The Class A-2 equity units vest at a pro-rata rate of 6.25% on a quarterly basis and become fully vested in May 2010. The Class B partnership interests vest annually over a four-year period beginning in August 2007. The Class C and D partnership interests vest upon the occurrence of a liquidity event.

        The activity of the Company's equity award program is presented below:

			Partnership Interest
	Restricted Equity Units Class A-2
			Class B		Class C		Class D
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Balance at August 22, 2006	—	—	—	—	—	—	—	—
Granted at Fair market value	9,227,872	$1.00	1,103,501	$0.49	1,103,501	$0.43	1,103,501	$0.38

Balance at December 31, 2006	9,227,872	$1.00	1,103,501	$0.49	1,103,501	$0.43	1,103,501	$0.38

        The fair values of these equity awards are estimated on the dates of grant using a Monte-Carlo valuation model with the following weighted average assumptions:

Dividend yield	—
Expected volatility	40.00%
Risk-free interest rate	4.73%
Expected holding period (years)	6.6

        The total estimated fair value of all awards granted under the program was $11 million. As of December 31, 2006, 1 million Class A-2 restricted equity units were vested, and no partnership interests were vested. The Company expensed the Restricted Equity Units and the Class B Partnership Interests over their vesting period based upon the fair value of the award on the date of grant. During the period August 23, 2006 through December 31, 2006 the Company recognized $2 million in compensation expense, a component of selling, general and administrative, related to the restricted equity units and the Class B Partnership Interests, none of which is expected to provide a tax benefit. The Company did not record any compensation expense for the Class C and Class D Partnership Interests as it was determined that it is not probable that these awards will vest.

Cendant Stock-Based Compensation Plans

Stock Options

        Stock options granted by Cendant to its employees generally have a ten-year term, and those granted prior to 2004 vest ratably over periods ranging from two to five years. In 2004, Cendant adopted performance and time vesting criteria for stock option grants. The predetermined performance criteria determine the number of options that would ultimately vest and were based on the growth of Cendant's earnings and cash flows over the vesting period of the respective award. The number of options that vested ranges from 0% to 200% of the base award. Vesting occurred over a four-year period, but did not exceed 25% of the base award in each of the three years following the grant date. All unvested stock options vested 30 days subsequent to the separation of certain subsidiaries of Cendant. Cendant's policy was to grant options with exercise prices at then-current fair market value.

        The annual activity of Cendant's common stock option plans related to the Company's employees consisted of:

	2004		2005		Period January 1, 2006 through August 22, 2006
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Balance at beginning of year	1,327,321	$12.91	3,589,501	$14.31	3,098,203	$14.12
Granted at fair market value (a)	26,438	23.12	103,446	20.03	—	—
Orbitz options converted to Cendant options in connection with the Orbitz acquisition(b)	2,391,213	14.96	—	—	—	—
Exercised	(116,302)	14.01	(343,774)	13.55	(1,041)	17.15
Forfeited/canceled	(39,169)	13.77	(250,970)	16.38	(211,939)	14.35
Vested/converted as a result of the Blackstone Acquisition	—	—	—	—	(2,885,223)	14.41

Balance at end of year	3,589,501	$14.31	3,098,203	$14.42	—	—

(a)
In 2004 and 2005, the stated value reflects the maximum number of options assuming achievement of all performance and time vesting criteria.

(b)
Each outstanding Orbitz stock option was converted to an option to buy shares of Cendant stock at the close of the Orbitz acquisition. The initial conversion factor was 1.2489 Cendant options for each Orbitz option.

        The weighted average grant date fair value of Cendant common stock options granted in the normal course of business during 2004 and 2005 was $6.90 and $5.89, respectively. The fair values of these stock options are estimated on the dates of grant using the Black Scholes option pricing model with the following weighted average assumptions for Cendant common stock options granted in 2004 and 2005:

	2004	2005
Dividend yield	1.5%	1.7%
Expected volatility	30.0%	30.0%
Risk-free interest rate	4.0%	3.8%
Expected holding period (years)	5.5	5.5

Restricted Stock Units

        Restricted Stock Units ("RSUs") granted by Cendant entitled employees, including certain employees of the Company, to receive one share of Cendant common stock upon vesting. RSUs granted in 2003 vested ratably over a four-year term. Subsequently, Cendant adopted performance and time vesting criteria for RSU grants. The predetermined performance criteria determine the number of RSUs that will ultimately vest and were based on the growth of Cendant earnings and cash flows over the vesting period of the respective award. The number of RSUs that vested may range from 0% to 200% of the base award. Vesting occurred over a four year period, but did not exceed 25% of the base award in each of the three years following the grant date.

        The annual activity related to Cendant's RSU plan for the Company's employees consisted of:

	2004		2005		Period January 1, 2006 through August 22, 2006
	Number of RSUs	Weighted Average Grant Price	Number of RSUs	Weighted Average Grant Price	Number of RSUs	Weighted Average Grant Price
Balance at beginning of year	1,327,321	12.91	1,347,924	$14.84	1,570,957	$15.51
Granted at fair market value(a)	269,550	23.22	288,077	20.06	—	—
Vested/exercised	(183,941)	13.53	(18,777)	20.03	(69,732)	19.88
Forfeited/canceled	(65,006)	13.78	(46,267)	22.62	(180,098)	21.25
Vested/converted as a result of the Blackstone Acquisition	—	—	—	—	(1,321,127)	13.11

Balance at end of year	1,347,924	$14.84	1,570,957	$15.51	—	—

(a)
In 2004 and 2005, reflects the maximum number of RSUs assuming achievement of all performance and time vesting criteria.

Equity-Based Compensation Expense Allocated to the Company

        For the years ended December 31, 2004 and December 31, 2005 and for the period January 1, 2006 through August 22, 2006 Cendant allocated pre-tax equity based compensation expense of $3 million, $8 million and $4 million, respectively, to the Company, none of which is expected to provide a tax benefit. Such compensation expense relates only to the options and RSUs that were granted by Cendant to the Company's employees subsequent to January 1, 2003 (see Note 2—Summary of significant accounting policies and practices). The allocation was based on the estimated number of options and RSUs Cendant believed it would ultimately provide and the underlying vesting period of the award.

14.    Segment Information

        The Company determines the operating segments based on how the chief operating decision makers manage the business, including making operating decisions and evaluating operating performance. The Company operates in one operating segment and has one reportable segment as defined by SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."

        The Company maintains operations in the United States, United Kingdom, Australia, Germany, Norway, Denmark, Sweden, France, Finland, Ireland, Switzerland, Spain and other international territories. The following table presents revenue by geographic area: the United States, Australia and other countries. The Company allocates revenue based on where the sale originated.

	Predecessor
				Successor
	Year ended December 31,
			January 1, 2006 through August 22, 2006	August 23, 2006 through December 31, 2006
	2004	2005
Net Revenue
United States	$216	$542	$411	$200
Australia	27	50	31	13
All other countries	1	94	68	29

	$244	$686	$510	$242

        The following table presents property and equipment, net, by geographic area: the United States, United Kingdom, and all other countries.

	Predecessor	Successor
	December 31, 2005	December 31, 2006
Long-Lived Assets
United States	$105	$153
United Kingdom	17	12
All other countries	4	1

	$126	$166

15.    Related Party Transactions

        The balances due from related parties of $136 million and $100 million at December 31, 2005 and December 31, 2006 along with the balances due to related parties of $50 million and $205 million at December 31, 2005 and December 31, 2006 were the result of operational activities, corporate related functions, and related party agreements. The operational activities consisted of cash sweeps, payroll funding, the funding of accounts payable, and other business related activities. In connection with the Blackstone Acquisition, all amounts due from Cendant were forgiven. The forgiveness, which totaled $67 million, has been reflected as a decrease in invested equity during the period January 1, 2006 through August 22, 2006 on the Company's combined consolidated statement of invested equity.

Capital Transactions with Travelport

        The Company received capital contributions from Travelport in connection with the acquisitions of Orbitz, Flairview, ebookers, Away.com and AsiaHotels.com. In addition, capital contributions were received for operational funding.

Corporate-Related Functions

        The statement of operations reflects an allocation of both general and corporate overhead expenses and directly billed expenses incurred on our behalf from Travelport and Cendant. General corporate overhead expenses have been allocated based on a percentage of the forecasted revenue. Direct billed expenses were based upon actual utilization of the services. Cost subject to the overhead allocations and direct billings include executive management, tax, insurance, accounting, legal, treasury, information technology, telecommunications, call center support and real estate expenses.

        For the years ended December 31, 2004 and December 31, 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, the Company was allocated $3 million, $8 million, $5 million and $3 million, respectively, of general corporate expenses.

        For the years ended December 31, 2004 and December 31, 2005 and the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, the Company was allocated $4 million, $1 million, $1 million and $1 million, respectively, of directly billed expenses.

        The Company believes the assumptions and methodologies underlying the allocations of general corporate overhead and direct expenses from Travelport and Cendant are reasonable. However, such expenses are not indicative of, nor is it practical or meaningful for the Company to estimate for all historical periods presented, the actual level of expenses that would have been incurred had the Company been operating as a separate, standalone public company.

Related Party Agreements

        The Company has entered into GDS incentive agreements with a Travelport subsidiary in which booking incentives are earned for bookings made within the GDS system. For the years ended December 31, 2004 and December 31, 2005 and the periods from January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, the booking incentives related to this agreement were $24 million, $34 million, $36 million, and $19 million, respectively.

        The Company is able to facilitate hotel transactions using rates provided by a subsidiary of Travelport. The Company pays an assistance fee once a month for the use of this service. For the periods January 1, 2006 through August 22, 2006 and August 23, 2006 through December 31, 2006, the service fees related to this contract were $5 million and $6 million, respectively. There were no service fees related to this arrangement for 2005 and 2004.

        On December 7, 2006, Travelport announced that it had entered into a definitive agreement to acquire Worldspan Technology Inc. ("Worldspan") for $1.4 billion to create a leading global travel solution provider. The transaction has been unanimously approved by the boards and major shareholders of both companies but consummation of the transaction remains subject to customary conditions to closing, including regulatory approvals. As discussed in Note 9, the Company has a material contract with Worldspan.

Related Party Agreements with Former Cendant Affiliates.

        The following is a description of related party arrangements with former Cendant affiliates during the Predecessor periods.

  Wyndham Worldwide

          The Company has vendor agreements with Wyndham Worldwide Corporation ("Wyndham") where the Company has access to Wyndham inventory. Additionally, the Company allows Wyndham access to its various online websites in order to promote its products and services. The amounts received and paid were almost nil for the years ended December 31, 2004, December 31, 2005 and the period from January 1, 2006 through August 22, 2006.

          The Company has an agreement with Wyndham where the Company hosts various private label websites incorporating Wyndham's design element which allow for the booking of air, car and hotel packages. For the years ended December 31, 2004 and December 31, 2005 and the period January 1, 2006 through August 22, 2006, the Company received almost nil for these services.

  Cendant

          Cendant provides the Company car rentals through its online distribution channels. In exchange for these services, the Company received commissions, market share and advertising payments in the amount of $5 million, $8 million and $9 million for the years ended December 31, 2004, December 31, 2005 and the period from January 1, 2006 through August 22, 2006, respectively.

          The Company has an agreement with Cendant where the Company hosts various private label websites incorporating certain business partner's design element which allow for the booking of air, car and hotel packages. For the years ended December 31, 2004 and December 31, 2005 and the period January 1, 2006 through August 22, 2006, the Company received almost nil for these services.

          In October 2005, Cendant sold the companies that made up its Marketing Services Division businesses ("MSD"). The Company and MSD provide each other a combination of technical support, marketing services and travel fulfillment services. Under this agreement, the Company received approximately $24 million, $14 million and $3 million and paid nil, $3 million and nil for the years ended December 31, 2004, December 31, 2005 and for the period from January 1, 2006 through August 22, 2006, respectively.

          In February 2005, Cendant completed the initial public offering of 100% of the outstanding common stock of its wholly owned Wright Express subsidiary. The Company is a party to an agreement with Wright Express where the Company can participate in a MasterCard rotating program where Wright Express earns money for all purchases made on any rotating account. Wright Express pays the Company a rebate based upon the Company's purchasing volume. Rebates received were nil, $1 million and $2 million for the years ended December 31, 2004 and December 31, 2005, and for the period from January 1, 2006 through August 22, 2006, respectively.

  Realogy

          Realogy Corporation provided the Company with media planning and advertising buying services. The costs of advertising are paid directly to the third party vendors however the Company paid Realogy a fee for access to the vendors. The Company paid almost nil for these services for the years ended December 31, 2004, December 31, 2005 and the period from January 1, 2006 through August 22, 2006, respectively.

  Other

          Cendant, Realogy and Wyndham utilized the Company's corporate travel management services which includes an online booking tool and access to a corporate call center. The Company received $1 million for the years ended December 31, 2004, December 31, 2005 and for the period from January 1, 2006 through August 22, 2006.

16.    Subsequent Events

        On January 26, 2007 and January 30, 2007, the Company became the obligor on two intercompany notes payable to affiliates of Travelport, in the aggregate principal amounts of approximately $25 million and $835 million, respectively, and recorded a $835 million reduction to net invested equity. The unpaid principal of these notes accrues interest at a fixed annual rate of 10.25% until the earlier of payment in full or the maturity date of February 19, 2014. These notes may be paid in whole or in part at any time at our option without penalty.

****

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of the common stock being registered. All amounts are estimated except the SEC registration fee, the NASD filing fees and the stock exchange listing fee.

Amount
SEC registration fee		$23,025
NASD filing fee		75,500
Stock exchange listing fee		*
Printing and engraving costs		*
Legal fees and expenses		*
Accountants' fees and expenses		*
Blue sky qualification fees and expenses		1,000
Transfer agent fees		*
Miscellaneous		*

Total	$	*

*
To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

        We are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, or DGCL, provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, for any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

        In accordance with Section 102(b)(7) of the DGCL, our certificate of incorporation contains a provision to limit the personal liability of our director's violations of their fiduciary duty. This provision eliminates each director's liability to us and our stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. In addition, our certificate of incorporation authorizes us to purchase and maintain insurance to protect itself and any director, officer, employee or agent of ours or another business entity against any expense, liability or loss incurred by him or her in any such capacity or arising out of his or her status as such, regardless of whether we would have the power to indemnify such person under our bylaws or the DGCL.

        The underwriting agreement with the underwriters will provide for the indemnification of our directors and officers and certain controlling persons against specified liabilities, including liabilities under the Securities Act.

        We maintain directors and officers liability insurance, which covers directors and officers against certain claims or liabilities arising out of the performance of their duties.

Item 15. Recent Sales of Unregistered Securities

        In February 2007, we issued 1,000 shares of common stock to Waltonville Limited as part of a restructuring program in exchange for nominal consideration, in reliance on the exemption provided by Section 4(2).

Item 16. Exhibits.

        (a)   See the Exhibit Index beginning on the page II-4 for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

        (b)   Financial Statement Schedules

Item 17. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        We hereby undertake that:

          (i)    for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (ii)   for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois, on May 9, 2007.

ORBITZ WORLDWIDE, INC.
By:	/s/ STEVEN BARNHART Steven Barnhart President, Chief Executive Officer and Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric J. Bock, Karen A. Klein and Rochelle J. Boas as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 9, 2007.

Signature	Title

/s/ STEVEN BARNHART Steven Barnhart	President, Chief Executive Officer and Chief Financial Officer
/s/ JOHN W. BOSSHART John W. Bosshart	Vice President and Controller
/s/ JEFF CLARKE Jeff Clarke	Director
/s/ ERIC J. BOCK Eric J. Bock	Director

EXHIBIT INDEX

Number	Description
1.1*	Form of Underwriting Agreement
3.1*	Restated Certificate of Incorporation of the Company
3.2*	By-Laws of the Company
4.1*	Specimen Common Stock Certificate
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to the common stock
10.1*	Form of Separation Agreement between the Company and Travelport
10.2*	Form of Transition Services Agreement between the Company and Travelport
10.3(a)	Form of Second Amended and Restated Airline Charter Associate Agreement between Orbitz, LLC and the Founding Airlines
10.4*	Form of Supplier Link Agreement between the Company and certain airlines
10.5†(c)	Amended and Restated Agreement for CRS Access and Related Services, dated as of November 1, 2001, between Orbitz, LLC and Worldspan, L.P.
10.6†(d)	First Amendment to the Amended and Restated Agreement for CRS Access and Related Services, dated as of December 13, 2002, between Orbitz, LLC and Worldspan, L.P.
10.7(e)	Letter Amendment to the Amended and Restated Agreement for CRS Access and Related Services, dated December 23, 2002, between Orbitz, LLC and Worldspan, L.P.
10.8*	Second Amendment to Amended and Restated Agreement for CRS Access and Related Services, dated as of January 28, 2004, between Orbitz, LLC and Worldspan, L.P.
10.9†(f)	Amended and Restated Software License Agreement, dated as of May 15, 2002, between Orbitz, LLC and ITA Software, Inc.
10.10(g)	Amendment to the Amended and Restated Software License Agreement, dated as of January 24, 2003, between Orbitz, LLC and ITA Software, Inc.
10.11†(h)	Amendment to the Amended and Restated Software License Agreement, dated as of June 19, 2003, between Orbitz, LLC and ITA Software, Inc.
10.12†(i)	Software Maintenance, Data Services and Operations Service Level Agreement, dated as of January 1, 2001, as amended on May 15, 2002, between Orbitz, LLC and ITA Software, Inc
10.13(j)	Tax Agreement, dated as of November 25, 2003, between Orbitz, Inc. and American Airlines, Inc., Continental Airlines, Inc., Omicron Reservations Management, Inc., Northwest Airlines, Inc. and UAL Loyalty Services, Inc.
10.14*	Global Agreement, dated as of January 1, 2004, between ebookers Limited and Amadeus Global Travel Distribution, S.A.
10.15*	Amendment to Global Agreement, dated as of July 30, 2004, between ebookers Limited and Amadeus Global Travel Distribution, S.A.
10.16*	Complementary and Amendment Agreement to Global Agreement, dated as of September 1, 2006, between ebookers Limited and Amadeus Global Travel Distribution, S.A.
10.17*	Subscriber Services Agreement, dated as of July 1, 2004, between Trip Network, Inc. and Apollo Galileo USA Partnership
10.18*	Galileo Productivity Incentives Agreement (Global), effective as of May 1, 2005, between ebookers Limited and Galileo Nederland BV
10.19*	Amendment Agreement, dated August 17, 2005, between ebookers Limited and Galileo Nederland BV
10.20*	Amendment to Global Incentive Agreement, dated as of September 19, 2005, between ebookers Limited and Galileo Nederland BV

10.21*	Galileo Subscriber Services Agreement (UK), effective as of June 13, 2005, between ebookers Limited and Galileo International Limited
10.22*	Pegasus Master Services Agreement, dated as of August 8, 2005, between Travelport Americas, Inc. (f/k/a Cendant Travel Distribution Services Group, Inc.) and Pegasus Solutions, Inc.
10.23*	Software License Agreement, dated as of October 3, 2002, between Galileo International, L.L.C. and ITA Software, Inc.
10.24*	Maintenance, Data and Operations Service Level Agreement, dated as of October 3, 2002, between Galileo International, L.L.C. and ITA Software, Inc.
10.25*	First Amendment to Software License and Services Agreement and to Maintenance, Data and Operations Service Level Agreement, dated as of June 2, 2004, between Galileo International, L.L.C. and ITA Software, Inc.
10.26*	Second Amendment to Software License and Services Agreement and to Maintenance, Data and Operations Service Level Agreement, dated as of October 14, 2005, between Galileo International, L.L.C. and ITA Software, Inc., and solely with respect to Section 6, Orbitz, LLC.
21.1*	List of Subsidiaries
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in page II-3)

*
To be filed by amendment.

†
Portions of this document have been omitted and filed separately with the Commission pursuant to requests for confidential treatment pursuant to Rule 24b-2.

(a)
Incorporated by reference to Exhibit 10.1 to Amendment No. 5 to the Orbitz, Inc. registration statement on Form S-1 (333-88646) filed on November 25, 2003.

(b)
Incorporated by reference to Exhibit 10.3 to Amendment No. 6 to the Orbitz, Inc. registration statement on Form S-1 (333-88646) filed on December 10, 2003.

(c)
Incorporated by reference to Exhibit 10.4 to Amendment No. 6 to the Orbitz, Inc. registration statement on Form S-1 (333-88646) filed on December 10, 2003.

(d)
Incorporated by reference to Exhibit 10.5 to Amendment No. 6 to the Orbitz, Inc. registration statement on Form S-1 (333-88646) filed on December 10, 2003.

(e)
Incorporated by reference to Exhibit 10.6 to Amendment No. 6 to the Orbitz, Inc. registration statement on Form S-1 (333-88646) filed on December 10, 2003.

(f)
Incorporated by reference to Exhibit 10.7 to Amendment No. 6 to the Orbitz, Inc. registration statement on Form S-1 (333-88646) filed on December 10, 2003.

(g)
Incorporated by reference to Exhibit 10.8 to Amendment No. 5 to the Orbitz, Inc. registration statement on Form S-1 (333-88646) filed on December 21, 2003.

(h)
Incorporated by reference to Exhibit 10.9 to Amendment No. 3 to the Orbitz, Inc. registration statement on Form S-1 (333-88646) filed on October 21, 2003.

(i)
Incorporated by reference to Exhibit 10.36 to Amendment No. 5 to the Orbitz, Inc. registration statement on Form S-1 (333-88646) filed on November 25, 2003.

QuickLinks

CALCULATION OF REGISTRATION FEE
TABLE OF CONTENTS
PROSPECTUS SUMMARY
ORBITZ WORLDWIDE, INC.
THE OFFERING
SUMMARY HISTORICAL COMBINED CONSOLIDATED FINANCIAL AND OTHER DATA
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
MARKET AND INDUSTRY DATA AND FORECASTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED FINANCIAL INFORMATION
UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2006
UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED BALANCE SHEET AS OF DECEMBER 31, 2006
SELECTED HISTORICAL COMBINED CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
OWNERSHIP OF COMMON STOCK
ARRANGEMENTS BETWEEN OUR COMPANY AND RELATED PARTIES
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN MATERIAL U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF COMMON STOCK
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ORBITZ WORLDWIDE COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS (in millions)
ORBITZ WORLDWIDE COMBINED CONSOLIDATED BALANCE SHEETS (in millions)
ORBITZ WORLDWIDE COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)
ORBITZ WORLDWIDE COMBINED CONSOLIDATED STATEMENTS OF INVESTED EQUITY (in millions)
ORBITZ WORLDWIDE NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (All amounts are in millions except share data)
ORBITZ WORLDWIDE NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (All amounts are in millions except share data)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES AND POWER OF ATTORNEY
EXHIBIT INDEX